Exhibit 10.1

EXECUTION VERSION

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

Made as of July 27, 2012

Among

SUNOPTA INC.
SUNOPTA FOODS INC.
as Borrowers

and

EACH OF THE FINANCIAL INSTITUTIONS
AND OTHER ENTITIES FROM TIME TO TIME
PARTIES HERETO
as Lenders

and

CERTAIN AFFILIATES OF
THE BORROWERS
as Obligors

and

BANK OF MONTREAL
as Agent

Table of Contents

SECTION 1 INTERPRETATION		2
1.1	Certain Defined Terms	2
1.2	Business Day.	37
1.3	Conflict.	37
1.4	Currency.	37
1.5	References.	38
1.6	Quebec References.	38
1.7	GAAP	38
1.8	Governing Law.	39
1.9	Entire Agreement.	39
1.10	Severability.	39
1.11	Schedules.	39

SECTION 2 REPRESENTATIONS AND WARRANTIES		40
2.1	Representations, Warranties and Agreements of the Obligors.	40
2.2	Deemed Repetition.	48

SECTION 3 THE CREDIT FACILITIES		49
3.1	Establishment of Credit Facilities.	49
3.2	Availability of Credit Facilities.	49
3.3	Obligations of the Lenders.	50
3.4	Revolving Nature of Facility A and Facility B.	51
3.5	Purpose.	51
3.6	Initial and Maximum Utilization.	52
3.7	Borrowing Procedures – General.	52
3.8	Libor Loans.	54
3.9	Bankers' Acceptances.	54
3.10	Letters of Credit and Letters of Guarantee.	57
3.11	Hedge Contracts.	62
3.12	Prime Loans, USBR Loans, US Prime Rate Loans, Overdrafts and Swing B Loans	64
3.13	Conversion Option.	64
3.14	Conversion and Rollover Not Repayment.	65
3.15	Mandatory Conversion of Libor Loans and Bankers' Acceptances.	65
3.16	Deposit of Proceeds of Loans and Discount Proceeds.	65
3.17	Evidence of Obligations.	65
3.18	Swing B Loans.	66
3.19	Reliance on Oral Instructions.	67
3.20	Banking Products.	68
3.21	Accordion.	68
3.22	MasterCard Advances	68

SECTION 4 INTEREST, FEES AND EXPENSES		69
4.1	Interest on Prime Loans and Canadian Overdrafts.	69
4.2	Interest on USBR Loans, US Prime Rate Loans, US Overdrafts and Swing B Loans	70
4.3	Interest on Libor Loans.	70

- i -

4.4	Fees on Bankers' Acceptances.	71
4.5	Fees on Letters of Credit and Letters of Guarantee.	71
4.6	Fees on Hedge Contracts.	72
4.7	Standby Fee.	72
4.8	Applicable Pricing – Facility A and Facility B	72
4.9	Interest on Overdue Amounts.	73
4.10	Interest Act.	74
4.11	Limit on Rate of Interest.	74
4.12	Substitute Basis of Advance – LIBOR Loans.	75
4.13	Indemnity.	75
4.14	Breakage Costs.	76
4.15	Survival of Indemnifications	76
4.16	Payment of Portion.	76
4.17	Field Examination Fees.	77
4.18	Appraisal Fees.	77
4.19	Agency Fee.	77

SECTION 5 REDUCTION AND REPAYMENT		77
5.1	Term and Maturity.	77
5.2	Repayment of Facilities.	77
5.3	Mandatory Repayment of Facility A – Currency Fluctuations.	79
5.4	Optional Cancellation.	80

SECTION 6 PAYMENTS AND TAXES		81
6.1	Payments Generally.	81
6.2	Taxes.	81
6.3	No Set-Off.	82
6.4	Application of Payments Before Exercise of Rights.	82
6.5	Application of Payments After Exercise of Rights Under Section 10.2.	83

SECTION 7 SECURITY DOCUMENTS		84
7.1	Security Documents.	84
7.2	Collateral Proceeds.	86
7.3	Further Assurances	87
7.4	Dissolution or Winding Down of Servicios and Mexico	88

SECTION 8 CONDITIONS PRECEDENT		89
8.1	Conditions Precedent to Disbursements of Advances.	89
8.2	Conditions Precedent to All Advances.	91
8.3	Waiver of a Condition Precedent.	92

SECTION 9 COVENANTS		92
9.1	Affirmative Covenants.	92
9.2	Negative Covenants.	100
9.3	Financial Covenants.	106
9.4	Reporting Requirements.	107

- ii -

SECTION 10 DEFAULT AND ENFORCEMENT		110
10.1	Events of Default.	110
10.2	Rights upon Default and Event of Default.	114
10.3	Waiver of Default.	115

SECTION 11 REMEDIES		115
11.1	Remedies Cumulative.	115
11.2	Remedies Not Limited.	115
11.3	Set-Off, etc.	116
11.4	Agent or Lender May Perform Covenants.	116

SECTION 12 THE AGENTS AND THE LENDERS		116
12.1	Arrangements for Advances.	116
12.2	Payments by Agents	117
12.3	Decision-Making	119
12.4	Security Held by Agent	120
12.5	Priorities of Security	121
12.6	Protection of Agent	121
12.7	Duties of Agent	123
12.8	Termination or Resignation of Agent	124
12.9	Lenders' Independent Investigation	124
12.10	Legal Proceedings by Agent	124
12.11	Lenders' Obligations Several; No Partnership	125
12.12	Acknowledgement by Borrower	125
12.13	Amendments to Section 12	125
12.14	Deliveries, etc.	125
12.15	Agency Fee	125
12.16	Adjustments Among Lenders.	126
12.17	Agents May Debit Accounts.	126
12.18	Field Examination Reports; Disclaimer by Lenders	126
12.19	Fondé de Pouvoir.	127
12.20	Other Provisions Concerning the Agent	128

SECTION 13 MISCELLANEOUS		128
13.1	Amendments.	128
13.2	Notice.	129
13.3	Disruption of Postal Service.	129
13.4	Environmental Indemnity.	129
13.5	Further Assurances	129
13.6	Judgment Currency.	130
13.7	Waivers.	130
13.8	Reimbursement of Expenses.	130
13.9	Submission to Jurisdiction.	131
13.10	Waiver of Trial by Jury.	131
13.11	Counterparts.	131
13.12	Excluded Subsidiaries.	131
13.13	Acknowledgement.	131

- iii -

13.14	Canadian Bankers' Association Model Credit Agreement Provisions.	132
13.15	Exercise of Discretion	132
13.16	Original Agreement	132

- iv -

SEVENTH AMENDED AND RESTATED CREDIT AGREEMENT

This seventh amended and restated credit agreement is made as of July 27, 2012

A M O N G

SUNOPTA INC.

and

SUNOPTA FOODS INC.
as Borrowers

and

EACH OF THE FINANCIAL INSTITUTIONS AND OTHER ENTITIES FROM TIME TO TIME PARTIES TO THIS AGREEMENT
as Lenders

and

CERTAIN AFFILIATES OF THE BORROWERS
as Obligors

and

BANK OF MONTREAL
as Agent

RECITALS:

A.

Certain of the parties hereto, including without limitation, SunOpta, SunOpta Foods, BMO, Rabobank, EDC and the Agent, are parties to a sixth amended and restated credit agreement dated as of December 20, 2010, as amended (the “Original Agreement”).

B.

SunOpta and its various Subsidiaries desire to amend and restate the Original Agreement in its entirety in order to incorporate, among other things, certain amendments to the nature of the credit facilities provided for thereunder and certain other terms and conditions set out herein and the provision of certain increased credit facilities by the Lenders hereto.

C.

The Lenders, the Agent, the Borrowers and the Obligors wish to make amendments to and restate the terms of the Original Agreement in its entirety in accordance with the terms and conditions set forth herein.

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1
INTERPRETATION

1.1 Certain Defined Terms

In this Agreement (including the recitals), the terms defined below shall have the indicated meanings unless the context expressly or by necessary implication requires otherwise:

“Acceptance Fee” means a fee payable by SunOpta with respect to the acceptance of a Bankers' Acceptance under this Agreement, as set out in Section 4.4(a) .

“Accounts Receivable” means any account, account receivable, receivable, book debt and any other form of monetary obligation owing to or, now or hereafter acquired by the relevant Borrowers and Obligors (including any right of the relevant Borrower or any Obligor to payment for goods sold or leased or for services rendered, whether or not earned by performance) and includes all of the relevant Borrowers' and Obligors' accounts, contract rights, instruments, documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to the relevant Borrowers and Obligors arising out of or in connection with the sale or lease of Inventory or otherwise, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to the Agent or a Lender hereunder or in connection herewith.

“Accounts Receivables Insurance Policy” means a policy of insurance satisfactory to the Agent and the Lenders and held with EDC, EXIM or such other insurer as the Agent shall have approved in writing, which such policy insures the payment of certain Accounts Receivable owing to an Obligor from time to time and wherein the insurer acknowledges that all payments under the insurance policy have been assigned to the Agent of behalf of the Lenders, a certified copy of which such insurance policy and acknowledgement shall be provided to the Agent upon issuance.

“Additional Obligor” means any Person who has executed and delivered an Additional Obligor Counterpart and such additional Security Documents as may be required by the Agent in its discretion.

“Additional Obligor Counterpart” means a counterpart to this Agreement in the form attached as Schedule A executed and delivered by any Additional Obligor and the Agent.

“Administrative Agent” has the same meaning as Agent.

“Advance” means an extension of credit under any Credit Facility by a Lender to a Borrower by way of: (a) the advance of a Prime Loan, a MasterCard Advance, a USBR Loan or a Libor Loan, the acceptance of a Bankers' Acceptance, the issuance of a Letter of Credit or a Letter of Guarantee or the entry into of an FEFC in the case of Facility A; or (b) the advance of a US Prime Rate Loan, a Libor Loan or a Swing B Loan, the issuance of a Letter of Credit or a Letter of Guarantee or the entry into of a Hedge Contract in the case of Facility B.

“Affiliate” has the meaning given to it in the Provisions. For greater certainty, Harris is an Affiliate of BMO for purposes of the Provisions, this Agreement and the other Documents.

“Agent” means BMO when acting as agent and any successor agent appointed under Section 7.1 or 7.7 respectively of the Provisions.

“Agent's Lending Office” means the office of the Agent located at 1 First Canadian Place, 100 King Street West, Toronto, Ontario, M5X 1A1 (Fax No.: (416) 360-7168) or such other office or branch of the Agent in Canada as the Agent may from time to time advise the Borrower and the Lenders in writing.

“Agreement” means this Seventh Amended and Restated Credit Agreement, including the Schedules hereto, as amended, varied, supplemented, restated, amended and restated, renewed or replaced at any time and from time to time.

“Applicable Law” has the meaning given to it in the Provisions.

“Associate” has the meaning given in the Business Corporations Act (Ontario), as in effect on the Closing Date.

“Auditors” means Deloitte & Touche LLP or any other independent chartered accounting firm of national standing or otherwise acceptable to the Agent providing audit services to the Borrowers from time to time.

“BA Equivalent Loan” means an Advance made by a Non BA Lender evidenced by a Discount Note.

“Banking Product” means any of the following products, services or facilities extended to any Borrower by BMO or any Affiliate of BMO: (a) Cash Management Services; (b) commercial credit card and merchant card services; and (c) other banking products or services (excluding for greater certainty any hedging products) as may be requested by any Borrower, other than Letters of Credit and Letters of Guarantee.

“Banking Product Debt” means Debt and other obligations of a Borrower relating to Banking Products.

“Bankers' Acceptance” and “B/A” each means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Borrower and accepted by a Lender.

“Basis Point” and “bp” each means one one-hundredth of one percent (.01%).

“Base Rate Loan” has the same meaning as USBR Loan.

“BMO” means Bank of Montreal and its successors and assigns.

“BMO Chicago” and “Chicago Branch” means the branch of BMO located at 115 South LaSalle St., 12-W, Chicago, Illinois 60603 or such other branch in Illinois as BMO may designate from time to time.

“Borrower” means (a) in respect of Facility A, SunOpta and, (b) in respect of Facility B, SunOpta Foods. For greater certainty, the reference to the term “Borrower” or “Borrowers” without reference to any applicable Credit Facility, unless the context expressly or by necessary implication requires otherwise, is a reference to any or all of the Persons referred to above, as applicable.

“Borrower's Account” means an account (including without limitation the Borrower's Account for Payments) of any of the Borrowers maintained, as applicable, at the Agent's Lending Office in respect of Facility A, the Agent's Chicago Branch or Harris in respect of Facility B, or any other branch of the Agent or Harris in Canada or the United States, as applicable, as the Borrowers may from time to time advise the Agent in writing and includes those accounts listed on Schedule B and “Borrower's Accounts” means any two or more such accounts.

“Borrower's Account for Payments” means (a) for all payments for and by a Borrower under and in connection with Facility A in Canadian Dollars, the following account maintained by the Borrower with the Agent at its Toronto main office, to which payments and transfers are to be effected as follows: 0002-1603-791 or, for either purpose, any other Borrower's Account as the Agent and the Borrower may agree from time to time; (b) for all payments for and by a Borrower under and in connection with Facility A in US Dollars, the following account maintained by the Borrower with the Agent at its Toronto main office, to which payments and transfers are to be effected as follows: 0002-4622-591 or, for either purpose, any other Borrower's Account as the Agent and the Borrower may agree from time to time; (c) for all payments for and by a Borrower under and in connection with Facility B in US Dollars, the following designated account maintained at Harris, to which payments and transfers are to be effected as follows: 422-481-2 or, for either purpose, any other Borrower's Account as the Agent and the Borrower may agree from time to time.

“Borrowing Base Certificate” means, collectively, the Facility A Borrowing Base Certificate and the Facility B Borrowing Base Certificate.

“Business Day” means (i) any day of the year (other than Saturday or Sunday or any other day on which banks are authorized or required by law to remain closed for normal business in Toronto, Ontario); (ii) when used in connection with USBR Loans, any day of the year (other than Saturday or Sunday or any other day on which banks are authorized or required by law to remain closed for normal business in Toronto, Ontario or New York, New York); (iii) when used in connection with Facility B, any day of the year (other than Saturday or Sunday or any other day on which banks are authorized or required by law to remain closed for business in Chicago, Illinois; and (iv) when used in connection with LIBOR Loans any day of the year (other than Saturday or Sunday or any other day on which banks are authorized or required by law to remain closed for normal business in Toronto, Ontario, New York, New York or London, England) and on which dealings in U.S. Dollar deposits may be carried on by and between banks in the London interbank Eurocurrency Market.

“Business Plan” means collectively the business plans prepared, in form and content satisfactory to the Majority Lenders from time to time, for the Obligors on a consolidated basis, each including budgets (including without limitation income statements, balance sheets, cash flows, ratio compliance and Capital Expenditures) and projections for a one year period and detailing any proposed Capital Expenditures showing all adjustments made to prepare the business plan of the Obligors on a consolidated basis. For greater certainty, budgets will be prepared for each of the Obligors as they form part of the operating divisions of the SunOpta group of companies consisting of: (a) the Grain and Foods Group (consisting of SunOpta Grains); (b) the Ingredients Group (consisting of SunOpta Ingredients); (c) the Consumer Products Group (consisting of SunOpta Fruit and Global); and (d) the International Foods Group (consisting of certain Excluded Subsidiaries).

“Canadian Dollar Amount” means, for any amount on any particular date, the aggregate of: (a) the portion, if any, of the amount denominated in Canadian Dollars; and (b) the amount in Canadian Dollars (determined on that date unless otherwise specified herein in accordance with Section 1.4) of the portion, if any, of the amount denominated in US Dollars or any other relevant currency.

“Canadian Dollars” and the symbols “$” and “C$” each means lawful money of Canada.

“Canadian Overdraft” means any draw by SunOpta by way of overdraft under Facility A on any of its Canadian Dollar current accounts maintained with BMO.

“Canadian Pension Plans” means, in respect of any Person, all plans or arrangements which are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by such Person for its employees or former employees.

“Capital Asset” means, at any time, for any Person, the capital or fixed assets of that Person determined on a consolidated basis in accordance with GAAP.

“Capital Expenditure” means, for any period, those expenditures made in connection with the acquisition, improvement or maintenance of a Capital Asset.

“Capital Lease” means, with respect to a Person, any lease or other arrangement relating to property or assets which would be required to be accounted for as a capital lease on a balance sheet of that Person in accordance with GAAP. The amount of any Capital Lease at any date shall be the amount of the obligation in respect thereof which would be included on the balance sheet.

“Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the Government of Canada or the Government of a province of Canada or an agency thereof having maturities of not more than six months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a maturity of not more than six months, issued by any commercial bank organized under the laws of Canada and having combined capital and surplus of not less than $1,000,000,000 and a short term debt rating of at least “A-” or the equivalent; or (c) commercial paper of an issuer rated at least “A-1” by Standard & Poor's Corporation or P-1 by Moody's Investors Services Inc. and in either case having a maturity of not more than three months.

“Cash Management Services” means any services provided from time to time by BMO or any Affiliate of BMO (including without limitation Harris) to any Borrower in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automatic clearinghouse, controlled disbursement, depository, electronic funds transfer, information reporting, lockbox, stop payment, overdraft and/or wire transfer services.

“CDOR Rate” means, on any day, the annual rate of interest which is the arithmetic average of the quotations of all institutions listed in respect of the rate for Canadian Dollar denominated bankers' acceptances for the relevant period displayed and identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day (as adjusted by BMO after 10:00 a.m. to reflect any error in any posted rate or in the posted average annual rate) or if such date is not a Business Day then on the immediately preceding Business Day. If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate shall be the rate per annum quoted from time to time by BMO as being its reference rate then in effect for determining fees on Canadian Dollar denominated bills of exchange accepted by BMO.

“Certificate” means, in respect of a Person that is not an individual, a written certificate signed in the name of the Person by an appropriate officer thereof and in respect of a Person that is an individual, a written certificate signed by that individual, and includes, without limitation, each Borrowing Base Certificate and each Compliance Certificate.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

“CIBC” means Canadian Imperial Bank of Commerce and its successors and assigns.

“Claim” means any claim of any nature whatsoever including any demand, cause of action, suit or proceeding.

“Closing” shall mean the closing on the Closing Date of the transactions contemplated herein.

“Closing Date” means July 27, 2012.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the undertaking, property and assets charged by any of the Security Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired by any Obligor that may at any time be or become subject to a Lien in favour of a Lender or the Agent, as applicable, on behalf of the Lenders to secure any or all of the Obligations or to secure, as applicable, any or all of the obligations of such Obligor (other than a Borrower) to the Agent and the Lenders in connection with the applicable Documents to which such Obligor is a party. When used in relation to any Person, the term “Collateral” means the undertaking, property and assets charged by those Security Documents to which that Person is a party and any other property, real or personal, tangible or intangible, now existing or hereafter acquired by that Person, that may at any time be or become subject to a Lien in favour of a Lender or the Agent, as applicable, on behalf of the Lenders to secure any or all of the Obligations or to secure, as applicable, any or all of the obligations of such Person (other than a Borrower) to the Agent and the Lenders in connection with the applicable Documents to which such Person is or may become a party.

“Collateral Access Agreement” means a landlord waiver, bailee letter, non-disturbance agreement, acknowledgment agreement or similar agreement executed in favour of and for the benefit of the Agent and/or the Lenders and its or their successors and assigns, as applicable, and by any lessor, mortgagee, warehouseman, processor, consignee or other Person (other than an Obligor) in possession of, having a Lien upon, or having rights or interests in any location at which Collateral is situate, in favour of and for the benefit of the Agent and/or the Lenders and its or their successors and assigns, as applicable, and in form and content satisfactory to the Agent.

“Commitment” means with respect to any Lender, its Facility A Commitment and/or its Facility B Commitment, as the case may be.

“Compliance Certificate” means a Certificate in the form attached hereto as Schedule T signed by the President or Chief Financial Officer of each of the Borrowers certifying that no Default or Event of Default has occurred during the period covered by the applicable financial statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same; together with the calculations of the financial covenants in Section 9.3 hereof on a monthly basis as applicable.

“Consolidated Borrower” means SunOpta and all Included Subsidiaries on a consolidated basis.

“Contingent Obligations” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (a) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability of that Person will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Swap Transaction; (d) to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement; (e) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire any obligation of another Person or any property constituting security therefor, or to provide funds for the payment or discharge of such obligation; and (f) to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contract Period” means the period selected by the Borrower in accordance with Section 3.7(a) commencing on the Drawdown Date, Issuance Date, Rollover Date or Conversion Date, as applicable, and expiring on a Business Day, in respect of an Advance during which the interest rate, discount rate, stamping fee and/or term with respect to any Advance is established in accordance with and subject to Section 3.8 with respect to Libor Loans, Section 3.9 with respect to Bankers' Acceptances, Section 3.10 with respect to Letters of Credit or Letters of Guarantee and Section 3.11 with respect to Hedge Contracts (including FEFCs, FX Collar Options and interest rate hedging instruments).

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control, which together with a Borrower and any of its subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Conversion” means the conversion of an outstanding Advance, or a portion of an outstanding Advance, into an alternative type of Advance under Section 3.13.

“Conversion Date” means the Business Day that a Borrower elects as the date on which a Conversion is to occur.

“Credit Facilities” means, collectively, Facility A and Facility B, and “Credit Facility” means any one of them.

“Credit Limits” means, collectively, the Facility A Credit Limit and the Facility B Credit Limit, and “Credit Limit” means any one of them.

“CSUA” means Cooperatie SunOpta U.A., an entity formed and existing under the laws of The Netherlands.

“Debt” of a Person means, without duplication:

(a)	all debts and liabilities of the Person for borrowed money;

(b)	all Contingent Obligations of the Person;

(c)	any obligation, contingent or other, which is required to be classified in accordance with GAAP upon the Person's balance sheet as a liability;

(d)	any obligation secured by any Lien existing on property owned or acquired by the Person subject to the Lien whether or not the obligation secured thereby shall have been assumed;

(e)

any debt or liability of the Person representing the deferred acquisition cost of property or assets created or arising under any conditional sale agreement or other title retention agreement even though the rights and remedies of the seller under that agreement in the event of default are limited to repossession or sale of property or assets covered thereby;

(f)	any liabilities, contingent, unmatured or other, under indemnities given in respect of any bankers' acceptance, letter of credit or letter of guarantee;

(g)	any operating lease under which the Person has furnished a residual value guarantee in respect of which the Person is liable as lessee; and

(h)	any Capital Lease by which the Person is bound.

“Debt Service” means, for any period, the amount required by the Obligors to service the outstanding Debt (other than Debt owing to an Obligor or Obligors) during that period and includes, without limitation, interest, scheduled principal payments, payments required or made under any Capital Lease, fee payments made in respect of letters of credit or letters of guarantee, the stamping fees and discount rates associated with bankers' acceptances, dividend payments and other payments made pursuant to shares which, by their terms, or upon the happening of any event, mature or are mandatorily redeemable or mandatorily retractable or are redeemable or retractable at the option of the holder or are otherwise determined to be “debt-like” in the discretion of the Agent, but excluding Excluded Fees and excluding any principal payments, whether scheduled or not, under any of the Credit Facilities or on maturity or any reimbursement amount or any payments in respect of the Subordinated Debt incurred by SunOpta in connection with its previous acquisition of the shares of The Organic Corporation B.V.

“Default” shall have the meaning ascribed to such term in the Provisions.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of any Advance or participations in Letters of Credit, Letters of Guarantee or Swing B Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has become insolvent or become the subject of a dissolution, liquidation, winding-up, receivership, bankruptcy or insolvency proceeding, or control of which has been taken by any Governmental Authority, or the shares and subordinated debt of which shall have been vested in Canada Deposit Insurance Corporation or any other Governmental Authority.

“Designated Affiliate” means:

(a)	an Affiliate of BMO which provides Banking Products to a Borrower; and

(b)	an Affiliate of BMO, CIBC or Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. which enters into a Hedge Agreement or Hedge Contract with a Borrower.

“Discount Note” means a non-interest bearing promissory note denominated in Canadian

Dollars issued by the Borrower to a Non BA Lender to evidence a BA Equivalent Loan.

“Discount Proceeds” means, for any Bankers' Acceptance issued hereunder, an amount calculated on the applicable Drawdown Date as follows:

Where:

(a)	BA = the face amount of the Bankers' Acceptance

(b)	DR = the Discount Rate applicable to the Bankers' Acceptance expressed as a decimal

(c)	CP = the applicable Contract Period in days

(d)	the product of [(DRxCP)/365] is rounded up or down to the fifth decimal place and .000005 is rounded up

“Discount Rate” means, with respect to an issue of Bankers' Acceptances or Discount Notes with the same maturity date, (a) the CDOR Rate in respect of such B/A or Discount Notes accepted by a Lender that is a Schedule I Lender, and (b) in respect of such B/A or Discount Notes accepted by a Lender that is a Schedule II Lender, a Schedule III Lender or other type of financial institution, the CDOR Rate plus 10 bps.

“Dispute” means any cause asserted for non-payment of Accounts Receivable including any dispute, claim, complaint, set-off, defence, contra account or counterclaim (real or asserted), lawful or unlawful, whether arising from or relating to a sale of merchandise by a Borrower or any other transaction or occurrence.

“Documents” means this Agreement, the Security Documents, the MasterCard Agreement, and all Certificates, instruments, guarantees, agreements and other documents (including without limitation any Hedge Agreement or Hedge Contract) delivered, or to be delivered, to the Agent or the Lenders (or any applicable Affiliate of BMO in respect of Banking Products or any Designated Affiliate in respect of a Hedge Agreement or a Hedge Contract) under or in connection with this Agreement, any Security Document, any Banking Product or any Hedge Agreement or Hedge Contract, and when used in relation to any Person, “Documents” means the Documents executed and delivered by such Person.

“Drawdown Date” means any Business Day on which an Advance is made or is deemed to be made.

“EBITDA” means, in respect of any fiscal period of SunOpta, the consolidated net income of the Consolidated Borrower for such fiscal period, adjusted to:

(a)	decrease such net income for any:

(i)

extraordinary, non-recurring or unusual gains or income (provided, however, that SunOpta shall require the prior written consent of the Majority Lenders before effecting an adjustment in excess of US$2,500,000 in any twelve (12) month period of the nature contemplated by this clause);

	(ii)	gain from the disposition of Fixed Assets;

	(iii)	unrealized income pursuant to Hedge Agreements; and

(b)	increase such net income for any:

	(i)	Interest Expense;

	(ii)	Excluded Fees;

	(iii)	Taxes;

	(iv)	depreciation or amortization expense;

	(v)	costs of business acquisitions consisting of Investments and/or Permitted Investments that previously qualified for capitalization under GAAP;

	(vi)	losses from the disposition of Fixed Assets;

(vii)

extraordinary, non-recurring or unusual losses or expenses (provided, however, that SunOpta shall require the prior written consent of Majority Lenders before effecting an adjustment of the nature contemplated by this clause);

	(viii)	unrealized losses pursuant to Hedge Agreements;

(ix)

expenses incurred by the Consolidated Borrower with respect to any one time restructuring events, including severance and termination pay expense (provided, however, that SunOpta shall require the prior written consent of the Majority Lenders before effecting an adjustment of nature contemplated by this clause in excess of US$2,500,000 during any rolling twelve (12) fiscal month period);

	(x)	asset impairments and write-downs;

	(xi)	non-cash stock compensation expense; or

(xii)

cash proceeds, not in excess of US$3,000,000 during any rolling twelve fiscal month period, from the issuance of shares in connection with employee share purchase program or employee stock option proceeds, to the extent (except for the cash proceeds referred to in subsection (b)(xii)) included in the calculation of such net income, provided that the Consolidated Borrower may, with the prior written consent of the Majority Lenders, include in the calculation of EBITDA for such period, the EBITDA on a pro-forma basis for any new ventures, acquisitions, divestitures or investments of the Consolidated Borrower, in each case, as included in the Consolidated Borrower's financial statements prepared in accordance with GAAP.

“EDC” means Export Development Canada and its successors and assigns.

“Eligible Accounts Receivable” shall mean each Account Receivable arising in the ordinary course of the relevant Obligor's business from the sale of Inventory which the Agent, in its reasonable judgment, deems to be Eligible Accounts Receivable. Without limiting the foregoing, an Account Receivable shall not be deemed to be an Eligible Account Receivable unless such Account Receivable is subject to the Agent's perfected, first (subject to Permitted Liens) priority Lien on behalf of the Lenders and no other Liens other than Permitted Liens. In addition, and without limiting the Agent's discretion to establish criteria of eligibility in its reasonable credit judgment from time to time, an Account Receivable shall not be an “Eligible Accounts Receivable” if:

(a)	it arises out of a sale made by the relevant Obligor to an Affiliate of the relevant Obligor or to a Person controlled by an Affiliate of the relevant Obligor;

(b)	it is due or unpaid more than 90 days after the original invoice date;

(c)	it is unpaid more than 60 days after the invoice due date;

(d)

it is owing from an account debtor or any Affiliate thereof who, together, are obligated on Account Receivables owed to any Obligor and more than 25% of the aggregate unpaid balance of which have been past due for longer than the relevant periods specified in (b) or (c) above unless the Agent has approved in writing the continued eligibility thereof;

(e)

its inclusion as an Eligible Account Receivable would cause the total Eligible Accounts Receivables owing from any one account debtor and its Affiliates to exceed 15% of all Eligible Accounts Receivable;

(f)	any covenant, representation or warranty by an Obligor contained in this Agreement or any Document with respect to such Account Receivable has been breached and such breach continues;

(g)

the account debtor is also the relevant Obligor's creditor or supplier, or the account debtor has disputed liability, or the account debtor has made any claim with respect to any other Account Receivable due from such account debtor to the relevant Obligor, or the Account Receivable otherwise is or may become subject to any right of setoff by the account debtor and such account debtor has claimed such right of setoff;

(h)

any one or more of the following events has occurred and is continuing with respect to the account debtor on such account: (i) death or judicial declaration of incompetency of an account debtor who is an individual; (ii) the filing by or against the account debtor of a proposal, notice of intent to file a proposal, proceeding, action or petition for liquidation, insolvency, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, restructuring, liquidation, winding-up or similar laws of Canada, any province or territory thereof, or any foreign jurisdiction, now or hereafter in effect; (iii) the making of a general assignment by the account debtor for the benefit of creditors; (iv) the appointment of a receiver, trustee, monitor, custodian, liquidator, administrator, interim receiver, monitor or trustee or other similar official for the account debtor or for any of the assets of the account debtor, including a “trustee” under the Bankruptcy and Insolvency Act (Canada); (v) the institution by or against the account debtor of any other type of insolvency, liquidation, bankruptcy, winding-up or insolvency reorganization proceeding against the account debtor (under the laws of Canada, the United States of America or otherwise, including without limitation the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and the United States Bankruptcy Code) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the account debtor; (vi) the sale, assignment, or transfer of all or substantially all of the assets of the account debtor; (vii) the nonpayment generally by the account debtor of its debts as they become due; (viii) the failure, cessation of the business of the account debtor as a going concern or insolvency of the account debtor; or (ix) the account debtor calling a meeting of its creditors or indicating its consent to any proceeding or action against it hereinabove described;

(i)

the sale giving rise to the Account Receivable is to an account debtor which is incorporated or otherwise formed or created outside Canada or the United States of America, or is to an account debtor whose chief executive office is located outside Canada or the United States, or is to an account debtor which issues, routes or arranges for payment of an Account Receivable from a location outside Canada or the United States, unless the sale is on letter of credit, guarantee or acceptance terms, in each case acceptable to the Agent in its reasonable credit judgment, or unless the Account Receivable is an Insured Eligible Accounts Receivable;

(j)

the sale giving rise to the Accounts Receivable to the account debtor is on a bill-and-hold, pre-billing, guaranteed sale, sale-and-return, sale on approval, credit-in-prior, consignment or any other repurchase or return basis or is evidenced by an instrument, investment property or chattel paper unless the same has been endorsed and delivered to the Agent;

(k)

the Agent believes, in its sole reasonable credit judgment, that collection of such Account Receivable is insecure or doubtful or that such Account Receivable may not be paid by reason of the account debtor's financial inability to pay and written notice thereof has been provided to the Borrower;

(l)	the account debtor is a Governmental Authority;

(m)

the goods giving rise to such Account Receivable have not been delivered to the customer, or title to the goods giving rise to such Account Receivable has not passed to the customer, or the services giving rise to such Account Receivable have not been performed by the Obligor or the Account Receivable otherwise does not represent a final sale;

(n)	any Account Receivable to the extent rebilled or to the extent reduced by any credit notes, allowances, or rebates, including volume rebates;

(o)

the Account Receivable is subject to any offset, deduction (other than ordinary course volume rebates deducted as provided in paragraph (n) above), defence, Dispute, contra account or counterclaim claimed by the account debtor or if the Account Receivable is contingent in any respect or for any reason;

(p)

the relevant Obligor has made any agreement with any account debtor for any extension of the time for payment or any deduction from payment, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(q)

shipment of the merchandise or the rendition of services has not been completed or the Account Receivable otherwise represents a progress billing or the account debtor's obligation to pay is otherwise conditional upon completion of any further performance under any contract, agreement or arrangement;

(r)	any return, rejection or repossession of the applicable Inventory has occurred;

(s)	such Account Receivable is subject to a Lien ranking in priority to the Liens granted to the Agent on behalf of the Lenders under the Security Documents (except Permitted Liens);

(t)	such Account Receivable is not payable to the applicable Obligor; or

(u)

such Account Receivable is not otherwise satisfactory to the Agent as determined in good faith by the Agent in the exercise of its reasonable credit judgment upon written notice being provided to the Borrower.

“Eligible Assignee” has the meaning given to it in the Provisions.

“Eligible Equipment” means all Equipment that the Agent, in its reasonable judgment, determines to be Eligible Equipment; and without limiting the reasonable judgment of the Agent with respect to such determination, the Agent may include Equipment that satisfies all of the following criteria:

(a)

it is an asset of an Obligor to which such Obligor has good and marketable title, is chargeable, and is subject to a perfected, first priority Lien in favour of the Agent free and clear of any other Liens (other than Permitted Liens);

(b)

it is located at an Obligor’s facilities set forth on Schedule I or such other locations as are approved in writing by the Agent and, in the case of facilities owned by an Obligor subject to a Mortgage, or facilities not owned by an Obligor, is at all times subject to a Collateral Access Agreement in form and substance satisfactory to the Agent;

(c)

it is used or useable in the conduct of the business of an Obligor and is not obsolete, and is in good repair, working order and condition free from any defects which might adversely affect the market value thereof;

(d)	it does not consist of hand tools, spare parts, furniture, furnishings, office equipment or office supplies; and

(e)	it is not attached to real estate in such a manner that it is or may become a fixture.

“Eligible Inventory” means the aggregate Inventory of the relevant Obligors (or any of them) which the Agent, in its reasonable judgment, deems to be Eligible Inventory. Without limiting the foregoing, Inventory shall not be deemed to be Eligible Inventory unless such Inventory is an asset of the relevant Obligor to which it has good and marketable title, is subject to the Agent's perfected, first (subject to Permitted Liens) priority Lien on behalf of the Lenders and no other Liens, other than Permitted Liens. In addition, and without limiting the Agent's discretion to establish criteria of eligibility in its reasonable credit judgment from time to time, “Eligible Inventory” shall not include:

(a)	Inventory that does not meet the quality or other standards imposed by any Governmental Authorities;

(b)

Inventory that is unsaleable, slow moving, in-transit, damaged, obsolete, packaging, rental in nature, used or otherwise not of good and merchantable quality, or that otherwise has defects which might adversely affect the market value thereof;

(c)	Inventory that is held on consignment or rental for another Person, or is subject to any deposit or down payment;

(d)	Inventory that constitutes returned or repossessed goods;

(e)

Inventory that is subject to any Lien (including without limitation any grower, farmer or similar Lien) ranking or capable of ranking in priority to the Liens granted to the Agent on behalf of the Lenders under the Security Documents;

(f)

Inventory in respect of, which any covenant, representation of warranty by an Obligor contained in this Agreement or any Document with respect to such Inventory has been breached and such breach continues;

(g)

Inventory that is not in the possession of the relevant Obligor either on premises owned by the relevant Obligor or, subject to the following, in respect of which the Agent has not received a waiver of the Landlords' rights or warehouseman's rights in respect of such Inventory in form and substance satisfactory to the Agent;

(h)

Inventory located outside Canada or the United States, other than Inventory for which title has passed to the relevant Obligor which is insured to the full value thereof and for which the Agent shall have in its possession (i) all negotiable bills of lading properly endorsed in favour of the Agent and (ii) all non-negotiable bills of lading issued in the Agent's name;

(i)	Inventory that is subject to any warehouse receipt or negotiable document;

(j)

Inventory that is subject to a license or other arrangement that restricts an Obligor's or the Agent's right to dispose of such Inventory, unless the Agent has received an appropriate waiver or consent to sub-license in form and substance satisfactory to the Agent;

(k)

Inventory located outside Canada or the United States that has not been consigned to the Agent on terms and conditions satisfactory to the Agent, to the extent that a letter of credit or letter of guarantee satisfactory to the Agent has been issued in respect of such Inventory, and

(l)	any other Inventory deemed ineligible by the Agent in its sole discretion, acting reasonably.

provided, however, that notwithstanding the foregoing and for greater certainty (i) with respect to item (g) above, Inventory which has an aggregate value (calculated at the lower of cost and net realizable value) of greater than US$50,000.00 may be located on leased or warehouse premises in respect of which no waiver of Landlord's rights or warehouseman's rights has been obtained and still constitute Eligible Inventory provided, however, that an amount equal to three months rent (in respect of the rent for the relevant leased or warehouse premises) will be deducted from the lending value otherwise attributable to the Inventory located on each such relevant leased or warehouse premises and (ii) with respect to item (k) above, an aggregate lending value of only up to US$5,000,000 may be attributable to Inventory located outside Canada or the United States which has been consigned to the Agent on terms and conditions satisfactory to the Agent, to the extent that a letter of credit or letter of guarantee satisfactory to the Agent has been issued in respect of such Inventory.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union (Official Journal C 191, July 29, 1992).

“EMU Legislation” means legislative measures of the European Council (including, without limitation, European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Activity” means any activity, event or circumstance in respect of a Hazardous Substance including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation or its Release into the natural environment including movement through or in the air, soil, subsoil, surface water or groundwater.

“Environmental Laws” means all Applicable Laws pertaining to environmental or occupational health and safety matters, in effect as at the date hereof and as may be brought into effect or amended at a future date, including those pertaining to reporting, licensing, permitting, investigation, remediation and clean-up in connection with any presence or Release of a Hazardous Substance or threat of same or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling and the like of a Hazardous Substance.

“Equipment” means all equipment and any other machinery, tools, fixtures, trade fixtures, furniture, furnishings, office equipment, computers, vehicles and all other goods now or hereafter used or usable in connection with an Obligor’s business (other than Inventory), together with all parts, accessories and attachments relating to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, together with the regulations thereunder as the same may be amended from time to time. Reference to Sections of ERISA also refer to any successive Sections thereto.

“ERISA Plan” means an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA.

“EURO” means the single currency of Participating Member States of the European Union.

“Event of Default” means any of the events or circumstances specified in Section 10.1.

“Excess Availability” means, as of any date of determination by the Agent:

(a)

in respect of Facility A, the excess, if any, of (i) the greater of (A) the Facility A Commitment and (B) the Facility A Borrowing Base, less (ii) the aggregate Canadian Dollar Amount of all outstanding Advances under Facility A as of the close of business on such date; and

(b)

in respect of Facility B the excess, if any, of (i) the greater of (A) the Facility B Commitment and (B) the Facility B Borrowing Base, less (ii) the aggregate US Dollar Amount of all outstanding Advances under Facility B (and for greater certainty, for purposes of this definition, Swing B Loans in an amount equal to the Swing Line B Sublimit shall be deemed outstanding Advances under Facility B at all times) as of the close of business on such date;

provided however that, for purposes of calculating Excess Availability and the amount of the Facility A Borrowing Base and/or the Facility B Borrowing Base relating thereto, the Agent may, in the exercise of its sole reasonable discretion, and without prejudice to its ability to establish other reserves as set out in this Agreement, establish a reserve in an aggregate amount based on the Borrowers' and any other relevant Obligors' outstanding Debt which is not current (in accordance with its terms of payment as verified by the Agent) or which is past due as of such date of determination, to the extent thereof.

“Excluded Fees” means all fees paid or payable by an Obligor or Obligors to the Agent or any Lender under any Document or to any agent or lender under the Original Agreement for service fees, waiver or amendment fees, monitoring fees, legal fees, and upfront fees and all fees incurred by the Agent or any Lender under any Document or by any agent or lender under the Original Agreement and reimbursed by a Borrower.

“Excluded Subsidiary” means any Subsidiary of SunOpta Inc. now or hereafter designated in writing by the Agent and the Lenders to be an Excluded Subsidiary for purposes of this Agreement, and the name of any Excluded Subsidiary shall be set out on Schedule “Y” from time to time.

“Excluded Taxes” has the meaning given to it in the Provisions, and for certainty, “Excluded Taxes” includes, in relation to the Agent or any Lender, any Taxes imposed on the net income or capital of the Agent or any Lender by any Governmental Authority as a result of the Agent or the Lender (a) carrying on a trade or business or having a permanent establishment in any jurisdiction or political subdivision thereof, (b) being organized under the laws of such jurisdiction or any political subdivision thereof, or (c) being or being deemed to be resident in such jurisdiction or political subdivision thereof.

“EXIM” means The Export-Import Bank of the United States and its successors and assigns.

“Existing Letters of Credit” means the letters of credit issued for the account of certain Obligors and described in Schedule DD hereto.

“Existing Obligors' Debt” means those Debts listed in Schedule R.

“Facility A” has the meaning given to it in Section 3.1(a) .

“Facility A Borrowing Base” means, as of any date of determination thereof by the Agent from time to time, an amount, without duplication, equal to the aggregate at such time of:

(a)

85% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Eligible Accounts Receivable in respect of SunOpta (and all Canadian divisions thereof including, Healthy Fruit Snacks) and SunOpta Investments; plus

(b)

90% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Insured Eligible Accounts Receivable in respect of SunOpta (and all Canadian divisions thereof including Healthy Fruit Snacks) and SunOpta Investments; plus

(c)

95% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Insured Eligible Accounts Receivable supported by letters of credit from a financial institution acceptable to the Agent rated single “A” or better by public ratings agencies acceptable to the Agent in respect of SunOpta (and all Canadian divisions thereof including Healthy Fruit Snacks) and SunOpta Investments; plus

(d)

the lesser of (i) 70% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the cost (computed using an average cost method of inventory costing applied by the applicable Obligor in accordance with GAAP) of raw materials and finished goods Eligible Inventory at such time in respect of SunOpta (and all Canadian divisions thereof including, Healthy Fruit Snacks) and SunOpta Investments, and (ii) 85% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the Net Orderly Liquidation Value of Eligible Inventory in respect of SunOpta and SunOpta Investments; plus

(e)

an amount in Canadian Dollars equal to 60% of the fair market value of all real property located in Canada (which includes, for greater certainty for purposes of this definition, land, buildings and fixtures thereon, collectively, the “Canadian Real Property”) owned by SunOpta and/or SunOpta Investments in respect of which a first ranking Mortgage (subject to Permitted Liens) has been granted and exists in favour of the Agent, as the fair market value of such real property is determined from time to time by an accredited appraiser satisfactory to the Agent in its sole discretion; plus

(f)

an amount in Canadian Dollars equal to 85% of the Net Orderly Liquidation Value of Eligible Equipment located in Canada owned by SunOpta and/or SunOpta Investments (collectively, the “Canadian Eligible Equipment”);

provided, however, that (i) the lending value under Facility A attributable to Eligible Inventory shall not at any time exceed the lesser of 70% of the Total Commitment in respect of Facility A and 70% of the Facility A Borrowing Base (as calculated without reference to this clause (i)), (ii) the Facility A Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Facility A Borrowing Base Certificate to be furnished from time to time by SunOpta pursuant to this Agreement, (iii) the lending value under Facility A attributable to the Canadian Real Property and the Canadian Eligible Equipment shall not at any time exceed 20% of the Facility A Borrowing Base, and (iv) the amount of the Facility A Borrowing Base at any time shall be net of any reserves applicable at such time pursuant to Section 3.2(c) . Notwithstanding the foregoing and for greater certainty, as of the Closing Date (until a Borrower delivers to the Agent after the Closing Date a Borrowing Base Certificate), the aggregate lending value under Facility A and Facility B attributable to the Canadian Real Property, the Canadian Eligible Equipment, the US Real Property and the US Eligible Equipment shall not exceed $25,000,000.

“Facility A Borrowing Base Certificate” has the meaning given to it in Section 8.1(a)(vi) .

“Facility A Commitment” means, with respect to any Lender, the principal amount set out beside such Lender's name in Schedule V with reference to Facility A, as amended from time to time, and to the extent not cancelled or terminated hereunder.

“Facility A Credit Limit” has the meaning given to it in Section 3.2(a) .

“Facility B” has the meaning given to it in Section 3.1(b) .

“Facility B Borrowing Base” means, as of any date of determination thereof by the Agent from time to time, an amount, without duplication, equal to the aggregate at such time of:

(a)

85% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Eligible Accounts Receivable in respect of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global, plus

(b)

90% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Insured Eligible Accounts Receivable in respect of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global, plus

(c)

95% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the face amount of Insured Eligible Accounts Receivable supported by letters of credit from a financial institution acceptable to the Agent rated single “A” or better by public ratings agencies acceptable to the Agent in respect of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global; plus

(d)

the lesser of (i) 70% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the cost (computed using an average cost method of inventory costing applied by the applicable Obligor in accordance with GAAP) of raw materials and finished goods Eligible Inventory at such time in respect of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global, and (ii) 85% (or such lesser percentage as the Agent may determine from time to time pursuant to the provisions of this Agreement) of the Net Orderly Liquidation Value of Eligible Inventory time in respect of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global, plus

(e)

an amount in US Dollars equal to 60% of the fair market value of all real property located in the USA (which includes, for greater certainty for purposes of this definition, land, buildings and fixtures thereon, collectively, the “US Real Property”) of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global in respect of which a first ranking Mortgage (subject to Permitted Liens) has been granted and exists in favour of the Agent, as the fair market value of such real property is determined from time to time by an accredited appraiser satisfactory to the Agent in its sole discretion, plus

(f)

an amount in US Dollars equal to 85% of the Net Orderly Liquidation Value of Eligible Equipment located in the United States of America owned by one or more of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global (collectively, the “US Eligible Equipment”);

provided, however, that (i) the lending value under Facility B attributable to Eligible Inventory shall not at any time exceed the lesser of 70% of the Total Commitment in respect of Facility B and 70% of the Facility B Borrowing Base (as calculated without reference to this clause (i)), (ii) the Facility B Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Facility B Borrowing Base Certificate to be furnished from time to time by SunOpta Foods pursuant to this Agreement, and (iii) the lending value under Facility B attributable to the US Real Property and the US Eligible Equipment shall not at any time exceed 20% of the Facility B Borrowing Base, and (iv) the amount of the Facility B Borrowing Base at any time shall be net of any reserves applicable at such time pursuant to Section 3.2(c) . Notwithstanding the foregoing and for greater certainty, as of the Closing Date (until a Borrower delivers to the Agent after the Closing Date a Borrowing Base Certificate), the aggregate lending value under Facility A and Facility B attributable to the Canadian Real Property, the Canadian Eligible Equipment, the US Real Property and the US Eligible Equipment shall not exceed $25,000,000.

“Facility B Borrowing Base Certificate” has the meaning given to it in Section 8.1(a)(vi) .

“Facility B Commitment” with respect to any Lender, the principal amount set out beside such Lender's name in Schedule V with reference to Facility B, as amended from time to time, and to the extent not cancelled or terminated hereunder.

“Facility B Credit Limit” has the meaning given to it in Section 3.2(b) .

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of one percent) of the per annum interest rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published in respect of such day on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of one percent) of the quotations for such day for such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

“FEFC” means a foreign exchange forward contract which may be entered into between the Hedge Lender and a Borrower in connection with the management of foreign exchange risks in all major currencies acceptable to the Hedge Lender (provided that the Borrower is doing business in such currency and the quantum or amount of any currency being hedged or managed is reasonable in relation to the volume of the Borrower's business being conducted in any such currency).

“Fiscal Quarter” means each three month period of any Obligor, as the case may be, all of which currently end on the dates set out in Schedule CC hereto.

“Fiscal Year” means the fiscal year of each Obligor, all of which currently end on the dates set out in Schedule CC hereto.

“Fixed Assets” means, in respect of the applicable Person for purposes of Section 5.2 of this Agreement, the real property, plant, machinery and equipment of such Person and which for greater certainty includes without limitation, land and buildings, motor vehicles, furniture, office equipment, computers, fixtures and fittings of such Person. For greater certainty, the term “Fixed Assets” for purposes of Section 5.2 of this Agreement does not include goodwill, nor does it include, without limitation, patents, trademarks and other fixed intangible assets of the relevant Person.

“Fixed Charge Coverage Ratio” means, for any period with reference to the Consolidated Borrower (a) EBITDA, less cash taxes, dividends paid and non-financed Capital Expenditures (which for greater certainty means any Capital Expenditure which has been made or incurred without borrowing money, other than an Advance obtained under this Agreement, in order to make or incur such Capital Expenditure and non-financed Capital Expenditures excludes those Capital Expenditures made or incurred using the proceeds or funds referred to in Subsection 9.2(s)(A), (B) or (C) hereof and also excludes Capital Expenditures made or incurred through Capital Leases) paid or incurred during such period divided by (b) Debt Service for such period; provided however that required principal payments in respect of Subordinated Debt incurred by one or more of the Obligors to finance the acquisition of The Organic Corporation B.V. shall be excluded from Debt Service for the purposes calculating the Fixed Charge Coverage Ratio.

“Funded Debt” means, with reference to the Consolidated Borrower at any time and without duplication:

(a)	all debts and liabilities for borrowed money including the Obligations;

(b)

all debts or liabilities (including without limitation any earn-out amount payable by the Consolidated Borrower in connection with any agreement once the quantum of such earn-out payment is determined) representing the deferred acquisition cost of property or assets created or arising under any conditional sale agreement or other title retention agreement even though the rights and remedies of the seller under that agreement in the event of default are limited to repossession or sale of property or assets covered thereby;

(c)	all liabilities, contingent, unmatured or other, under indemnities given in respect of any bankers' acceptance, letter of credit or letter of guarantee;

(d)	all operating leases under which a residual value guarantee or the equivalent has been furnished;

(e)	all Capital Leases; and

(f)	the net mark-to-market amount of all liabilities under Swap Transactions entered into by the Consolidated Borrower with any Person,

after deducting all cash on deposit with, as applicable, the Agent, BMO or an Affiliate of BMO, and the value of all marketable securities acceptable to the Agent in its sole discretion and which are subject to Liens in favour of the Agent on behalf of the Lenders under the Security Documents but excludes, to the extent included above, Subordinated Debt, deferred Taxes and accounts payable incurred in the ordinary course of the Borrowers' business.

“FX Collar Option” means a simultaneous purchase and sale of put and call options with respect to currency which may be entered into between the Hedge Lender and a Borrower in connection with the management of foreign exchange risks in all major currencies acceptable to the Hedge Lender (provided that the Borrower is doing business in such currency and the quantum or amount of any currency being hedged or managed is reasonable in relation to the volume of the Borrower's business being conducted in any such currency).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applicable to the relevant Person, applied in a consistent manner from period to period.

“Global” means SunOpta Global Organic Ingredients, Inc., a corporation formed under the laws of California, and its successors and permitted assigns.

“Government Approvals” means, with respect to any Person, all material licenses, permits, consents, authorizations and approvals from any and all Governmental Authorities required for the conduct of that Person's business as presently conducted.

“Governmental Authority” has the meaning set forth in the Provisions.

“Harris” means BMO Harris Bank N.A. and its successors and assigns.

“Hazardous Material” has the same meaning as Hazardous Substance.

“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual and includes, but is not limited to, petroleum, its derivatives, by-products or other hydrocarbons, asbestos, controlled products, wastes and any other materials are regulated by Environmental Laws or which may not by their nature be hazardous, either in fact or as defined in or pursuant to any Environmental Laws but which become prohibited, controlled or regulated by any Governmental Authority.

“Hedge Agreement” has the meaning set forth in Section 3.11(d) .

“Hedge Contract” means a Swap Transaction for the purchase of Canadian Dollars, US Dollars, or any other currency in which one of the Borrowers is doing business with US Dollars or Canadian Dollars, as applicable, at an agreed rate of exchange on a specified date, an interest rate or a currency swap or any other interest or exchange rate exposure management arrangement in respect of Canadian Dollars, US Dollars or any other currency in which one of the Borrower's is doing business.

“Hedge Contract Exposure” means, with reference to any Hedge Contract, the amount owing to the issuer of that Hedge Contract in the event of a default under and determined in accordance with the terms of the applicable Hedge Agreement.

“Hedge Lender” means, in respect of Hedge Contracts issued or entered into under Facility A and/or Facility B, as applicable, BMO, Affiliates of BMO, CIBC, Affiliates of CIBC, Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (including for greater certainty the following branches of Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., the Utrecht branch, the New York branch, the London branch or the Canadian branch) or Affiliates of Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., and each of the respective successors and assigns of the foregoing in such capacity.

“Impacted Lender” means any Lender as to which (a) the L/C Lender, a Swingline Lender or BMO, as provider of MasterCard Advances, has a good faith belief that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that controls the Lender has become insolvent or become the subject of a dissolution, liquidation, winding-up, receivership, bankruptcy or insolvency proceeding, or control of which shall have been taken by any Governmental Authority, or the shares and subordinated debt of which shall have been vested in Canada Deposit Insurance Corporation or any other Governmental Authority.

“Included Subsidiary” means any Subsidiary of SunOpta, which at any time has assets or revenues of greater than or equal to $100,000. For greater certainty, the term “Included Subsidiary” shall not include any Person which is designated as an Excluded Subsidiary in accordance with the provisions of this Agreement.

“Including” means “including without limitation” and the term “including” shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

“Indemnified Person” means the Agent and each Lender from time to time and its officers, directors, employees, attorneys and agents.

“Insured Eligible Accounts Receivable” means Eligible Accounts Receivable insured through an Accounts Receivable Insurance Policy.

“Intellectual Property” means all trade or brand names, business names, trade-marks (including logos), trade-mark registrations and applications, brand names, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing.

“Interest Expense” means, with reference to the Consolidated Borrower and any period, the cost of Funded Debt (other than Funded Debt owing by an Obligor to another Obligor or Obligors) outstanding during that period including interest charges, the interest component of Capital Leases, fees payable in respect of letters of credit and letters of guarantee and discounts incurred and fees payable in respect of bankers' acceptances, all determined on a consolidated basis, but for greater certainty, excluding Excluded Fees and principal amounts.

“Interest Period” means, with respect to any Libor Loan, the Contract Period of such Libor Loan.

“Interest Payment Date” means, in respect of each Credit Facility (other than in respect of Libor Loans made thereunder, as applicable), the last Business Day of each month or such other day of each month as the Agent and the relevant Borrowers may otherwise agree.

“Inventory” means and includes all inventory and any other goods which are held for sale or lease or are to be furnished under contracts of service or consumed in the relevant Obligor's business, all goods which are raw materials, work in process or finished goods, all goods which are returned or repossessed goods, and all materials and supplies of every kind and nature used or usable in connection with the acquisition, manufacture, processing, supply, servicing, storing, packing, shipping, advertising, selling, leasing or furnishing of the foregoing, and any constituents or ingredients thereof.

“Investment” has the meaning specified in Section 9.2(o) .

“Issuance Date” means the date on which a Letter of Credit or a Letter of Guarantee is issued by the L/C Lender at the request of a Borrower.

“Issuing Bank” has the meaning specified in the Provisions. On the date hereof, (a) the Issuing Bank in respect of Letters of Credit and/or Letters of Guarantee issued at the request of SunOpta under Facility A is BMO, and (b) the Issuing Bank in respect of Letters of Credit and/or Letters of Guarantee issued at the request of SunOpta Foods under Facility B is BMO Chicago.

“ITA” means the Income Tax Act (Canada) and any successor thereto, and any regulations promulgated thereunder.

“Landlord” means any landlord of an Obligor pursuant to a lease agreement between such landlord and an Obligor, whether oral or in writing, in respect of the lease of any property.

“L/C Agreement” has the meaning specified in Section 3.10(d) .

“L/C Lender” has the same meaning as Issuing Bank.

“Lenders” means all of the banks and other institutions named on the signature pages of this Agreement and any Eligible Assignee and their successors and “Lender” means any one or all of them if the context so requires. For greater certainty, without limiting the generality of the foregoing, the term “Lender” shall mean, as of the date of this Agreement and as applicable, (a) BMO in respect of Facility A, (b) each of BMO Chicago, Rabobank, EDC and CIBC in respect of Facility B, (c) the Swingline Lender, (d) each Hedge Lender, (e) the L/C Lender, and (f) BMO as provider of MasterCard Advances.

“Lending Office” means with respect to each Lender, the branch of that Lender at the address set out opposite the Lender's name on Schedule U or such other branch in Canada or the United States, as applicable, as that Lender may advise the Borrowers and the Agent in writing from time to time, and means, with respect to any Eligible Assignee, of all or any part of, or any interest in, any Lender's rights and obligations hereunder, the office of such Eligible Assignee located at its address located in Canada or the United States, as applicable, and specified as such to the Agent from time to time by such Eligible Assignee.

“Letter of Credit” means a letter of credit issued by the L/C Lender on behalf of the Lenders in respect of Facility A or Facility B at the request and for the account of the relevant Borrower to beneficiaries. Unless the context otherwise requires, “Letters of Credit” includes the Existing Letters of Credit.

“Letter of Guarantee” means a letter of guarantee issued by the L/C Lender on behalf of the Lenders in respect of Facility A or Facility B at the request and for the account of the relevant Borrower to beneficiaries.

“LIBO Rate” shall have the same meaning as LIBOR.

“LIBO Rate Loan” shall have the same meaning as Libor Loan.

“LIBOR” means the rate of interest per annum for deposits in US Dollars appearing on page 3750 of the Telerate screen as of 11:00 a.m. London time two Business Days in Toronto and London prior to the relevant Drawdown Date or Rollover Date, for the designated maturity and the amount selected, provided that if Telerate page 3750 is unavailable, then LIBOR shall be determined by the Agent with reference to Reuters page LIBO as of 11:00 a.m. London time two Business Days in Toronto and London prior to the relevant Drawdown Date or Rollover Date, for the designated maturity and the amount selected, further provided that if Reuters page LIBO is unavailable, then LIBOR shall be determined by the Agent as the rate, if any, at which it is prepared to offer deposits to leading banks in the London interbank Eurocurrency market in US Dollars, for the designated maturity and the amount selected, for delivery on the relevant Drawdown Date or Rollover Date.

“Libor Interest Date” means, with respect to any Libor Loan, the date falling on the last day of each Contract Period applicable to the Libor Loan and, if the applicable Contract Period is longer than three months, the date falling every three months after the beginning of the Contract Period and the last day of the Contract Period.

“Libor Loan” means an Advance which is denominated in US Dollars and in respect of which a Borrower has elected to pay interest in accordance with Section 4.3.

“Lien” means any mortgage, charge, lien, hypothec or encumbrance, whether fixed or floating on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, Capital Lease or other security arrangement of any kind.

“Loan” means a Prime Loan, a USBR Loan, an Overdraft, a MasterCard Advance, a US Prime Rate Loan, a Libor Loan or a Swing B Loan and “Loans” means any combination of them.

“Loan Documents” has the same meaning as Documents.

“Loss” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, awards, assessments, fines and any and all fees, disbursements and expenses of counsel, experts and consultants.

“Majority Lenders” means (i) at any time when there exists two (2) or fewer Lenders under this Agreement, all such Lenders, (ii) at any time when there exists three (3) or more Lenders under this Agreement and there exists no Event of Default which is continuing, those Lenders having at least 66.67% of the aggregate Total Commitment with respect to all Credit Facilities at such time, and (iii) at any time when there exists three (3) or more Lenders under this Agreement and there exists an Event of Default which is continuing, those Lenders which are owed Obligations aggregating at least 66.67% of the principal amount of all Obligations outstanding at such time, provided however that the Commitments of, and the outstanding Obligations owing to, any Defaulting Lender shall be excluded from all calculations for purposes of making a determination of the Majority Lenders.

“Mark-to-Market Amount” means in respect of all applicable Hedge Contracts (including all FEFCs and FX Collar Options) then outstanding, on any Business Day, the amount, if any, that would be owing by the Borrower under such Hedge Contracts (including all FEFCs and FX Collar Options), if (a) all such Hedge Contracts (including all FEFCs and FX Collar Options) (i) were governed by a single 1992 ISDA Master Agreement (Multicurrency – Cross Border) published by the International Swaps and Derivatives Association, Inc. between the Borrower and the applicable counterparties, as if all such counterparties were a single counterparty thereto, and (ii) were all being terminated as a result of a Termination Event with two Affected Parties on that Business Day, and (b) such amount, if any, was determined by making at mid-market the calculation required by Section 6(e)(ii)(2)(A) of such ISDA Master Agreement referred to above, provided that for the purposes of this definition (i) such amount, if any, shall be deemed to be $1.00 at any time when, as a result of such calculation, it would be less than $1.00 and (ii) “Termination Event” and “Affected Party” shall have the respective meanings attributed thereto in such ISDA Master Agreement referred to above.

“MasterCard Advances” is defined in Section 3.22 hereof.

“MasterCard Agreement” means, collectively, the BMO ePurchasing Solutions Corporate MasterCard Program Account Agreement (and all its Schedules) now or hereafter entered into between SunOpta and BMO, and all other documents customarily required by BMO in connection with the issuance of MasterCard corporate cards.

“MasterCard Limit” means $20,000 or the US Dollar Amount thereof.

“Material Adverse Change” means, with reference to any Person, a change that would reasonably be expected to have a Material Adverse Effect on that Person.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, or property or financial or other condition of all Obligors considered as a whole which would negatively affect the ability of all Obligors to perform and discharge their obligations under this Agreement, any of the other Documents, or their Material Contracts, (b) material amounts of Collateral, the Agent's or any Lender's Liens on such Collateral or the priority of those Liens, or (c) the Agent's or any Lender's ability to enforce its rights or remedies in a material manner under this Agreement or any of the other Documents.

“Material Contract” means, in respect of any Person, any contract or agreement to which the Person is a party or by which it is bound which is material to the businesses of all Obligors considered as a whole, having regard to its subject matter or the potential consequences of breach or termination.

“Material License” means, in respect of any Person, any license granted to such Person which is material to the businesses of all Obligors considered as a whole, having regard to its subject matter or the potential consequences of breach or termination.

“Maturity Date” means, with respect to each Credit Facility, July 27, 2016.

“Mexico” means SunOpta de Mexico, S. de R.L. de C.V., a corporation incorporated under the laws of Mexico, and its successors and permitted assigns.

“Mortgage” means any deed of trust, trust deed, hypothec, charge or mortgage in respect of a freehold or leasehold interest in real property (including for greater certainty land and buildings and fixtures thereon) made by an Obligor in favour or for the benefit of the Agent and/or the Lenders, in form and substance reasonably satisfactory to the Agent.

“Net Orderly Liquidation Value” means the appraised value of unencumbered (except to the Agent and except for Permitted Liens) Eligible Inventory and/or Eligible Equipment, as applicable, net of liquidation expenses, conducted on a net orderly liquidation basis based on appraisal reports provided for in Section 9.1(o) by an accredited appraiser satisfactory to the Agent (a copy of which report shall be provided to SunOpta).

“Non BA Lender” means a Lender that cannot or does not as a matter of policy issue B/As.

“Obligations” means all loans, advances (including MasterCard Advances), debts, liabilities and obligations for the performance of covenants, tasks or duties or for the payment of monetary amounts (whether or not performance is then required or contingent, or whether or not those amounts are liquidated or determinable), including Banking Product Debt, owing by any one or more of the Borrowers to the Agent and the Lenders (and any one or more of them) or to any Affiliate of BMO in connection with Banking Products or to any Designated Affiliate in connection with a Hedge Agreement or a Hedge Contract, as applicable, under any or all of the Documents (including without limitation under any Hedge Agreement, Hedge Contract, MasterCard Agreement or any Document relating to Banking Products), and all covenants and duties regarding those amounts, of any kind or nature, present or future, whether or not evidenced by any agreement or other instrument, owing under any or all of the Documents including all obligations owed by the Borrowers to the Lenders under or in connection with the Credit Facilities.

“Obligor” has the meaning given to it in the Provisions. Without limiting the Provisions, “Obligor” means each of the Borrowers, any other Person delivering any of the Security Documents, any Additional Obligor or any Person executing this Agreement as Obligor, and in each case their respective successors, and “Obligors” means all of them. For greater certainty, the term “Obligor” includes without limitation, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients, Global, SunOpta Investments and LLC.

“Organic B.V.” means The Organic Corporation B.V., an entity formed and existing under the laws of The Netherlands.

“Original Agreement” has the meaning given to it in the recitals to this Agreement.

“Original Currency” has the meaning given to it in Section 13.6.

“Other Currency” has the meaning given to it in Section 13.6.

“Overdraft” means a Canadian Overdraft and/or a US Overdraft as the context requires.

“Participating Member State” means each country so described in any EMU Legislation.

“Permitted Investments” means Investments by any Obligor in Persons or assets principally related to the natural or organic food business, provided that (i) the aggregate of all Investments made by all Obligors in any Fiscal Year of SunOpta shall not exceed the aggregate maximum amount of US$15,000,000, (ii) each Investment in any such Person or assets shall be accretive to the earnings of the relevant Obligor, (iii) each Investment in any such Person shall not be or consist of a hostile takeover, (iv) in circumstances where an equity Investment will cost in excess of US$2,000,000 the Obligor shall acquire not less than a 51% equity ownership interest in the relevant Person if the Investment is effected by way of an equity purchase as opposed to an asset purchase, (v) all debts and liabilities for borrowed money attached to or associated with such Investment (other than in favour of the Lenders hereunder) must be repaid upon the closing of the Investment and all Liens in connection therewith must be discharged, provided that, notwithstanding the foregoing, if the Investment is in a Person that will, as a result of such Investment, become a Subsidiary, the relevant Obligor may take up to 30 days after making such Investment to repay all debts and liabilities for borrowed money attached to or associated with such Investment (other than in favour of the Lenders hereunder), discharge all Liens and provide the Lenders with such first (subject to Permitted Liens) ranking security as the Lenders may require, (vi) if the Investment in whole or in part is to be funded by the proceeds of Advances under Facility A or Facility B, then after giving effect to the requested Advance, the Excess Availability shall be no less than 15% of the combined Total Commitment in respect of Facility A and Facility B, (vii) other than Debt not prohibited by this Agreement, no Debt shall be incurred by any Obligor in connection with any Investment, (viii) no such Investment shall cause a Default or Event of Default hereunder, and (ix) SunOpta is to provide the Agent with at least 30 days prior written notice of the closing and consummation of any Investment contemplated hereby. For greater certainty, no separate Investment shall be permitted if such Investment were to cause the foregoing US$15,000,000 aggregate limit to be exceeded.

“Permitted Liens” means, with respect to any property or asset of any Person:

(a)	in respect of personal property:

	(i)	Liens arising under the Documents or intended to be created pursuant to this Agreement or any Security Document;

(ii)

Liens for Taxes against personal property (A) which are not delinquent or remain payable without penalty or which are being contested in good faith in accordance with Section 9.1(j) by appropriate proceedings and (B) for which appropriate reserves have been taken in accordance with GAAP, provided that, in respect of this clause (ii), all such Liens secure claims in the aggregate at any time outstanding for the Obligors not exceeding $100,000, excluding any such Lien where there is any material risk that enforcement proceedings in respect thereof will result in the seizure or sale of the relevant property or assets;

(iii)

carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent for more than 90 days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(iv)

Liens (other than any Lien imposed in respect of a Canadian Pension Plan) consisting of pledges or deposits required in the ordinary course of business in connection with workplace safety insurance, employment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(v)

Purchase Money Liens securing indebtedness not in excess of $15,000,000 in the aggregate at any one time outstanding, provided, however, that this limit is in addition to any existing operating leases (as of the Closing Date) currently accounted for as operating leases under GAAP which may be treated or accounted for as Capital Leases upon future changes in GAAP or conversion to IFRS by the Borrower and its Subsidiaries (subject to Section 1.7 hereof);

(vi)	Liens arising in respect of indebtedness between any of the Obligors provided that such indebtedness is assigned or charged to the Agent on behalf of the Lenders;

(vii)	existing Liens arising in respect of Existing Obligors' Debt;

(viii)	any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(ix)	Liens charging cash collateral of up to US$2,000,000 in the aggregate granted to an issuer or issuers of letters of credit or letters of guarantee issued at an Obligor's request;

(x)

Liens, if any, in favour of the Hedge Lender, the L/C Lender and/or the Swingline Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder;

(xi)	Liens disclosed in Schedule BB hereto; and

(xii)	statutory Liens which secure payment of amounts not in arrears; and

(b)	in respect of real property (whether leased or owned):

(i)

permits, licenses, agreements, restrictions, easements, rights-of-way and other similar interests in land (including permits, licenses, agreements, restrictions, easements and rights-of-way for sidewalks, public ways, sewers, drains, gas steam and water mains, utilities, telephone and telegraph conduits, poles, wires and cables) which will not materially impair the use or the value of the real property and improvements thereon;

	(ii)	reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown;

(iii)

Liens for Taxes against real property which are not delinquent or remain payable without penalty or which are being contested in good faith in accordance with Section 9.1(j) by appropriate proceedings and for which appropriate reserves have been taken in accordance with GAAP, provided that, in respect of this clause (iii), all such Liens secure claims in the aggregate at any time outstanding for the Obligors not exceeding $100,000, excluding any such Lien where there is any material risk that enforcement proceedings in respect thereof will result in the seizure or sale of the relevant property or assets;

	(iv)	the Liens of the Security Documents created or intended to be created pursuant to this Agreement or any Security Document;

	(v)	any interest or title of a lessor or sublessor under any real property lease permitted by this Agreement;

	(vi)	statutory Liens which secure payment of amounts not in arrears; and

	(vii)	Liens charging SunOpta Grain’s real property at 26 Annette Street, Huevelton, New York provided the total principal amount secured does not exceed US$1,000,000.

“Person” has the meaning given to it in the Provisions.

“Pricing Grid” has the meaning given to it in Section 4.8.

“Prime Loan” means an Advance which is denominated in Canadian Dollars (including Canadian Overdrafts) and in respect of which a Borrower has elected to pay interest in accordance with Section 4.1(a) .

“Prime Rate” means, with respect to a Prime Loan or a Canadian Overdraft, on any day, the greater of (a) the annual rate of interest announced from time to time by the Agent as being its reference rate then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada, and (b) the one month CDOR Rate in effect from time to time, plus 100 Basis Points per annum. Any change in Prime Rate shall be effective on the date the change becomes effective generally.

“Principal amount” means (a) with reference to any Advance, the principal amount thereof; (b) with reference to a Bankers' Acceptance, the face amount thereof; and (c) with reference to a Letter of Credit or a Letter of Guarantee, the maximum amount payable to the beneficiary thereof.

“Provisions” means the model credit agreement provisions attached as Schedule X.

“Purchase Money Liens” means any Lien on Fixed Assets (including Capital Leases but, for greater certainty, excluding real property) to secure the payment of the purchase price of those Fixed Assets where the amount of the obligations secured does not exceed 100% of the cost of those Fixed Assets; and extensions, renewals or replacements of such Lien if the amount of the obligations secured thereby is not increased.

“Rabobank” means the Canadian branch of Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., a full service branch under Schedule III of the Bank Act (Canada) which is also referred to as Rabobank Nederland Canadian Branch, and its successors and assigns.

“Rateable Portion” means, with reference to any Lender:

(i)

in the context of such Lender's obligations to make Advances (other than by way of Hedge Contracts, MasterCard Advances and Swing B Loans) under a Credit Facility, such Lender's Commitment to make Advances (other than by way of Hedge Contracts, MasterCard Advances and Swing B Loans) under such Credit Facility divided by the aggregate amount of all Lenders' Commitments to make Advances (other than by way of Hedge Contracts, MasterCard Advances and Swing B Loans) under such Credit Facility, determined without regard to, as applicable, the Swing Line B Sublimit, the MasterCard Limit and Hedge Contracts;

(ii)

in the context of such Lender's entitlement to receive a portion of the standby fee in respect of Facility A or Facility B, as applicable, payable pursuant to Section 4.7, such Lender's Commitment to make Advances (other than by way of Hedge Contracts) under the relevant Credit Facility divided by the aggregate amount of all Lenders' Commitments to make Advances (other than by way of Hedge Contracts) under the relevant Credit Facility;

(iii)

in the context of any Lender's entitlement to receive payments of principal, interest or fees under a Credit Facility (other than a portion of the standby fee referred in clause (ii) above) at any time prior to the making by the Agent of a declaration under Section 10.2, the amount of the outstanding Advances (other than by way of Hedge Contracts) due to such Lender under such Credit Facility divided by the aggregate amount of the outstanding Advances (other than by way of Hedge Contracts) due to all Lenders under such Credit Facility;

(iv)

in the context of such Lender's entitlement to receive any payment on account of the Obligations owed to such Lender at any time after the making by the Agent of a declaration under Section 10.2, the amount of the Obligations then owed to such Lender divided by the aggregate amount of the Obligations then owed to all Lenders; and

(v)	in any other context such Lender's Commitments divided by the aggregate of all Lenders' Commitments.

“Release” means a discharging, spraying, injection, abandonment, depositing, spilling, leaking, seeping, pouring, emitting, emptying, throwing, dumping, placing, pumping, escaping, leaching, migrating, dispensing, dispersal, disposing, and exhausting, and when used as a noun has a correlative meaning.

“Required Lenders” shall have the same meaning as Majority Lenders.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers' acceptances accepted by leading Canadian banks.

“Reuters Screen LIBO Page” means the display designated as page LIBO on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying interbank offered rates for deposits in the London interbank Eurocurrency market.

“Rollover” means the rollover of an Advance by way of Libor Loan, Bankers' Acceptance, Letter of Credit or Letter of Guarantee for an additional Contract Period under Section 3.8(c), Section 3.9(i) or Section 3.9(h), respectively.

“Rollover Date” means the Business Day on which a Rollover occurs.

“Scheduled Payments” means payments made in accordance with Section 5.2 and “Scheduled Payment” means any such payment.

“Schedules” means the schedules attached to and forming part of this Agreement, as particularized in Section 1.11.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule II Lender” means any Lender named on Schedule II to the Bank Act (Canada).

“Schedule III Lender” means any Lender named on Schedule III to the Bank Act (Canada).

“Security” means all security held from time to time by or on behalf of the Lenders or the Agent by or on behalf of the Lenders and Designated Affiliates, securing or intended to secure directly or indirectly payment of the Obligations, or payment of the obligations of any Obligor (other than a Borrower) to the Agent and the Lenders and the Designated Affiliates (or any one or more of them) in connection with the applicable Documents to which such Obligor is a party, and includes all Security described in Section 7.

“Security Documents” means the Documents creating Liens on the assets of the Obligors, in favour of a Lender or the Agent on behalf of the Lenders and Designated Affiliates, including without limitation the Documents creating Liens set out in Section 7.1 and, when used in relation to any Person, the term “Security Documents” means the Security Documents executed and delivered by such Person.

“Servicios” means Servicios SunOpta, S. de R.L. de C.V., a corporation formed under the laws of Mexico, and its successors and permitted assigns.

“Subordinated Debt” means Debt owing by any Obligor where the payee has agreed to postpone payment of all principal and interest on such Debt to payment and satisfaction in full of the Obligations and has subordinated any security taken in respect of such Debt to the position of the Agent on behalf of the Lenders under the Security Documents, all in form and substance satisfactory to the Agent in its discretion, and which is disclosed in Schedule AA or added to Schedule AA from time to time by written notice from the Borrower to, and with the consent of, the Agent.

“Subsidiary” of a Person means (a) any corporation of which the Person and/or any one of its Affiliates holds, directly or indirectly, other than by way of security only, securities to which are attached more than 50% of the votes that may be cast to elect directors of such corporation, (b) any corporation of which the Person and/or any one of its Affiliates has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the directors of such corporation, (c) any partnership, limited liability company, unlimited liability company or joint venture in which such Person and/or one or more of its Affiliates has, directly or indirectly, more than 50% of the votes that may be cast to elect the governing body of such entity or otherwise control its activity, and (d) any partnership, limited liability company, unlimited liability company or joint venture in which such Person and/or one or more of its Affiliates has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the members of the governing body of such entity or otherwise control its activity.

“Sufficient Copies” means, in respect of documents required to be delivered under this Agreement, the number of copies of each document equal to the number of Lenders plus the Agent at the time the document is delivered, unless the Borrower is otherwise notified by the Agent.

“SunOpta” means SunOpta Inc., a corporation amalgamated under the laws of Canada, and its successors and permitted assigns.

“SunOpta Foods” means SunOpta Foods Inc., a corporation formed under the laws of Delaware, and its successors and permitted assigns.

“SunOpta Fruit” means SunOpta Fruit Group, Inc., a corporation formed under the laws of California, and its successors and permitted assigns.

“SunOpta Grains” means SunOpta Grains and Foods Inc., a corporation formed under the laws of Minnesota, and its successors and permitted assigns.

“SunOpta Ingredients” means SunOpta Ingredients, Inc. a corporation formed under the laws of Delaware, and its successors and permitted assigns.

“SunOpta Investments” means SunOpta Investments Ltd., a corporation formed under the laws of Canada, and its successors and permitted assigns.

“Swap Transaction” means an agreement which may be entered into between a Hedge Lender and a Borrower in connection with the management of foreign exchange risks in all major currencies acceptable to the Hedge Lender (provided that the Borrower is doing business in such currency and the quantum or amount of any currency being hedged or managed is reasonable in relation to the volume of the Borrower's business being conducted in any such currency) and includes (a) FEFCs, (b) FX Collar Options, and (c) financial products offered by the Hedge Lender to the Borrower in connection with the management of interest rate risks including forward rate agreements and interest rate swaps, but excludes any agreement relating to commodity transactions.

“Swing B Loan” has the meaning assigned thereto in Section 3.18.

“Swing Line B Sublimit” means US$15,000,000.

“Swingline Lender” means, in respect of Facility B, BMO Chicago and its successors and permitted assigns in such capacity.

“Tangible Net Worth” means, with respect to the Consolidated Borrower, the sum of the book values of all common share capital, contributed surplus, retained earnings and unrealized foreign currency adjustments of the Consolidated Borrower plus any preferred share capital and Subordinated Debt, less Accounts Receivable owed by Affiliates of the Obligors to the Obligors (but excluding Accounts Receivable owed by an Obligor to another Obligor or other Obligors), all loans owed by Affiliates (including for greater certainty Excluded Subsidiaries) of the Obligors to the Obligors (but excluding all loans owed by an Obligor to another Obligor or other Obligors), investments in Affiliates (other than Obligors), deferred charges, goodwill, organizational expenses, trademarks, tradenames, copyrights, patents, patent applications, licenses, deferred costs and any such other assets as are properly classified as “intangible”.

“Taxes” has the meaning given to it in the Provisions.

“Total Commitment” means, (a) with respect to Facility A, $10,000,000, and (b) with respect to Facility B, US$165,000,000, as such amounts may be reduced or cancelled in accordance with this Agreement.

“Total Liabilities” means all liabilities of the Consolidated Borrower as determined in accordance with GAAP but excludes, however, for purposes of this definition, Funded Debt which constitutes Subordinated Debt.

“Unanimous Lenders” means (a) all of the Lenders under Facility A, and (b) all of the Lenders under Facility B.

“USA” and “United States” means the United States of America.

“US Base Rate” means, with respect to a USBR Loan or a US Overdraft, on any day, the greater of (a) the annual rate of interest announced from time to time by the Agent as being its reference rate then in effect for determining rates on US Dollar denominated commercial loans made by it in Canada, and (b) the Federal Funds Effective Rate in effect from time to time (multiplied by 365 or 366/360 if the rate is calculated on the basis of a 360 day year), plus 100 Basis Points per annum. Any change in the US Base Rate shall be effective on the date the change becomes effective generally.

“USBR Loan” means an Advance which is denominated in US Dollars and in respect of which the Borrower has elected to pay interest in accordance with Section 4.2(a) (including US Overdrafts).

“US Dollars” and the symbol “US$” each means lawful money of the United States of America.

“US Dollar Amount” means, for any amount on any particular date, the aggregate of: (a) the portion, if any, of the amount denominated in US Dollars; and (b) the amount in US Dollars (determined on that date unless otherwise specified herein in accordance with Section 1.4) of the portion, if any, of the amount denominated in Canadian Dollars or any other relevant currency.

“US Overdraft” means any draw by SunOpta by way of overdraft under Facility A on any of its US Dollar current accounts maintained with BMO, as applicable.

“US Prime Rate Loan” means an Advance made by a Lender under Facility B which is denominated in US Dollars and in respect of which a Borrower has elected to pay interest in accordance with Section 4.2.

“US Prime Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 360 days, as applicable, which is equal at all times to the greater of (a) the reference rate of interest (however designated) of the Chicago Branch of the Agent for determining interest chargeable by it on United States Dollar commercial loans in the United States and (b) the sum of (i) the Federal Funds Effective Rate and (ii) 100 Basis Points per annum. Any change in the US Prime Rate shall be effective on the date the change becomes effective generally.

“US Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which an Obligor, or any corporation, trade or business that is, along with any other Person, a member of a Controlled Group, may reasonably be expected to have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“US Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.

“Written” or “in writing” includes printing, typewriting, or any electronic means of communication capable of being legibly reproduced at the point of reception.

1.2 Business Day.

If under this Agreement any payment or calculation is to be made, or any other action is to be taken, on or as of a day which is not a Business Day, that payment or calculation is to be made, and that other action is to be taken, as applicable, on or as of the next day that is a Business Day unless the Business Day next following the day is in the next following month, in which event the payment, calculation or action shall be made or taken on or as of the immediately preceding Business Day.

1.3 Conflict.

If there is a conflict or inconsistency between any provision of this Agreement and any provision of another document contemplated by or delivered under or in connection with this Agreement, the relevant provision of this Agreement is to prevail. For greater certainty, notwithstanding events of default set forth in the Security Documents, the Events of Default shall, if the Events of Default conflict with the events of default set forth is such Security Documents, be the Events of Default to the extent required to remove the conflict, and if a particular event of default is set out in such other Security Document and is not set out in this Agreement, provided that such event of default does not pertain to representations, warranties, covenants or other matters relating specifically to the property secured, charged or hypothecated by the relevant Security Document, the particular event of default shall not be effective as an event of default in that Security Document. For greater certainty, the events of default contained in the Security Documents will only be effective and apply to the extent that the relevant representation, warranty and/or covenant relating specifically to the property secured, charged or hypothecated by such Security Document is not addressed in this Agreement.

1.4 Currency.

Unless otherwise specified, all amounts are stated in Canadian Dollars. For the purpose of determining the aggregate Canadian Dollar Amount outstanding on any date of one or more Advances made hereunder, unless otherwise specified, the principal amount of any Advances made in US$ and the face amount of any Letters of Credit and Letters of Guarantee denominated in US$ shall be converted to Canadian Dollars at the rate then being used for this purpose by the Agent on such date, or, if such date is not a Business Day, on the next Business Day. For the purpose of determining the aggregate US Dollar Amount outstanding on any date of one or more Advances made hereunder, unless otherwise specified, the principal amount of any Advances made in Canadian Dollars and the face amount of any Bankers' Acceptances, Letters of Credit and Letters of Guarantee denominated in Canadian Dollars or any other relevant currency shall be converted to US Dollars at the rate then being used for this purpose by the Agent on such date, or, if such date is not a Business Day on the next Business Day. In addition to the foregoing, and for greater certainty, for purposes of determining at any time the amount of the Commitments in connection with the definition of Majority Lenders or Required Lenders, the term Commitments shall, for such purpose, refer to the US Dollar Amount of such Commitments.

1.5 References.

Time shall be of the essence in all provisions of this Agreement. The division of this Agreement into sections, the insertion of headings and the provision of a table of contents are for convenience of reference only and are not to affect the construction or interpretation of this Agreement. Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders. Unless otherwise specified, references in this Agreement to Sections and Schedules are to sections of, and schedules to, this Agreement. Unless otherwise specified, each reference to an enactment is deemed to be a reference to that enactment, and to the regulations made under that enactment, as amended or re-enacted from time to time. Unless otherwise specified, references to time of day or date mean the local time or date in the City of Toronto, Ontario.

1.6 Quebec References.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Document) and for all other purposes pursuant to which the interpretation or construction of a Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) ”security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the Uniform Commercial Code or personal property security legislation shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (e) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary”.

1.7 GAAP

Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If there occurs after the date hereof any change in GAAP from that used in the preparation of the financial statements referred to in Section 9.4 or if, after the date hereof the Borrowers and its Subsidiaries adopt International Financial Reporting Standards (“IFRS”) for use in the preparation of their financial statements (such changes in GAAP and such adoption of IFRS being referred to herein as “Accounting Changes”) that affects in any respect the calculation of any covenants contained in this Agreement (including those in Section 9.3), the Agent and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of the Agent, the Lenders and the Borrowers after such Accounting Changes conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon by the Agent, the Lenders and the Borrowers, or if no such changes are mutually agreed upon, the covenants in this Agreement (including those in Section 9.3) shall be calculated as if no Accounting Changes have occurred and all financial statements of the Borrowers and their Subsidiaries shall be prepared and delivered in accordance with GAAP. If the Accounting Changes result from the adoption of IFRS by the Borrowers and such amendments have been agreed upon by the Agent, the Lenders and the Borrowers, all financial statements of the Borrowers and their Subsidiaries must thereafter be prepared and delivered in accordance with IFRS as in effect from time to time.

1.8 Governing Law.

The Province referred to in sections 11(a) and (b) of the Provisions is the Province of Ontario. The law governing this Agreement shall also govern each of the Documents (unless the particular Document otherwise provides).

1.9 Entire Agreement.

This Agreement and all Documents constitute the entire agreement between the parties with respect to the subject matter and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, submitted to the Borrowers by the Agent and the Lenders.

1.10 Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect (a) the legality, validity or enforceability of the remaining provisions of this Agreement; or (b) the legality, validity or enforceability of that provision in any other jurisdiction.

1.11 Schedules.

The following Schedules are attached to and form part of this Agreement:

Schedule	Description
A	Additional Obligor Counterpart
B	Borrowers Accounts
C	Business and Operations
D	Governmental Approvals
E	Litigation
F	Unpaid Taxes
G	Subsidiaries and Corporate Chart
H	Labour Matters

Schedule	Description
I	Real Property and Locations of Collateral
J	Intellectual Property
K	Environmental Matters
L	Material Contracts and Material Licenses
M	Notice of Advance
N	Rollover and Conversion Notice
O	Power Of Attorney – Banker's Acceptance and BA Equivalent
Loans
P-1	Intentionally Deleted
P-2	Intentionally Deleted
P-3	Intentionally Deleted
P-4	Intentionally Deleted
Q	Intentionally Deleted
R	Existing Obligor's Debt
S	Transactions with Affiliates
T	Compliance Certificate
U	Lenders Lending Offices
V	Commitments
W-1	Facility A Borrowing Base Certificate
W-2	Facility B Borrowing Base Certificate
X	Model Credit Agreement Provisions
Y	Excluded Subsidiaries
Z	Intentionally Deleted
AA	Subordinated Debt
BB	Permitted Liens
CC	Fiscal Year End
DD	Existing Letters of Credit

SECTION 2
REPRESENTATIONS AND WARRANTIES

2.1 Representations, Warranties and Agreements of the Obligors.

Each Obligor, for itself and only with respect to itself, makes the following representations and warranties to the Agent and each Lender, all of which shall survive the execution and delivery of this Agreement and acknowledges and confirms that the Agent and each Lender is relying on such representations and warranties in entering into this Agreement, all other Documents and making Advances hereunder:

(a)

Corporate Status. It (i) is a duly organized and validly existing corporation or partnership or other entity, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (iii) is duly qualified as a foreign corporation or partnership or other entity or an extra-provincial corporation or partnership or other entity and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualification.

(b)

Power and Authority. It has the power to execute, deliver and perform the terms and provisions of each of the Documents signed by it and has taken all necessary action to authorize the execution, delivery and performance by it of each of such Documents signed by it. It has duly executed and delivered each of the Documents signed by it, and each such Document constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, reorganization, moratorium or similar laws affecting creditors' generally, (ii) the fact that specific performance and injunctive relief may only be given at the discretion of the courts, and (iii) the equitable or statutory powers of the courts to stay proceedings before them and to stay the execution of judgments.

(c)

No Violation. Neither the execution, delivery or performance by it of the Documents signed by it, nor compliance by it with the terms and provisions thereof, (i) will contravene any Applicable Law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of its property or assets pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which it is a party or by which it or any of its property or assets is bound or to which it may be subject, or (iii) will violate any provision of its constating documents.

(d)	Business and Operations. Its business and operations and locations of its business and operations (including the location of its chief executive office) are accurately described in Schedule C.

(e)

Governmental Approvals. Except as set forth in Schedule D, no order, consent, certificate, approval, permit, license, authorization or validation of, or filing, recording or registration with or exemption by (except as have been obtained or made prior to the date hereof or exist and are in full force and effect) any Person (including any Governmental Authority), is required to authorize, or is required in connection with (i) the execution, delivery and performance by it of any Document, or (ii) the legality, validity, binding effect or enforceability with respect to it of any such Document (other than the registration of Security Documents or financing statements with respect thereto).

(f)

Security Documents. The Security Documents create valid and enforceable Liens upon the Collateral on the terms set out therein, subject only to the terms of this Agreement and to Permitted Liens, and the Security Documents or financing statements with respect thereto have been registered or recorded in all places where registration and recording is necessary to protect the charges and security interests created therein.

(g)	Title to Collateral. It has good and marketable title to all Collateral free and clear of all Liens except Permitted Liens.

(h)	Financial Statements; Financial Condition; Undisclosed Liabilities.

(i)

The consolidated financial statements submitted to the Lenders for the period ended March 31, 2012 and each subsequent set of audited and internally prepared financial statements submitted to the Lenders present fairly (subject, in the case of interim internally prepared financial statements, to normal year end adjustments) the financial position of the Obligors, as at the date of said statements and the results of operations for the periods covered thereby and all such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. Since March 31, 2012 there has been no Material Adverse Change to any Obligor; and

(ii)

Except as fully reflected in the financial statements and the notes related thereto described in Section 2.1(h)(i), there were no liabilities or obligations with respect to it of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to it. It does not know of any basis for the assertion against it of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements and notes related thereto described in Section 2.1(h)(i) which, either individually or in the aggregate, would be material to it.

(i)

Litigation. Except as set forth on Schedule E, there are no actions, suits or proceedings pending or threatened (i) with respect to any Document or the transactions contemplated thereby, or (ii) that are reasonably likely to have a Material Adverse Effect on it.

(j)

True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by or on behalf of it in writing to the Agent and/or the Lenders (including all information contained in the Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein, is true and accurate in all material respects on the date as of which such information is dated or certified and is not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

(k)

Tax Returns and Payments. Except as set forth in Schedule F, (i) it has filed or caused to be filed all Tax returns which are required to have been filed with respect to its five most recent tax years, and has paid all Taxes shown to be due and payable on those returns or any assessments made against it and all other Taxes, fees or other charges imposed on it by any Governmental Authority, other than those the amount of or validity of which is currently being contested in good faith by appropriate proceedings being diligently pursued, and with respect to which adequate reserves in conformity with GAAP have been provided in its books and of which the details have been provided to the Lender, and (ii) no Liens for Taxes have been filed and, to its knowledge, no claims are being asserted against it with respect to any Taxes.

(l)

Subsidiaries. It has no Subsidiaries other than those listed on Schedule G. Schedule G correctly sets forth, the percentage ownership (direct and indirect) of it in each class of shares of each of its Subsidiaries and also identifies the direct owner thereof and also identifies (other than in respect of publically held corporations) any other owner of shares or options of any of its Subsidiaries in circumstances where such other owner of shares or options owns (or would own if the relevant options were duly exercised) in excess of twenty percent (20%) of the outstanding equity of the relevant Subsidiary. Schedule G also appends a true and complete corporate chart of SunOpta and each of its Subsidiaries (including, without limitation, Excluded Subsidiaries) and identifies which operating group (consisting of the Grains and Foods Group, the Ingredients Group, the Consumer Products Group and the International Foods Group) each Obligor is a part of.

(m)

No Restrictions. There does not exist any encumbrance or restriction on its ability to (i) pay dividends or make any other distributions on its shares or any other interest or participation in its profits, or to pay any Debt owed by it, (ii) make loans or advances, or (iii) transfer any of its properties or assets, except, in each case, for such encumbrances or restrictions existing under or by reason of (i) Applicable Law, (ii) this Agreement or the other Documents, (iii) customary provisions restricting subletting or assignment of any lease governing any of its leasehold interests, or (iv) customary provisions restricting the assignment of contracts, permits and/or licenses.

(n)

Compliance with Applicable Laws, etc. It (i) has obtained and is in compliance with all Governmental Approvals which are necessary for the conduct of its business as presently conducted and the use of its property and assets (both real and personal), each of which is in full force and effect, is a good, valid and subsisting approval which has not been surrendered, forfeited or become void or voidable and is unamended, except where non-compliance does not have a Material Adverse Effect, and (ii) is in compliance with all Applicable Laws, including Environmental Laws, except where non-compliance does not have a Material Adverse Effect.

(o)

Labour Matters. There are no strikes or other labour disputes against it that are pending or, to its best knowledge, threatened. All payment due from it on account of employee insurance of every kind and vacation pay have been paid or accrued as a liability on its books. It is in material compliance with the terms and conditions of all consulting agreements, management agreements and employment agreements, if any. There is no organizing activity involving it or, to its knowledge, threatened by any labour union or group of employees. No labour union or group of employees has made a pending demand for recognition. Except as set forth in Schedule H, there are no complaints or charges against it pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by it.

(p)	Insurance. It maintains insurance in compliance with Section 9.1(b) and all premiums and other sums of money payable for that purpose have been paid.

(q)

Location of Collateral. All of the Collateral is located at the locations identified in Schedule I or is in transit to or from such locations, and its chief executive office is located at the location identified in Schedule I. In addition, and for greater certainty, locations where Collateral with a value normally in excess of US$50,000 is so indicated on Schedule I.

(r)	Intellectual Property. It has no material Intellectual Property other than the Intellectual Property listed in Schedule J.

(s)	Real Property.

(i)

All real property owned or leased by it and the nature of its interest (both registered and beneficial) therein, is correctly set forth on Schedule I. It has good and marketable title to all real property owned by it free and clear of all Liens other than Permitted Liens.

(ii)

The real property owned or leased by it described in Schedule I has full, free and unobstructed access to and from adjoining public highways, streets and/or roads, and it has no knowledge of any existing fact or condition which could reasonably be expected to result in the amendment or termination of such access. All entrances/exits to such real property are permitted under Applicable Law and allow free and uninterrupted ingress and egress to public highways, streets and/or roads.

(iii)

There are no outstanding work orders, notices of deficiency and/or notices of violation issued by any Governmental Authority affecting or pertaining in any respect to part or all of its real property, other than those received and addressed in the normal course of business and which, in the aggregate, would not have a Material Adverse Effect.

	(iv)	Each of the Permitted Liens registered against its real property is in good standing and there are no unresolved disputes concerning the same except as disclosed in Schedule E.

	(v)	To the extent possible as of the date hereof, each of any outstanding site-plan, development and other municipal agreements entered into by it have been complied with and satisfied.

	(vi)	All its real property is zoned to permit its present use.

(vii)

No written notice has been received by it from any Governmental Authority or from any other source whatsoever (and it has otherwise no knowledge thereof), advising of, ordering, directing or requiring that any alteration, repair, improvement or other work be done with respect to its real property or relating to its non-compliance with any Applicable Law regarding land use or any other Applicable Law material to its real property which has not or will not be complied with within the relevant permitted period or relating to any threatened or impending condemnation, or relating to any changes (actual, pending or proposed) to any zoning or other land use law regulating or affecting the use to which such real property may be put.

(viii)	It is not aware of any expropriation or pending expropriation of part or all of its real property.

(ix)

It has not received notice of and, to the best of its knowledge, information and belief, after having made due enquiry, is not otherwise aware of any natural or artificial condition upon its real property which shall or could result in a Material Adverse Change or materially adversely limit or materially adversely affect the intended use of the real property.

(x)

It has not received written notice of and is not otherwise aware of any pending or proposed amendment to any Applicable Law relating to its real property, or of any planning report or other government study concerning the real property, any of which shall or could result in any Material Adverse Change or materially adversely affect the intended use of the real property.

(xi)

Taxes on its real property have not been reduced, deferred or eliminated pursuant to government schemes such as (but not limited to) a farm rebate tax program, a managed forest tax rebate program or conservation land tax rebate program; save for increases that will result from the development of its real property in the ordinary course, it has no knowledge of any proposal by a municipal corporation or other Governmental Authority to increase Taxes relating to or in respect of its real property other than normal annual tax increases levied from time to time.

(xii)

It has no knowledge of any existing or future obligation to pay or any proposed assessment of local improvement charges in relation to its real property except those levied in the ordinary course. It has done no act nor executed any agreement with a municipal corporation or other Governmental Authority the effect of which would be to provide for a future obligation to pay or a future assessment of local improvement charges in connection with the real property.

(t)	Environmental Matters.

(i)

It does not engage in any Environmental Activity which, if conducted improperly, could reasonably be expected to have a Material Adverse Effect on it or the value of its property and, except as disclosed in Schedule K, no material amount of Hazardous Substances are stored in or present in any form in or under any premises or lands owned, leased or operated, at any time by it and which, if Released, could reasonably be expected to have a Material Adverse Effect on it or the value of its property.

(ii)	To its knowledge, there is no material amount of asbestos in any form present or suspected to be present at any premises owned leased or operated, at any time, by it.

(iii)

It has a waste management program in compliance with Applicable Law to deal with Hazardous Substances generated in the ordinary course of business, including but not limited to waste generated by its production activities.

(u)

Representations and Warranties in Other Documents. All representations and warranties made by it in the Documents other than this Agreement are true and correct in all material respects as of the time as of which such representations and warranties were made.

(v)	Material Contracts. All of its Material Contracts and Material Licenses are listed on Schedule L and true and complete copies thereof have been provided to the Agent.

(w)	HST and GST Matters. There are no arrears owed by any Obligor to Canada Revenue Agency for payment of goods and services tax or for payment of harmonized sales tax, as applicable.

(x)	Debt. It has, as of the Closing Date, no Debt or Subordinated Debt other than that listed in Schedule R and Schedule AA, respectively.

(y)

CERCLA. No portion of any Obligor's property has been listed, designated or identified in the National Priorities List or the CERCLA Information System both as published by the United States Environmental Protection Agency, or any similar list of sites published by any federal, state or local authority proposed for requiring clean up or remedial or corrective action under any requirements of Applicable Laws.

(z)

ERISA Plans. Each ERISA Plan has been maintained and is in compliance in all material respects with Applicable Laws including, without limitation, all requirements relating to employee participation, investment of funds, benefits and transactions with the Obligors and persons related to them. With respect to ERISA Plans: (a) no condition exists and no event or transaction has occurred with respect to any ERISA Plan that is reasonably likely to result in any Obligor, to the best of its knowledge, incurring any material liability, fine or penalty; and (b) no Obligor has a material contingent liability with respect to any post-retirement benefit under a US Welfare Plan. All contributions (including employee contributions made by authorized payroll deductions or other withholdings) required to be made have been made in all material respects in accordance with all Applicable Laws and the terms of each ERISA Plan. Each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code either (a) has received a favourable determination letter from the Internal Revenue Service, (b) is or will be the subject of an application for a favourable determination letter, and no circumstances exist that has resulted or could reasonably be expected to result in the revocation or denial of any such determination letter, or (c) is entitled to rely on an appropriately updated prototype plan document that has received a national office determination letter and has not applied for a favourable determination letter of its own.

(aa)	Not an Investment Company. No Obligor is an “investment company” or a company “controlled” by an “investment company” within the meaning of the

United States Investment Company Act of 1940, as amended or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a holding company, or of a “subsidiary company” of a “holding company”, within the meaning of the United States Public Utility Holding Company Act of 1935, as amended.

(bb)

No Margin Stock. No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any Advance shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(cc)	Schedules. The information contained in the Schedules attached hereto is true, correct and complete in all material respects.

(dd)

Eligible Collateral. Without making any representation or warranty with respect to criterion involving the application of the Agent's or any Lender's judgement or discretion, each Account Receivable which is included as an Eligible Account Receivable on a Borrowing Base Certificate delivered by SunOpta or SunOpta Foods to the Agent satisfies all the criteria for being an Eligible Account Receivable. Without making any representation or warranty with respect to criterion involving the application of the Agent's or any Lender's judgement or discretion, each item of Inventory which is included as Eligible Inventory on a Borrowing Base Certificate delivered by SunOpta or SunOpta Foods to the Agent satisfies all the criteria for being Eligible Inventory. Without making any representation or warranty with respect to criterion involving the application of the Agent's or any Lender's judgement or discretion, each item of Equipment which is included as Eligible Equipment on a Borrowing Base Certificate delivered by SunOpta or SunOpta Foods to the Agent satisfies all the criteria for being Eligible Equipment.

(ee)

Accounts Receivable. As of the time any Account Receivable becomes subject to any security interest or Lien in favour of the Agent, and when it becomes an Eligible Account Receivable shown as such on a Facility A Borrowing Base Certificate or a Facility B Borrowing Base Certificate, the applicable Obligor shall be deemed to have represented and warranted as to each and all of such Accounts Receivable:

(i)

that such Account Receivable is valid and subsisting and, if such Account Receivable is an account, arises out a bona fide sale of goods sold and delivered by the applicable Obligor to, or in the process of being delivered to, or out of and for services theretofore actually rendered by it to, the account debtor named therein;

(ii)

that no such Account Receivable is evidenced by any instrument or chattel paper unless such instrument or chattel paper has theretofore been endorsed by the owner thereof and delivered to the Agent (except to the extent the Agent specifically requests the owner thereof not to do so with respect to any such instrument or chattel paper);

	(iii)	that no surety bond was required or given at the Obligor's request in connection with such Account Receivable or the contracts or purchase orders out of which the same arose;

(iv)

that the amount of the Account Receivable represented as owing is the correct amount actually and unconditionally owing, except for normal cash discounts on normal trade terms in the ordinary course of business if such Account Receivable is an account;

(v)

that the amount of such Account Receivable represented as owing is not subject to any Dispute other than those which are disclosed to the Agent in writing promptly upon the applicable Obligor becoming aware thereof; and

	(vi)	that such Account Receivable is not owing from any Governmental Authority.

2.2 Deemed Repetition.

The representations and warranties made in Section 2.1 shall (a) continue in effect until payment and performance of all the Obligations, and (b) be deemed to be repeated on each Drawdown Date, Interest Payment Date, Rollover Date and Conversion Date, mutatis mutandis, as if made on that date and, in any event, as of the end of each Fiscal Quarter, unless circumstances change to render any of them inaccurate and the Obligor gives the Agent prompt written notice of such change after the Obligor becomes or should become aware of such change.

SECTION 3
THE CREDIT FACILITIES

3.1 Establishment of Credit Facilities.

Subject to the terms and conditions of this Agreement, the Lenders under Facility A (in respect of Facility A) and the Lenders under Facility B (in respect of Facility B), as applicable, hereby establish or continue the following:

(a)	in favour of SunOpta, a committed revolving credit facility (“Facility A”) in the aggregate principal amount of up to $10,000,000 or the equivalent US Dollar Amount thereof; and

(b)	in favour of SunOpta Foods, a committed revolving credit facility (“Facility B”) in the aggregate principal amount of up to US$165,000,000.

3.2 Availability of Credit Facilities.

Subject to the provisions of this Agreement:

(a)

Facility A. SunOpta may borrow, repay and reborrow or otherwise obtain Advances under Facility A up to the lesser of the Facility A Borrowing Base and a maximum principal amount of $10,000,000 or the equivalent US Dollar Amount thereof (the “Facility A Credit Limit”).

(b)

Facility B. SunOpta Foods may borrow, repay and reborrow or otherwise obtain Advances under Facility B up to the lesser of the Facility B Borrowing Base and a maximum principal amount of US$165,000,000 (the “Facility B Credit Limit”).

(c)

Reserves and Adjustments. Notwithstanding any other provision of this Agreement to the contrary, the Agent acting reasonably shall have the right from time to time to establish reserves, and to adjust the amount of any existing reserve, against the amount which SunOpta and/or SunOpta Foods may otherwise request under any Credit Facility. Such reserves shall be in such amounts and with respect to such matters as the Agent shall deem necessary or appropriate, including, without limitation, reserves in respect of dilution, reserves in respect of shortfalls in fixed asset and real property lending values and reserves in respect of amounts owing by any Obligor to holders of Liens that may have priority over the Liens of the Agent and/or the Lenders (regardless of whether such third party Liens are permitted hereunder). The amount of such reserves shall be subtracted from the Facility A Borrowing Base and/or the Facility B Borrowing Base, as applicable, when calculating the amount of availability under each relevant Credit Facility. Additionally, the Agent may from time to time reduce the percentages applicable to Eligible Accounts Receivable, Eligible Inventory, Eligible Equipment and relevant real estate subject to a Mortgage as they relate to the Facility A Borrowing Base and/or the Facility B Borrowing Base, as applicable, or establish reserves against the amount of each relevant Credit Facility which the Borrower may otherwise request hereunder in such amounts, and with respect to such matters, as the Agent shall deem necessary or appropriate based, if and to the extent so required by the Agent in its discretion, on independent appraisals done by a qualified appraiser and field examination reports acceptable to the Agent or other relevant information of which the Agent has knowledge. Without limiting the foregoing, all calculations of availability under each relevant Credit Facility in any Borrowing Base Certificate delivered pursuant to this Agreement shall originally be made by the applicable Borrower, on behalf of the Obligors, and certified by the President or Chief Financial Officer of the applicable Borrower, provided that the Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections of Accounts Receivables received or otherwise; and (b) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the reserves determined by the Agent.

(d)	Types of Advances. Subject to the provisions of this Agreement:

(i)

each Lender agrees to severally make its Commitment under Facility A available to SunOpta by way of Prime Loans, USBR Loans, Libor Loans, Bankers' Acceptances, Letters of Credit, Letters of Guarantee and FEFCs, provided however that BMO may make available to SunOpta MasterCard Advances up to the MasterCard Limit; and

(ii)

each Lender agrees to severally make its Commitment under Facility B available to SunOpta Foods by way of US Prime Rate Loans, Libor Loans, Letters of Credit, Letters of Guarantee and Hedge Contracts (including FEFCs and FX Collar Options), provided however that the Swingline Lender may make available to SunOpta Foods advances by way of Swing B Loans up to the Swing Line B Sublimit.

(e)

Term. Subject to the terms and conditions of this Agreement, each Credit Facility may be availed of by the applicable Borrower from time to time during the period from and including the date hereof to but not including the Maturity Date (or, in the case of Hedge Agreements, the expiry dates referred to in Section 3.11(b)), at which time the Commitment of each of the applicable Lenders under each Credit Facility shall terminate.

3.3 Obligations of the Lenders.

(a)

Rateable Portion. Subject to the terms and conditions of this Agreement, each Lender under each relevant Credit Facility agrees to make available its Rateable Portion of each Advance (other than the issue of Letters of Credit, Letters of Guarantee, Hedge Agreements or MasterCard Advances) to the Borrower. No Lender shall be responsible for a Commitment of any other Lender. The failure of a Lender to make available an Advance in accordance with its obligations under this Agreement shall not release any other Lender from its obligations. Notwithstanding anything to the contrary in this Agreement, no Lender shall be obligated to make Advances available to the Borrower under any Credit Facility in excess of its Commitment under the Credit Facility.

(b)

Separate Obligation. The obligation of each Lender to make its Commitment available to the Borrower is a separate obligation between each Lender and the Borrower, and that obligation is not the several or joint and several obligation of any other Lender.

3.4 Revolving Nature of Facility A and Facility B.

Subject to the provisions of this Agreement:

(a)

Facility A. SunOpta may increase or reduce the amount of Advances outstanding under Facility A by borrowing, repaying and reborrowing Prime Loans, MasterCard Advances, USBR Loans and Overdrafts, by causing the acceptance of Bankers' Acceptances and funding them at maturity, by causing the issue and re- issue of Letters of Credit or Letters of Guarantee from time to time, and by entering into FEFCs;

(b)

Facility B. SunOpta Foods may increase or reduce the amount of Advances outstanding under Facility B by borrowing, repaying and reborrowing US Prime Rate Loans, Libor Loans and Swing B Loans and by causing the issue and re- issue of Letters of Credit or Letters of Guarantee from time to time, and by entering into Hedge Contracts (including FEFCs and FX Collar Options).

3.5 Purpose.

(a)

Facility A. The proceeds of Advances made under Facility A shall be used SunOpta solely for the ongoing general corporate and working capital purposes SunOpta and its Canadian Subsidiaries and divisions, the refinancing of Debt under the Original Agreement, the financing of acquisitions and Investments permitted by the provisions of this Agreement, for lending to other Obligors formed or existing under the laws of Canada or the USA or for lending to CSUA and/or Organic B.V. as permitted by Section 9.2(r) of this Agreement.

(b)

Facility B. The proceeds of Advances made under Facility B shall be used SunOpta Foods solely for the ongoing general corporate and working capital purposes of SunOpta Foods and its Subsidiaries and divisions, the refinancing Debt under the Original Agreement, the financing of acquisitions and Investments permitted by the provisions of this Agreement, for lending to other Obligors formed or existing under the laws of the USA or for lending to CSUA and/or Organic B.V. as permitted by Section 9.2(r) of this Agreement.

(c)	General. Each Borrower acknowledges and agrees that the proceeds of the Credit Facilities shall be used for business purposes only.

3.6 Initial and Maximum Utilization.

(a)

Facility A. Notwithstanding any provision herein to the contrary, the aggregate Canadian Dollar Amount of the principal amount of all Advances outstanding under Facility A shall not at any time exceed the Facility A Credit Limit. For purposes of calculating the principal amount of outstanding Advances under Facility A at any time, (i) such amount outstanding under applicable Hedge Contracts issued under Facility A shall be deemed to be the Mark-to-Market Amount of such Hedge Contracts at that time, (ii) the amount of any outstanding Letter of Credit or Letter of Guarantee shall be deemed to be the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto, and (iii) MasterCard Advances in an amount equal to the MasterCard Limit shall be deemed outstanding Advances at all times.

(b)

Facility B. Notwithstanding any provision herein to the contrary, the aggregate US Dollar Amount of the principal amount of all Advances outstanding under Facility B shall not at any time exceed the Facility B Credit Limit. For purposes of calculating the principal amount of outstanding Advances under Facility B at any time, (i) such amount outstanding under applicable Hedge Contracts issued under Facility B shall be deemed to be the Mark-to-Market Amount of such Hedge Contracts at that time, (ii) the amount of any outstanding Letter of Credit or Letter of Guarantee shall be deemed to be the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto, and (iii) Swing B Loans in an amount equal to the Swing Ling B Sublimit shall be deemed outstanding Advances under Facility B at all times.

3.7 Borrowing Procedures – General.

(a)

Notice of Borrowing. All Advances, other than Advances by way of Overdraft and MasterCard Advances, require the delivery of prior notice. To request an Advance, the applicable Borrower shall give to the Agent written notice substantially in the form attached as Schedule M, indicating the amount of the requested Advance, at or before the time set out below opposite the type of Advance that the applicable Borrower wishes to request:

Type of Advance	Time of Notice

Prime Loans, USBR Loans, US Prime Rate Loans and Bankers' Acceptance less than or equal to $10 million	Before 11:00 a.m. one Business Day prior to the requested Drawdown Date.

Prime Loans, USBR Loans, US Prime Rate Loans and Bankers' Acceptance greater than $10 million	Before 11:00 a.m. two Business Days prior to the requested Drawdown Date.

Libor Loans	Before 11:00 a.m. three Business Days prior to the requested Drawdown Date.

Letters of Credit and Letters of Guarantee	Before 11:00 a.m. three Business Days prior to the requested Drawdown Date

Hedge Contracts (including FEFCs, FX Collar Options and interest rate hedging instruments)	Before 11:00 a.m. up to five Business Days prior to the requested Drawdown Date

Each notice given in respect of an Advance by way of Prime Loan, USBR Loan or US Prime Rate Loan shall indicate the amount of the required Advance and the date funds are required. Each notice given in respect of an Advance by way of Libor Loan shall indicate the amount of the required Advance, the date funds are required and the duration of the initial Contract Period applicable thereto. Each notice given in respect of an Advance by way of Bankers' Acceptances shall indicate the amount of the Bankers' Acceptances to be issued and the applicable Contract Period of the Bankers' Acceptances. Each notice given in respect of an Advance by way of Letters of Credit or Letters of Guarantee shall indicate the amount of the Letter of Credit or Letter of Guarantee to be issued, the applicable Contract Period, the beneficiary, the terms of draw under the requested Letter of Credit or Letter of Guarantee and all other relevant information. Each notice given in respect of a Hedge Contract shall indicate the amount of the Hedge Contract and all other relevant information which the applicable Lender may request. Notwithstanding the foregoing and for greater certainty, the procedure for SunOpta Foods to obtain Swing B Loans is set out in Section 3.18(b).

(b)

Limits on Advances. Notwithstanding any other term of this Agreement, a Borrower shall not request an Advance under any Credit Facility if, on the day notice of the Advance is given pursuant to Section 3.7(a) or Section 3.18(b), after giving effect to the Advance, (i) in the case of Facility A, the Canadian Dollar Amount of the principal amount of all Advances outstanding from the Lenders under Facility A would exceed the lesser of the then current Facility A Borrowing Base and the Total Commitment in respect of Facility A, (ii) in the case of Facility B, the US Dollar Amount of the principal amount of all Advances outstanding from the Lenders under Facility B would exceed the lesser of the then current Facility B Borrowing Base and the Total Commitment in respect of Facility B, or (iii) in the case of each of Facility A and Facility B, the Canadian Dollar Amount or US Dollar amount, as applicable, of the principal amount of all Advances outstanding from any Lender under such Credit Facility would exceed that Lender's Commitment under the Credit Facility. No Advance under any Credit Facility (other than an Advance in respect of a Hedge Agreement) shall have a Contract Period that extends beyond the Maturity Date of that Credit Facility.

(c)

Lender or Agent Determination. Each determination, as applicable, by the L/C Lender and by the Agent of, as applicable, the Prime Rate, the US Base Rate, the US Prime Rate, the CDOR Rate, an Acceptance Fee (at the applicable rate specified by this Agreement), an issuance fee (at the applicable rate specified by this Agreement) for a Letter of Credit or a Letter of Guarantee and LIBOR shall, in the absence of manifest error, be prima facie binding on the Borrowers and the Lenders.

3.8 Libor Loans.

(a)	Minimum Advance. Each Advance by way of Libor Loan shall be in a minimum aggregate amount of US$1,000,000 and larger whole multiples of US$100,000.

(b)

Term. Each Libor Loan shall have a Contract Period of one, two, three or six months (each month being a period of 30 days for purposes of this Section), subject to availability. No Contract Period of a Libor Loan shall extend beyond the Maturity Date.

(c)

Rollover of Libor Loans. At least three Business Days before the expiry of the Contract Period of each Libor Loan, the Borrower shall notify the Agent by irrevocable telephone notice, followed by written confirmation on the same day in form and substance substantially in accordance with Schedule N, if it intends to:

	(i)	enter into a new Contract Period with respect to the maturing Libor Loan, or

	(ii)	repay the maturing Libor Loan.

If a Borrower fails to provide the foregoing notice or make the required payment, payment of its Obligations to the applicable Lender with respect to that maturing Libor Loan shall be funded with an Advance under, as applicable, a USBR Loan or US Prime Rate Loan in the amount outstanding under that Libor Loan.

3.9 Bankers' Acceptances.

(a)	Minimum Advances. Each Advance by way of Bankers' Acceptance shall be in a minimum aggregate face amount of $500,000 and larger whole multiples of $100,000.

(b)

Term. Each Bankers' Acceptance shall have a Contract Period of not less than 28 days or such greater period to a maximum of 183 days, subject, in all cases, to availability. No Contract Period of a Bankers' Acceptance shall extend beyond the Maturity Date.

(c)

Discount Rate. On each Drawdown Date on which Bankers' Acceptances are to be accepted, the Agent shall advise the Borrower as to the Agent's determination of the applicable Discount Rate for the Bankers' Acceptances which any of the Lenders have agreed to purchase.

(d)

Purchase. If the Lender purchases a Bankers' Acceptance accepted by it, the Borrower shall sell and the Lender shall purchase the Bankers' Acceptance at the applicable Discount Rate. The Lender shall provide to the applicable account as advised by the Agent from time to time the Discount Proceeds less the Acceptance Fee payable with respect to that Bankers' Acceptance.

(e)	Sale. Each Lender may from time to time hold, sell, rediscount or otherwise dispose of any or all Bankers' Acceptances accepted and purchased by it.

(f)

Bankers' Acceptances in Blank. To facilitate the acceptance of Bankers' Acceptances under this Agreement, the Borrowers shall, upon execution of this Agreement, if so requested by a Lender, and from time to time as required, provide to that Lender Bankers' Acceptances substantially in the form as may be acceptable to that Lender duly executed and endorsed in blank by the Borrower, in quantities sufficient for that Lender to fulfill its obligations under this Agreement or, if so requested by a Lender, provide to that Lender, with a copy to the Agent, a power of attorney substantially in the form of Schedule O executed by the Borrower in favour of that Lender authorizing that Lender to execute drafts in the form attached thereto. If Bankers' Acceptances have been provided to a Lender duly executed and endorsed in blank by the Borrower, that Lender is hereby authorized to issue Bankers' Acceptances endorsed in blank in face amounts as may be determined by the Borrower provided that the aggregate amount thereof is equal to the aggregate amount of Bankers' Acceptances required to be accepted by the Lender. No Lender shall be responsible or liable for its failure to accept a Bankers' Acceptance as required under this Agreement if the cause of the failure is, in whole or in part, due to the failure of the Borrower to provide to the Lender on a timely basis a sufficient number of duly executed Bankers' Acceptances or a duly executed power of attorney, as applicable, nor shall any Lender be liable for any damage, loss or other claim arising by reason of any loss or improper use of any Bankers' Acceptance except a loss or improper use arising by reason of the gross negligence or wilful misconduct of the Lender or its employees.

(g)

Execution. Drafts drawn by a Borrower to be accepted as Bankers' Acceptances shall be signed by a duly authorized officer or officers of the Borrower or by its attorneys. Notwithstanding that any Person whose signature appears on any Bankers' Acceptance may no longer be an authorized signatory for the Borrower at the time of issuance of a Bankers' Acceptance, that signature shall nevertheless be valid and sufficient for all purposes as if the authority had remained in force at the time of issuance and any Bankers' Acceptance so signed shall be binding on the Borrower.

(h)

Issuance. The Agent, promptly following receipt of a notice of Advance, Rollover or Conversion by way of Bankers' Acceptances, shall advise the applicable Lenders of the notice and shall advise each Lender of the face amount of Bankers' Acceptances to be accepted by it and the applicable Contract Period (which shall be identical for all Lenders). The aggregate face amount of Bankers' Acceptances to be accepted by a Lender shall be determined by the Agent by reference to that Lender's Rateable Portion of the issue of Bankers' Acceptances, except that, if the face amount of a Bankers' Acceptance which would otherwise be accepted by a Lender would not, subject to Section 3.9(a), be $100,000 or a whole multiple thereof, the face amount shall be increased or reduced by the Agent in its sole discretion to $100,000 or the nearest whole multiple of that amount, as appropriate; provided that after such issuance, no Lender shall have aggregate outstanding Advances in excess of its Commitment.

(i)

Rollover. At or before 1:00 p.m. two Business Days before the maturity date of any Bankers' Acceptance, the Borrower shall give to the Agent written notice substantially in the form attached as Schedule N if the Borrower intends to repay the maturing Bankers' Acceptances on the maturity date or if the Borrower intends to issue Bankers' Acceptances on the maturity date to provide for the payment of the maturing Bankers' Acceptances. Otherwise, the Borrower shall provide payment to the Agent on behalf of the Lenders of an amount equal to the aggregate principal amount of the Bankers' Acceptances on their maturity date. If the Borrower fails to make the payment, the Borrower's obligations in respect of the maturing Bankers' Acceptances shall be deemed to have been funded on the maturity date thereof with an Advance by way of Prime Loan.

(j)

Waiver of Presentment and Other Conditions. The Borrower waives presentment for payment and any other defence to payment of any amounts due to the Lender in respect of a Bankers' Acceptance accepted and purchased by it pursuant to this Agreement which might exist solely by reason of the Bankers' Acceptance being held, at the maturity thereof, by the Lender in its own right and the Borrower agrees not to claim any days of grace if the Lender as holder sues the Borrower on the Bankers' Acceptance for payment thereunder.

(k)

Depository Bills and Notes Act. At the option of the Borrower and any Lender, Bankers' Acceptances under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section 3.9.

(l)

BA Equivalent Loans by Non BA Lenders. Whenever a Borrower requests an Advance under this Agreement by way of BAs, each Non BA Lender shall, in lieu of accepting a BA, make a BA Equivalent Loan in an amount equal to the Non BA Lender's Rateable Portion of the BA Advance.

(m)

Terms Applicable to Discount Notes. As set out in the definition of “BA”, that term includes Discount Notes and all terms of this Agreement applicable to BAs shall apply equally to Discount Notes evidencing BA Equivalent Loans with such changes as may in the context be necessary, it being the intention of the parties hereto that each BA Equivalent Loan shall have the same economic consequences for the applicable Lender and the Borrower as the acceptance by such Lender of a BA. For greater certainty:

(i)	the term of a Discount Note shall be the same as the Contract Period for BAs accepted and purchased on the same Drawdown Date in respect of the same Advance;

(ii)	an acceptance fee will be payable in respect of a Discount Note and shall be calculated at the same rate and in the same manner as the Acceptance Fee in respect of a BA; and

(iii)

the Discount Rate applicable to a Discount Note shall be the Discount Rate applicable to BAs accepted by the Lenders on the same Drawdown Date, Rollover Date or Conversion Date, as the case may be, in respect of the same Advance.

3.10 Letters of Credit and Letters of Guarantee.

(a)

Currency. The L/C Lender will issue all Letters of Credit and Letters of Guarantee under Facility A and Facility B. Each Letter of Credit and each Letter of Guarantee shall be issued in Canadian Dollars, US Dollars or such other currency as the L/C Lender may agree in its sole discretion and shall mature on Business Day.

(b)

Letter of Credit and Letter of Guarantee Sublimit. The aggregate principal amount of Advances which may be outstanding by way of Letter of Credit and Letter of Guarantee under Facility A shall not exceed $10,000,000. The aggregate principal amount of Advances which may be outstanding by way of Letter of Credit and Letter of Guarantee under Facility B shall not exceed US$20,000,000 Each Letter of Credit or Letter of Guarantee shall be issued by the L/C Lender its name as an Advance under Facility A or Facility B, as applicable. Each Lender under Facility A (with respect to a Letter of Credit or Letter of Guarantee issued at the request of SunOpta) and each Lender under Facility B (with respect to Letter of Credit or Letter of Guarantee issued at the request of SunOpta Foods) will be responsible for its Rateable Portion of the funding for any drawing under any Letter of Credit or Letter of Guarantee under Section 3.10(f) or otherwise and to purchase its Rateable Portion of any outstanding Letter of Credit or Letter of Guarantee under Section 12.16. For purposes of calculating the amount of outstanding Advances under Facility A and/or Facility B, and for other purposes of this Agreement, a Letter of Credit or Letter of Guarantee shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and the extent any Letter of Credit or Letter of Guarantee expires or otherwise terminates without having been drawn upon, the availability under the Facility and/or Facility B shall to such extent be reinstated. The L/C Lender shall not be under any obligation to issue any Letter of Credit or Letter of Guarantee if default of any Lender's obligations to fund or purchase its Rateable Portion under this Section 3.10 exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the L/C Lender has entered into arrangements satisfactory to the L/C Lender with the Borrowers or such Lender to eliminate the L/C Lender's risk with respect to such Lender.

(c)

No Guarantees. Other than existing or future Letters of Credit and Letters of Guarantee at any time outstanding not exceeding US$2,000,000, and other than existing Letters of Credit and Letters of Guarantee not exceeding 11,000,000 Euro in favour of ING Bank N.V. in respect of obligations to the former shareholders of Organic B.V., no Advance by way of the issue of a Letter of Credit or Letter of Guarantee shall be used by the Borrowers for the purpose of incurring Contingent Obligations of the type described in clause (a) of the definition of “Contingent Obligations”.

(d)

Other Documentation. The issue of a Letter of Credit or a Letter of Guarantee is subject to the execution and delivery of an application and agreement and an indemnity in the L/C Lender's standard form or other specific agreement relative to the instrument in form and substance satisfactory to the L/C Lender acting reasonably (the “L/C Agreement”).

(e)

Retirement. A Letter of Credit or Letter of Guarantee may only be retired on its maturity date unless and to the extent it has been honoured or unless the written consent of the beneficiary of the instrument has been obtained and the original instrument has been returned to the L/C Lender.

(f)

Drawings. Any drawing under a Letter of Credit or Letter of Guarantee shall be funded by an Advance by way of a Prime Loan (if drawn in Canadian Dollars under Facility A), by way of a USBR Loan (if drawn in US Dollars or any other currency under Facility A) or by way of a US Prime Rate Loan (if drawn in US Dollars under Facility B).

(g)

Term. Each Letter of Credit and each Letter of Guarantee shall have a Contract Period of not less than 30 days or more than 364 days. No Contract Period of a Letter of Credit or a Letter of Guarantee shall extend beyond the Maturity Date.

(h)

Rollover. Three Business Days before the maturity date of any Letter of Credit or Letter of Guarantee the Borrower shall notify the L/C Lender, at its Lending Office, with a copy to the Agent, by notice substantially in the form attached as Schedule N if it wishes the issue of a replacement Letter of Credit or Letter of Guarantee on the maturity date or if it wishes to extend the maturity date of any Letter of Credit or Letter of Guarantee. If the Borrower fails to provide the foregoing notice, the maturing Letter of Credit or Letter of Guarantee shall expire on its maturity date. Notwithstanding the foregoing, the L/C Lender shall have the sole discretion in determining whether or not to issue any replacement Letter of Credit or Letter of Guarantee or to extend the maturity date thereof.

(i)

Reimbursement. The Borrower unconditionally and irrevocably authorizes the L/C Lender to pay the amount of any demand made on the L/C Lender under and in accordance with the terms of any Letter of Credit or Letter of Guarantee on demand without requiring proof of the Borrower's agreement that the amount so demanded was due and notwithstanding that the Borrower may dispute the validity of any such demand or payment. The Borrower shall reimburse the L/C Lender on demand for any amounts paid by it from time to time as contemplated by this Section and, without limiting the foregoing, the Borrower shall indemnify and save the L/C Lender harmless on demand from and against any and all other losses (other than lost profits), costs, damages, expenses, claims, demands or liabilities which it may suffer or incur arising in any manner whatsoever in connection with the making of any such payments as contemplated by this Section (including, without limitation, in connection with proceedings to restrain the L/C Lender from making, or to compel the L/C Lender to make, any such payment).

(j)

Lenders Not Liable. The L/C Lender shall not have any responsibility or liability for, or duty to inquire into, the authorization, execution, signature, endorsement, correctness, genuineness or legal effect of any certificate or other document presented to the L/C Lender pursuant to any Letter of Credit or Letter of Guarantee, other than to ensure that any demand for payment under a Letter of Credit or Letter of Guarantee is in compliance with the terms thereof, and the Borrower fully and unconditionally assumes all risks with respect to the same and, without limiting the generality of the foregoing, all risks of the acts or omissions of any beneficiary of any Letter of Credit or Letter of Guarantee with respect to the use by any beneficiary of any Letter of Credit or Letter of Guarantee. The L/C Lender shall not be responsible for:

(i)

the validity of certificates or other documents delivered under or in connection with any Letter of Credit of Letter of Guarantee that appear on their face to be in order, even if such certificates or other documents should in fact prove to be invalid, fraudulent or forged;

	(ii)	errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telefax or otherwise, whether or not they are in code;

	(iii)	errors in translation or for errors in interpretation of technical terms or for errors in the calculation of amounts demanded under any Letter of Credit or Letter of Guarantee;

(iv)

any failure or inability of the L/C Lender or any other Person to make payment under any Letter of Credit or Letter of Guarantee as a result of any Applicable Law or by reason of any control or restriction rightfully or wrongfully exercised by any Person asserting or exercising governmental or paramount powers; or

(v)	any other consequences arising in respect of a failure by the L/C Lender to honour a Letter of Credit or Letter of Guarantee due to causes beyond the control of the L/C Lender;

and none of the above shall affect or impair any of the rights or powers of the Lenders hereunder or the obligations of the Borrower under this Section. In furtherance and not in limitation of the foregoing provisions, it is agreed that any payment made by the L/C Lender in good faith under and in accordance with the terms of a Letter of Credit or Letter of Guarantee shall be binding upon the Borrower and shall not result in any liability of the Agent or any of the Lenders to the Borrower and shall not lessen the obligation of the Borrower under this Section. Notwithstanding the provisions of this Section, the Borrower shall not be responsible for, and neither the Agent nor any Lender shall be relieved of responsibility for, any wilful misconduct, gross negligence or fraud of or by the Agent or any Lender or the failure of the L/C Lender to comply with the terms of a Letter of Credit or Letter of Guarantee.

(k)

Overdue Amounts. Without limiting any other provision of this Agreement, if the Borrower shall fail to reimburse the L/C Lender in respect of any payments made by the L/C Lender under a Letter of Credit or Letter of Guarantee as contemplated in this Section, the L/C Lender may at any time thereafter notify the Agent (which shall thereupon deliver a similar notice to each Lender under Facility A and/or Facility B, as applicable of such failure) and such notification shall be deemed to have been delivery of a request for an Advance in the amount and currency of such payments on and subject to the terms hereof. Each Lender under Facility A and/or Facility B, as applicable shall forthwith credit the account of the L/C Lender with such Lender's Rateable Portion of such payments, the amount of such payments shall be deemed to constitute, as applicable, a Prime Loan (if such payments were made in Canadian Dollars under Facility A, a USBR Loan (if such payments were made in U.S. Dollars under Facility A) or a US Prime Rate Loan (if such payments were made in U.S. Dollars under Facility B) made by the Lenders under Facility A and/or Facility B, as applicable and which is outstanding, and, without limiting the terms and conditions applicable to such Prime Loan, USBR Loan, or US Prime Rate Loan shall be due and payable when such Prime Loan, USBR Loan or US Prime Rate Loan is due and payable in accordance with the provisions hereof.

(l)

Acceleration. Upon the Agent making a declaration under Section 10.2, the maximum amount of the contingent liability of the L/C Lender under any Letter of Credit or Letter of Guarantee which is then outstanding shall immediately become due and payable notwithstanding that the L/C Lender has not at such date been required to make payment under any such Letter of Credit or Letter of Guarantee. Any such amount deposited with the L/C Lender shall be held by the L/C Lender in a separate interest-bearing collateral account in the name of the relevant Borrower as security for the repayment of future indebtedness of the Borrower to the L/C Lender in respect of Letters of Credit or Letter of Guarantee which are drawn down, and, pending the expiry of all outstanding Letters of Credit or Letter of Guarantee, any amounts deposited with the L/C Lender shall bear interest at the rate established by the L/C Lender from time to time as that payable in respect of 30 day certificates of deposit of the L/C Lender for monies of like amount. Any such amount deposited with the L/C Lender shall be held in trust for the other Lenders, to the extent of each Lenders' Rateable Portion, and shall be distributed as and when required by this Agreement.

(m)

Conflict. Each Letter of Credit and/or Letter of Guarantee shall be subject to the L/C Lender's customary Letter of Credit and/or Letter of Guarantee terms and procedures (including without limitation pursuant to an L/C Agreement) from time to time in effect and shall be in a form acceptable to the L/C Lender. The Borrower shall execute and deliver such standard form applications, agreements, indemnities and other assurances as the L/C Lender may reasonably require from time to time with respect to Letters of Credit and/or Letters of Guarantee. A Letter of Credit and/or Letter of Guarantee shall in no event contain provisions requiring the L/C Lender to satisfy itself, prior to payment thereunder, as to any conditions for a drawing thereunder other than the presentation of prescribed documents. If the provisions set forth in the L/C Lender's customary letter of credit and/or letter of guarantee documentation set forth terms of availability or cross- collateralization of security beyond or inconsistent with that set forth herein, the provisions of this Agreement in respect thereof shall prevail.

(n)

Non-Sharing. Notwithstanding Article 5 of the Provisions, prior to the occurrence and continuation of any Event of Default, with respect to the Lenders, the L/C Lender may obtain any payment owing in any manner whatsoever in respect of any Letter of Credit or Letter of Guarantee, retain such payment and apply same against the obligations of the Borrower in respect of Letters of Credit or Letters of Guarantee and other amounts owing in respect of any Letter of Credit or Letter of Guarantee (including, without limitation, interest) and shall have no obligation to remit to or share with any Lender such payment.

(o)	Existing Letters of Credit. The parties hereto expressly acknowledge and agree that as and from the Closing Date:

	(i)	the Existing Letters of Credit shall be deemed to have been issued under Facility B and shall be included in the calculation of the letter of credit exposure hereunder;

	(ii)	BMO shall be deemed to be the Issuing Bank with respect to such Existing Letters of Credit; and

(iii)

the Borrower shall pay issuance fees with respect to such Existing Letters of Credit calculated in accordance with the provisions of Section 4.5 and distributed in accordance with the provisions of Section 4.5 , the whole as if the term of such Existing Letters of Credit had commenced on the Closing Date. Accordingly, the issuance fees payable pursuant to Section 4.5 will accrue as of and from the Closing Date.

3.11 Hedge Contracts.

(a)

General. Subject to the terms and conditions hereof, Facility A may be availed SunOpta in the form of FEFCs and Facility B may be availed by SunOpta Foods in the form of Hedge Agreements (including FEFCs, FX Collar Options and interest rate hedging instruments), in each case in all major currencies acceptable to the Hedge Lender. Each such FEFC, FX Collar Option and other Hedge Contract shall be subject to the terms and conditions hereof and the applicable Hedge Agreement. Subject to Sections 3.6(a) and 3.6(b), (i) outstanding FEFCs under Facility A shall not at any time have an aggregate face contract amount excess of US$10,000,000 and shall not at any time have a Mark-to-Market Amount in excess of US$1,000,000, (ii) outstanding Hedge Agreements (including FEFCs and FX Collar Options but specifically excluding, for purposes of this subclause (ii), interest rate hedging instruments) under Facility B shall not at any time have an aggregate face contract amount in excess of US$30,000,000 and shall not at any time have a Mark-to-Market Amount in excess US$3,000,000, and (iii) outstanding Hedge Agreements consisting of interest rate hedging instruments under Facility B shall not at any time have an aggregate face contract amount in excess of US$50,000,000 and shall not at any time have Mark-to-Market Amount in excess of US$4,000,000. If the maximum aggregate face contract amount and/or the maximum Mark-to-Market Amount thresholds referred to above in respect of Facility A or Facility B are exceeded at any time then, at the option of the relevant Borrower upon notice to the Agent, one or more of the following shall occur on or before the second Business Day immediately following the date on which the Borrower received from the Agent notice by Agent of the relevant excess amount:

(i)

the Agent shall establish reserves in respect of Facility A and/or Facility B, as applicable, in an amount equal to the amount by which relevant maximum aggregate face contract amount threshold has been exceeded and/or the relevant maximum Mark-to-Market Amount threshold has been exceeded, as applicable; or

(ii)

the relevant Borrower shall provide cash collateral to the Agent in amount equal to the amount by which the relevant maximum aggregate face contract amount threshold has been exceeded and/or the relevant maximum Mark-to-Market Amount threshold has been exceeded, applicable. For greater certainty, and subject to compliance with all other terms and conditions of this Agreement, the relevant Borrower may obtain an Advance under Facility A or Facility B in order to provide such cash collateral to the Agent; or

	(iii)	the relevant Hedge Contract will be terminated and the Borrower shall pay to the Hedge Lender all relevant breakage costs in respect of the same.

The reserves referred to above will be removed by the Agent and the cash collateral referred to above will be refunded by the Agent to the relevant Borrower within five (5) Business Days of the relevant threshold(s) no longer being exceeded. For greater certainty, if the Borrowers comply with the requirements set out in subsections (i), (ii) or (iii) immediately above, then the fact of exceeding the maximum aggregate face contract amount threshold and/or the maximum Mark-to-Market Amount threshold shall not constitute a Default or an Event of Default.

(b)

Term. Each Borrower may only enter into Hedge Contracts with the Hedge Lender provided that such Hedge Contracts are only issued in respect of Canadian Dollars, US Dollars or other major currencies acceptable to the Hedge Lender for purposes of treasury risk management. Each Hedge Contract that consists of an FEFC or an FX Collar Option shall have a Contract Period of not more than 18 months and each Hedge Contract that consists of an interest rate hedging instrument shall have a Contract Period of not more than four (4) years. For greater certainty, a Borrower may only enter into a Hedge Contract with the Hedge Lender provided that, as applicable, (i) the Hedge Contract being entered into is not for speculation purposes, (ii) the foreign exchange risk being managed is in a currency or currencies in which the Borrower or an Obligor does business, and (iii) the quantum or amount of any currency being hedged or managed is reasonable in relation to the volume of the Borrower's or Obligor's business being conducted in any such currency.

(c)

Subject to Approval. The Hedge Lender may refuse to issue a Hedge Contract at any time at its sole discretion. Each of Cooperatieve Centrale Raiffeisen- Boerenleenbank B.A. (as represented herein by Rabobank) and CIBC acknowledges and agrees in favour of the Borrowers and the Agent that it and its relevant branches and Affiliates, in its and their capacity as Hedge Lender under Facility B in connection with this Agreement, will not enter into Hedge Contracts with the applicable Borrower if Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. and/or CIBC, as applicable, cannot provide to the Agent, at or before 10:00 a.m. Toronto time on each Business Day, a written report confirming the net mark-to-market amount in respect of such Hedge Contracts. In furtherance of the foregoing and for greater certainty, each of Cooperatieve Centrale Raiffeisen- Boerenleenbank B.A. (as represented herein by Rabobank) and CIBC, as applicable, agrees that, in respect of any Hedge Contracts that it enters into and issues under Facility B with the applicable Borrower, it will provide to the Agent, at or before 10:00 a.m. Toronto time on each Business Day, a written report setting out the net mark-to-market amount in respect of all such Hedge Contracts.

(d)

Other Documentation. The issuance of a Hedge Contract is subject to the execution and delivery of specific agreements as may be required by the Hedge Lender on its standard forms and modified by such schedules and addenda as are customarily used by the Hedge Lender (the “Hedge Agreement”). In the event of a conflict between the terms and conditions of the Hedge Agreement and this Agreement, the Hedge Agreement shall prevail notwithstanding Section 1.3.

(e)

Non-Sharing. Notwithstanding Article 5 of the Provisions, prior to the occurrence and continuation of any Event of Default, with respect to the Lenders, the Hedge Lender that has entered into a Hedge Contract with a Borrower may obtain any payment in any manner whatsoever in respect of Hedge Contracts, retain such payment and apply same against the obligations of the Borrower under Hedge Contracts and other amounts owing in respect of the Hedge Contracts (including, without limitation, interest) and shall have no obligation to remit to or share with any Lender such payment.

3.12 Prime Loans, USBR Loans, US Prime Rate Loans, Overdrafts and Swing B Loans.

Each Advance by way of Prime Loan shall be in a minimum aggregate principal amount of $100,000 and larger whole multiples of $100,000. Each Advance by way of USBR Loan or US Prime Rate Loan shall be in a minimum aggregate principal amount of US$100,000 and larger whole multiples of US$100,000. Notwithstanding the foregoing and for greater certainty, each Advance by way of Overdraft, MasterCard Advances and Swing B Loan may be in amounts of other than, as applicable, $100,000 or US$100,000 and whole multiples thereof.

3.13 Conversion Option.

Subject to this Agreement, a Borrower may, during the term of this Agreement, effective on any Business Day, convert, in whole or in part, an outstanding Advance (other than an Advance by way of Letter of Credit, Letter of Guarantee or Hedge Agreement) into another type of Advance permitted under the relevant Credit Facility (other than an Advance by way of Letter of Credit, Letter of Guarantee or Hedge Agreement) upon giving written notice to the Agent in substantially the form attached hereto as Schedule N, the notice period being that which would be applicable to the type of Advance into which the outstanding Advance is to be converted under Section 3.7. Conversions under this Section 3.13 may only be made provided that:

(a)

notwithstanding any other term in this Agreement, no Advance denominated in C$ may be converted into an Advance denominated in US$ and no Advance denominated in US$ may be converted into an Advance denominated in C$;

(b)	each conversion into an Advance shall be for minimum aggregate amounts and whole multiples in excess thereof as are specified in respect of that type of Advance in this Section 3;

(c)

an Advance by way of Libor Loan may be converted only on the last day of the relevant Contract Period; if less than all of the Libor Loan is converted, after the conversion not less than US$1,000,000 shall remain as a Libor Loan;

(d)

an Advance by way of Bankers' Acceptance may be converted only on the last day of the relevant Contract Period; if less than all Advances by way of Bankers' Acceptances having the same maturity date are converted, after the conversion not less than C$500,000 shall remain as Advances by way of Bankers' Acceptances to the Borrowers having the same maturity date;

(e)	a conversion into an Advance by way of Libor Loan shall only be made to the extent that the conditions outlined in Section 4.11 shall not exist on the relevant Conversion Date; and

(f)

no demand shall have been made and no Default or Event of Default shall have occurred and be continuing on the relevant Conversion Date or after giving effect to the conversion of the Advance to be made on the Conversion Date.

3.14 Conversion and Rollover Not Repayment.

No Conversion or Rollover shall constitute a repayment of any Advance or a new Advance.

3.15 Mandatory Conversion of Libor Loans and Bankers' Acceptances.

Notwithstanding Sections 3.9(i), 3.10(h) and 3.11, and subject to Section 10.2, if a Default or Event of Default has occurred and is continuing on the last day of a Contract Period, as regards a Libor Loan, or upon the maturity date, as regards a Bankers' Acceptance, (a) in respect of an Advance by way of a Libor Loan, the Borrower shall be deemed to have converted the Advance, as applicable, into a USBR Loan or a US Prime Rate Loan as of the last day of the applicable Contract Period, and (b) in respect of an Advance by way of Bankers' Acceptances, the Borrower shall be deemed to have converted the Advance into a Prime Loan in an amount equal to the principal amount of the Bankers' Acceptances on the maturity date.

3.16 Deposit of Proceeds of Loans and Discount Proceeds.

The Agent shall credit to the applicable Borrower's Account on the applicable Drawdown Date (a) the proceeds of each Advance by way of Prime Loan, USBR Loan, US Prime Rate Loan or Libor Loan made, and (b) the Discount Proceeds less the applicable Acceptance Fee with respect to each Bankers' Acceptance purchased by a Lender on that Drawdown Date. Where a Borrower has made separate arrangements for the purchase of Bankers' Acceptances issued under this Agreement, the Agent shall debit the applicable Borrower's Account for the applicable Acceptance Fee upon acceptance and the Borrower shall deposit the Discount Proceeds to the applicable Borrower's Account stipulated by the Borrower immediately upon receipt.

3.17 Evidence of Obligations.

The Agent and the Lenders, as applicable, shall open and maintain their respective accounts and records evidencing the Obligations of the Borrowers under this Agreement. The Agent and such Lenders shall record in those accounts by appropriate entries all amounts owing on account of those Obligations and all payments on account thereof. Those accounts and records will constitute, in the absence of manifest error, prima facie evidence of the Obligations outstanding from time to time, the date each Advance was made and the amounts that each Borrower has paid from time to time on account of the Obligations, provided that the obligations of the Obligors to make payments under and in connection with this Agreement and the Documents shall not be affected by any failure of the Agent or one or more of the Lenders to make or maintain any such account or record.

3.18 Swing B Loans.

(a)

Generally. Subject to the terms and conditions hereof, as part of Facility B, the Swingline Lender agrees to make loans in US Dollars to SunOpta Foods under the swing line established hereby (individually a “Swing B Loan” and collectively the “Swing B Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line B Sublimit. The Swing B Loans may be availed of by SunOpta Foods from time to time and borrowings thereunder may be repaid and used again during the period ending on the Maturity Date in respect of Facility B.

(b)

Requests for Swing B Loans. SunOpta Foods may, but is not required to, give the Swingline Lender notice of a request for the advance of a Swing B Loan. If SunOpta Foods does provide the Swingline Lender with notice of a request for an advance of a Swing B Loan, then such notice (which may either be written or oral) shall be provided to the Swingline Lender by no later than 12:00 noon (Chicago time) on the date upon which SunOpta Foods requests that any Swing B Loan be made and shall indicate the amount of such Swing B Loan and the date on which such Swing B Loan is to be advanced. Subject to the terms and conditions hereof, the proceeds of such Swing B Loan shall be made available to SunOpta Foods on the date so requested at the offices of the Swingline Lender in Chicago, Illinois, by depositing such proceeds to the credit of SunOpta Food's bank account number 422-481-2 maintained with Harris (the “Disbursement Account”) or as SunOpta Foods and the Swingline Lender may otherwise agree. In addition to the foregoing, and without any request therefor being made by SunOpta Foods, the Swingline Lender at its option may (but is not obligated at any time to) make Swing B Loans to SunOpta Foods in circumstances where the funds available in the Disbursement Account are or may be insufficient to meet the relevant near term payment and disbursement obligations of SunOpta Foods that are to be processed through such Disbursement Account. Anything contained in the foregoing to the contrary notwithstanding, (i) the obligation, if any, of the Swingline Lender to make Swing B Loans shall be subject to all of the other applicable terms and conditions of this Agreement, and (ii) the Swingline Lender shall not be obligated to make more than one Swing B Loan during any one day.

(c)

Refunding Loans. In its sole and absolute discretion, the Swingline Lender may at any time, on behalf of SunOpta Foods (which hereby irrevocably authorizes the Swingline Lender to act on its behalf for such purpose) and with notice to SunOpta Foods, request each Lender under Facility B to make a US Prime Rate Loan in an amount equal to each such Lender's Rateable Portion of the amount of the Swing B Loans outstanding on the date such notice is given. Regardless of the existence of any Default or Event of Default, each Lender under Facility B shall (provided that the pro rata principal amount of such requested Loans, together with the pro rata principal amount of all Advances outstanding under Facility B in respect of each Lender, shall not exceed each such Lender's Facility B Commitment) make the proceeds of its requested US Prime Rate Loan available to the Swingline Lender, in immediately available funds, at the Swingline Lender's principal office in Chicago, Illinois, before 12:00 Noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such US Prime Rate Loans shall be immediately applied to repay the outstanding Swing B Loans.

(d)

Participations. If any Lender under Facility B refuses or otherwise fails to make a US Prime Rate Loan requested by the Swingline Lender pursuant to Section 3.18(c) above (because an Event of Default described in Section 10.1(i) or 10.1(j) exists with respect to SunOpta Foods or otherwise), such Lender will, by the time and in the manner such US Prime Rate Loan was to have been funded to the Swingline Lender, purchase from the Swingline Lender an undivided participating interest in the outstanding Swing B Loans in an amount equal to its Rateable Portion of the aggregate principal amount of Swing B Loans that were to have been repaid with such US Prime Rate Loans. Each Lender under Facility B that so purchases a participation in a Swing B Loan shall thereafter be entitled to receive its Rateable Portion of each payment of principal received on the Swing B Loan and of interest received thereon accruing from the date such Lender funded to the Swingline Lender its participation in such Loan. The several obligations of the Lenders under Facility B under this Section shall, subject to Section 12.16 hereof, be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender under Facility B may have or have had against SunOpta Foods, any other Lender under Facility B or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Facility B Commitment of any Lender under Facility B, and each payment made by a Lender under Facility B under this Section shall be made without any offset, abatement, withholding or reduction whatsoever. The Swingline Lender shall not be under any obligation make any Swingline B Loan if a default of any Lender's obligations to fund or purchase the applicable participation under this Section 3.18 exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the Swingline Lender has entered into arrangements satisfactory to the Swingline Lender with the Borrowers or such Lender to eliminate the Swingline Lender's risk with respect to such Lender. Without limiting the foregoing and notwithstanding Article 5 of the Provisions, prior to the occurrence and continuation of any Event of Default, with respect to the Lenders the Swingline Lender may obtain any payment in any manner whatsoever in respect of Swing B Loans, retain such payment and apply same against Swing B Loans and other amounts owing in respect of Swing B Loans (including, without limitation, interest) and shall have no obligation to remit to or share with any Lender such payment.

3.19 Reliance on Oral Instructions.

The Agent and each Lender shall each be entitled to act upon the oral instructions of any Person who the Agent or the applicable Lender, acting reasonably, believes is a Person authorized by the relevant Borrower to act on such Borrower's behalf. The Agent and any applicable Lender shall not be responsible for any error or omission in those instructions or in the performance thereof except in the case of gross negligence or wilful misconduct by the Agent, any applicable Lender or their respective agents. Any instructions so given shall be confirmed in writing by the relevant Borrower to the Agent or the applicable Lender on the same day. The relevant Borrower shall indemnify the Agent and any applicable Lender for any loss or expense suffered or incurred by the Agent or any applicable Lender as a consequence of the Agent or the applicable Lender acting upon instructions given or agreements made over the telephone or by electronic transmission of any type with Persons reasonably believed by Agent or any applicable Lender to have been acting on such Borrower's behalf, except to the extent resulting from the gross negligence or wilful misconduct of the Agent or any applicable Lender or their respective agents.

3.20 Banking Products.

Each of the Borrowers may from time to time obtain one or more Banking Products pursuant to a separate agreement or agreements between or among BMO or any Affiliates of BMO and the applicable Borrower. Fees in respect of Banking Products (including any cash management fees) shall be agreed to pursuant to such separate agreement or agreements.

3.21 Accordion.

The Borrowers shall have the right, upon at least 90 days written notice to the Agent, to increase the maximum aggregate principal amount available to the Borrowers under Facility A and/or Facility B by up to US$50,000,000 (in amounts allocated to each of Facility A and Facility B as specified by the Borrowers) or the equivalent amount thereof in Canadian Dollars at any time on or before the Maturity Date, provided that (a) the Agent has received binding Commitments in respect of such increase from one or more existing Lenders and, to the extent that it shall not have received such Commitments from the existing Lenders for the entire amount of such increase, commitments from one or more new lenders mutually acceptable to the Agent and the Borrowers, which acceptance shall not be unreasonably withheld, (b) no Default or Event of Default shall have occurred and then be continuing (without having been cured or waived as provided in this Agreement) or shall result from such increase, (c) no Commitment of any Lender shall be increased without the consent of such Lender, and (d) each Borrower and each other Obligor is and will be, on and after the date of such increase, in compliance with all of its obligations and covenants under the Documents, including without limitation, the financial covenants set out in this Agreement. Any such new lender or lenders shall become Lenders hereunder and be entitled to all rights of a Lender pursuant to each Document.

3.22 MasterCard Advances

(a)

General. Subject to the terms and conditions hereof and of the MasterCard Agreement, Facility A may be availed of by SunOpta in the form of advances in Canadian Dollars or U.S. Dollars, as applicable, through the use of MasterCard corporate cards issued by BMO to employees of SunOpta designated from time to time by SunOpta. Subject to Section 3.6, the maximum aggregate principal amount of all outstanding advances under or pursuant to the MasterCard Agreement (which shall include outstanding amounts in respect of goods and services purchased using such MasterCards and unpaid cash advances under such MasterCards) (collectively, the “MasterCard Advances”) shall not exceed the MasterCard Limit.

(b)

Term. Advances under or pursuant to the MasterCard Agreement shall bear interest which shall be calculated and payable in accordance with the MasterCard Agreement (and not at the rates set out in the Credit Agreement).

(c)

Calculation. For the purposes of determining, at any time, (i) the amount available to the Borrower or outstanding under Facility A, (ii) the amount of any standby fee payable by the Borrower pursuant to Section 4.7 hereof, or (iii) whether any mandatory prepayment is required pursuant to Section 5.3 hereof, an amount equal to the MasterCard Limit shall be deemed to have been advanced to the Borrower by way of MasterCard Advances. For greater certainty, the Borrower agrees that an amount equal to the MasterCard Limit shall be subtracted from the Facility A Borrowing Base when determining the amount available to the Borrower under Facility A at any time and, for such purpose and to avoid duplication, the amount of the MasterCard Advances shall be deemed to be zero.

(d)

Documentation. The issuance of MasterCard corporate cards and the use thereof are subject to the execution and delivery of the MasterCard Agreement and shall be governed thereby. In the event of a conflict between the terms and conditions of the MasterCard Agreement and this Agreement, the MasterCard Agreement shall prevail.

SECTION 4
INTEREST, FEES AND EXPENSES

4.1 Interest on Prime Loans and Canadian Overdrafts.

(a)

Rate. SunOpta shall pay to the Agent on behalf of the Lenders, as applicable, interest on Prime Loans (including Canadian Overdrafts) outstanding under Facility A at a rate per annum equal to the Prime Rate plus the applicable margin set out in the Pricing Grid.

(b)

Change in Rate. Each change in the fluctuating interest rate applicable to each Prime Loan and Canadian Overdraft will take place simultaneously with the corresponding change in the Prime Rate without the necessity for any notice to SunOpta.

(c)

Calculation. Interest on Prime Loans and Canadian Overdrafts shall be calculated and payable monthly in arrears on every Interest Payment Date and on the Facility A Maturity Date, as applicable, for the period from and including, as the case may be, the Drawdown Date, the Conversion Date or the immediately preceding Interest Payment Date to but excluding the first-mentioned Interest Payment Date or the Maturity Date, as applicable, and shall be determined daily on the principal amount of each Prime Loan and Canadian Overdraft remaining unpaid on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable.

(d)

Payment of Interest. Interest on Prime Loans and Canadian Overdrafts shall be paid on every Interest Payment Date and on the applicable Maturity Date, as applicable, by debit to the Borrowers' Account by the Agent in respect of Prime Loans and by BMO in respect of Canadian Overdrafts.

4.2 Interest on USBR Loans, US Prime Rate Loans, US Overdrafts and Swing B Loans.

(a)

Rate. Each applicable Borrower shall pay to the Agent (at the Borrower's Account for Payments) on behalf of the Lenders and/or the Swingline Lender in respect of Facility B, and to the Agent (at the Borrower's Account for Payments) on behalf of the Lenders in respect of Facility A, interest on USBR Loans (including US Overdrafts) and US Prime Rate Loans outstanding to the Lenders under each relevant Credit Facility at a rate per annum equal to, as applicable, the US Base Rate or the US Prime Rate plus the applicable margin set out in the Pricing Grid. For greater certainty, SunOpta Foods shall pay to the Swingline Lender in respect of Facility B, interest on Swing B Loans outstanding to the Swingline Lender under Facility B at a rate per annum equal to the US Prime Rate plus the applicable margin set out in the Pricing Grid.

(b)

Change in Rate. Each change in the fluctuating interest rate applicable to each USBR Loan, US Overdraft, Swing B Loan or US Prime Rate Loan will take place simultaneously with the corresponding change in the US Base Rate or the US Prime Rate without the necessity for any notice to the Borrowers.

(c)

Calculation. Interest on USBR Loans, US Overdrafts, Swing B Loans and US Prime Rate Loans shall be calculated and payable monthly in arrears on every Interest Payment Date and on the applicable Maturity Date for the period from and including, as the case may be, the Drawdown Date, the Conversion Date, or the immediately preceding Interest Payment Date to but excluding the first- mentioned Interest Payment Date or the applicable Maturity Date, as applicable, and shall be determined daily on the principal amount of each USBR Loan, US Overdraft, Swing B Loan and US Prime Rate Loan remaining unpaid on the basis of the actual number of days elapsed in a year of 360, 365 or 366 days, as applicable.

(d)

Payment of Interest. Interest on USBR Loans, US Overdrafts, Swing B Loans and US Prime Rate Loans shall be paid on every Interest Payment Date and on the Maturity Date by debit to the applicable Borrower's Account by the Agent on behalf of the Lenders in respect of the relevant Credit Facilities and by BMO in respect of US Overdrafts under Facility A and Swing B Loans under Facility B.

4.3 Interest on Libor Loans.

(a)

Rate. Each Borrower shall pay to the Agent on behalf of the Lenders (at the Agent's Account for Payments) interest on Libor Loans outstanding to the Lenders under the relevant Credit Facility at a rate equal to LIBOR plus the applicable margin set out in the Pricing Grid.

(b)

Calculation. Interest on each Libor Loan shall be calculated and payable on each Libor Interest Date applicable to the Libor Loan, for the period commencing from and including the first day of the Contract Period or the immediately preceding Libor Interest Date, as the case may be, applicable to the Libor Loan, to but excluding the first mentioned Libor Interest Date, and shall be determined daily on the principal amount of each Libor Loan remaining unpaid on the basis of the actual number of days elapsed in a year of 360 days.

(c)

Payment of Interest. Interest on Libor Loans shall be paid on each Libor Interest Date by debit to the applicable Borrower's Account by the Agent on behalf of the Lenders in respect of the Credit Facilities (at the Agent's Account for Payments).

4.4 Fees on Bankers' Acceptances.

(a)

Rate. Upon acceptance of a Bankers' Acceptance by a Lender under Facility A, SunOpta shall pay to the Agent at the Borrower's Account for Payments on behalf of the Lender a fee (the “Acceptance Fee”) at the rate per annum equal to the CDOR Rate plus the applicable fee set out in the Pricing Grid.

(b)

Calculation. The Acceptance Fee shall be payable on acceptance of each Bankers' Acceptance calculated on the face amount of each Bankers' Acceptance on the basis of the number of days in the Contract Period for the Bankers' Acceptance and a year of 365 or 366 days, as applicable. Each determination by the Agent of the Acceptance Fee applicable to any Banker's Acceptance shall, in the absence of manifest error, be final, conclusive and binding upon the relevant Borrower and the relevant Lenders. Upon determination of the Acceptance Fee applicable to any Banker's Acceptance, the Agent shall notify the relevant Borrower and each relevant Lender.

4.5 Fees on Letters of Credit and Letters of Guarantee.

Upon the issue of a Letter of Credit or a Letter of Guarantee by the L/C Lender under Facility A or under Facility B, as applicable, the applicable Borrower shall pay to the L/C Lender, for the account of the relevant Lenders, a fee in the same currency of the Letter of Credit or the Letter of Guarantee at the rate per annum set out in the Pricing Grid on issue. Issuance fees shall be calculated on the principal amount of each Letter of Credit or Letter of Guarantee on the date of issue and shall be payable quarterly in arrears on the last Business Day of each Fiscal Quarter until the Letter of Credit or the Letter of Guarantee expires or matures after acceptance. Issuance fees shall be calculated on the basis of the number of days in the applicable Contract Period and a year of 365 or 366 days, as applicable. In addition to the foregoing, upon the date of issuance, renewal or increase in the amount of any Letter of Credit or Letter of Guarantee (other than in respect of any Letter of Credit or Letter of Guarantee issued, renewed or increased by the L/C Lender in its capacity as Swingline Lender under Facility A and/or Facility B), the applicable Borrower shall pay to the L/C Lender the customary fees and charges of the L/C Lender in respect of any such issuance, renewal or increase. In addition, the applicable Borrower shall pay to the L/C Lender for its own account, at the time of issuance in respect of each Letter of Credit or Letter of Guarantee, an administrative fee equal to such percentage as the L/C Lender may advise the Borrower from time to time of the face amount of such Letter of Credit or Letter of Guarantee (without regard to the number of days to expiry of the applicable Letter of Credit or Letter of Guarantee). For greater certainty, the applicable percentage as of the Closing Date for purposes of the immediately preceding sentence is one-quarter of one percent (0.25%) .

4.6 Fees on Hedge Contracts.

The Borrowers shall pay the Hedge Lender any and all fees customarily charged by the Hedge Lender in connection with the issuance of Hedge Contracts.

4.7 Standby Fee.

For the period from and including the date hereof to but not including the Maturity Date, SunOpta and SunOpta Foods, as applicable, shall pay to the Agent, for the benefit of the Lenders under Facility A and Facility B, a fee (denominated in Canadian Dollars in respect of Facility A and denominated in US Dollars in respect of Facility B) at the applicable per annum rate set out in the Pricing Grid, and calculated (i) in respect of SunOpta for Facility A, on the amount by which the aggregate Facility A Commitment of the Lenders exceeds the Canadian Dollar Amount of the daily closing balance of the principal amounts of all Advances outstanding (excluding Hedge Agreements) under Facility A during the applicable period, and (ii) in respect of SunOpta Foods for Facility B, on the amount by which the aggregate Facility B Commitment of the Lenders exceeds the US Dollar Amount of the daily closing balance of the principal amounts of all Advances outstanding (excluding Hedge Agreements) under Facility B during the applicable period, and taking into account the number of days in the applicable period. Each such standby fee shall be payable monthly in arrears on the last Business Day of each month following the Closing Date and on the applicable Maturity Date. The applicable period shall include the previous payment date to but exclude the payment date or the Maturity Date, as applicable, and shall be determined daily on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. For purposes of calculating the applicable standby fee pursuant to this Section 4.7 payable for any month, the Canadian Dollar Amount of Advances outstanding in U.S. Dollars shall be calculated on the basis of the Bank of Canada's noon spot rate on the first Business Day of such month.

4.8 Applicable Pricing – Facility A and Facility B

SunOpta shall pay to the Agent on behalf of the Lenders under Facility A, at the Borrower's Account for Payments, interest in respect of Advances obtained by SunOpta under Facility A, and SunOpta Foods shall pay to the Agent on behalf of the Lenders under Facility B, at the Borrower's Account for Payments, interest in respect of Advances obtained by SunOpta Foods under Facility B, in accordance with applicable margins and fees set forth in the pricing grid below (the “Pricing Grid”). As of the date hereof, the initial applicable margin or fee for all Advances under Facilities A and B shall be the margin or fee set out in Pricing Level III in the Pricing Grid and shall be held at Pricing Level III until required to be adjusted in accordance with the provisions of this Agreement. Subsequent applicable margins or fees shall be determined quarterly by the Agent based on the monthly average (determined as at each month end based on the amount of the Excess Availability at the end of each day during such month) of Excess Availability at each month end for the then prior Fiscal Quarter and will be effective at the beginning of the first day of the second calendar month of each Fiscal Quarter of the Borrower; provided that, if the Borrower does not provide when due such Borrowing Base Certificates and other evidence relating to Excess Availability as the Agent may require in accordance with the terms hereof, the Pricing Level shall (from and after the date the relevant information was required to be delivered to the Agent) be Pricing Level IV until the third Business Day after such Borrowing Base Certificates and other evidence are delivered by the Borrowers to the Agent, and for greater certainty pricing changes, as applicable, will be made as of the first day of each applicable Fiscal Quarter in respect of any Bankers' Acceptances or any BA Equivalent Loans which are outstanding at that time.

Level	Average Excess Availability	LIBOR Loans, BA Equivalent Loans, B/A's, L/C's and L/G's Fee	Prime Rate, US Base Rate and US Prime Rate Plus	Standby Fee
I	> US$70,000,000	175 bps	75 bps	35 bps
II	> US$45,000,000 but < US$70,000,000	200 bps	100 bps	40 bps
III	> US$25,000,000 but < US$45,000,000	225 bps	125 bps	45 bps
IV	< US$25,000,000	250 bps	150 bps	50 bps

4.9 Interest on Overdue Amounts.

The Borrowers shall pay to the Agent on behalf of the Lenders interest as prescribed in this Agreement both before and after any of demand, default, maturity and judgment. To the extent permitted by Applicable Law, interest on any overdue amounts hereunder, is payable, (a) for overdue amounts in Canadian Dollars, at the Prime Rate plus the applicable margin as required by the then current Pricing Level plus 200 Basis Points per annum, (b) for overdue amounts in US Dollars owing to the Agent or the Lenders under Facility A, at the US Base Rate plus the applicable margin for the then current Pricing Level plus 200 Basis Points per annum, and (c) for overdue amounts in US Dollars owing to the Agent or the Lenders under Facility B, at the US Prime Rate plus the applicable margin as required by the then current Pricing Level plus 200 Basis Points per annum, in each case determined on a daily basis on the actual number of days elapsed in a 360, 365 or 366 day year, as applicable, computed from the date the amount becomes due for so long as the amount remains overdue. Interest on overdue amounts shall be payable upon demand by the Agent and shall be compounded on each Interest Payment Date or Libor Interest Date as applicable. Upon the occurrence and during the continuation of any Event of Default hereunder, the Borrower shall, to the extent not prohibited by Applicable Law (but without duplication of the increased rate referred to in the second sentence of this Section), pay interest on the outstanding principal balance of outstanding Advances at a rate per annum of 200 Basis Points greater than the applicable Level IV rate of interest specified in the Pricing Grid.

4.10 Interest Act.

For purposes of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360, 365, or 366 days, the yearly rate of interest to which the rate is equivalent is that rate multiplied by the number of days in the calendar year for which the calculation is made and divided by 360, 365, or 366, as applicable.

4.11 Limit on Rate of Interest.

(a)

Adjustment. If any provision of this Agreement or any of the other Documents would obligate a Borrower or Obligor to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, as follows:

	(i)	first, by reducing the amount or rate of interest required to be paid to the affected Lender under this Section 4; and

	(ii)	thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of the Criminal Code (Canada).

(b)

Reimbursement. Notwithstanding Section 4.11(a), and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the applicable Borrower shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by that Lender to the applicable Borrower.

(c)

Actuarial Principles. Any amount or rate of interest referred to in this Section 4.11 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Advance remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the earlier of the date of advance and the Closing Date to the relevant Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Lender shall be conclusive for the purposes of that determination.

4.12 Substitute Basis of Advance – LIBOR Loans.

If, at any time during the term of this Agreement, a Lender acting in good faith determines (which determination shall be final, conclusive and binding upon the Borrower) that:

(a)	adequate and fair means do not exist for ascertaining the rate of interest on a Libor Loan;

(b)

LIBOR does not accurately reflect the effective cost to such Lender of making, funding or maintaining a Libor Loan and the costs to such Lender are increased or the income receivable by such Lender is reduced in respect of a Libor Loan;

(c)

the making, funding or maintaining of a Libor Loan or a portion thereof by such Lender has become impracticable by reason of circumstances which materially and adversely affect the London interbank market; or

(d)

deposits in U.S. Dollars are not available to such Lender in the London interbank market in sufficient amounts in the ordinary course of business for the applicable Contract Period to make, fund or maintain a Libor Loan during the Contract Period;

such Lender shall promptly notify the applicable Borrower setting forth the basis of that determination and each Borrower hereby instructs such Lender to repay the affected Libor Loan with the proceeds of a US Prime Rate Loan in the amount of the Libor Loan, to be drawn down on the last day of the then current Contract Period. Such Lender shall not be required to make any further Libor Loans available under this Agreement so long as any of the circumstances referred to in this Section 4.12 continue.

4.13 Indemnity.

(a)

General. Each Obligor shall, and does hereby, jointly and severally indemnify the Agent and each Lender and their respective directors, officers, employees, attorneys and agents (each, an “Indemnified Person”) against all suits, actions, proceedings, claims, losses (other than loss of profits), expenses (including reasonable fees, charges and disbursements of counsel), damages and liabilities including liabilities arising under Environmental Laws (each, a “Claim”) that the Agent or any Lender may sustain or incur as a consequence of (i) any default such Obligor under this Agreement or any other Document, (ii) any misrepresentation by such Obligor contained in any writing delivered to the Agent or any Lender in connection with this Agreement, (iii) the Agent or any Lender entering into this Agreement, (iv) the use of proceeds of the Credit Facilities, (v) the operations of any of the Obligors or any Affiliate of any of the Obligors, except that no Indemnified Person will be indemnified for any Claim resulting from its own gross negligence or wilful misconduct.

(b)

Certificate. A certificate of the Agent or affected Lender, as applicable, setting out the basis for the determination of the amount necessary to indemnify the relevant Person pursuant to this Section 4.13 shall be prima facie evidence, absent manifest error, of the correctness of that determination.

4.14 Breakage Costs.

(a)	SunOpta may not repay, prepay or cancel an Advance by way of Bankers' Acceptances prior to the expiry of the Contract Period relating thereto.

(b)

If a Borrower repays, prepays or cancels an Advance (including repayment pursuant to Sections 4.12 and 5.3), by way of Libor Loan, Letter of Credit or Letter of Guarantee, the Borrower shall indemnify the applicable Lender for any loss or expense suffered or incurred by that Lender including any loss of profit or expenses which the Lender incurs by reason of the liquidation or redeployment of deposits or other funds acquired by it to effect or maintain the Advance or any interest or other charges payable to lenders of funds borrowed by the Lender in order to maintain the Advance together with any other charges, costs or expenses incurred by that Lender relative thereto.

(c)

A certificate of the Agent or the affected Lender setting out the basis for the determination of the amount necessary to indemnify the Agent or the affected Lender pursuant to this Section 4.14 shall be prima facie evidence, absent manifest error, of the correctness of that determination.

4.15 Survival of Indemnifications.

It is the intention of each of the Obligors, the Agent and each Lender that Sections 3.10(i), 3.15, 4.12, 4.13, 13.4 and 13.6 hereof and Sections 3.2(c) and 9 of the Provisions shall supersede any other provisions in this Agreement which in any way limit the liability of any of the Obligors and that each of the Obligors shall be liable for any obligations arising under such Sections even if the amount of the liability incurred exceeds the amount of the other Obligations. The obligations of the Obligors under these Sections are joint and several and absolute and shall not be affected by any act, omission or circumstance whatsoever, whether or not occasioned by the fault of the Agent or any Lender except in respect of gross negligence or wilful misconduct by it. The obligations of each of the Obligors under Sections 3.10(i), 3.15, 4.12, 13.4 and 13.6 hereof and Sections 3.2(c) and 9 of the Provisions shall survive the repayment of the other Obligations and the termination of the Credit Facilities.

4.16 Payment of Portion.

Notwithstanding any other term or condition of this Agreement, if a Lender demands compensation pursuant to Section 3.1 of the Provisions with respect to any Advance by way of Loan (an “Affected Borrowing”), the Borrower may, at its option, upon 60 Business Days notice to that Lender (which notice shall be irrevocable), repay to the Lender in full the Affected Borrowing outstanding together with accrued and unpaid interest on the principal amount so repaid up to the date of repayment and any amounts payable pursuant to Section 3.1 of the Provisions, together with such additional amounts as become payable pursuant to Section 3.1 of the Provisions to the date of payment.

4.17 Field Examination Fees.

The Borrowers shall pay the Agent charges for field examination of the Collateral performed by the Agent or its agents or representatives in such reasonable amounts as the Agent may from time to time request (the Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral examinations plus out of pocket expenses and applicable taxes per field examination if no Default or Event of Default has occurred and is continuing); provided, however, that in the absence of any Default or Event of Default, the Borrower shall not be required to pay the Agent for field examinations in excess of the number of field examinations per Fiscal Year permitted under Section 9.1(o) .

4.18 Appraisal Fees.

The Borrowers shall pay the Agent reasonable charges for appraisals of the Obligors' assets performed by the Agent or its agents or representatives in such amounts as the Agent may from time to time request in accordance with the provisions of this Agreement (the Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar appraisals); provided, however, that in the absence of any Default or Event of Default, the Borrower shall not be required to pay the Agent for field appraisals in excess of the number of appraisals per Fiscal Year permitted under Section 9.1(o) .

4.19 Agency Fee.

The Borrower agrees to pay the Agent the agency fees referred to in Section 12.15.

SECTION 5
REDUCTION AND REPAYMENT

5.1 Term and Maturity.

The term of each Credit Facility shall commence on the Closing Date and end on the Maturity Date. For greater certainty, all amounts outstanding under each Credit Facility must be repaid and all obligations of each Lender under each Credit Facility must be fully funded or cancelled on the Maturity Date.

5.2 Repayment of Facilities.

(a)

Notwithstanding any other provisions hereof, provided that no Default or Event Default has occurred and is continuing or would occur as a result of the asset sales contemplated in this Section 5.2(a), the Obligors may, upon 30 days written notice thereof to the Agent prior to the completion of any such transaction, sell, lease, transfer, assign, convey or otherwise dispose of any of their real or personal property (including Fixed Assets) outside of the ordinary course of business up an aggregate total sale price of US$15,000,000 in any Fiscal Year of SunOpta; provided that the sale price in respect of any such property sold outside of the ordinary course of business is approximately equal to the fair market value of such property; and provided that the net cash proceeds in respect of any such sale (the “Permitted Proceeds”) shall be applied, to repay on a pro rata basis, the then outstanding principal amounts of Advances under Facility A or Facility B, until, in the case of each applicable repayment of Permitted Proceeds, then outstanding principal amounts under Facility A or Facility B are repaid (provided however that, for greater certainty, any such amounts so repaid may be reborrowed under Facility A or Facility B in accordance with the terms of this Agreement). SunOpta will provide such information regarding the permitted sale of property outside of the ordinary course of business contemplated hereby as is required by the Agent and the Lenders pursuant to Section 9.4 of this Agreement. The Agent shall discharge the Security and the Security Documents to the extent required to facilitate such transactions.

(b)	If insurance proceeds become payable in respect of loss of or damage to any property owned by an Obligor:

(i)

if a Default or Event of Default has occurred and is continuing at such time, the Agent shall hold such proceeds as cash collateral and as part of the Collateral (unless otherwise agreed by the Majority Lenders in their sole discretion) until such time as either (A) such Default or Event of Default is cured, at which time such proceeds shall be dealt with in accordance with paragraphs (ii), (iii) and (iv) below, as applicable, or (B) with Section 10 hereof, at which time such proceeds shall be applied against the Obligations in accordance with Section 6.5;

(ii)

if no Default or Event of Default has occurred and is continuing at such time, and such proceeds in respect of property other than Fixed Assets are less than US$1,000,000, such proceeds in respect of property other than Fixed Assets shall be paid to such Obligor if:

		(A)	such property has been repaired or replaced and the proceeds will reimburse the Obligor for payments it has made for such purpose; or

(B)

the Obligor confirms in writing to the Agent that it will forthwith use such proceeds to repair or replace such property which such repair and/or replacement will commence within three months of the Agent's receipt of written notice contemplated by this clause; and

(iii)

if no Default or Event of Default has occurred and is continuing at such time, and such proceeds in respect of property other than Fixed Assets are equal to or greater than US$1,000,000 but less than US$10,000,000, such proceeds shall, subject to what is stated below, be deposited into a cash collateral account under the sole dominion and control of the Agent and held as part of the Collateral. Such proceeds in respect of property other than Fixed Assets or the relevant portion of such proceeds shall be released from the cash collateral account and shall be paid to such Obligor if:

(A)	such property has been repaired or replaced and the proceeds will reimburse the Obligor for payments it has made for such purposes; or

(B)

the Obligor confirms in writing to the Agent that it will forthwith use such proceeds to replace or repair such property, which such repair and/or replacement will commence within three months of the Agent's receipt of written notice contemplated by this clause provided, however, that only such amount of proceeds as is required to pay from time to time for the repair or replacement, or the process of repair or replacement, of property contemplated hereby will be released from the cash collateral account maintained for this purpose upon the Borrower's written request of the Agent to do so; and

(iv)

if no Default or Event of Default has occurred and is continuing at such time, and such proceeds have arisen in respect of loss of or damage to property other than Fixed Assets, and are equal to or greater than US$10,000,000, then such proceeds in excess of US$10,000,000 shall be applied pro rata to repay the then outstanding principal amounts of Advances under Facility A and Facility B and, for greater certainty, such amounts may be reborrowed under Facility A and Facility B subject to the provisions of this Agreement; and

(v)

if no Default or Event of Default has occurred and is continuing at such time, and such proceeds have arisen in respect of loss or damage to property which is Fixed Assets then, unless otherwise agreed to in writing by the Agent, such proceeds in respect of Fixed Assets shall be applied pro rata to repay the then outstanding principal amounts of Advances under Facility A and Facility B until the then outstanding principal amounts under Facility A and Facility B are repaid (provided, however, that, for greater certainty, any such amounts so repaid may be reborrowed under Facility A or Facility B in accordance with the terms of this Agreement).

5.3 Mandatory Repayment of Facility A – Currency Fluctuations.

(a)

Without limiting Section 3.6 or any other provision hereof, if, due to exchange rate fluctuations or for any reason whatsoever, the Canadian Dollar Amount of the principal amount of all Advances outstanding under Facility A shall, at any time, exceed the lesser of the Commitment for Facility A or the then current Facility Borrowing Base (the amount of the excess being referred to herein as an “Excess Amount”), then within three Business Days of written notice from the Agent, SunOpta shall, at its option:

(i)

forthwith repay Loans and/or fund any Lender's obligations with respect to outstanding Bankers' Acceptances, Letters of Credit or Letters of Guarantee in an amount equal to or greater than such Excess Amount; or

(ii)

provide cash collateral or such other security as the Agent may require in an amount equal to or greater than such Excess Amount which collateral shall remain in the Agent's possession until the Canadian Dollar Amount of the principal amount of all Advances outstanding under Facility A is equal to or less than the lesser of the Commitment for Facility A and the then current Facility A Borrowing Base whereupon such collateral shall be released by the Agent to SunOpta.

(b)

Notwithstanding any other provision of this Agreement, including any provision contemplating a Rollover or Conversion, whenever the Canadian Dollar Amount of the principal amount of all Advances outstanding under Facility A is in excess of the lesser of the Commitment for Facility A or the then current Facility A Borrowing Base, SunOpta shall (i) repay any USBR Loan or (ii) upon the maturity of any Banker's Acceptance, repay the Banker's Acceptance, and any repayments under clauses (i) and (ii) shall be applied in reduction of such Excess Amount.

5.4 Optional Cancellation.

The Borrowers may terminate Facility A and Facility B, each in whole (but not in part), at any time upon at least sixty (60) days prior written notice to the Agent and upon (a) the payment in full of all outstanding Obligations under the relevant Credit Facility, together with all accrued and unpaid interest thereon, (b) the payment of any accrued and unpaid standby fees and other fees due under the Documents in respect of the relevant Credit Facility (including any prepayment fee required pursuant to the terms of this Section) to the date of termination, and (c) the expiration or termination of all B/As, Letters of Credit, Letters of Guarantee and Hedge Contracts (including all FEFCs, FX Collar Options and interest rate hedging instruments) under the relevant Credit Facility and, to the extent any such B/A, Letter of Credit, Letter of Guarantee or Hedge Contract has not expired in accordance with its terms or otherwise been terminated to the satisfaction of the Agent, accompanied by collateral security in form and in such amounts as shall be satisfactory to the Agent. At the effective date of any termination of the Credit Facilities by the Borrowers which occurs prior to the Maturity Date, or upon the Obligations or any of them being declared due and payable pursuant to Section 10.2, the Borrowers shall, to the extent not prohibited by Applicable Law, pay a prepayment fee to the Agent, for and on behalf of the Lenders under Facility A and Facility B, as applicable, according to their Rateable Portion, as liquidated damages for the loss of bargain and not as a penalty, in an amount equal to (i) two percent (2.00%) of the aggregate Total Commitment in respect of Facility A and Facility B if such termination or declaration occurs during the first 12-month period after the Closing Date (namely, the period commencing the Closing Date and ending July 27, 2013), (ii) one and one-half percent (1.50%) of the aggregate Total Commitment in respect of Facility A and Facility B if such termination or declaration occurs during the second 12-month period after the Closing Date (namely, the period commencing July 28, 2013 and ending July 27, 2014), and (iii) one percent (1.00%) of the aggregate Total Commitment in respect of Facility A and Facility B if such termination or declaration occurs thereafter. Notwithstanding the foregoing, the prepayment fee provided in this Section 5.4 shall not be payable if termination results directly from the conversion of Facility A and Facility B to another type of loan owing to then existing Lenders to which are then owed 66.67% or more of the principal amount of all Obligations then outstanding under all of the Credit Facilities.

SECTION 6
PAYMENTS AND TAXES

6.1 Payments Generally.

All amounts owing in respect of a Credit Facility, whether on account of principal, interest or fees or otherwise, shall be paid in the currency in which the Advance is outstanding. Each payment under this Agreement shall be made for value on the day the payment is due. All interest and other fees shall continue to accrue until payment has been received by the Agent on behalf of each Lender as applicable, by the L/C Lender and by each Hedge Lender, as applicable Each payment under or in respect of the Credit Facilities shall be made at the Borrower's Account for Payments at or before 1:00 p.m. on the day payment is due. The Borrowers hereby authorize the Agent to debit the applicable Borrower's account in respect of any and all payments to be made by such Borrower under this Agreement. Receipt by the Agent from the Borrower of funds under this Agreement, as principal, interest, fees or otherwise, shall be deemed to be receipt of these funds by the relevant Lenders.

6.2 Taxes.

(a)

Payments. All payments to be made by or on behalf of the Borrowers under or with respect to this Agreement are to be made free and clear of and without deduction or withholding for, or on account of, any present or future Taxes, unless such deduction or withholding is required by Applicable Law. If a Borrower is required to deduct or withhold any Taxes from any amount payable to the Agent or any Lender (i) the amount payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to, and taking into account all Taxes on, or arising by reason of the payment of, additional amounts under this Section 6.2), the Agent or any Lender, as the case may be, receives and retains an amount equal to the amount that it would have received had no such deductions or withholdings been required, (ii) the Borrowers shall make such deductions or withholdings, and (iii) the Borrowers shall remit the full amount deducted or withheld to the relevant taxing authority in accordance with Applicable Laws. Notwithstanding the foregoing, but subject to what is stated below, the Borrowers shall not be required to pay additional amounts in respect of Excluded Taxes. For greater certainty and notwithstanding any other provision of this Agreement, if as a result of any Change in Law (as defined in the Provisions), a Borrower is then required to deduct or withhold any Taxes (other than Taxes imposed on the net income or the capital of the Agent or any Lender by any Governmental Authority as a result of the Agent or the Lender (A) carrying on a trade or business or having a permanent establishment in any jurisdiction in Canada or the United States or a political subdivision thereof, (B) being organized under the laws of such jurisdiction or any political subdivision thereof, or (C) being or being deemed to be resident in such jurisdiction or political subdivision thereof) from any amount payable to the Agent or a Lender, then such Taxes shall for all purposes be considered Indemnified Taxes (as defined in the Provisions) and the Borrower shall make such payments and deductions as are contemplated in clauses (i), (ii) and (iii) of this Section 6.2(a) and shall provide the indemnity as contemplated in Section 6.2(b) below.

(b)

Indemnity. The Borrowers shall indemnify the Agent and the Lenders for the full amount of any Taxes (other than Excluded Taxes) imposed by any jurisdiction on amounts payable by the Borrowers under this Agreement and paid by the Agent, or any Lender and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted, and any Taxes levied or imposed with respect to any indemnity payment made under this Section 6.2. The Borrowers shall also indemnify the Agent and the Lenders for any Taxes (other than Excluded Taxes) that may arise as a consequence of the execution, sale, transfer, delivery or registration of, or otherwise with respect to this Agreement or any other Document. The indemnifications contained in this Section 6.2(b) shall be made within 30 days after the date the Agent makes written demand therefor.

(c)

Evidence of Payment. Within 30 days after the date of any payment of Taxes by the Borrowers, the Borrowers shall furnish to the Agent the original or a certified copy of a receipt evidencing payment by the Borrowers of any Taxes with respect to any amount payable to the Agent and the Lenders hereunder.

(d)	Survival. The Borrowers' obligations under this Section 6.2 shall survive the termination of this Agreement and the payment of all amounts payable under or with respect to this Agreement.

6.3 No Set-Off.

All payments to be made by the Borrowers shall be made without set-off or counterclaim and without any deduction of any kind.

6.4 Application of Payments Before Exercise of Rights.

Subject to the provisions of this Agreement, all payments made by or on behalf of the Borrowers before the exercise of any rights arising under Section 10.2, or otherwise, shall be paid to the Agent and distributed among the Lenders pro rata in accordance with their respective Rateable Portions (or, as the case may be, to or among the Agent, the Lender or the Lenders to whom those payments are owing) in each instance in the following order:

(a)	firstly, in payment of any amounts due and payable as and by way of agency fees owing to the Agent for its services hereunder or in connection herewith;

(b)	secondly, in payment of any amounts due and payable as and by way of recoverable expenses hereunder or in connection herewith;

(c)	thirdly, in payment of any interest, other fees, or default interest then due and payable on or in respect of the Advances (other than in respect of Hedge Contracts);

(d)	fourthly, in repayment of any principal amounts of the Advances (other than in respect of Hedge Contracts); and

(e)	fifthly, in payment of any other amounts then due and payable by the Borrowers hereunder or in connection herewith.

6.5 Application of Payments After Exercise of Rights Under Section 10.2.

All payments made by or on behalf of the Obligors after the exercise of any rights arising under Section 10.2 shall be paid to and distributed pro rata among, as applicable, (i) the Lenders in accordance with their Rateable Portions, or (ii) as the case may be, to or among the Agent, the Lender or the Lenders to whom those payments are owing, in each instance in the following order:

(a)

firstly, in payment of agency fees, if any, and the reasonable costs and expenses of any realization against the Obligors and any and all other sureties and guarantors or of its or their respective property and assets, including the out-of- pocket expenses of the Agent and the Lenders and the reasonable fees and out-of- pocket expenses of counsel, consultants and other advisers employed in connection therewith and in payment of all costs and expenses incurred by the Agent in connection with the administration, and by the Agent and the Lenders in connection with the enforcement, of this Agreement or the other Documents, to the extent that those applicable funds, costs and expenses shall not have been reimbursed to the Agent and the Lenders; and

(b)	secondly, in payment of any interest, other fees, or default interest then due and payable on or in respect of the Advances (other than in respect of Hedge Contracts);

(c)	thirdly, in repayment of any principal amounts of the Advances (other than in respect of Hedge Contracts);

(d)	fourthly, in payment of any other amounts then due and payable by any Borrower hereunder or in connection herewith (including in respect of Hedge Contract Exposure and Banking Product Debt); and

(e)	thereafter as the Agent and the Lenders may, subject to Applicable Law, determine in their discretion.

SECTION 7
SECURITY DOCUMENTS

7.1 Security Documents.

The payment and performance of the Obligations shall at all times be secured by, among other things, encumbrances of all of the Obligors' Accounts Receivable, chattel paper, documents of title, instruments, investment property, intangibles, Inventory, equipment and other assets and property, in each case whether now owned or held or hereafter acquired or arising, pursuant to applicable Security Documents. Without limiting the foregoing, the Borrowers shall cause the following documents to be executed and delivered to the Agent on behalf of the Lenders and the Designated Affiliates (unless such documents were previously delivered) to secure the Obligations, those documents to be in form and substance satisfactory to the Agent and the Lenders:

(a)

by SunOpta: (i) Ontario law guarantee of the obligations of all Obligors (other than SunOpta) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta, including securities (or the equivalent) registered in every location where SunOpta has material assets; (iii) security under 427 of the Bank Act (Canada) in favour of BMO; (iv) a general assignment of book debts; (v) a first collateral charge, by way of debenture or other appropriate security (including a hypothec), over the real property located at 2838 Highway 7, Norval, Ontario;(vi) an assignment of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta;(vii) a securities pledge agreement; (viii) if applicable, an acknowledgment regarding existing security; (ix) an assignment of any security that SunOpta may now or hereafter obtain from any other Person; and (x) such other Security Documents as the Agent may reasonably request from time to time;

(b)

by SunOpta Foods: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Foods) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Foods, including securities (or the equivalent) registered in every location where SunOpta Foods has material assets; (iii) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Foods, indicating the Agent and/or the Lenders as loss payee; (iv) if applicable, an acknowledgment regarding existing security; and (v) such other Security Documents as the Agent may reasonably request from time to time;

(c)

by SunOpta Fruit: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Fruit) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Fruit, including securities (or the equivalent) registered in every location where SunOpta Fruit has material assets; (iii) a first collateral charge, by way of debenture or other appropriate security (including a mortgage and security agreement with assignment of rents), over the real property owned by SunOpta Fruit; (iv) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Fruit, indicating the Agent and/or the Lenders as loss payee; (v) if applicable, an acknowledgment regarding existing security; and (vi) such other Security Documents as the Agent may reasonably request from time to time;

(d)

by SunOpta Grains: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Grains) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Grains, including securities (or the equivalent) registered in every location where SunOpta Grains has material assets; (iii) a first collateral charge, by way of debenture or other appropriate security (including a mortgage and security agreement with assignment of rents), over the real property owned by SunOpta Grains (except the property at 25th Annette Street, Huevelton, New York); (iv) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of Aseptic, indicating the Agent and/or the Lenders as loss payee; (v) if applicable, an acknowledgment regarding existing security; and (vi) such other Security Documents as the Agent may reasonably request from time to time;

(e)

by SunOpta Ingredients: (i) Illinois law guarantee of the obligations of all Obligors (other than SunOpta Ingredients) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Ingredients, including securities (or the equivalent) registered in every location where SunOpta Ingredients has material assets; (iii) a first collateral charge, by way of debenture or other appropriate security (including a mortgage and security agreement with assignment of rents), over the real property owned by SunOpta Ingredients; (iv) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Ingredients, indicating the Agent and/or the Lenders as loss payee; (v) if applicable, an acknowledgment regarding existing security; and (vi) such other Security Documents as the Agent may reasonably request from time to time;

(f)

by SunOpta Investments: (i) Ontario law guarantee of the obligations of all Obligors (other than SunOpta Investments) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of SunOpta Investments, including securities (or the equivalent) registered in every location where SunOpta Investments has material assets; (iii) an assignment of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of SunOpta Investments; (iv) if applicable, an acknowledgment regarding existing security; and (v) such other Security Documents as the Agent may reasonably request from time to time;

(g)

by Global: (i) Illinois law guarantee of the obligations of all Obligors (other than Global) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of Global, including securities (or the equivalent) registered in every location where Global has material assets; (iii) a first collateral charge by way of debenture or other appropriate security (including a mortgage and security agreement with assignment of rents), over the real property owned by Global; (iv) a certificate in respect of all insurance policies, including but not limited to fire and all perils insurance on real property and policies insuring the assets of Global, indicating the Agent and/or the Lenders as loss payee; (v) if applicable, an acknowledgment regarding existing security; and (vi) such other Security Documents as the Agent may reasonably request from time to time;

(h)

by LLC: (i) Illinois law guarantee of the obligations of all Obligors (other than LLC) owing to the Lenders; (ii) a general security agreement creating a security interest in all of the personal property, assets and undertaking of LLC, including securities (or the equivalent) registered in every location where LLC has material assets; (iii) if applicable, an acknowledgment regarding existing security; and (iv) such other Security Documents as the Agent may reasonably request from time to time;

(i)	by Servicios and Mexico: an acknowledgement regarding existing security even though Servicios and Mexico are Excluded Subsidiaries for purposes of this Agreement;

(j)	each relevant Lender's standard form Bankers' Acceptances in blank in accordance with Section 3.9(f); and

(k)	such blocked account or lockbox agreements or other documents or instruments as may be required pursuant to Section 7.2.

7.2 Collateral Proceeds.

Each of the Borrowers agrees to make from time to time such arrangements as shall be necessary or appropriate to ensure (through the use of a blocked account or lockbox under the sole control of the Agent) that all proceeds of the Collateral are deposited (in the same form as received) in one or more remittance accounts maintained with and under the control of the Agent, each such account to constitute a special restricted account. Any proceeds of Collateral received by any Obligor shall, while held by such Obligor, be held in trust for the Agent in the same form in which received, shall not be commingled with any assets of such Obligor, and shall be delivered immediately to the Agent (together with any necessary endorsements thereto) for deposit into such account. The Borrower and each of the Obligors acknowledges that all funds in such accounts are, unless they become the property of the Agent pursuant to any agreement with the Agent, held in trust for the Agent, and that, to the extent of any interest of the Obligors therein, the Agent has been granted or will be granted a Lien on such accounts and all funds contained therein to secure the Obligations. No amounts deposited in such accounts shall be released to the Obligors, but shall instead be applied to, or otherwise held for application to, or as collateral security for, the outstanding Obligations and (to the extent so provided in any other Document) any and all other indebtedness, liabilities and obligations, present or future, of each of the Obligors to the Agent and the Lenders under or in connection with the Documents, it being understood and agreed that, notwithstanding such application, the Borrower shall have the right to obtain additional Advances under this Agreement subject to the terms and conditions hereof. Notwithstanding the foregoing and for greater certainty, provided that no Default or Event of Default has occurred and is continuing and provided that a minimum Excess Availability of US$15,000,000 (or such other increased amount as may be required by the Agent upon the Borrowers exercise of the accordion feature set out in Section 3.21 hereof) is maintained at all times, the relevant depository banks, namely BMO and Harris, will, in respect of the bank accounts maintained by the Borrowers and/or the Obligors, as applicable, with such depository banks for purposes of this Agreement, comply with the transfer, withdrawal and disbursement instructions of the Borrowers and/or the Obligors, as applicable. If at any time Excess Availability falls below US$15,000,000 (or such other increased amount as may be required by the Agent upon the Borrowers exercise of the accordion feature set out in Section 3.21 hereof) or if at any time a Default or an Event of Default occurs and is continuing, then the Borrowers and the applicable Obligors hereby waive the authority, and shall not have any authority, to withdraw any amounts from, to draw upon or otherwise exercise any authority or powers with respect to such bank accounts and such bank accounts and all amounts held therein shall be under the sole dominion and control of the Agent. Any such increase in the amount of the Excess Availability required by the Agent upon the Borrower’s exercise of such accordion right shall be proportionate to the proportionate increase in the principal amount of the Credit Facilities due to the exercise of such accordion right.

7.3 Further Assurances.

(a)

Additional Obligors. The Borrowers shall cause any North American Included Subsidiary to sign an Additional Obligor Counterpart and execute and deliver, to the extent such Included Subsidiary is permitted to do so by the law applicable to it, a guarantee unlimited as to amount, substantially similar to the guarantees executed by the Obligors, supported by:

(i)

a general security agreement or the equivalent, substantially similar to the general security agreements executed by the Obligors, creating a security interest in all its personal property, assets and undertaking, including securities registered in every location where such Included Subsidiary has material assets;

	(ii)	a charge (or the equivalent) of such Included Subsidiary creating a fixed charge on all such Included Subsidiary's real property registered against title to such property;

	(iii)	an assignment of all insurance policies held by the Included Subsidiary insuring the real property or assets of the Included Subsidiary; and

(iv)	such other additional or substitute security as the Agent or the Unanimous Lenders may require from time to time;

all immediately upon that Person becoming an Included Subsidiary.

(b)

Further Documents. Upon request of the Agent or the Unanimous Lenders, the Obligors or any of them shall, to the extent permitted by law applicable to it, execute and deliver, or shall cause to be executed and delivered, to the Agent such further documents or instruments and shall do or cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent or the Unanimous Lenders in its or their sole and absolute discretion, to secure the Obligations, including, without limitation, executing and delivering or causing to be executed and delivered such further documents or instruments to give the Lenders a first priority security interest in any and all property and assets now or hereafter acquired by any Obligor, subject to any Permitted Liens. If it becomes illegal for any Lender to hold or benefit from a Lien over real property pursuant to any law of the USA, such Lender shall notify the Agent and disclaim any benefit of such security Lien to the extent of such illegality, but such illegality shall not invalidate or render unenforceable such lien for the benefit of each of the other Lenders. Notwithstanding the foregoing and for greater security, if the maturity date in respect of any Hedge Contract with a Lender extends beyond the Maturity Date then, in respect of each such Hedge Contract, the Borrower shall provide to the Agent on behalf of such Lender on or before the Maturity Date cash collateral in an amount equivalent to 110% of the net Mark-to-Market Amount of all such then outstanding Hedge Contracts with such Lender, as adjusted quarterly on the last day of each Fiscal Quarter. Such percentage may be increased up to 125% by notice given by the Agent to the Borrower, and the Borrower shall thereupon, promptly provide such additional cash collateral to the Agent.

7.4 Dissolution or Winding Down of Servicios and Mexico

The Agent and the Lenders acknowledge that the Borrowers have advised the Agent and the Lenders that each of Servicios and Mexico are in the process of being wound down and dissolved. The Borrowers anticipate that the wind down and dissolution of each of Servicios and Mexico will be completed on or before December 31, 2013. Notwithstanding the foregoing and for greater certainty, the Borrowers acknowledge and agree that Mexico and Servicios shall not, after the date hereof, buy or sell inventory, equipment or real property. The final dissolution and wind down of each of Servicios and Mexico is not anticipated to take place until 2013 as such entities expect to receive a refund of Mexican value added tax in the amount of approximately US$700,000 sometime during 2013. After the receipt of such refund, Servicios and Mexico will be wound down and dissolved in accordance with Applicable Law in Mexico. The Agent and the Lenders consent to the wind down and dissolution of each of Servicios and Mexico. The Agent shall, at SunOpta’s request, on or immediately before the wind down or dissolution of Servicios or Mexico, release Servicios and Mexico, as applicable, from their guarantee obligations and other Obligations and discharge all Security and Security Documents delivered by Servicios and Mexico.

SECTION 8
CONDITIONS PRECEDENT

8.1 Conditions Precedent to Disbursements of Advances.

The obligation of each Lender to make available the first Advance, Rollover or Conversion under each Credit Facility is subject to and conditional upon the satisfaction of the following conditions:

(a)	Delivery of Documents. The Agent shall have received Sufficient Copies, in form and substance satisfactory to the Agent of the following:

	(i)	this Agreement duly executed by all the parties hereto;

	(ii)	each Security Document and all other Documents duly executed by all the parties thereto;

	(iii)	timely notice as may be required by any term of this Agreement in connection with any action to be taken thereunder;

	(iv)	a Certificate of each Obligor dated the Closing Date certifying:

		(A)	that its constating documents and the by-laws, which shall be attached thereto, are complete and correct copies and are in full force and effect;

(B)

all resolutions and all other authorizations necessary to authorize the execution and delivery of and the performance by it of its obligations under this Agreement, the Security Documents and the other Documents to which it is a party and all the transactions contemplated thereby; and

		(C)	all representations and warranties contained in this Agreement are true and correct as if made on the date of the Certificate;

(v)

opinions of applicable Canadian and United States counsel to the Obligors, addressed to the Agent and each Lender and counsel to the Agent with respect to, inter alia, due authorization, execution, delivery and enforceability of the Documents executed by the Obligors;

(vi)

a current borrowing base certificate in respect of Facility A in the form attached hereto as Schedule W-1 (the “Facility A Borrowing Base Certificate”) from SunOpta showing the computation of the Facility A Borrowing Base, and a current borrowing base certificate in respect of Facility B in the form attached hereto as Schedule W-2 (the “Facility B Borrowing Base Certificate”) from SunOpta Foods showing the computation of the Facility B Borrowing Base, together with all documents and information required in order to calculate each such borrowing base, in each case in reasonable detail as of the close of business not earlier than three Business Days prior to the making of the initial Advance hereunder;

(vii)	duly executed certificate(s) of insurance evidencing the insurance required under this Agreement and endorsements of those policies each showing loss payable to the Agent;

(viii)

such other documents as the Agent may reasonably request including (A) the documents listed in Section 7.1 hereof, and (B) standard documentation used by the L/C Lender in connection with the issuance of Letters of Credit and Letters of Guarantee, prior to any Advance by way of any such method;

(ix)

duly completed environmental checklists in the Agent's standard form, or if available or otherwise required by the Agent or the Lenders further to their respective review of the information disclosed in the environmental checklists, Phase I environmental reports in respect of real property owned by the Obligors;

(x)

to the extent available, Collateral Access Agreements satisfactory to the Agent in respect of real property leased and/or utilized by any Obligor where material amounts of Inventory or other relevant property of the Obligors are located;

(xi)	documentation satisfactory to the Agent and the Lenders in connection with the repayment of Facility C and Facility D under, and as defined in, the Original Agreement; and

(xii)

if so requested by the Lenders, title insurance satisfactory to the Lenders in favour of the Agent in respect of each relevant property owned by an Obligor over which an encumbrance has been or will be provided in favour of the Agent.

(b)

Payout and Discharge. All funds owed by the Obligors to those creditors identified (based upon information provided by any Obligor) by the Agent shall be repaid in full and all Liens and/or security registrations made in favour of such creditors shall be discharged or the Agent shall have received an undertaking from such creditors to discharge all such Liens and/or security registrations in form and substance satisfactory to the Agent or the Agent, as applicable.

(c)

Registration of Security Documents. All registrations, recordings and filings of or with respect to the Security Documents which in the opinion of counsel to the Agent are necessary to render effective the Lien intended to be created thereby shall have been completed.

(d)

Fees. All fees payable in accordance with this Agreement on or before the Closing Date (including legal fees and expenses of the Agent and any agency, upfront or work fee payable to the Agent or the Lenders hereunder or otherwise) shall have been paid to the Agent or shall be paid from the first Advance hereunder or debited from an account of a Borrower.

(e)

Appraisals and Field Examinations. The Agent and the Lenders shall have received such appraisals, field examination reports and certifications as they may require in order to satisfy the Lenders as to the value of the Collateral, the financial condition of the Obligors, and the lack of material contingent liabilities of the Obligors.

(f)

Due Diligence. The Agent and the Lenders shall have completed, with results satisfactory to them, their business, legal and accounting due diligence with the respect to the Obligors and their property, including without limitation, the value of the Collateral (as evidenced by such field examination reports and inventory, fixed asset, real estate and other appraisals and certifications as may be required by the Agent or the Lenders), the financial condition of the Obligors (including the review by the Agent and Lenders of the financial statements and cash flow and hedging strategies of the Obligors as may be required by the Agent or the Lenders), the corporate and debt structure and organizational documents of the Obligors, environmental issues, material contracts, litigation, environmental issues and key management contracts;

(g)

Market Change. No material adverse change or material disruption of the financial, banking or capital markets shall have occurred and be continuing, in each case, determined by the Agent in its sole and absolute discretion.

(h)	Material Adverse Change. No Material Adverse Change shall have occurred since March 31, 2012 with respect to the Obligors.

(i)	Existing Debt. The Lenders shall have reviewed the Obligors' existing Debt and Subordinated Debt obligations, with results satisfactory to the Lenders.

8.2 Conditions Precedent to All Advances.

The obligations of the Lenders to make available any Advance, Rollover or Conversion, after the conditions in Section 8.1 being satisfied, are subject to and conditional upon each of the conditions below being satisfied on the applicable Drawdown Date, Issuance Date, Rollover Date or Conversion Date:

(a)	No Default. No Default or Event of Default shall exist.

(b)

Representations Correct. The representations and warranties contained in Section 2.1 shall be true and correct on each Drawdown Date, Issuance Date, Rollover Date or Conversion Date as if made on that date except for those which are affected by any change or changes after the date hereof of which a Borrower has notified the Agent in writing, provided such changes do not constitute a Default or an Event of Default.

(c)	Notice of Advance. The Borrowers shall have provided any notice required in respect of an Advance, Rollover or Conversion.

(d)

Facility A and Facility B Advances. SunOpta and SunOpta Foods, as applicable, shall have provided the Agent with all Borrowing Base Certificates and other evidence relating to Facility A Borrowing Base, the Facility B Borrow Base and Excess Availability as the Agent may require in accordance with the terms hereof.

(e)

Certain Advances. Each applicable Borrower executing and delivering to the relevant Lender or the Agent customary documentation required by such Lender or the Agent, as applicable, from time to time for purposes of extending Advances by way of Letter of Credit, Letter of Guarantee, Bankers' Acceptance and Hedge Contracts.

(f)	No Material Adverse Change. No Material Adverse Change shall have occurred since the Closing Date with respect to the Obligors.

8.3 Waiver of a Condition Precedent.

The conditions stated in Sections 8.1 and 8.2 are inserted for the sole benefit of the Agent and the Lenders and the conditions stated therein may only be waived by the Agent with the consent of the Unanimous Lenders, in whole or in part, with or without terms or conditions, in respect of all or any portion of the Advances, without affecting the right of the Lenders to assert terms and conditions in whole or in part in respect of any other Advance.

SECTION 9
COVENANTS

9.1 Affirmative Covenants.

While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Agent or the Lenders have any obligations under this Agreement or any of the other Documents, each of the Obligors covenants, for itself as applicable, with the Agent and each Lender as follows:

(a)

Corporate Existence. It shall do or cause to be done all things necessary to keep in full force and effect its existence and all rights, trade-marks, licenses and qualifications required for it to carry on its businesses and own, lease or operate its properties in each jurisdiction in which it carries on business or owns, leases or operates property or assets from time to time unless failure does not have a Material Adverse Effect.

(b)

Insurance. It shall maintain insurance on its properties and assets and for the operation of its businesses in such amounts and against such risks as would be customarily obtained and maintained by a prudent owner of similar properties and assets operating a similar business, including appropriate liability insurance, business interruption insurance and third party liability insurance. It shall provide copies of those policies to the Agent which policies shall be satisfactory to the Agent. Each insurance policy shall include an endorsement whereby the insurers agree to give the Agent on behalf of the Lenders not less than 30 days notice of the cancellation of the policy of insurance and permit the Agent on behalf of the Lenders to cure any default which may exist under the policy. It shall name the Agent, as loss payee or additional insured as its interest may appear in all of its policies of insurance or otherwise assure the Agent of the availability of continuing coverage in a manner satisfactory to the Agent and all real property policies shall contain such standard mortgage clauses as the Agent shall require for the Lenders' protection. In addition, it shall notify the Agent forthwith on the happening of any loss or damage in excess of US$150,000 and shall furnish at its expense all necessary proofs and do all necessary acts to enable it or the Agent, as applicable subject to Section 5.2(b) hereof, to obtain payment of the insurance monies and apply the same in accordance with Section 5.2(b) hereof.

(c)

Compliance with Laws, etc. It shall comply with all Applicable Laws and all Government Approvals required in respect of its businesses, properties, the Collateral, or any activities or operations carried out thereon including health, safety and employment standards, labour codes and Environmental Laws unless such non-compliance does not have a Material Adverse Effect. If required by the Agent, it shall deliver to the Agent evidence satisfactory to the Agent concerning such applicable compliance with all Applicable Laws and Government Approvals.

(d)

Government Approvals. It shall obtain (to the extent not in existence on the date of this Agreement) and maintain, by the observance and performance of all obligations thereunder and conditions thereof, all Government Approvals required for it to carry on its businesses unless such failure does not have a Material Adverse Effect.

(e)

Conduct of Business. It shall: (i) conduct its business and the operation of its property in a proper and efficient manner and keep proper books of account and records with respect to the operation of its business and the operation of its property; (ii) diligently maintain, repair, use and operate its property and premises in a proper and efficient manner; (iii) maintain its physical assets in good condition so that each asset may be used at all times for the purpose for which it was intended; and (iv) perform all of its material obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound.

(f)

Collection of Account Receivables. It shall collect, handle, administer and otherwise deal with its Accounts Receivable and other Collateral, as applicable, in accordance with, and shall otherwise comply with, the following provisions (and for greater certainty acknowledges and agrees to the rights and remedies of the Agent set forth therein):

(i)

Upon the occurrence of an Event of Default that is continuing and whether or not the Agent has exercised any or all of its rights under other provisions of this Agreement, (A) in the event the Agent requests the Obligors to do so, all instruments and chattel paper at any time constituting part of the Accounts Receivables or any other Collateral (including any post-dated cheques) shall, upon receipt by any Obligor, be immediately endorsed to and deposited with the Agent; and (B) but provided the Agent shall have exercised its rights under any blocked account agreement contemplated by Section 7.2, the Obligors shall instruct all customers and account debtors to remit all payments in respect of Accounts Receivables or any other Collateral to a lockbox or lockboxes under the sole custody and control of the Agent, as applicable, and which are maintained at post office(s) specified by the Agent from time to time.

(ii)

Upon the occurrence of an Event of Default that is continuing and whether or not the Agent has exercised any or all of its rights under other provisions of this Agreement, and without prejudice to any other right or remedy available to the Agent at law or in equity, the Agent or its designee may notify the Obligors' customers and account debtors at any time that Accounts Receivable or any other Collateral have been assigned to the Agent or of the Agent's security interest and Lien therein, and either in its own name, or the applicable Obligors' name, or both, demand, collect (including, without limitation, through a blocked account analogous to that described in Section 9.1(f)(i)(B) above), receive, receipt for, sue for, compound and give acquittance for any or all amounts due or to become due on Accounts Receivable or any other Collateral, and in the Agent's discretion file any claim or take any other action or proceeding which the Agent may deem necessary or appropriate to protect or realize upon the security interest and Lien of the Agent in the Accounts Receivable or any other Collateral. Each Obligor hereby irrevocably constitutes and appoints the Agent (and all Persons designated by Agent) as such Obligor's true and lawful attorney for the purposes provided in this Section.

(iii)

Any proceeds of Accounts Receivables or other Collateral transmitted to or otherwise received by the Agent pursuant to any of the foregoing provisions hereof may be handled and administered by the Agent in and through one or more remittance accounts at the Agent (such remittance accounts to constitute special restricted accounts for purposes of and subject to the provisions of Section 7.2 of this Agreement). The Agent shall apply proceeds of Accounts Receivables and other Collateral received by it from any source to the payment of the Obligations (whether or not then due and payable), such applications to be made in accordance with this Agreement. Except for purposes of computing interest on the Obligations in accordance with this Agreement, the Agent need not apply or give credit for any item included in proceeds of Accounts Receivables or other Collateral until the Agent has received final payment therefor, acceptable to the Agent as such. However, if the Agent does give credit for any item prior to receiving final payment therefor and the Agent fails to receive such final payment or an item is charged back to the Agent for any reason, the Agent may at its election in either instance charge the amount of such item back against the remittance account or any depository account of the Borrower or any other Obligor maintained with the Agent, together with interest thereon at the rate applicable under this Agreement to Advances in the currency of the amount involved. Concurrently with each transmission of any proceeds of Accounts Receivables or other Collateral to the aforesaid remittance account, the Borrowers shall furnish the Agent with a report in such form as the Agent shall require, identifying the particular Accounts Receivable or other Collateral from which the same arises or relates. Each Obligor hereby indemnifies the Indemnified Persons from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and legal fees (on a solicitor-client basis) suffered or incurred by any or all of them because of the maintenance of the foregoing arrangements, save and except if caused by the gross negligence or wilful misconduct of an Indemnified Person. The Indemnified Persons shall have no liability or responsibility for accepting any cheque, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement whatsoever or be responsible for determining the correctness of any remittance. The foregoing indemnity shall survive payment of the Obligations and termination of this Agreement.

(g)

Inventory. It shall maintain, keep, preserve, use, consume, sell or otherwise deal with Inventory in accordance with, and shall otherwise comply with, the following provisions (and for greater certainty acknowledges and agrees to the rights and remedies of the Agent set forth therein):

	(i)	Each Obligor shall at its own cost and expense maintain, keep and preserve its Inventory in good and merchantable condition.

(ii)

The Obligors may, until otherwise notified by the Agent, use, consume and sell the Inventory in the ordinary course of business, but a sale in the ordinary course of business shall not under any circumstance include any transfer or sale in satisfaction, partial or complete, of a debt owing by an Obligor.

	(iii)	Subject to Section 5.2(a), the Obligors may, until otherwise notified by the Agent, sell obsolete, worn out or unusable Equipment.

(iv)

As of the time any Inventory becomes subject to the security interest and Lien provided pursuant to the Security and at all times thereafter, the Obligors shall be deemed to have warranted as to any and all of such Inventory that all warranties of the Obligors set forth in this Agreement are true and correct with respect to such Inventory; that all of such Inventory is located at a location set forth pursuant to Section 9.1(r) hereof; and that, in the case of applicable Inventory, such Inventory is new and unused and in good and merchantable condition. The Obligors warrant and agree that no Inventory is or will be consigned to any other Person without the Agent's prior written consent.

(v)

If any of the Inventory is at any time evidenced by a document of title, such document shall be promptly delivered by the Borrowers to the Agent except to the extent the Agent, on behalf of the Lenders, specifically requests the Borrowers not to do so with respect to any such document.

(h)

Payment. It shall duly and punctually pay or cause to be paid all sums of money due and payable by it under this Agreement and the other Documents on the dates, at the places and in the currency and the manner set forth herein and therein.

(i)

Litigation. It shall (i) promptly give notice to the Agent of any litigation, suit, action, proceeding or dispute, threatened or commenced it, whether before or by any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind which either individually or in the aggregate exceed $150,000 in claims, or which otherwise, if adversely determined, could reasonably be expected to have a Material Adverse Effect on it or the other Obligors, (ii) advise the Agent of the extent to which any adverse determination is covered by insurance, (iii) provide all reasonable information requested by the Agent concerning the status of any litigation, proceeding or dispute, and (iv) use reasonable efforts to bring about a reasonable, favourable and speedy resolution or disposition of the litigation, proceeding or dispute.

(j)

Pay Claims and Taxes. It shall promptly pay and discharge, when due, all Taxes charged to or payable by it and all obligations which may result in Liens (other than Permitted Liens) on its properties or assets unless the relevant Tax or obligation is being actively and diligently contested in good faith by appropriate proceedings and is adequately reserved against in accordance with GAAP. It shall notify the Agent of each contest promptly upon forming the intention to contest the relevant payment, Tax or obligation.

(k)

Notice of Default or Material Adverse Change. It shall, upon obtaining knowledge thereof, provide to the Agent as soon as practicable, and in any event within one Business Day after obtaining that knowledge, notice of any Material Adverse Change, Default or Event of Default, together with an officer's Certificate setting forth the details of any such Material Adverse Change, Default or Event of Default and the action taken or to be taken to remedy it.

(l)

Other Reports and Filings. Promptly upon transmission thereof it shall deliver to the Agent copies of all financial information, statutory audits, proxy materials and other information and reports, if any, which it (i) has filed with the Securities and Exchange Commission or any governmental agencies substituted therefor or with the Ontario Securities Commission or any securities regulatory authority or any other equivalent governmental agencies in any state, province or territory of Canada or the United States of America, (ii) has delivered to holders of, or any agent or trustee with respect to, its Debt in their capacity as such a holder, agent or trustee, or (iii) has delivered to any shareholder in its capacity as a shareholder.

(m)	Other Information. From time to time, it shall deliver to the Agent such other information or documents (financial or otherwise) as the Agent may reasonably request.

(n)

Books and Records. It will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.

(o)

Inspections and Appraisals. It shall permit (and arrange for all access required to permit) the Agent and its duly authorized representatives and agents to visit and inspect any of the properties, corporate books and financial records of the Obligors, to examine and make copies of the books of accounts and other financial records of the Obligors, and to discuss the affairs, finances and accounts of the Obligors with, and to be advised as to the same by, their officers, employees and independent chartered accountants (and by this provision the Obligors authorize such accountants to discuss with the Agent the finances and affairs of each Obligor) at all reasonable times and reasonable intervals as the Agent may designate in the absence of any Default or Event of Default, and otherwise, at all times and intervals as the Agent may designate. The Obligors shall permit (and arrange for all access required to permit) the Agent and its duly authorized representatives and agents to conduct a field examination of the Obligors' properties three times per Fiscal Year in the absence of any Default or Event of Default or, at such other times as is designated by the Agent if a Default or Event of Default has occurred and is occurring, provided however that, in the absence of any Default or Event of Default, if the average Excess Availability in respect of Facility A and Facility B exceeds, and has exceeded at all times during the applicable Fiscal Year, US$15,000,000, the Obligors shall be required to permit (and arrange for all access required to permit) the Agent and its duly authorized representatives and agents to conduct no more than one field examination of the Obligor's properties in such Fiscal Year. The Agent may obtain (or direct the Borrowers to obtain and provide to the Agent and the Lenders) updated appraisals of the Obligors' Inventory, or any portion thereof, two times per Fiscal Year as the Agent may designate in the absence of a Default or an Event of Default, or at such other times designated by the Agent if a Default or an Event of Default has occurred and is continuing, provided however that, in the absence of any Default or Event of Default, if the average Excess Availability in respect of Facility A and Facility B exceeds, and has exceeded at all times during the applicable Fiscal Year, US$15,000,000, the Agent may obtain (or direct the Borrower to obtain and provide to the Agent and the Lenders) no more than one updated appraisal of the Obligors' Inventory in such Fiscal Year. The Agent may obtain (or direct the Borrowers to obtain and provide to the Agent and the Lenders) updated appraisals of the Obligors’ Equipment, the Canadian Real Property and the US Real Property, or any portion thereof, two times per Fiscal Year as the Agent may designate in the absence of a Default or an Event of Default, or at such other times designated by the Agent if a Default or an Event of Default has occurred and is continuing, provided however that, in the absence of any Default or Event of Default, if the average Excess Availability in respect of Facility A and Facility B exceeds, and has exceeded at all times during the applicable Fiscal Year, US$15,000,000, the Agent may obtain (or direct the Borrower to obtain and provide to the Agent and the Lenders) no more than one updated appraisal of the Obligors’ Equipment, the Canadian Real Property and the US Real Property, or any portion thereof, in such Fiscal Year. Each such appraisal report shall be prepared by an appraiser acceptable to the Agent, and be in such format and contain such detail as the Agent may request. Subject to Sections 4.17 and 4.18, the costs and expenses incurred in conducting any such field examinations or in obtaining any such appraisal shall in each case be borne by the Borrowers (whether obtained by the Agent or by the Borrowers). The Borrower shall, at the Agent's request, provide, at the Borrower's expense, updated environmental questionnaires or checklists concerning activities and conditions affecting the real property owned, leased or operated by the Obligors and/or environmental reports prepared for the Borrower (and specifically authorizing the Agent and the Lenders to rely thereon) by an environmental consultant or an environmental engineering firm acceptable to the Lenders concerning any real property owned, leased or operated by the Obligors, but only if (i) the environmental questionnaires or checklists provided by the Borrower, or (ii) any notification or report from a Governmental Authority to an Obligor, or (iii) information otherwise becomes available to the Agent or the Lenders which, indicates that there is a material environmental problem with any such real property or any neighboring real property which could have an effect on such real property.

(p)

Verification. It shall from time to time to deliver to the Agent such evidence of the existence, identity and location of the Collateral and of its availability as Liens and collateral security pursuant hereto (including, without limitation, schedules describing all Accounts Receivables created or acquired by the Obligors, copies of customer invoices or the equivalent and original shipping or delivery receipts for all merchandise and other goods sold or leased or services rendered, together with the Obligors' warranty of the genuineness thereof, and reports stating the book value of Inventory by major category and location), in each case as the Agent may request on behalf of the Lenders. The Agent shall have the right to verify all or any part of the Collateral in any manner, and through any medium, which the Agent considers appropriate (including, without limitation, the verification of Collateral through an agent of the Agent), and the Obligors agree to furnish all assistance and information, and perform any acts, which the Agent, on behalf of the Lenders, may require in connection therewith. The Borrowers shall promptly notify the Agent of any Collateral which the Obligors have determined to have been rendered obsolete, stating the prior book value of such Collateral, its type and location. Notwithstanding the foregoing, if a Default or an Event of Default has occurred and is continuing, the Agent may act in its sole discretion.

(q)

First Priority. It will take all actions, sign all documents, effect all registrations and otherwise act so as to carry out the intent of this Agreement which is that the Liens created by the Security Documents are to rank first against all of its undertaking, property and assets subject only to Permitted Liens.

(r)

Location of Collateral and Offices. Without limiting Section 9.1(q) above, it shall cause the Collateral (except Inventory in transit) to remain in the possession or control of the applicable Obligor at the locations listed on Schedule I attached hereto, which Schedule may be updated from time to time upon prior notice by the Borrowers to the Agent and prior written approval of the Agent (collectively, the “Permitted Collateral Locations”). If for any reason any Collateral (except Inventory in transit) is at any time kept or located at a location other than a Permitted Collateral Location, the Agent shall nevertheless have and retain a Lien on and security interest therein. The applicable Obligor owns and shall at all times own all Permitted Collateral Locations, except to the extent otherwise disclosed on Schedule I.

(s)

Environmental Compliance. It will carry on all activities in material compliance with all Environmental Laws. It will not cause or permit the Release or storage of a Hazardous Substance in or under its properties except in compliance with all Environmental Laws. If it comes to its attention that it is not in material compliance with all applicable Environmental Laws, it will remedy that non- compliance promptly. If prompt remedy is not possible, it will notify the Agent immediately of the problem and describe in detail the action it intends to take to return to compliance with this Section 9.1(s).

(t)

Annual Meetings with Lenders. On or before April 30th in each Fiscal Year, it shall hold a meeting with the Lenders upon the request of the Agent at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Obligors and the Business Plan.

(u)	Auditors. It shall promptly give notice to the Agent of a change in its Auditors and the reasons for the change.

(v)

ERISA Matters. It will maintain each ERISA Plan in compliance in all material respects with all requirements of Applicable Law. It will promptly notify the Agent on becoming aware of (a) the institution of any steps by any Person to terminate any US Pension Plan, (b) the failure of any Obligor to make a required contribution to any US Pension Plan if such failure is sufficient to give rise to an Encumbrance under Section 302(f) of ERISA, (c) the taking of any action with respect to a US Pension Plan which is reasonably likely to result in the requirement that any Obligor furnish a bond or other security to the US Pension Benefit Guaranty Corporation under ERISA or such US Pension Plan, or (d) the occurrence of any event with respect to any ERISA Plan which is reasonably likely to result in any Obligor incurring any material liability, fine or penalty, and in the notice to the Agent thereof, provide copies of all documentation relating thereto.

9.2 Negative Covenants.

While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Agent or the Lenders have any obligations under this Agreement or any of the other Documents, each Obligor covenants, for itself as applicable, with the Agent and each Lender that, without the consent of the Majority Lenders:

(a)

Limitation on Liens. It shall not directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any material part of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens. The ability of the Obligors to incur or suffer to exist Permitted Liens is not to be construed as a subordination, constructive or otherwise, of the Liens granted to the Agent on behalf of the Lenders to such Permitted Liens.

(b)

Disposition of Assets. It shall not (subject to Section 5.2(a) hereof) sell, lease, transfer, assign, convey or otherwise dispose of any of its properties or assets except in the ordinary course of business and in accordance with the terms of provision hereof (including Sections 5.2, 9.1(f) and 9.1(g)). Notwithstanding the foregoing and for greater certainty, each applicable Obligor may, without the consent of any Lenders, sell, transfer, assign, convey or otherwise dispose of shares or equity interests that it owns in the capital of (i) any Excluded Subsidiary (other than Opta Minerals Inc. and Mascoma Corporation), (ii) Opta Minerals Inc. provided that any such sale, transfer, assignment, conveyance or other disposition of the shares of Opta Minerals Inc. shall, at the time of the closing and consummation of any such transaction or transactions, be for consideration, on a price per share basis, which is at least equal to the greater of (A) the then current share price for shares of Opta Minerals Inc. listed on the Toronto Stock Exchange, and (B) two Dollars (Cdn$2.00) per share, and (iii) Mascoma Corporation provided that any such sale, transfer, assignment, conveyance or other disposition of shares of Mascoma Corporation shall be for consideration above the book value of such shares. Each Obligor acknowledges and agrees that all proceeds received by an Obligor in respect of the sale, transfer, assignment, conveyance or disposition of the shares of or the equity interests in an Excluded Subsidiary shall be remitted forthwith to the Agent and shall be applied (unless otherwise agreed by the Majority Lenders in their sole discretion) to repay the then outstanding principal amounts of Advances under Facility A and Facility B and, for greater certainty, such amounts may be reborrowed subject to the Advance provisions of this Agreement. Nothing in this Agreement or any other Document shall restrict or prohibit any Excluded Subsidiary from selling any or all of its assets.

(c)

Settlement on Receivables. Subject to the following, it shall not settle or adjust disputes and claims in respect of any Account Receivable, except that, unless and until an Event of Default occurs, any merchandise or other goods which are returned by a customer or account debtor or otherwise recovered may be resold by the Obligors in the ordinary course of its business as presently conducted; provided that, during the existence of any Event of Default, such merchandise and other goods shall be set aside at the request of the Agent and held by the Obligors as trustee for the Agent and shall remain part of the Collateral. Unless and until an Event of Default occurs, each of the Obligors may settle and adjust disputes and claims in respect of Accounts Receivable with its customers and account debtors, handle returns and recoveries and grant discounts, credits and allowances in the ordinary course of its business as presently conducted for amounts and on terms which it in good faith considers advisable; and, during the existence of any Event of Default, unless the Agent requests otherwise, the Borrower shall notify the Agent promptly of all returns and recoveries of merchandise or other goods and, on the Agent's request, deliver any such merchandise or other goods to the Agent. During the existence of any Event of Default, unless the Agent requests otherwise, the Borrowers shall also notify the Agent promptly of all disputes and claims relating to merchandise and goods and settle or adjust them at no expense to the Agent or the Lenders, but no discount, credit or allowance other than on normal trade terms in the ordinary course of business as presently conducted shall be granted to any customer or account debtor and no returns of merchandise or other goods shall be accepted by the Obligors without the Agent's consent. The Agent may, at all times during the existence of any Event of Default, settle or adjust disputes and claims directly with customers or account debtors for amounts and upon terms which the Agent considers advisable.

(d)

Consolidations and Mergers. It shall not merge, consolidate, amalgamate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favour of any Person, except that any Obligor may merge, amalgamate with, or dissolve or liquidate into, any other Obligor (so long as it remains an Obligor), provided that in any such transaction, other than an amalgamation, the Obligor shall be the continuing or surviving corporation.

(e)

Limitation on Debt. It shall not create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Debt (including Subordinated Debt) in excess of US$3,000,000 in the aggregate during the term of this Agreement, except: (i) Debt incurred pursuant to this Agreement or any Hedge Agreement or Hedge Contract; (ii) Debt consisting of Contingent Obligations described in clause (b) of the definition thereof and permitted pursuant to Section 9.2(h); (iii) Debt and Subordinated Debt existing on the date of the Closing Date as set forth in Schedule R and Schedule AA, respectively;

	(iv)	Debt secured by or which could be secured by Permitted Liens; (v) Debt for amounts payable to suppliers, employees, Governmental Authorities and others in the ordinary course of business; (vi) unsecured Debt to an Obligor; and

	(vii)	Banking Product Debt.

(f)

Transactions with Affiliates or Associates. It shall not enter into any transactions with any Affiliate or Associate of it, except: (i) as expressly permitted by this Agreement or listed on Schedule S hereto; or (ii) in the ordinary course of business and pursuant to the reasonable requirements of its business; and, in the case of clause (ii), upon fair and reasonable terms no less favourable to it than would obtain in a comparable arm's-length transaction with a Person which is not its Affiliate or Associate; or (iii) with another Obligor or other Obligors.

(g)

Management Fees and Compensation. It shall not pay any management, consulting or similar fees to any Affiliate (other than an Obligor or Obligors) or to any officer, director or employee of it or any Affiliate except (i) payment of reasonable compensation and expense reimbursement to officers and employees for actual services rendered to, and expenses incurred for, it in the ordinary course of business, and (ii) payment of directors' fees and reimbursement of actual out- of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate for the Obligors with respect to all such items US$500,000 in any Fiscal Year provided that no such payment shall be made if a Default or an Event of Default is outstanding or if the making of such payment will result in a Default or an Event of Default.

(h)	Contingent Obligations. It shall not create, incur, assume or suffer to exist any Contingent Obligations, other than in respect of the Obligations, except:

	(i)	endorsements for collection or deposit in the ordinary course of business;

	(ii)	Contingent Obligations incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations; and (iii) Contingent Obligations arising with respect to customary indemnification obligations in favour of purchasers in connection with dispositions permitted under Section 9.2(b) or sale of Inventory in the ordinary course. The foregoing permission to incur Contingent Obligations is not consent for any Obligor to honour those Contingent Obligations if otherwise restricted or prohibited by this Agreement.

(i)

Restricted Payments. It shall not (i) declare or make any payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its capital stock, partnership interests, membership interests or other equity securities (except that any Obligor may declare and pay dividends or make any other distributions or payments to another Obligor (so long as it remains an Obligor)), or (ii) purchase, redeem or otherwise acquire for value any of its, or any of its Affiliates', shares of capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such interests or securities now or hereafter outstanding.

(j)

Change in Business. It shall not engage in any material line of business substantially different from those lines of business carried on by it on the date hereof and it shall not change (to a new location outside of Canada or the United States) the location from which such line of business is carried on by it or the location (to a new location outside of Canada or the Untied States) of its chief executive office, all as described in Schedule C.

(k)

Change in Structure. It shall not make any changes in its equity capital structure (including a change in the terms of its outstanding equity securities), or amend its constating documents (including any shareholder agreement), except as necessary to effect transactions permitted under Section 9.2(d).

(l)	Accounting Changes. It shall not make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its Fiscal Year.

(m)

Material Contracts. It shall not (i) cancel or terminate any Material Contract; (ii) waive any default or breach under any Material Contract; (iii) amend or otherwise modify any Material Contract; or (iv) take any other action in connection with any Material Contract, that would, in each case, have a Material Adverse Effect.

(n)

Limitation on Sale and Leaseback Transactions. Unless in compliance with Section 5.2(a) hereof, it will not, directly or indirectly, enter into any sale and leaseback transaction with respect to any property or assets (whether now owned or hereafter acquired).

(o)

Loans and Investments. It will not, without the prior written approval of the Agent and the Majority Lenders, (i) purchase or acquire, or make any commitment to purchase or acquire, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including, without limitation, the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation, amalgamation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate or make any payments in respect thereof (the items described in clauses (i), (ii), and (iii) are referred to as “Investments”), except for: (A) Investments in cash and Cash Equivalents; (B) extensions of credit by one Obligor to another Obligor (so long as it remains an Obligor), as the case may be and interest and other payments made in connection with such extensions of credit; (C) extensions of credit which constitute trade receivables in the ordinary course of business; and (D) Permitted Investments. Notwithstanding the foregoing and for greater certainty, if an Obligor seeks the prior written approval of the Agent and the Majority Lenders in order to make an Investment which is not otherwise permitted hereunder, the relevant Obligor shall provide the Agent and the Lenders with the following: (1) a copy of the signed letter of intent, if any, in respect of the proposed Investment, (2) a copy of the Obligor’s business case for making such Investment, (3) a copy of the three previous years financial information in respect of the Person to be acquired by the Obligor, if a Person is to be acquired, (4) a one year forecast, by month, of the financial statements of the Person to be acquired by the Obligors, if a Person is to be acquired, and (5) a three year forecast in respect of SunOpta on a consolidated basis which shall incorporate within such forecast the Person or the assets to be acquired in the circumstances.

(p)	Use of Cash. Use any cash on deposit with BMO or the Agent which is subject to an offset agreement in breach of any term or covenant contained in this Agreement or any other Document.

(q)

Location of Assets in Other Jurisdictions. It will not, except for any property being delivered to a customer in the ordinary course of business of such Obligor as part of the performance of its obligations, or the provision of its services, to such customer under a contract or arrangement entered into with such customer in the ordinary course of business of such Obligor, acquire any property outside of the jurisdictions identified in Schedule I, move its chief executive office from the jurisdiction identified in Schedule I or move any property from one jurisdiction to another jurisdiction where the movement of such property or office would cause the Security over such property to cease to be perfected under Applicable Law, or knowingly suffer or permit in any other manner any of its property to not be subject to the Security or to be or become located in a jurisdiction as a result of which the Security over such property is not perfected, unless (x) the Obligor has first given 30 days prior written notice thereof to the Agent and (y) the applicable Obligor has first executed and delivered to the Agent all Security Documents and all financing or registration statements in form and substance satisfactory to the Agent which the Agent or its counsel, acting reasonably, from time to time deem necessary or advisable to ensure that the Security Documents at all times constitute a perfected first priority Lien (subject only to Permitted Liens) over such property notwithstanding the movement or location of such property as aforesaid together with such supporting certificates, resolutions, opinions and other documents as the Agent may deem necessary or desirable in connection with such security and registrations.

(r)

Loans to Excluded Subsidiaries. It will not make loans or advance funds or make or increase, as the case may be, any equity investment in any Excluded Subsidiary (other than loans to be made from time to time to CSUA and/or Organic B.V. as set out below) including without limitation in any of Opta Minerals Inc., Temisca Inc., Opta Minerals (USA) Inc., Virginia Materials Inc., International Materials and Supplies Inc. MTI01-2006 Inc, Magnesium Technologies Corporation, OPM01-2006 Inc., BIMAC Inc., Servicios, Mexico, Opta Minerals A.B., Opta Minerals A.S., MCP MG Serbien SAS, Newco A.S., HBBD Dalian Winged Ox, PSOM Sellet Hulling, Nungesser and Mascoma Corporation. Notwithstanding the foregoing and for greater certainty, SunOpta and SunOpta Foods may, with the proceeds of Advances under Facility A and/or Facility B, as applicable, from time to time make loans to CSUA and/or Organic B.V. provided that:

(i)

all loans made will only be used by CSUA or Organic B.V. for working capital purposes or for lending to one or more of its subsidiaries (collectively, together with CSUA and Organic B.V., referred to as the “Tradin Group”);

(ii)

the term of each loan made by a Borrower to CSUA and/or Organic B.V. shall be for no more than 9 months and each such loan is to be repaid in full by CSUA and/or Organic B.V. to the relevant Borrower on or before the date which is 9 months from the date of the advance of such loan;

(iii)

each loan made by a Borrower to CSUA and/or Organic B.V. shall be in a minimum amount of US$2,500,000, provided, however, that the aggregate principal amount of all outstanding loans from the Borrowers to CSUA and Organic B.V. shall not at any time exceed US$20,000,000; and

(iv)

the Excess Availability in respect of Facility A and Facility B shall at all times while any such loan is outstanding be no less than US$25,000,000 (which such amount will be increased proportionately upon the Borrowers’ exercise of the accordion provided for in Section 3.21 of this Agreement) provided, however, that if the Excess Availability is, at any time that any such loan is outstanding, less than US$25,000,000 (or such proportionately increased amount), and the Agent has provided written notice of such deficiency to SunOpta, then the Borrowers shall have 20 Business Days from the receipt of such notice to cause CSUA and/or Organic B.V. to repay to the applicable Borrower all such loans or to increase the amount of the Excess Availability to an amount of no less than US$25,000,000 (or such proportionately increased amount) and, if the Borrowers do so or if the Agent has not provided such written notice to SunOpta, the occurrence of any such deficiency shall be deemed not to have constituted a Default or an Event of Default.

Notwithstanding the foregoing and for greater certainty, SunOpta and SunOpta Foods may not directly or indirectly make any loans to CSUA and/or Organic B.V. until such point in time as the Agent and the Lenders shall have received, in form and substance satisfactory to the Agent and the Unanimous Lenders, the following:

(A)	detailed written information from the Borrowers regarding the proposed loan structure and flow of funds to the Tradin Group;

(B)

a first ranking pledge of the shares of Organic B.V. from CSUA, together with such other documents and agreements that the Agent and the Lenders may, upon the advice of Netherlands counsel, request from CSUA and/or Organic B.V. including, if applicable and without limitation, a guarantee from CSUA of the obligations of the Borrowers; and

(C)

such other documents as the Agent and the Lenders may reasonably request including any information required by the Agent and the Lenders in order to comply with applicable “know your customer” and “anti-money laundering due diligence” requirements applicable to the Lenders.

For greater certainty, any changes to the conditions set out in clauses (i) - (iv) above shall require the consent of the Unanimous Lenders. In addition to the foregoing, SunOpta covenants and agrees that it will not (without the prior consent of the Unanimous Lenders) allow or cause CSUA to create, incorporate, form, own or acquire any direct Subsidiary of CSUA, other than Organic B.V. such that Organic B.V. is and shall at all times be the only direct Subsidiary of CSUA.

(s)	Capital Expenditures. It will not incur Capital Expenditures in excess of, in the aggregate:

	(i)	during the Fiscal Year ending December 31, 2012, the sum of US$40,000,000; and

(ii)

during each subsequent Fiscal Year, an amount equal to 120% of the applicable Capital Expenditures budget provided by SunOpta to the Agent for such Fiscal Year, and approved by the Majority Lenders, in accordance with Section 9.4(h) hereof.

For greater certainty, (A) proceeds of insurance received by the Obligors and subsequently used to replace or repair Capital Assets that have been damaged or destroyed, (B) the purchase prices of Capital Assets acquired by the Obligors using the net sale proceeds received by the Obligors from Capital Assets sold by the Obligors during the 540 day period immediately preceding such acquisition (and provided that there shall be no double-counting in respect of any such proceeds), and (C) the proceeds of the sale of the shares of Opta Minerals Inc. and Mascoma Corporation as contemplated by Section 9.2(a) hereof, will not be included in the calculation of the amount of Capital Expenditures for the purpose of determining compliance with this Section for such Fiscal Year and will not be used in the calculation of the amount of Capital Expenditures for purposes of determining the Fixed Charge Coverage Ratio.

9.3 Financial Covenants.

While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Agent or the Lenders have any obligations under this Agreement or any of the other Documents, the Borrowers covenant with the Agent and each Lender as follows:

(a)	Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of the Consolidated Borrower shall at all times be equivalent to or greater than 1.00:1.00.

(b)	Total Liabilities to Tangible Net Worth. The Consolidated Borrower shall at all times maintain a ratio of Total Liabilities at such time to Tangible Net Worth of not greater than 2.00:1.00.

(c)

Calculation of Ratios, etc. The Fixed Charge Coverage Ratio and the ratio of Total Liabilities to Tangible Net Worth shall each be calculated monthly as of the last day of each month based on the then most recent period of twelve fiscal months completed and ending on or immediately prior to such day.

9.4 Reporting Requirements.

While any amount owing under this Agreement or any of the other Documents remains unpaid, or the Agent or the Lenders have any obligations under this Agreement or any of the other Documents, each Obligor shall maintain a standard system of accounting in accordance with GAAP and shall promptly furnish to the Agent and its duly authorized representatives such information respecting the business and financial condition of the Obligors as the Agent may request; and without any request, the Borrowers shall furnish to the Agent, in electronic format whenever and wherever possible:

(a)

Monthly Borrowing Base Certificates. As soon as available, and in any event no later than 25 Business Days after the last Business Day of each calendar month, a Borrowing Base Certificate showing the computation of each of the Facility A Borrowing Base and the Facility B Borrowing Base in reasonable detail as of the close of business on the last day of the immediately preceding calendar month, together with such other information as is therein required, prepared by SunOpta in respect of the Facility A Borrowing Base and by SunOpta Foods in respect of the Facility B Borrowing Base and certified to, without personal liability, by the Chief Financial Officer, the Vice-President and Treasurer, the Assistant Treasurer or the Director of Treasury (or an acceptable designate in respect of whom the Agent has received prior written notice) of each of the Borrowers and, despite any other provision hereof, the Borrower may, at its option, provide such Borrowing Base Certificate more frequently than monthly for purposes of adjusting its Facility A Borrowing Base or its Facility B Borrowing Base;

(b)

Monthly Financial Statements and Compliance Certificates. As soon as available, and in any event within 30 Business Days after the end of each month (subject to what is stated below regarding the months of March, June, September and December each year), a copy of the unaudited consolidated balance sheet of the Consolidated Borrower as of the last day of such month and the consolidated statements of income, retained earnings and cash flows of the Consolidated Borrower for such month and for the fiscal year-to-date period then ended, together with schedules presenting the consolidated financial statements of the Borrowers as at the end of such month (including balance sheets and income statements) in respect of each Obligor's income and cash flows (and showing all adjustments made to prepare such balance sheets and statements), each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year as well as showing in comparative form  the year-to-date comparisons to the current Business Plan, together with the calculations of the relevant financial covenants referred to in Sections 9.3(a) and 9.3(b) for such period, prepared by the Borrowers in accordance with GAAP and certified to, without personal liability, by the Chief Financial Officer, the Vice-President and Treasurer, the Assistant Treasurer or the Director of Treasury (or an acceptable designate in respect of whom the Agent has received prior written notice) of each of the Borrowers, accompanied by a duly completed Compliance Certificate as of the last day of such month. For the months of March, June, September and December of each year, the financial information referred to above shall be provided in draft form within 30 Business Days after the end of each relevant month with the final financial information referred to above for such months to be provided within 45 Business Days after the end of each relevant month;

(c)

Monthly Reports of Accounts Receivable/Payable and Inventory. As soon as available, and in any event within 25 Business Days after the end of each month (or more frequently if requested by the Agent), (i) an accounts receivable aging report prepared on an invoice date basis (including reconciliation of cash and accounts receivable), an accounts payable aging report and an inventory report, each in such format and detail as is required by the Agent, prepared by the Borrowers and certified to, without personal liability, by the Chief Financial Officer, the Vice-President and Treasurer, the Assistant Treasurer or the Director of Treasury (or an acceptable designate in respect of whom the Agent has received prior written notice) of each of the Borrowers;

(d)

Monthly Reconciliations of Accounts Receivable/Payable and Inventory. Within 25 Business Days after the end of each month, monthly reconciliations of accounts receivable, inventory and accounts payable sub-ledgers to financial statements, prepared by the Borrowers and certified to, without personal liability, by the Chief Financial Officer, the Vice-President and Treasurer, the Assistant Treasurer or the Director of Treasury (or an acceptable designate in respect of whom the Agent has received prior written notice) of each of the Borrowers;

(e)	Monthly Priority Claims and Loans to The Organic Corporation B.V. Reports.

Within 25 Business Days after the end of each month, (i) a prior claims and statutory deductions report in such format and detail as is required by the Agent,, and (ii) a detailed listing of the loans made by SunOpta Foods to The Organic Corporation B.V. in such format and detail as is required by the Agent, each prepared by the Borrowers and certified to, without personal liability, by the Chief Financial Officer, the Vice-President and Treasurer, the Assistant Treasurer or the Director of Treasury (or an acceptable designate in respect of whom the Agent has received prior written notice) of each of the Borrowers;

(f)

Monthly Aggregate Net Hedging Position Reports. As soon as available, and in any event within 25 Business Days after the end of each month, a report of the aggregate net hedging position of the Borrowers with respect to their foreign exchange and commodity contracts in such format and detail as is required by the Agent, prepared by the Borrowers and certified to, without personal liability, by the Chief Financial Officer, the Vice-President and Treasurer, the Assistant Treasurer or the Director of Treasury (or an acceptable designate in respect of whom the Agent has received prior written notice) of each of the Borrowers;

(g)

Annual Audited Financial Statements. As soon as available, and in any event within 120 days after the last day of each Fiscal Year, a copy of (i) the audited consolidated balance sheet of SunOpta for such Fiscal Year and the consolidated and consolidating statements of income, retained earnings and cash flows of SunOpta for such Fiscal Year, and accompanying notes thereto, (ii) the audited unconsolidated balance of each Excluded Subsidiary for such Fiscal Year and the unconsolidated statements of income, retained earnings and cash flows of each such Excluded Subsidiary for such Fiscal Year, and accompanying notes thereto, and (iii) the compilation consolidated balance sheet of the Borrowers for such Fiscal Year and related statements of income, retained earnings and cash flows for such Fiscal Year, and accompanying notes thereto, in each case in reasonable detail showing in comparative form the figures for the previous Fiscal Year, and accompanied, in the case of the audited financial statements referred to above, by an unqualified opinion thereon of the Auditor to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the financial condition of SunOpta and the Excluded Subsidiaries, as applicable, as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(h)

Annual Business Plan. Within 30 days after the end of each Fiscal Year, it will deliver to the Agent a Business Plan in form satisfactory to the Majority Lenders and consistent with past practice (including financial projections, Capital Expenditure budgets, budgeted statements of income and sources and uses of cash and balance sheets) prepared for (i) each calendar month of the then current Fiscal Year, and (ii) the then current Fiscal Year, in each case, prepared in reasonable detail with appropriate presentation and discussion of the principal assumptions upon which such projections and budgets are based, accompanied by the statement of the chief financial officer of each Obligor and Subsidiary to the effect that, to the best of his or her knowledge, the projections and budget are a reasonable estimate for the period covered thereby.

(i)	Management Letters. Promptly after the receipt thereof by any Obligor, it will deliver to the Agent, a copy of any “management letter” received by any Obligor from the Auditors.

(j)

Other Information. Such other information as the Agent or the Majority Lenders may reasonably request, including, without limitation, providing prompt written notice to the Agent of the aggregate negative net hedging position of the Obligors if the outstanding hedge contracts (including commodity contracts), on an aggregate basis, entered into by the Obligors (or any one or more of them) have an aggregate negative net hedging position which is greater than US$1,000,000 “out of the money” at any time.

SECTION 10
DEFAULT AND ENFORCEMENT

10.1 Events of Default.

Upon the occurrence of an event described in Section 10.1(i) or 10.1(j), an Event of Default under the Credit Facility shall have occurred, and upon the occurrence of any one or more of the following events, other than an event described in Section 10.1(i) or 10.1(j), Agent may, or, if required by the Majority Lenders, the Agent shall, by written notice to the Borrowers, declare that an Event of Default has occurred and, upon delivery of such written notice to the Borrowers, an Event of Default shall occur:

(a)

Non-payment of Principal. Any Borrower fails to make when due, whether by acceleration or otherwise, any scheduled payment of principal required to be made under this Agreement or any other Document, or any Borrower fails to make when due any other non-scheduled payment or mandatory prepayment of principal and that failure to make when due any other non-scheduled payment or mandatory prepayment of principal continues for two Business Days after either the Borrower has become aware of such failure or the Agent has notified the Borrower of such failure.

(b)

Non-payment of Interest, Fees or Other Amounts. Any Obligor fails to make when due, whether by acceleration or otherwise, any payment of interest, fees, costs or any other payment under this Agreement or any other Document and that failure continues for three Business Days after either the Borrower has become aware of such failure or the Agent has notified the Borrower of such failure.

(c)	Breach of Covenants, etc. Any Obligor:

(i)

fails to perform or observe any term, condition, covenant or undertaking contained in Sections 7.2, 9.1, 9.2 or 9.4 and that failure, if capable of being remedied, is not remedied within 20 days after either the Borrower has become aware of its occurrence or the Agent has notified the Borrower of its occurrence;

	(ii)	fails to maintain any financial ratio set forth in Section 9.3(a) and (b);

(iii)

fails to bring any of its non-compliant real property into material compliance with applicable Environmental Laws as contemplated by Section 9.1(s) within a reasonable period which, in no event, shall exceed six months from the date of receipt by the Obligor of written notice from applicable Governmental Authorities or the Agent to do so;

(iv)

fails to observe or perform any other term, condition, covenant or undertaking contained in any Document which is not otherwise specifically addressed in this Section 10.1(c) and which failure cannot be remedied; or

(v)

fails to observe or perform any other term, condition, covenant or undertaking contained in any Document which is not otherwise specifically addressed in this Section 10.1(c) and that failure, if capable of being remedied, is not remedied within 20 days after either the Borrower becoming aware of its occurrence or the Agent notifying the Borrower of its occurrence.

(d)	Cross-Default. With respect to any other Debt of any Obligor or Subsidiary:

(i)

demand is made of Debt in excess of US$2,500,000 (or the equivalent amount in any other currency) payable on demand, or default occurs in the payment thereof when due, whether by virtue acceleration or otherwise;

	(ii)	default occurs in the performance or observance of any obligation or condition with respect thereto and that default remains unremedied after any remedial period with respect thereto; or

	(iii)	any other event occurs with respect thereto;

and the effect of that default or other event is to accelerate the maturity of that Debt in excess of US$2,500,000 (or the equivalent amount in any other currency) or to permit the holder or holders thereof, or any trustee or agent for the holder or holders, to cause the Debt in excess of US$2,500,000 (or the equivalent amount in any other currency) to become due and payable prior to its expressed maturity and/or to realize on any security that may be held for such Debt in excess of US$2,500,000 (or the equivalent amount in any other currency).

(e)

Representations and Warranties. Any representation, warranty or statement which is made by any Obligor in any Document or which is contained in any certificate, written statement or written notice provided under or in connection with any Document or which is deemed to have been made is untrue or incorrect when made in any material respect, and that representation, warranty or statement, if capable of being corrected, is not corrected within 20 days of the date on which either the Borrower becomes aware of such breach or the Agent notifies the Borrower of such breach;

(f)

Execution. Judgments are made against the Obligors or any one of them in excess of US$1,000,000 (or the equivalent amount in any other currency) by any court of competent jurisdiction and (i) a writ, execution or attachment or similar process is levied against the property of any of them in respect of such judgment, or (ii) the judgment is not actively and diligently appealed and execution thereof stayed pending appeal within 30 days of the rendering of the judgment, or (iii) the judgment is not paid or otherwise satisfied within 30 days of the rendering of the judgment.

(g)

Invalidity and Contest. This Agreement or any of the other Documents, or any provision hereof or thereof, shall at any time after execution and delivery hereof or thereof, for any reason, cease to be a legal, valid and binding obligation of any Obligor, as applicable, or cease to be enforceable against any Obligor, as applicable, in accordance with its terms or shall be declared to be null and void, or the legality, validity, binding nature or enforceability of this Agreement or any other Document, or any provision hereof or thereof, shall be contested by any of the Obligors, as applicable, or any of the Obligors, as applicable, shall deny that it has any further liabilities or obligations hereunder or thereunder.

(h)

Government Approval. Any Government Approval required to enable any of the Obligors to conduct its business substantially as presently conducted or to perform its obligations under any Document is not obtained or is withdrawn or ceases to be in full force and effect and that required Government Approval cannot be acquired or reinstated within 30 days of the date on which the relevant Obligor knew or ought to have known the Government Approval was required or withdrawn and such failure has a Material Adverse Effect.

(i)	Voluntary Proceedings. Any Obligor:

(i)

institutes proceedings for substantive relief in any bankruptcy, insolvency, debt restructuring, insolvency reorganization, readjustment of debt, dissolution, liquidation, winding-up or other similar proceedings (including proceedings under the Bankruptcy and Insolvency Act

(Canada), the Winding-up and Restructuring Act (Canada), the Companies' Creditors Arrangement Act (Canada), the United States Bankruptcy Code, the incorporating statute of the relevant corporation or other similar legislation), including proceedings for the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official with respect to the relevant corporation or all or any material part of its property or assets;

	(ii)	makes an assignment for the benefit of creditors;

(iii)

is unable or admits in writing its inability to pay its debts as they become due or otherwise acknowledges its insolvency or commits any other act of bankruptcy or is taken to be insolvent under any applicable legislation;

	(iv)	voluntarily suspends the conduct of its business or operations;

or acquiesces to, or takes any action in furtherance of, any of the foregoing.

(j)	Involuntary Proceedings. If any third party in respect of any Obligor:

(i)	makes any application under the Companies' Creditors Arrangement Act

(Canada), the United States Bankruptcy Code or similar legislation in Canada or the United States of America;

(ii)	files a proposal or notice of intention to file a proposal under the

Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or similar legislation in Canada or the United States of America;

(iii)

institutes a winding-up proceeding under the Winding-up and Restructuring Act (Canada), the United States Bankruptcy Code, any relevant incorporating statute or any similar legislation in Canada or the United States of America;

(iv)	presents a petition in bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any similar legislation in Canada or the United States of America; or

(v)

files, institutes or commences any other petition, proceeding or case under any other bankruptcy, insolvency, debt restructuring, insolvency reorganization, readjustment of debt, dissolution, liquidation, winding-up or similar law now or hereafter in effect, seeking bankruptcy, liquidation, reorganization, dissolution, winding-up, composition or readjustment of debt of any of them, the appointment of a trustee, interim receiver, receiver, receiver and manager, administrative receiver, custodian, liquidator, provisional liquidator, administrator, sequestrator or other like official for any of them, or any material part of any of their respective assets or any similar relief in Canada or the United States of America;

and if the application, filing, proceeding, petition or case is not contested by bona fide action on the part of the relevant Obligor and is not dismissed, stayed or withdrawn within 30 days of commencement thereof or if relief is granted against the relevant Obligor.

(k)

Creditor Action. Any secured creditor, encumbrancer or lienor, or any trustee, interim receiver, receiver, receiver and manager, administrative receiver, agent, bailiff or other similar official appointed by any secured creditor, encumbrancer or lienor, takes possession of, forecloses, seizes, retains, sells or otherwise disposes of, or otherwise proceeds to enforce security over, all or a substantial part of the assets of any Obligor or gives notice of its intention to do any of the foregoing.

(l)

Material Contracts. Any Obligor defaults in any material respect under any Material Contract and all applicable notice or cure periods under the Material Contract have expired and the default has not been cured or waived and such default has a Material Adverse Effect.

(m)

Change of Control Regarding Persons Other Than SunOpta. There occurs, directly or indirectly, a change after the Closing Date in the legal or beneficial ownership of any shares in the capital stock of any Obligor (other than SunOpta) such that SunOpta shall cease to own or control, directly or indirectly, shares or ownership interests of such Obligor or Subsidiary carrying voting rights sufficient to permit SunOpta to elect a majority of the members of the board of directors of such Obligor or Subsidiary.

(n)

Change of Control Regarding SunOpta. There occurs, directly or indirectly, a change after the Closing Date in the legal or beneficial ownership of any shares in the capital stock of SunOpta such that a Person or group of Persons acting in concert beneficially owns or controls 51% or more of the shares of SunOpta carrying voting rights.

(o)

Pension Plan. If any of the following events shall occur with respect to any Canadian Pension Plan or US Pension Plan: (i) the institution of any steps by any Obligor or any member of its Controlled Group or any applicable regulatory authority to terminate a Canadian Pension Plan or US Pension Plan (wholly or in part) if, as a result of such termination, any Obligor may be required to make an additional contribution to such Canadian Pension Plan or US Pension Plan, or to incur an additional liability or obligation to such Canadian Pension Plan or US Pension Plan, equal to or in excess of $1,000,000 or the equivalent thereof in another currency; or (ii) a contribution failure occurs with respect to any US Pension Plan sufficient to give rise to a lien or charge under Section 302(f) of ERISA or under any applicable pension benefits legislation in any other jurisdiction and such default has a Material Adverse Effect.

10.2 Rights upon Default and Event of Default.

Upon the occurrence of a Default, the Agent may, and the Agent shall upon the instructions of the Majority Lenders, on notice to the Borrower, declare that the ability of the Borrower to require any further Advances under the Credit Facilities shall be suspended pending the remedying of the Default. Upon the occurrence of an Event of Default pursuant to Sections 10.1(i) or 10.1(j), the Agent shall, and upon the occurrence of any other Event of Default and for so long as the other Event of Default shall continue, the Agent may, and the Agent shall upon the instructions of the Majority Lenders, without notice to the Borrower, do either or both of the following:

(a)	declare that the Total Commitment under each Credit Facility has expired and that the Lenders' obligations to make Advances have terminated; and

(b)

declare the entire principal amount of all Advances outstanding, all unpaid accrued interest and all fees and other amounts required to be paid by the Borrower hereunder to be immediately due and payable without the necessity of presentment for payment, notice of non-payment and of protest (all of which are hereby expressly waived) and proceed to exercise any and all rights and remedies hereunder and under any other Document.

From and after the issuance of any declaration referred to in this Section 10.2, no Lender shall be required to honour any cheque or other instrument presented to it by any Borrower regardless of the date of issue or presentation. Immediately upon receipt of a declaration under Section 10.2(b), the Borrowers shall pay to the Agent on behalf of the Lenders all amounts outstanding hereunder including, if applicable, the Hedge Contract Exposure owing under each Hedge Contract with a Lender. Without limiting the generality of the foregoing, SunOpta shall pay to the Agent on behalf of the Lenders the face amount of all Bankers' Acceptances which have not matured which amounts shall be held by the Agent as collateral security for SunOpta's obligations and with respect to those Bankers' Acceptances. The Hedge Contract Exposure under any Hedge Contract shall be determined in accordance with the applicable Hedge Agreement.

10.3 Waiver of Default.

No express or implied waiver by the Agent and the Lenders of any demand, Default or Event of Default shall in any way be or be construed to be a waiver of any future or subsequent Default or Event of Default. For greater certainty, a Default or Event of Default declared by the Agent may only be waived by the Majority Lenders. To the extent permitted by Applicable Law, the Obligors hereby waive any rights now or thereafter conferred by statute or otherwise which may limit or modify any of the Agent's or the Lenders' rights or remedies under any Document. The Obligors acknowledge and agree that the exercise by the Agent or any Lender of any rights or remedies under any Document without having declared an acceleration shall not in any way alter, affect or prejudice the right of the Agent to make a declaration pursuant to Section 10.2 at any time and, without limiting the foregoing, shall not be construed as or deemed to constitute a waiver of any rights under Section 10.2.

SECTION 11
REMEDIES

11.1 Remedies Cumulative.

For greater certainty, the rights and remedies of the Agent and the Lenders under this Agreement and the other Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Agent or any Lender of any right or remedy upon the occurrence of a demand, Default or Event of Default shall not be deemed to be a waiver of, or to alter, affect or prejudice any other right or remedy to which the Agent or any Lender may be lawfully entitled as a result of the demand, Default or Event of Default, and any waiver by the Agent or any Lender of the strict observance of, performance of or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted thereby, shall be deemed not to be a waiver of any subsequent demand, Default or Event of Default.

11.2 Remedies Not Limited.

The Agent on behalf of itself and the Lenders may, to the extent permitted by Applicable Law, bring suit at law, in equity or otherwise, for any available relief or purpose including, but not limited to: (a) the specific performance of any covenant or agreement contained in this Agreement or in any other Document; (b) an injunction against a violation of any of the terms of this Agreement or any other Document; (c) in aid of the exercise of any power granted by this Agreement or any other Document or by law; or (d) the recovery of any judgment for any and all amounts due in respect of the Obligations.

11.3 Set-Off, etc.

Upon the occurrence of an Event of Default which continues, the Agent, each Lender and each of their respective branches and offices are hereby authorized by each Obligor from time to time, with notice (which such notice may be provided to the Borrower after the occurrence of any of the following and provided that the Agent and the Lenders shall not be liable for any failure to provide such notice) to the Borrowers, to: (a) set off and apply any and all amounts owing by the Agent, any Lender or any of their respective branches or offices to any Obligor (whether payable in Canadian Dollars or any other currency and any amounts so owing in any other currency may be converted into one or more currencies in which the Obligations are denominated at such rate or rates as the party may be able to obtain, acting reasonably, whether matured or unmatured, and in the case of deposits, whether general or special, time or demand and however evidenced) against and on account of the Obligations (whether or not any declaration under Section 10.2 has been made and whether or not those Obligations are unmatured or contingent); (b) hold any amounts owing by the Agent or any Lender as collateral to secure payment of the Obligations owing to it to the extent that those amounts may be required to satisfy any contingent or unmatured Obligations owing to it; and (c) return as unpaid for insufficient funds any and all cheques and other items drawn against any deposits so held as the Agent or any Lender in its sole discretion may elect. For greater certainty, after the occurrence of an Event of Default which continues, and in addition to the rights, powers and remedies set out above, the Agent, each Lender and each of their respective branches and offices, may exercise at their discretion without notice to the Obligors any and all set-off and other rights and remedies afforded to each of them pursuant to Applicable Law. The amount of any set-off exercised by the Agent or a Lender shall be applied in accordance with the provisions of this Agreement.

11.4 Agent or Lender May Perform Covenants.

If any Obligor fails to perform any of its obligations under any covenant contained in this Agreement or any other Document, the Agent or any Lender may (but has no obligation to), upon notice to the Borrowers, perform any covenant capable of being performed by it and, if the covenant requires the payment or expenditure of money, it may make an Advance to fund that requirement, which Advance shall be repaid by the Borrowers on demand. That Advance shall bear interest at a rate calculated and paid in accordance with Section 4 for the type of Advance made.

SECTION 12
THE AGENTS AND THE LENDERS

12.1 Arrangements for Advances.

The Agent shall give notice to each Lender under each Credit Facility promptly in writing upon receipt by the Agent of any notice given under this Agreement which affects such a Lender. The Agent shall advise each applicable Lender of the amount, date and details of each relevant Advance (other than by way of Hedge Contract) and of each Lender's participation, as applicable, in each Advance. At or before 1:00 p.m. on the Drawdown Date, each Lender will make its participation available to the Borrower at such account or accounts as advised by the Agent to the Lenders from time to time. Unless the Agent has actual knowledge that a Lender has not made or will not make available to the Agent for value on the Drawdown Date requested for an Advance by the Borrower under a Credit Facility such Lender's Rateable Portion of such Advance requested, the Agent shall be entitled to assume that such amount has been or will be received from such Lender when so due and the Agent may (but shall not be obliged to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact received by the Agent from such Lender on such Drawdown Date and the Agent has made available a corresponding amount to the Borrower on such Drawdown Date as aforesaid, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the interest rate per annum applicable to the Advance multiplied by (ii) the amount that should have been paid to the Agent by such Lender on such Drawdown Date and was not, multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed from and including such Drawdown Date to but excluding the date on which the amount is received by the Agent from such Lender and the denominator of which is 365. A certificate of the Agent containing details of the amount owing by a Lender under this Section shall be deemed to be prima facie correct. If any such amount is not in fact received by the Agent from such Lender on such Drawdown Date, the Agent shall be entitled to recover from the Borrower, on demand, the related amount made available by the Agent to the Borrower as aforesaid together with interest thereon at the applicable rate per annum payable by the Borrower hereunder (but for greater certainty, without prejudice to any claim which the Borrower might have against such Lender as a result of such Lender not having made its Rateable Portion of such Advance).

12.2 Payments by Agents

(a)	The following provisions shall apply to any and all payments made or to be made by the Agent to the Lenders:

(i)

the Agent shall be under no obligation to make any payment (whether respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of such payment has been received by the Agent from the Borrower;

(ii)

if the Agent receives a payment of principal, interest, fees or other amount owing by the Borrower which is less than the full amount of any such payment due, the Agent shall have no obligation to remit to each Lender any amount other than such Lender's Rateable Portion of the amount actually received by the Agent;

(iii)

if any Lender has advanced more or less than its Rateable Portion of its Commitment, such Lender's entitlement to such payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(iv)

if a Lender's Rateable Portion of an Advance has been advanced for less than the full period to which any payment by the Borrower relates, such Lender's entitlement to receive a portion of any payment of interest or fees shall be reduced in proportion to the length of time such Lender's Rateable Portion has actually been outstanding (unless such Lender has paid all interest required to have been paid by it to the Agent pursuant to Section 12.1);

(v)

the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender under is entitled and such determination shall be deemed to be prima facie correct;

(vi)	upon request, the Agent shall deliver a statement detailing any of the payments to the Lenders under the relevant Credit Facility referred to herein;

(vii)	all payments by the Agent to a Lender hereunder shall be made to such Lender at its address set out herein unless notice to the contrary is received by the Agent from such Lender; and

(viii)

if the Agent or has received a payment from the Borrower on a Business Day (not later than the time required for the receipt of such payment as set out in this Agreement) and fails to remit such payment to any Lender entitled to receive its Rateable Portion of such payment on such Business Day, the Agent agrees to pay interest on such late payment at the same rate and in the same manner as set out in Section 12.1 and, despite any other provision of any Document the Obligors shall not be required to reimburse the Agent therefor.

(b)

Unless the Agent has actual knowledge that the Borrower has not made or will not make a payment to the Agent in respect of the relevant Credit Facility for value on the date in respect of which the Borrower has notified the Agent in writing that the payment will be made, the Agent shall be entitled to assume that such payment has been or will be received from the Borrower when due and the Agent may (but shall not be obliged to), in reliance upon such assumption, pay to each Lender its Rateable Portion of the payment expected from the Borrower. If the Agent has made such payments to the Lenders and the expected payment from the Borrower is in fact not received by the Agent on the required date, then each Lender which has received any such payment agrees to refund such payment to the Agent immediately upon request, and the Borrower shall, without limiting its other obligations under this Agreement, indemnify the Agent against any and all liabilities, obligations, losses (other than loss of profit), damages, penalties, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on or incurred by the Agent as a result of having made such payments to the Lenders, except for those arising from the Agent's negligence or wilful misconduct. A certificate of the Agent with respect to any amount owing by the Borrower under this section shall be deemed to be prima facie correct.

(c)

The Borrower hereby irrevocably authorizes the Agent to debit any account maintained by the Borrower with the Agent in order to make payments to the Lenders as contemplated herein. The Agent agrees to provide written notice to the Borrower of each such debit in reasonable detail. The Borrower shall be deemed to have agreed to each such debit unless the Borrower objects in writing to such debit within 30 days after receipt of such written notice from the Agent.

12.3 Decision-Making

(a)

Any amendment, waiver, discharge or termination with respect to this Agreement relating to the following matters shall be effective only if agreed between the relevant Borrower and the Unanimous Lenders (such amendment, waiver, discharge or termination, as applicable, having been approved by all of the Lenders pursuant to Section 12.7(j)):

(i)

a change the amount of any principal or any other amount payable by the Borrower, or a decrease in the interest rate or fee margin payable by the Borrowers hereunder (including the interest and fee margins set out in the Pricing Grid), or any alteration in the currency or mode of calculation or computation of any amount payable hereunder;

	(ii)	an increase in the Total Commitment under any Credit Facility or in any Lender's Commitment;

	(iii)	a change in the definition of “Unanimous Lenders”;

	(iv)	a change in the definition of “Majority Lenders”;

	(v)	the removal, in respect of Facility A, of the requirement that Advances not exceed the Facility A Borrowing Base as set out in Section 3.2(a);

	(vi)	the removal, in respect of Facility B, of the requirement that Advances not exceed the Facility B Borrowing Base as set out in Section 3.2(b);

(vii)

a material change in the definition of “Facility A Borrowing Base”, “Facility B Borrowing Base”, “Eligible Accounts Receivable”, “Insured Eligible Accounts Receivable”, “Accounts Receivable”, “Eligible Inventory” or “Inventory”;

	(viii)	any change to Section 10.1 or what constitutes an Event of Default;

	(ix)	any extension or reduction of the time for any payments required to be made by the Borrower;

	(x)	any change in the types of Advances available;

(xi)	any change in a Maturity Date or amortization of payments hereunder;

(xii)	an extension or reduction of the notice period required in connection with any Advance;

(xiii)	an assignment or transfer by the Borrower of any of its rights and obligations under this Agreement;

(xiv)

any material change in the nature and scope of the Security or any release or discharge of any material portion of the Security, except that the Agent may from time to time without notice to or the consent of the Lenders execute and deliver partial releases or discharges of the Security from time to time in respect of any item of Collateral to the extent the sale or release of such item of Collateral is permitted in this Agreement (including pursuant to Section 5.2(a) hereof or Section 7.4 hereof) , whether or not the Borrower may have an obligation to apply the net proceeds thereof as a repayment hereunder. For purposes of this sub-section (xiv), “material means (other than in respect of the sale of assets contemplated Section 5.2(a) hereof or Section 7.4 hereof) any change or discharge respect of Collateral having a value of US$5,000,000 or more in any one Fiscal Year; or

(xv)	any provision of this Section 12.3(a).

(b)

Except for the matters described in paragraph (a) above, any amendment, waiver, discharge or termination with respect to this Agreement shall be effective only if agreed between the relevant Borrower and the Majority Lenders (such amendment having been approved by the Majority Lenders pursuant to Section 12.7(j)) and any such amendment, waiver, discharge or termination shall be final and binding upon all of the Lenders. For greater certainty, and subject to the matters described in paragraph (a) above, where the terms of the Agreement or any other Document refer to any action to be taken hereunder or thereunder by the Lenders or to any such action that requires the consent or other determination of the Lenders, the action taken by and the consent or other determination given or made by the Majority Lenders shall, except to the extent that this Agreement expressly provides to the contrary, constitute the action or consent or other determination of the Lenders herein or therein referred to, and the Agent may exercise its powers under Article 12 hereof and the Documents based upon such action, consent or other determination.

12.4 Security Held by Agent

Except to the extent provided in Section 12.5, the Security shall be granted in favour of and held by the Agent for and on behalf of the Lenders and the Designated Affiliates in accordance with the provisions of this Agreement. The Agent shall, in accordance with its usual practices in effect from time to time, take all steps required to perfect and maintain such Security, including: taking possession of the share certificates representing the shares required to be pledged hereunder; filing renewals and change notices in respect of such Security; and ensuring that the name of the Agent is noted as loss payee or mortgagee on all property insurance policies covering assets subject to the Security. If the Agent becomes aware of any matter concerning the Security which it considers to be material, it shall promptly inform the Lenders. The Agent agrees to permit each Lender to review and make photocopies of the original documents comprising the Security from time to time upon reasonable notice. Each of the Lenders acknowledges that to the extent permitted by Applicable Law, the Security and the remedies provided under the Documents to the Lenders are for the benefit of the Lenders and the Designated Affiliates collectively and acting together and not severally, and further acknowledges that its rights hereunder and under the Security are to be exercised not severally, but by the Agent in accordance with this Agreement. Accordingly, notwithstanding any of the provisions contained herein or in the Security each Lender covenants and agrees that it (and its Designated Affiliates) shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent in accordance with this Agreement.

12.5 Priorities of Security

Notwithstanding any other provision of this Agreement, the proceeds of realization of the Security or any portion thereof shall be distributed in accordance with the provisions of this Agreement.

12.6 Protection of Agent

(a)

Unless and until instructed by the Majority Lenders, the Agent shall not be bound to inquire as to: (i) whether any representation made by the Borrower in or connection with any Document is true; (ii) the occurrence or otherwise of any Event of Default or Default; (iii) the performance by the Borrower of obligations under any Document; (iv) any breach of or default by the Borrower any Obligor under its obligations under any Document; or (v) the use application by the Borrower of any of the proceeds of an Advance under the Credit Facilities. The Agent shall report the results of any such enquiry to the Lenders, but shall have no obligation to take any action in connection therewith unless otherwise instructed by the Majority Lenders as provided herein.

(b)

Unless the Agent has actual knowledge or actual notice to the contrary, it may assume that: (i) any representation made by any Obligor in or in connection with any Document is true; (ii) no Event of Default or Default has occurred; and (iii) the Borrower is not in breach of or in default under, its obligations under any Document.

(c)

Unless the Agent has actual knowledge or actual notice to the contrary, it may assume that each Lender's address is that set out herein until it has received from such Lender a notice designating some other office of such Lender as its address and act upon any such notice until the same is superseded by a further such notice

(d)

The Agent may engage and pay for the advice or services of any lawyers, accountants or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained.

(e)

Unless the Agent has actual knowledge or actual notice to the contrary, the Agent may rely as to matters of fact which might reasonably be expected to be within the knowledge of any Obligor upon a statement contained in any Document.

(f)	Unless the Agent has actual knowledge or actual notice to the contrary, the Agent may rely upon any communication or document believed by it to be genuine.

(g)

The Agent may refrain from exercising any right, power or discretion vested in it under this Agreement unless and until instructed by, as applicable, the Majority Lenders or the Unanimous Lenders as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised.

(h)

The Agent may refrain from exercising any right, power or discretion vested in it which would or might in its opinion in its sole discretion be contrary to any law of any jurisdiction or any directive or otherwise render it liable to any Person, and may do anything which is in its opinion in its sole discretion necessary to comply with any such law or directive.

(i)

The Agent may delegate to such other Person, such duties and responsibilities of the Agent hereunder as it shall determine to be appropriate in respect of dealings with or relating to the Borrower or any other Person.

(j)

The Agent may refrain from acting in accordance with any instructions of, as applicable, the Majority Lenders or Unanimous Lenders to begin any legal action or proceeding arising out of or in connection with this Agreement or take any steps to enforce or realize upon any Security, until it shall have received such security as it may reasonably require (whether by way of payment in advance or otherwise) against all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such instruction.

(k)

The Agent shall not be bound to disclose to any Person any information relating to the Borrower or any Obligor if such disclosure would or might in its opinion in its sole discretion constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person.

(l)

The Agent shall not accept any responsibility for the accuracy and/or completeness of any information supplied in connection herewith or for the legality, validity, effectiveness, adequacy or enforceability of any Document and the Agent shall not be under any liability to any Lender as a result of taking or omitting to take any action in relation to any Document save in the case of the Agent's negligence or wilful misconduct.

12.7 Duties of Agent

The Agent shall:

(a)

provide to each Lender copies (including, if available, electronic copies) of all financial information received from the Borrower promptly after receipt thereof, and copies of any notices in respect of a Drawdown, Conversion, Rollover, and other notices received by the Agent from the Borrower upon request by any Lender;

(b)	promptly advise each Lender thereunder of Advances required to be made by it hereunder and disburse all repayments to the Lenders thereunder in accordance with the terms of this Agreement;

(c)

promptly notify each Lender thereunder of the occurrence of any Event of Default or any Default by the Borrower in the due performance of its obligations under this Agreement or the Security and of which the Agent has actual knowledge or actual notice;

(d)

each time the Borrower requests the prior written consent of the Majority Lenders, use its best efforts to obtain and communicate to the Borrower the response of the Majority Lenders in a reasonably prompt and timely manner having due regard to the nature and circumstances of the request;

(e)

give written notice to the Borrower in respect of any other matter in respect of which notice is required in accordance with or pursuant to this Agreement, promptly or promptly after receiving the consent of the Majority Lenders or the Unanimous Lenders, if required under the terms of this Agreement;

(f)	except as otherwise provided in this Agreement, act in accordance with any instructions given to it by, as applicable, the Majority Lenders or the Unanimous Lenders;

(g)

at the time of engaging any agent, receiver, receiver-manager, consultant, monitor or other party in connection with the Security or the enforcement thereof, obtain the agreement of such party to comply with the applicable terms of this Agreement in carrying out any such enforcement activities and dealing with any proceeds of realization;

(h)

if so instructed by the Majority Lenders or the Unanimous Lenders, as applicable, refrain from exercising any right, power or discretion vested in it under this Agreement or any Document incidental hereto;

(i)	account for any monies received by it in connection with this Agreement, the Security and any other agreement delivered in connection herewith or therewith; and

(j)

call a meeting of the Lenders thereunder at any time not earlier than five (5) days and not later than thirty (30) days after receipt of a written request for a meeting provided by any Lender under any such Credit Facility; provided that the above notice requirements may be waived by the unanimous agreement of the Lenders thereunder; and provided further that any instrument executed by all of the Lenders thereunder (which may be in counterparts and delivered electronically) shall have the same effect as if passed by the Lenders thereunder at a duly called meeting.

12.8 Termination or Resignation of Agent

The Majority Lenders may terminate the Agent's appointment hereunder upon giving the Agent 90 days' prior written notice to such effect. The Agent may resign its appointment hereunder at any time upon giving 90 days' prior written notice to each Lender, without giving any reason therefor. In the event of any such termination or resignation, the Majority Lenders shall appoint a successor Agent acceptable to the Borrower (whose consent may not be unreasonably withheld). Within a reasonable time after the appointment of the successor Agent, the retiring Agent shall assign the Security to the successor Agent. Upon such assignment and/or upon the Agent's termination or resignation hereunder, the retiring Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Section 12; and the Agent's successor and each of the other parties hereto shall have the same rights and obligations among themselves as they would have had if such successor originally had been a party hereto as the Agent. If a Person ceases to be the Agent and a successor Agent is not appointed within such 90 day period, upon the expiry of such period such Person shall receive no further compensation for acting as Agent and shall be released from all obligations as Agent, except that until a successor Agent is appointed such Person shall passively hold the Security as Agent for the Lenders without taking any action to preserve, renew, maintain or enforce the Security; and its sole remaining obligation shall be to assign the Security to its successor if and when a successor Agent is appointed.

12.9 Lenders' Independent Investigation

Each of the Lenders represents and warrants to the Agent and BMO that it has made its own independent investigation of the financial condition and affairs of the Obligors in connection with the establishment of credit for the Borrower hereunder, and that it has not relied on any information provided to it by the Agent or BMO in connection therewith, and each represents and warrants to the Agent that it shall continue to make its own appraisal of the creditworthiness of the Obligor from time to time.

12.10 Legal Proceedings by Agent

The Agent shall not be obligated to take any legal proceedings against the Borrower or any other Person for the recovery of any amount due under this Agreement or the Security, unless instructed to do so by, as applicable, the Majority Lenders or the Unanimous Lenders. No Lender shall bring legal proceedings against the Borrower or any other Person hereunder under any Security or under any other Documents or in connection herewith or therewith, or exercise any right arising hereunder or thereunder or in connection herewith or therewith over the property and assets of the Borrower or any other Person, without the prior written consent of the Unanimous Lenders.

12.11 Lenders' Obligations Several; No Partnership

The obligations of each Lender under this Agreement are several. The failure of any Lender to carry out its obligations hereunder shall not relieve the other Lenders of any of their respective obligations hereunder. No Lender shall be responsible for the obligations of any other Lender hereunder. Neither the entering into of this Agreement nor the completion of any transactions contemplated herein shall constitute the Lenders a partnership.

12.12 Acknowledgement by Borrower

The Borrower hereby acknowledges notice of the terms of the provisions of this Section 12 and agrees to be bound hereby to the extent of its obligations hereunder, and further agrees to not make any payments, take any action or omit to take any action which would result in the non-compliance by any Lender with its obligations hereunder.

12.13 Amendments to Section 12

The Agent and the Lenders may amend any provision in this Section 12 or Section 7 of the Provisions without prior notice to or the consent of a Borrower or any Designated Affiliate, and the Agent shall provide a copy of any such amendment to the Borrower reasonably promptly thereafter; provided however if any such amendment would adversely affect any rights, entitlements, obligations or liabilities of the Borrower (other than in a de minimus manner), such amendment shall not be effective until the Borrower provides its written consent thereto, such consent not to be unreasonably withheld or arbitrarily delayed.

12.14 Deliveries, etc.

As between the Obligors, the Agent and the Lenders: (a) all statements, certificates, consents and other documents which the Agent purports to deliver to an Obligor on behalf of the Lenders shall be binding on each of the Lenders, and none of the Obligors shall be required to ascertain or confirm the authority of the Agent in delivering such documents; (b) all certificates, statements, notices and other documents which are delivered by an Obligor to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and (c) all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders, as applicable.

12.15 Agency Fee

The Borrower agrees to pay the Agent an annual agency fee in such amount as may be agreed in writing from time to time between the Borrower and the Agent, payable on the Closing Date and on each anniversary thereof during the term of this Agreement.

12.16 Adjustments Among Lenders.

(a)

Adjustment After Exercise of Rights. Each Lender agrees that, after the exercise of any rights pursuant to Section 10.2 and 12.16, it will at any time or from time to time, upon the request of the Agent, as required by any other Lender, purchase portions of the amounts due and owing to the other Lenders and make any other adjustments which may be necessary or appropriate so that the amounts due and owing to each Lender (excluding any amounts received by the L/C Lender or the Swingline Lender to secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder), as adjusted under this Section 12.16, will, as nearly as possible, reflect each Lender's Rateable Portion determined as at the date of the exercise of any such rights.

(b)

General Application. For greater certainty, the Lenders acknowledge and agree that, without limiting the generality of the provisions of Section 12.16(a), those provisions will have application if and whenever any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set- off or otherwise) on account of any money owing or payable by a Borrower to it in excess of the amounts to which it would otherwise be entitled under Section 12.16(a).

(c)

Adjustments to Advances. Notwithstanding anything else herein contained, the Agent may, when determining amounts payable to or payable by or to be advanced by a Lender under the relevant Credit Facility in connection with Advances, which amounts are determined by or by reference to that Lender's Rateable Portion, make such adjustments to such amount as it deems appropriate in its sole discretion to account or adjust for any amounts advanced to the Borrower, if any, by way of Letter of Credit, Bankers' Acceptances and MasterCard Advances.

(d)

Borrower Agreement. The Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders under this Section 12.16(a) but shall incur no increased liabilities by reason thereof.

12.17 Agents May Debit Accounts.

The Borrower authorizes and directs the Agent in its discretion, to debit automatically, by mechanical, electronic or manual means, any bank account of a Borrower maintained with BMO (for so long as BMO is Agent) for all amounts payable by the Borrower under this Agreement or any other Document, including the repayment of principal and the payment of interest, fees and all charges for the keeping of that bank account. The Agent shall notify the Borrower as to the particulars of those debits in the normal course.

12.18 Field Examination Reports; Disclaimer by Lenders

By signing this Agreement, each Lender:

(a)

is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report (each a “Report” and collectively, “Reports”) prepared by the Agent;

(b)	expressly agrees and acknowledges that the Agent (i) makes no representation or warranty as to the accuracy of any Report, or (ii) shall not be liable for any information contained in any Report;

(c)

expressly agrees and acknowledges that the Reports are not comprehensive examinations, that the Agent or any other party performing any examination will inspect only specific information regarding the Obligors and will rely significantly upon the Obligors' books and records, as well as on representations of the Obligors' personnel;

(d)

agrees to keep all Reports confidential and strictly for its internal use, and not to distribute, except to its participants or as required by Applicable Law, or use any Report in any other manner; and

(e)

without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of the Borrower; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including counsel's costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

12.19 Fondé de Pouvoir.

In addition to and without prejudice to Section 12.6 hereof, each Lender hereby irrevocably appoints and authorizes the Agent (and any successor acting as the Agent) to act as the person holding the power of attorney (in such capacity, the “Fondé de pouvoir”) of each Lender as contemplated under Article 2692 of the Civil Code of Quebec, and to enter into, to take and to hold on their behalf, and for their benefit, each hypothec granted by SunOpta Inc. as well as any other party that is or may in the future become a party hereto as a Borrower or Obligor and in respect of which a security is required to be taken under the Civil Code of Quebec (a “Hypothec”), and to exercise such powers and duties which are conferred upon the Fondé de pouvoir under each Hypothec. Moreover, each Lender hereby irrevocably appoints and authorizes the Agent (and any successor acting as the Agent) (in such capacity, the “Custodian”) to act as agent and custodian for and on behalf of the Lenders to hold and to be the sole registered holder of any debenture or bond which may be issued under any Hypothec, the whole notwithstanding Section 32 of the Act Respecting the Special Powers of Legal Persons (Quebec) or any other Applicable Law. In this respect, (i) records shall be kept indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by any pledge of any such debenture or bond and owing to each Lender, and (ii) each Lender will be entitled to the benefits of any collateral covered by any Hypothec and will participate in the proceeds of realization of any such collateral, the whole in accordance with the terms hereof.

Each of the Fondé de pouvoir and the Custodian shall (a) exercise, in accordance with the terms hereof, any rights and remedies given to the Fondé de pouvoir and the Custodian (as applicable) with respect to the collateral under any Hypothec, any debenture or bond or pledge thereof relating to any Hypothec, Applicable Laws or otherwise, (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lenders, and (c) be entitled to delegate from time to time any of its powers or duties under any Hypothec, any debenture or bond or pledge thereof relating to any Hypothec, Applicable Laws or otherwise and on such terms and conditions as it may determine from time to time. Any person who becomes a Lender, for itself and on behalf of its Affiliates referred to above, shall be deemed to have consented to and confirmed: (i) the Fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified, as of the date it becomes a Lender, all actions taken by the Fondé de pouvoir as the person holding the power of attorney as aforesaid and to have ratified; and (ii) the Custodian as the agent and custodian as aforesaid and to have ratified, as the date it becomes a Lender, all actions taken by the Custodian in such capacity. The Agent accepts the foregoing appointment as Fondé de pouvoir and Custodian and agrees to act in such capacities.

12.20 Other Provisions Concerning the Agent

The provisions of this Section 12 are in addition to the provisions contained in the Provisions regarding the Agent, including without limitation the provisions of Section 7 of the Provisions.

SECTION 13
MISCELLANEOUS

13.1 Amendments.

No amendment or waiver of any provision of this Agreement or consent to any departure by a party from any provision of this Agreement will be effective unless it is in writing and executed by the relevant Persons, and then the amendment, modification, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given, provided however that notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender. For greater certainty, any amendment to this Agreement or any Security Document may be made without notice to or the consent of any Designated Affiliate.

13.2 Notice.

Unless otherwise specified, any notice or other communication required or permitted to be given to a party under this Agreement shall be in writing and may be delivered personally or sent by prepaid registered mail, e-mail, PDF or facsimile, to the address, e-mail address or facsimile number of the party set out beside its name at the foot of this Agreement to the attention of the Person there indicated or to such other address, e-mail address, facsimile number or other Person's attention as the party may have specified by notice in writing given under this Section. Any notice or other communication shall be deemed to have been given (i) if delivered personally, when received; (ii) if mailed, subject to Section 13.3, on the fifth Business Day following the date of mailing; (iii) if sent by facsimile or e-mail, on the Business Day when the appropriate confirmation of receipt has been received if the confirmation of receipt has been received before 3:00 p.m. on that Business Day or, if the confirmation of receipt has been received after 3:00 p.m. on that Business Day, on the next succeeding Business Day; and (iv) if sent by facsimile or e-mail on a day which is not a Business Day, on the next succeeding Business Day on which confirmation of receipt has been received. All communication with any Obligor hereunder may be directed through SunOpta. For greater certainty, any notice or other document or instrument which is required to be given or delivered to any Obligor hereunder shall be deemed (unless notice to such Obligor is required by Applicable Law) to have been given to and received by such Obligor if given to SunOpta.

13.3 Disruption of Postal Service.

If a notice has been sent by prepaid registered mail and before the fifth Business Day after the mailing there is a discontinuance or interruption of regular postal service so that the notice cannot reasonably be expected to be delivered within five Business Days after the mailing, the notice will be deemed to have been given when it is actually received.

13.4 Environmental Indemnity.

Each Obligor shall, and does hereby, indemnify and hold each Indemnified Person harmless from and against any and all Claims and Losses incurred or suffered by, or asserted against, the Indemnified Person, with respect to or as a direct or indirect result of, (a) the presence on or under, or any Release or likely Release of any Hazardous Substance from any of the Collateral comprising real property or any other real properties owned or used by any of the Obligors or any Subsidiary or any of their successors and assigns; or (b) the breach of any Applicable Laws by any mortgagor, owner, lessee or occupant of such properties.

13.5 Further Assurances.

The Obligors shall from time to time promptly, upon the request of the Agent, take or cause to take such action, and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and the Documents.

13.6 Judgment Currency.

If for the purpose of obtaining judgment in any court it is necessary to convert all or any part of the liabilities or any other amount due to a Lender or the Agent in respect of any of the Borrowers' obligations under this Agreement in any currency (the “Original Currency”) into another currency (the “Other Currency”), each Borrower, to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender or the Agent could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is paid or satisfied. The obligations of the Borrower in respect of any sum due in the Original Currency from it to any Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such Other Currency the Lender may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender agrees to remit such excess to the Borrower.

13.7 Waivers.

No failure to exercise, and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.

13.8 Reimbursement of Expenses.

The Obligors jointly and severally agree to: (a) pay or reimburse the Agent on demand, for all of its reasonable out-of-pocket costs and expenses (including legal fees) incurred in connection with the preparation, negotiation and execution of this Agreement and the other Documents including any subsequent amendments, waivers or modifications of this Agreement or any other Document (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees and disbursements of counsel to the Agent; and (b) pay or reimburse, on demand after the occurrence of an Event of Default which is continuing, the Agent and each Lender for all of its costs and expenses (including legal fees) incurred in connection with the determination, preservation and enforcement of any responsibilities, rights and remedies under this Agreement and the other Documents, including the reasonable fees and disbursements of counsel to the Agent and of counsel to each Lender, if applicable, including all out-of-pocket expenses incurred during any work out, restructuring or negotiations in respect of the Credit Facilities. For greater certainty, the Obligors shall not, despite any other provision of this Agreement or any other Document, until the occurrence of an Event of Default which then continues, be required to reimburse a Lender (which for greater certainty does not include the Agent in its capacity as agent) for any out-of-pocket legal expenses incurred by such Lender. The obligations of the Obligors under this Section 13.8 shall survive the repayment of all Obligations and the termination of the Credit Facility.

13.9 Submission to Jurisdiction.

Each Borrower and Obligor irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. Each Borrower hereby irrevocably consents to the service of any and all process in such action or proceeding by the delivery of such process to such Borrower at its address provided in accordance with Section 13.2.

13.10 Waiver of Trial by Jury.

The Borrowers and the Obligors hereby knowingly voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any other Document, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Agent, any Lender or any of the Borrowers or Obligors. The Borrowers and the Obligors acknowledge and agree that they have received full and sufficient consideration for this provision (and each other provision of each other Document to which it is a party) and that this provision is a material inducement for the Lenders entering into this Agreement and each other Document.

13.11 Counterparts.

This Agreement and the Documents may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. This Agreement and the Documents may be executed and delivered by facsimile transmission or PDF and each of the parties hereto may rely on such facsimile signature or PDF as though that facsimile signature or PDF were an original hand-written signature.

13.12 Excluded Subsidiaries.

The parties hereto acknowledge and agree that each Excluded Subsidiary is not an Obligor for purposes of this Agreement or any of the Documents. For greater certainty and without limiting the generality of the foregoing, each Excluded Subsidiary and its assets shall not at any time be considered part of the Consolidated Borrower.

13.13 Acknowledgement.

Each Obligor hereby acknowledges, confirms and agrees that all Documents (including without limitation Security Documents) previously, now or hereafter delivered by such Obligor in favour of the Agent or any Lender, as applicable, remains in full force and effect in accordance with its terms, unless any such Document has been otherwise amended by written agreement. For greater certainty, each Obligor that has previously executed and delivered a Security Document hereby acknowledges and confirms that each such Security Document secures the obligations of such Obligor under and in connection with this Agreement and all other relevant Documents.

13.14 Canadian Bankers' Association Model Credit Agreement Provisions.

The model credit agreement provisions set forth in Schedule X (as amended herein) form part of this Agreement and are incorporated herein by reference subject to the variations set out on the first three (3) pages of Schedule X. For greater certainty, the amount referred to in Section 10.2(f) of the Provisions is Cdn.$3,500.00. To the extent that there is any inconsistency between a provision of this Agreement (other than the Provisions) and a provision of the Provisions, the provision of this Agreement (other than the Provisions) shall govern.

13.15 Exercise of Discretion

The Agent and the Lenders acknowledge and agree that, with respect to the exercise of any discretion provided to any one or more of them in this Agreement and the Documents, the Agent and each applicable Lender will at the relevant time exercise any such discretion afforded to it or them, as applicable, in a reasonable manner in the relevant circumstances.

13.16 Original Agreement

This Agreement replaces and supersedes the Original Agreement and no party hereto shall have any further right or liability under the Original Agreement. For greater certainty, on the Closing Date, all existing credit facilities of any Lender to any Borrower under the Original Agreement shall automatically be terminated and no Borrower shall have any further right under any such credit facilities. Each Borrower hereby undertakes to reimburse all its debts and liabilities owing under such credit facilities under the Original Agreement with the proceeds of Advances under Facility B, save and except for the Existing Letters of Credit.

[SIGNATURE PAGES FOLLOW]

- S1 -

The parties have executed this Agreement as of the day and year first written above.

SUNOPTA INC.	By: /s/Chris Snowden
2838 Bovaird Drive West	Name: Chris Snowden
Brampton, Ontario L7A 0H2	Title: Vice President and Treasurer
Attention: Chief Financial Officer
Fax: (905) 455-2529

SUNOPTA FOODS INC.	By: /s/Chris Snowden
Name: Chris Snowden
Title: Vice President and Treasurer

SUNOPTA INVESTMENTS LTD.	By: /s/Chris Snowden
Name: Chris Snowden
Title: Vice President and Treasurer

SUNOPTA GRAINS AND FOODS INC.	By: /s/Chris Snowden
Name: Chris Snowden
Title: Vice President and Treasurer

SUNOPTA FRUIT GROUP INC.	By: /s/Chris Snowden
Name: Chris Snowden
Title: Vice President and Treasurer

SUNOPTA GLOBAL ORGANIC INGREDIENTS INC.	By: /s/Chris Snowden
Name: Chris Snowden
Title: Vice President and Treasurer

SUNOPTA INGREDIENTS, INC.	By: /s/Chris Snowden
Name: Chris Snowden
Title: Vice President and Treasurer

[signature page for Seventh Amended and Restated Credit Agreement]

- S2 -

BANK OF MONTREAL	By: /s/James Di Giacomo
in its capacity as Agent	Name: James Di Giacomo
c/o Agent Bank Services	Title: Director, Syndications
234 Simcoe Street
Toronto, Ontario	By:________________________________
M5T 1T4	Name:
(as Agent for the Lenders to	Title:
SunOpta)

Attention: Manager, Agent Bank
Services
Fax: (416) 598-6218

BANK OF MONTREAL	By: /s/Christine Roque
in its capacity as Lender	Name: Christine Roque
Asset Based Lending	Title: Director
100 King Street West
11th Floor	By: /s/Gary Still
Toronto, Ontario	Name: Gary Still
M5X 1A1	Title: Managing Director Corporate Finance, ABL
Attention: Director
Fax: (416) 643-4249

BANK OF MONTREAL	By: /s/Larry Swiniarski
(Chicago Branch)	Name: Larry Swiniarski
in its capacity as Lender	Title: Director
Bank of Montreal 5th Floor-East
111 West Monroe Street	By:________________________________
Chicago, Illinois	Name:
60603	Title:

Attention: Larry Allan Swiniarski
Fax: 312-293-4044

EXPORT DEVELOPMENT	By: /s/Danielle Dunlop
CANADA	Name: Danielle Dunlop
in its capacity as Lender	Title: Financing Manager
150 Slater St.
Ottawa, Ontario	By: /s/David Guy
K1A 1K3	Name: David Guy
Title: VP, Corporate & Asset-Backed Lending
Attention: Loans Services
Fax: 613-598-2514

[signature page for Seventh Amended and Restated Credit Agreement]

- S3 -

RABOBANK NEDERLAND	By: /s/Angelos Karistinos
CANADIAN BRANCH	Name: Angelos Karistinos
in its capacity as Lender	Title: Vice President, Senior Credit Analyst
95 Wellington Street West
Suite 1830, P.O. Box 38	By: /s/Johan Flipsen
Toronto, Ontario	Name: Johan Flipsen
M5J 2N7	Title: Executive Director

Attention: Vice President
Fax: 416-941-9750

CANADIAN IMPERIAL BANK	By: /s/Jomo Russell
OF COMMERCE	Name: Jomo Russell
in its capacity as Lender	Title: Authorized Signatory
207 Queens Quay West, Suite 705
Toronto, Ontario	By: /s/Bruno Mello
M5J 1A7	Name: Bruno Mello
Title: Authorized Signatory
Attention: Senior Manager
Fax: 416-861-0483

[signature page for Seventh Amended and Restated Credit Agreement]

- S4 -

SUNOPTA 2012 LLC	By: /s/Chris Snowden
Name: Chris Snowden
Title: Vice President and Treasurer

[signature page for Seventh Amended and Restated Credit Agreement]

SCHEDULE A

ADDITIONAL OBLIGOR COUNTERPART

TO:	Each of the Lenders under the “Credit Agreement” (as defined below)

AND TO:	Bank of Montreal as Agent

RE:	Seventh amended and restated credit agreement made as of July 27, 2012 among SunOpta Inc. and SunOpta Foods Inc. as borrowers (the “Borrowers”), each of the institutions from time to time parties thereto as lenders (the “Lenders”), certain affiliates of the Borrowers as obligors (the “Obligors”) and Bank of Montreal (as “Agent”) (as the same may be amended, varied, supplemented, restated, amended and restated, renewed or replaced at any time and from time to time the “Credit Agreement”)

For value received, the undersigned [insert name of Additional Obligor] (the “Additional Obligor”) hereby agrees as follows:

1.	Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

2.

Adherence. The Additional Obligor, by its execution of this agreement, hereby acknowledges, consents and adheres to the provisions of the Credit Agreement and confirms and agrees that the Additional Obligor is, from and as of the date hereof, an Obligor for purposes of the Credit Agreement and the Documents. For greater certainty, the Additional Obligor agrees to be bound by all of the provisions of the Credit Agreement as if an original party thereto as an Obligor.

3.

Representations and Warranties. The Additional Obligor, as of the date hereof in respect of itself only, makes the representations and warranties of the Obligors contained in the Credit Agreement and in the Documents to which it is or will become a party pursuant to Section 5 hereof.

4.	Covenants. The Additional Obligor, as of the date hereof in respect of itself only, makes the covenants of the Obligors contained in the Credit Agreement and in the Documents to which it is a party.

5.	Security Documents. The Additional Obligor agrees to execute and deliver a guarantee and postponement of claim unlimited as to amount supported by:

(a)

a general security agreement creating a security interest in all of its personal property, assets and undertaking, including securities (or the equivalent) registered in every location where it has assets;

(b)	a mortgage and/or debenture creating a fixed charge on all its real property registered against title to each such property; and

(c)	such other security documents as the Lenders may require,

in each case, in form and substance satisfactory to the Agent.

6.

Further Assurances. The Additional Obligor shall from time to time promptly, upon the request of the Agent, take or cause to take such action, and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this agreement and the Documents.

7.

Counterparts. This agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original and which counterparts together shall constitute one and the same agreement. This agreement may be executed by facsimile, PDF or other electronic signature, and any signature contained hereon by facsimile, PDF or other electronic signature shall be deemed to be equivalent to an original signature for all purposes.

8.

Governing Law. This agreement shall be governed by and construed according to the law of the Province of Ontario (without regard to principles of conflicts of laws) and may not be waived, amended, released or otherwise changed except by a writing signed by the Agent and the Additional Obligor. This agreement and every part thereof shall be effective upon delivery to the Agent, without further act, condition or acceptance by the Lenders, shall be binding upon the Additional Obligor and upon the successors and permitted assigns of the Additional Obligor, and shall inure to the benefit of the Agent, the Lenders and their respective legal representatives, successors, and assigns. The Additional Obligor hereby submits to the nonexclusive jurisdiction of the Province of Ontario for purposes of all legal proceedings arising out of or relating to this agreement. The Additional Obligor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in an inconvenient forum.

[SIGNATURE PAGE FOLLOWS]

In witness whereof the undersigned has executed this counterpart the ___________day of _______________, _______________.

[Name of Additional Obligor]

By: _______________________________
Name:
Title:

By: _______________________________
Name:
Title:
I/we have authority to bind the corporation

Acknowledged and accepted the _______day of ________________, _____________.

Bank of Montreal in its capacity as Agent

By: _______________________________
Name:
Title:

By: _______________________________
Name:
Title:

SCHEDULE B

BORROWERS’/OBLIGORS’ ACCOUNTS AT JULY 27, 2012

Bank of Montreal

ABA# or
Name	Transit #	Account #	Currency	Purpose

SunOpta Inc.	XXXX	XXXX	CAD	Disbursement Account
SunOpta Inc.	XXXX	XXXX	CAD	Disbursement Account
SunOpta Inc.	XXXX	XXXX	USD	Blocked Concentration - ZBA to XXXX
SunOpta Inc.	XXXX	XXXX	CAD	Blocked Concentration - ZBA to XXXX
SunOpta Inc.	XXXX	XXXX	CAD	Disbursement
SunOpta Inc.	XXXX	XXXX	CAD	Disbursement
SunOpta Inc.	XXXX	XXXX	USD	Disbursement
SunOpta Inc. o/a Purity Life Health Products	XXXX	XXXX	CAD	Blocked - ZBA to XXXX
SunOpta Inc. o/a Purity Life Health Products	XXXX	XXXX	USD	Blocked - ZBA to XXXX
SunOpta Inc. o/a Kettle Valley Dried Fruit	XXXX	XXXX	CAD	Blocked - ZBA to XXXX
SunOpta Inc. o/a Kettle Valley Dried Fruit	XXXX	XXXX	USD	Blocked - ZBA to XXXX

BMO Harris Bank N.A.

ABA# or
Name	Transit #	Account #	Currency	Future Purpose

SunOpta Foods Inc.	XXXX	XXXX	USD	Disbursement
SunOpta Foods Inc.	XXXX	XXXX	USD	Disbursement
SunOpta Foods Inc.	XXXX	XXXX	USD	Blocked Concentration
SunOpta Foods Inc.	XXXX	XXXX	EUR	Disbursement
SunOpta Foods Inc.	XXXX	XXXX	MXN	Disbursement
SunOpta Foods Inc.	XXXX	XXXX	USD	Disbursement
SunOpta Foods Inc.	XXXX	XXXX	USD	Disbursement
SunOpta Inc	XXXX	XXXX	USD	Disbursement
Dahlgren’s	XXXX	XXXX	USD	ZBA – XXXX

SCHEDULE C

BUSINESS AND OPERATIONS

SunOpta Inc.
Locations	Nature of Operation
Corporate
2838 Bovaird Drive West Brampton, Ontario L7A 0H2	Corporate Office, SunOpta Investments Ltd. (formerly 7599153 Canada Inc. and Drive Organics Corporation)
Kettle Valley Canada

25 Van Kirk Drive Brampton ON L7A 1A6	Kettle Valley Head office

14014 Hwy 97N Summerland, British Columbia V0H 1Z0	Satellite Office Kettle Valley Dried Fruit
SunOpta Foods Inc.
160 Green Tree Drive Suite 101 Dover, Delaware 19904	US holding company for U.S. operating companies
SunOpta Grains and Foods Inc.
3824 – 93rd St. S.W Hope, Minnesota 56046-0128	Facility focused on the handling and processing of organic and non-GMO grains

616 – 6th Avenue W. Cresco, Iowa 52136	Organic dry corn milling facility

100 5th Avenue East Ellendale, Minnesota 56026	Grain Elevator

26 East Sanilac Road Sandusky, Michigan 48471	Sales office

121 South 3rd Street	Sunflower processing facility

Wahpeton, North Dakota 58075

1971 354th Street Breckenridge, Minnesota 56520	H.O., processing and warehousing facility

1701 Industrial Loop Goodland, Kansas 67735	Processing and warehousing facility

124 S. Mill Ave, P.O. Box 428 Blooming Prairie, MN 55917	Grain Elevator

4111 30th Ave. S. Moorhead, MN 56560	Facility focused on the handling and processing of organic and non GMO grains

7301 Ohms Lane Suite 600 Edina, MN 55439	Offices

227 North 6th Street Breckenridge, MN 56520	Sales Office

3035 Evergreen Lane S. Alexandria, Minnesota 56308	Warehouse facility

2415 Highway 24 Edson, Kansas 67733	Sunflower processing facility

1220 Sunflower Street Crookston, MN 56716	Head office for Dahlgren & Company, Inc. Main Processing, Packaging & Roasting Facilities

410 South Railroad Avenue Grace City, North Dakota 58445	Receiving & Storage Facility

3901 15th Avenue NW Fargo, ND 58102	Receiving, Processing & Storage Facility

35963 US Highway 12 Ipswich, South Dakota 57451	Sunflower processing and storage facility

4601 Co. Road 13 N.E. Alexandria, Minnesota 56308	Warehouse for storage of finished goods.

601 – 3rd Avenue W. Alexandria, Minnesota 56308	Facility produces soymilk concentrate dietary fiber and specialty dairy products

3915 Minnesota Street Alexandria MN 56308	Head Office Aseptic processing and packaging facility

26 Annette Street Heuvelton NY 13654	Aseptic Processing

555 Mariposa Road Modesto California 95354	Aseptic Processing

896 22nd Avenue North Wahpeton ND 58075	Further Processing Packaging

West Tower, 2nd Floor Nelson Mandela Square Maude Street, Sandown 2146 Jonannesburg, South Africa	Office facility
SunOpta Ingredients Inc.
1001 South Cleveland Street Cambridge, Minnesota 55008	Oat Fiber production facility

1401 Locust Street Louisville, Kentucky 40206	Oat Fiber production facility

701 West 6th Street Galesburg, Illinois 61401	Starch-based products and Ingredient Systems production facility

1050 Wenig Road, NE Cedar Rapids Iowa 52402	Oat Fiber production facility

710 W. 1st Street Fosston, Minnesota 56542	Facility used for the production of a natural food preservative and drying of certain food products

100 Apollo Drive Chelmsford, MA 01824	Head Office

725 Third Ave South East Cambridge MN 55008	Blending Facility

SunOpta Fruit Group Inc.
12128 Center Street South Gate, California 90280	Head Office. and processing facility

13810 Cerritos Corporate Drive, Suite B Cerritos CA 90703	Head Office

6220 Descanso Street Buena Park California 90621	Processing Facility

1124 E. 5th Ave. Omak, WA 98841	Processing facility for Kettle Valley Dried Fruit

2801 Conestoga Drive Carson City, Nevada 89706	Processing facility for portable snack offerings

SunOpta Global Organic Ingredients Inc.

2100 Delaware Avenue Santa Cruz, CA 95060	Head office for SunOpta Global Organic Ingredients, Inc.

741 East Baseline Street San Bernardino, CA 92410	Processing and extraction facility of citrus-based products

7108 Daniels Drive Allentown, PA 18106	Processing facility of Guala pak pouches

SCHEDULE D

GOVERNMENTAL APPROVALS

None.

SCHEDULE E

LITIGATION

As of July 27, 2012

1.	Colorado Mills

Colorado Mills and Sunrich entered into a joint venture agreement relating to the sale of crude oil manufactured by Colorado Mills and the refining of that oil at a facility built and financed by Sunrich. Colorado Mills disputes a crude oil pricing term in the joint venture agreement and elevated the controversy into litigation by filing a claim for $5.1 million against Sunrich. Sunrich has answered the lawsuit and has filed various counterclaims.

The arbitration was heard the second week of August 2011. We received the outcome January 5, 2012 with the ruling against SunOpta for $4.8 million plus interest. All our counterclaims were dismissed.

On April 2, 2012 we filed a motion to vacate the award based on the fact that certain witnesses were precluded from testifying and other evidence had not yet been secured with outstanding subpoenas. There are limited grounds on which an arbitration award can be vacated; however, refusal by an arbitrator to permit a witness to testify or hear evidence constitutes one of those grounds.

We have engaged the Denver firm of Greenberg Traurig to handle the appeal in order to reduce the perceived “hometown advantage” of C.Mills. They believe we have a legitimate case for appeal based on the arbitrator’s refusal to allow Kevin Swanson’s testimony (responsible for procurement at C.Mills). They believe the support in the record clearly shows that Swanson was a material witness and that, by excluding him, the arbitrator made a critical error which should result in vacation of the award. Assuming the case initially goes back to the judge who assigned the arbitrator, Denver counsel is not confident we will prevail at this level given the judges bias in favor of this arbitrator. Denver counsel is much more confident that we will prevail in an appeal to the Colorado Appeals Court. If we need to go all the way to the appeals court the process could take 18 months to two years before we have a final ruling.

STATUS: We received the response to our motion to vacate brief from C.Mills and have filed a rebuttal. We have also requested a hearing for oral arguments and expect that the Arbitrator will rule in about 30 days after oral arguments.

2.	Lassen Canyon Nursery

Lassen Canyon Nursery has sued Richard Schumaker an alleged former agent of Cleugh’s and SunOpta Fruit Group for $464,000 plus punitive damages related to a 2007 receivable issue. The suit is without merit against SunOpta, as the Company never had direct contract with Lassen Canyon Nursery.

We have won a summary judgement and two demurrers and in each case the judge has allowed the plaintiff to re-file. The judge that has allowed this case to continue has been transferred to another venue which should be positive.

STATUS: A new judge has been assigned and a trial date in July has been set. The new judge believes this case has dragged on for too long and is looking to end it. We believe there is a fair shot of winning this case again on summary judgement and will wait for its outcome before contacting the plaintiff about a possible settlement.

3.	Abengoa

We have been named on a claim filed by Abengoa against Mascoma, Mascoma Canada, SunOpta Inc. and SunOpta BioProcess Inc. for various patent related claims. We have been named because of SBI’s role in filing the original patent applications now in dispute. Abengoa claims that certain patents filed by SBI belong to Abengoa, or at least that Abengoa should be named as a co-inventor based on the previous agreements between SBI and Abengoa. Abengoa wants these patent applications assigned over to them. The patents in question have yet to be approved by the patent authority and it does not appear that Mascoma is using them in their process.

STATUS: Mascoma appears willing to take the lead in the defence of this case with limited involvement from SunOpta. International Centre for Dispute Resolution has selected an arbitrator which has been approved by both sides. It does not appear that arbitration will occur until 2013.

SCHEDULE F

UNPAID TAXES

All amounts due for income tax purposes have been paid or accrued.

SCHEDULE G

SUBSIDIARIES

1. SunOpta Inc.
SunOpta Foods Inc.	(Wholly Owned Subsidiary)	(Direct)
SunOpta 2012 LLC	(Wholly Owned Subsidiary)	(Direct)
SunOpta Grains and Foods Inc.	(Wholly Owned Subsidiary)	(Indirect)
Colorado Sun Oil Processing LLC	(50% Ownership- Common Shares)	(Indirect)
SunOpta Ingredients Inc.	(Wholly Owned Subsidiary)	(Indirect)
SunOpta Fruit Group Inc.	(Wholly Owned Subsidiary)	(Indirect)
SunOpta Global Organic Ingredients, Inc.	(Wholly Owned Subsidiary)	(Indirect)
SunOpta Investments Ltd.	(Wholly Owned Subsidiary)	(Direct)
Servicious SunOpta S. De R.L. De C.V.	(Wholly Owned Subsidiary)	(99% Direct, 1% Indirect)
SunOpta de Mexico S. De R.L. De C.V.	(Wholly Owned Subsidiary)	(99% Direct, 1% Indirect)
Cooperatie SunOpta U.A.	(Wholly Owned Subsidiary)	(99% Direct, 1% Indirect)
SunOpta 2012 LLC	(Wholly Owned Subsidiary)	(Direct)
SunOpta Africa (Propietary) Limited	(Wholly Owned Subsidiary)	(Direct)
Easton Minerals Limited	(32% Ownership-Common Shares)	(Direct)
Mascoma Corporation	(18% Owned Subsidiary-Common Shares)	(Direct)
Cooperatie SunOpta U.A.	(Wholly Owned Subsidiary)	(99% Direct, 1% Indirect)
The Organic Corporation B.V.	(Wholly Owned Subsidiary)	(Indirect)
Holland Business Winged-ox Food Co. Ltd.	(Wholly Owned Subsidiary)	(Indirect)
Selet Hulling Plc.	(35% Ownership-Common Shares)	(Indirect)
Trabocca B.V.	(65% Ownership-Common Shares)	(Indirect)
Supreme Smallholders Coffee Plc	(33.8% Ownership-Common Shares)	(Indirect)
SunOpta Foods Europe B.V. (formerly Internamtrade B.V.)	(Wholly Owned Subsidiary)	(Indirect)
Nungesser GmbH	(30% Ownership-Common Shares)	(Indirect)
Tradin Organics USA Inc.	(Wholly Owned Subsidiary)	(Indirect)
Tradin Organic Agriculture B.V.	(Wholly Owned Subsidiary)	(Indirect)
Opta Minerals Inc.	(66.2% Ownership-Common Shares)	(Indirect)
Opta Minerals A.B.	(66.2% Ownership-Common Shares)	(Indirect)
Opta Minerals A.S.	(66.2% Ownership-Common Shares)	(Indirect)
MCP MB Serbien SAS	(66.2% Ownership-Common Shares)	(Indirect)
Opta Minerals (USA) Inc.	(66.2% Ownership-Common Shares)	(Indirect)
MTI 01 – 2006 Inc.	(66.2% Ownership-Common Shares)	(Indirect)
Magnesium Technologies Corporation	(66.2% Ownership-Common Shares)	(Indirect)
OPM 01 – 2006 Inc.	(66.2% Ownership-Common Shares)	(Indirect)
Bimac Inc.	(66.2% Ownership-Common Shares)	(Indirect)

Virginia Materials Inc.	(66.2% Ownership-Common Shares)	(Indirect)
International Materials & Supplies, Inc.	(66.2% Ownership-Common Shares)	(Indirect)
Temisca Inc.	(66.2% Ownership-Common Shares)	(Indirect)
Newco A.S.	(66.2% Ownership-Common Shares)	(Indirect)
Inland RC, LLC	(66.2% Ownership-Common Shares)	(Indirect)
Babco Industrial Corp.	(66.2% Ownership-Common Shares)	(Indirect)

2. SunOpta Foods Inc.
SunOpta Grains and Foods Inc.	(Wholly Owned Subsidiary)	(Direct)
Colorado Sun Oil Processing LLC	(50% Ownership-Common Shares)	(Indirect)
SunOpta Ingredients Inc.	(Wholly Owned Subsidiary)	(Direct)
SunOpta Fruit Group Inc.	(Wholly Owned Subsidiary)	(Direct)
SunOpta Global Organic Ingredients, Inc.	(Wholly Owned Subsidiary)	(Direct)

SCHEDULE H

LABOUR MATTERS

None of the Obligors have unions.

SCHEDULE I

REAL PROPERTY AND LOCATIONS OF COLLATERAL

CORPORATE

O	SunOpta Inc. (Corporate Head Office)	2838 Bovaird Drive West, Brampton, Ontario L7A 0H2
L	Kettle Valley (Healthy Snacks) - Office	25 Van Kirk Dr., Unit 6, Brampton, ON L7A 1A6
L	Kettle Valley (Healthy Snacks)	14014 Hwy 97N, (P.O. Box 1168) Summerland, BC V0H 1Z0
L	SunOpta Foods Inc.	7301 Ohms Lane, Suite 600, Edina, Minnesota 55439

SunOpta Grains and Foods Inc.

O	SunOpta Grains & Foods	3824 - 93rd Street S.W., Hope, Minnesota 56046-0128
L	SunOpta Grains - Michigan Office	26 East Sanilac Road, Sandusky, Michigan 48471
O	SunOpta Grains - Ellendale Facility	100 5th Avenue E. (Hwy 30), Ellendale, Minnesota 56026 [Note: Appraisal report and mortgage indicate an address of 504 Commercial Street, Hwy 30, Ellendale, MN.]
O	SunOpta Grains - Blooming Prairie Facility	124 South Mill Avenue, Blooming Prairie, Minnesota 55917
O	SunOpta Grains - Cresco Facility	616 - 6th Avenue West , Cresco, Iowa 52136
O	SunOpta Grains - Moorhead Facility	4111 - 30th Avenue S., Moorhead, Minnesota 56560
L	SunOpta Sunflower - Breckenridge Office	227 North 6th Street, Breckenridge, Minnesota 56520
O	SunOpta Sunflower - Breckenridge Facility	1971 354th Street, Breckenridge, Minnesota 56520
O	SunOpta Sunflower - Wahpeton Facility	121 South 3rd Street, Wahpeton, North Dakota 58075
O	SunOpta Sunflower- Goodland Facility	1701 Industrial Loop, Goodland, Kansas 67735
O/L	SunOpta Sunflower - Edson Facility	2415 Highway 24, Edson, Kansas 67733 [Note: The building is owned and the real property is leased.]
O	SunOpta Sunflower - Crookston Facility	1220 Sunflower Street, Crookston, MN 56716
O	SunOpta Sunflower - Grace City Facility	410 South Railroad Avenue, Grace City, ND 58445
O	SunOpta Sunflower - Fargo Facility	3901 15th Avenue NW, Fargo, ND 58102
L	SunOpta Sunflower - Ipswich Facility	35963 US Highway 12, Ipswich, SD 57451
O	Dakota Gourmet - Wahpeton Roasting	896 22nd Avenue North, Wahpeton, North Dakota 58075
O	SunOpta Aseptic - Alexandria Facility	3915 Minnesota Street, Alexandria, Minnesota 56308
O	SunOpta Aseptic - Alexandria Facility	601 3rd Avenue West, Alexandria, Minnesota 56308
O	SunOpta Aseptic - Alexandria Warehouse	3035 Evergreen Lane S., Alexandria, Minnesota 56308
O	SunOpta Aseptic - Alexandria Warehouse	4601 Co. Road 13 N.E., Alexandria, Minnesota 56308
O	SunOpta Aseptic - Heuvelton Facility	26 Annette Street, Heuvelton, NY 13654
L	SunOpta Aseptic - Modesto Facility	555 Mariposa Rd., Modesto, CA 95354

Inventory Locations > $50,000

3PW	SunOpta Grains and Foods Inc.	2080 Rice Street Maplewood MN
3PW	SunOpta Grains and Foods Inc.	7501 HWY 29 SO Alexandria MN 56308

3PW	SunOpta Grains and Foods Inc.	1956 Williams St. San Leandro CA 94577
3PW	SunOpta Grains and Foods Inc.	7501 HWY 29 SO Alexandria MN 56308
3PW	SunOpta Grains and Foods Inc.	1117 Basinger Rd Ennis TX 75119
3PW	SunOpta Grains and Foods Inc.	Los Angeles Distribution 3691 Noakes St 90023
L	SunOpta Grains and Foods Inc.	555 Mariposa Road Modesto CA 95354
O	SunOpta Grains and Foods Inc.	4601 Co. Road 13 N.E. Carlos MN 56308 [Note: Also known as 4601 County Road 13 N.E., Alexandra, MN.]
O	SunOpta Grains and Foods Inc.	3915 Minnesota Street, Alexandria MN 56308
O	SunOpta Grains and Foods Inc.	3035 Evergreen Lane SW Alexandria MN 56308
O	SunOpta Grains and Foods Inc.	896 22nd Avenue North Wahpeton ND 58075
O	SunOpta Grains and Foods Inc.	29 Annette Street, Heuvelton NY
O	SunOpta Grains and Foods Inc.	601 3rd Ave, Alexandria MN 56308
O	SunOpta Grains and Foods Inc.	3824 93rd Street SW Hope MN
3PW	SunOpta Grains and Foods Inc.	Hwy 75 South Crookston MN 56716
3PW	SunOpta Grains and Foods Inc.	520 West County Road D, New Brighton MN 55112
3PW	SunOpta Grains and Foods Inc.	2110 S. Main St Crookston MN 56716
O	SunOpta Grains and Foods Inc.	1220 Sunflower Street Crookston MN 56716
L	SunOpta Grains and Foods Inc.	35963 US Highway 12 Ipswich SD 57451
3PW	SunOpta Grains and Foods Inc.	446 Southgate Court, Chico, CA
O	SunOpta Grains and Foods Inc.	3901 15th Avenue NW Fargo ND 58102
O	SunOpta Grains and Foods Inc.	410 South Railroad Avenue Grace City ND 58445

SunOpta Ingredients, Inc.

L	SunOpta Ingredients Office	100 Apollo Drive, Chelmsford, MA 01824
L	Louisville Facility	1401 Locust Street, Louisville, Kentucky 40206
O	Cambridge Facility	1001 South Cleveland Street, Cambridge, Minnesota 55008
L	Cambridge Storage Facility	725 Third Avenue S.E., Cambridge, Minnesota 55008
O	Cedar Rapids Facility	1050 Wenig Road N.E., Cedar Rapids, Iowa 52402
O	Galesburg Facility	701 West 6th Street, Galesburg, Illinois 61401
O	Fosston Facility	P.O. Box 27, 710 West First Street, Fosston, Minnesota 56542
L	Fruit Bases - South Gate Facility	(P.O. Box 2218) 12128 Center Street, South Gate, California 90280

Inventory Locations > $50,000

L	SunOpta Ingredients	1401 Locust Street Louisville KY 40206
O	SunOpta Ingredients	710 W. 1st Street Fosston MN 56542 [Note: Appraisal report indicates the address as 701 West 1st Street, Fosston, MN.]
O	SunOpta Ingredients	601 3rd Ave, Alexandria MN 56308
L	SunOpta Ingredients	1001 South Cleveland Street Cambridge MN 55008
L	SunOpta Ingredients	1401 Locust St Louisville KY 40206
O	SunOpta Ingredients	1050 Wenig Road NE Cedar Rapids IA 52402

3PW	SunOpta Ingredients	3805 6th Street SW Cedar Rapids IA 52404
O	SunOpta Ingredients	701 West Sixth Street Galesburg IL 61401
L	SunOpta Ingredients	12128 Center Street South Gate CA
3PW	SunOpta Ingredients	240 15th Street Puyallup WA
3PW	SunOpta Ingredients	4224 District Blvd Vernon CA
3PW	SunOpta Ingredients	2100 East 55th Street, Vernon, CA
3PW	SunOpta Ingredients	400 Cascade Way Watsonville CA 95076
3PW	SunOpta Ingredients	2425 Saybrook Ave Commerce CA 90040
3PW	SunOpta Ingredients	950 S Sanborn Rd Salinas CA 93902

SunOpta Fruit Group, Inc.

L	Healthy Snacks - Omak Facility	1124 5th Ave. E, Omak Washington 98841
L	Healthy Snacks - Carson City, Nevada	2801 Conestoga Drive, Carson City, NV 89706
L	SunOpta Frozen Foods - Buena Park	6220 Descanso Street, Buena Park, California 90621
L	SunOpta Frozen Foods - Cerritos	13810 Cerritos Corporate Drive, Suite B Cerritos,
California 90703
L	SunOpta Consumer Products Group	6220 Descanso St Buena Park CA

Inventory Locations > $50,000

3PW	SunOpta Consumer Products Group	950 S Sanborn Rd Salinas CA 93902
3PW	SunOpta Consumer Products Group	510 W. 4th Avenue PO Box 478 Ellenburg WA 98926
3PW	SunOpta Consumer Products Group	700 S. Raymond Ave. Fullerton CA
3PW	SunOpta Consumer Products Group	7850 Waterville Road San Diego CA
3PW	SunOpta Consumer Products Group	4224 District Blvd Vernon CA
3PW	SunOpta Consumer Products Group	901 East E. Street Wilmington CA
3PW	SunOpta Consumer Products Group	1031 Parsonage Rd PO Box 5103 Seabrook NJ
3PW	SunOpta Consumer Products Group	4231 Profit St. San Antonio TX
3PW	SunOpta Consumer Products Group	11400 W. Burleigh Street Milwaukee WI
3PW	SunOpta Consumer Products Group	1276 Highway 1 Moss Landing CA
3PW	SunOpta Consumer Products Group	12979 Enterprise Way Victorville CA 92392
3PW	SunOpta Consumer Products Group	10300 SE 3rd Ave Amarillo TX
3PW	SunOpta Consumer Products Group	802 Terminal Street San Diego CA
3PW	SunOpta Consumer Products Group	400 Cascade Way Watsonville CA 95076
3PW	SunOpta Consumer Products Group	901 East E St Wilmington CA
3PW	SunOpta Consumer Products Group	240 15Th Street Puyallup WA 98372
3PW	SunOpta Consumer Products Group	730 Columbia Ave NE Boardman OR 97818
3PW	SunOpta Consumer Products Group	565 E. California St. Ontario CA 91761
3PW	SunOpta Consumer Products Group	15 Emery Street, Bethlehem, PA., 18015
3PW	SunOpta Consumer Products Group	651 Mill Road Fogelsville PA 18051

SunOpta Global Organic Ingredients, Inc.

L	SunOpta Food Solutions - Santa Cruz	2100 Delaware Avenue, Santa Cruz, California 95060

L	SunOpta Food Solutions - San Bernardino	741 East Baseline Street, San Bernardino, California 92410
L	SunOpta Food Solutions - Allentown	7108 Daniels Drive, Allentown, PA 18106

Inventory Locations > $50,000

3PW	SunOpta Consumer Products Group	400 Cascade Way Watsonville CA 95076
3PW	SunOpta Consumer Products Group	20W151 West 101st St Le Mont IL 60439
3PW	SunOpta Consumer Products Group	352 Jet Street Hendersonville, NC 28792
3PW	SunOpta Consumer Products Group	6444 East 26 St Commerce CA 90040
3PW	SunOpta Consumer Products Group	5650 Dolly Avenue Buena Park, CA 90621
3PW	SunOpta Consumer Products Group	24845-55 Corbit Place Yorba Linda CA 92887
3PW	SunOpta Consumer Products Group	17851 E. Railroad Avenue Industry CA
3PW	SunOpta Consumer Products Group	163 Puncheon Camp Creek Rd. Hendersonville, NC 28792
3PW	SunOpta Consumer Products Group	1150 K Street Sangar CA 93657
3PW	SunOpta Consumer Products Group	565 California St. Ontario CA
3PW	SunOpta Consumer Products Group	630 East California St. Ontario CA 91761
3PW	SunOpta Consumer Products Group	5821 Wilderness Ave Riverside CA
3PW	SunOpta Consumer Products Group	8424 West 47th Street LYONS IL 60534
3PW	SunOpta Consumer Products Group	214-224 Industrial Drive Greenville SC 29606
3PW	SunOpta Consumer Products Group	4500 West Ann Lurie Place Chicago Il 60632
L	SunOpta Consumer Products Group	741 E Baseline Street San Bernardino CA 92410-3912

Legend
Owned	O
Leased	L
Third Party Warehouse	3PW

SCHEDULE J

INTELLECTUAL PROPERTY

See the attached documents consisting of:

1.	SunOpta Trade-Mark Portfolio Report prepared by Gowling Lafleur Henderson LLP;

2.	SunOpta Global Organic Ingredients, Inc. Trademark Portfolio Report prepared by Stoel Rives LLP, and

3.	SunOpta Inc. Trademarks report.

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
	Kettle Valley Dried Fruits Ltd.	Canada	FRUNOLA	502,835	Registered
	Kettle Valley Dried Fruits Ltd.	Canada	FRUNOLA Design	635,310	Registered
	Kettle Valley Dried Fruits Ltd.	Canada	KETTLE VALLEY DRIED FRUIT COMPANY & DESIGN	531,454	Registered
R247041	SunOpta BioProcess Inc.	Canada	CO-AX	247,041	Registered
06696288CA	SunOpta Fruit Group, Inc.	Canada	SPLASH IT UP	1,469,422	Application Allowed
06697814MX	SunOpta Fruit Group, Inc.	Mexico	SPLASH IT UP	1206967	Registered
06696114US	SunOpta Fruit Group, Inc.	U.S.A.	FIST A TWIST	3,680,438	Registered
06696132US	SunOpta Fruit Group, Inc.	U.S.A.	RESPECT FOR NATURE.PASSION FOR QUALITY	3,911,398	Registered
06696136US	SunOpta Fruit Group, Inc.	U.S.A.	SPLASH IT UP	77/885,054	Application Allowed
06695479CA	SunOpta Global Organic Ingredients, Inc.	Canada	PURE NATURE ORGANIC FRUITS & VEGETABLES and Design	1,448,182	Application Allowed
06703495MAD	SunOpta Global Organic Ingredients, Inc.	International Registration (designating EC)	PURE NATURE ORGANIC FRUITS & VEGETABLES and Design	1074554	Registered
06697818MX	SunOpta Global Organic Ingredients, Inc.	Mexico	PURE NATURE ORGANIC FRUITS & VEGETABLES and Design	1190572	Registered

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	1

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
06697821MX	SunOpta Global Organic Ingredients, Inc.	Mexico	PURE NATURE ORGANIC FRUITS & VEGETABLES and Design	1181301	Registered
06696131US	SunOpta Global Organic Ingredients, Inc.	U.S.A.	PURE NATURE ORGANIC FRUITS & VEGETABLES and Design	2,971,821	Registered
06703496US	SunOpta Grains and Foods, Inc.	U.S.A.	D and DESIGN	3,970,028	Registered
06703497US	SunOpta Grains and Foods, Inc.	U.S.A.	D and DESIGN	85/389,272	Application Allowed
06703499US	SunOpta Grains and Foods, Inc.	U.S.A.	DAHLGREN	3,970,035	Registered
06696079AU	SunOpta Ingredients, Inc.	Australia	CANADIAN HARVEST	817812	Registered
06696081BX	SunOpta Ingredients, Inc.	Benelux	CANADIAN HARVEST	672055	Registered
R502400	SunOpta Ingredients, Inc.	Canada	OPTA	502,400	Registered
R553034	SunOpta Ingredients, Inc.	Canada	OPTA-FOOD.COM	553,034	Registered
R482794	SunOpta Ingredients, Inc.	Canada	OPTAGLAZE	482,794	Registered
R454798	SunOpta Ingredients, Inc.	Canada	OPTAGRADE	454,798	Registered
R522105	SunOpta Ingredients, Inc.	Canada	OPTAMIST	522,105	Registered

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	2

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
R530625	SunOpta Ingredients, Inc.	Canada	OPTEX	530,625	Registered
06696082CTM	SunOpta Ingredients, Inc.	Community Trade Mark	OPTAMIST	408534	Registered
06696084FR	SunOpta Ingredients, Inc.	France	CANADIAN HARVEST	99830604	Registered
06696085FR	SunOpta Ingredients, Inc.	France	OPTAGRADE	95564490	Registered
06696086DE	SunOpta Ingredients, Inc.	Germany	CANADIAN HARVEST	39981463	Registered
06696088DE	SunOpta Ingredients, Inc.	Germany	OPTAGRADE	395121302	Registered
06696091IL	SunOpta Ingredients, Inc.	Israel	CANADIAN HARVEST	133346	Registered
06696092IT	SunOpta Ingredients, Inc.	Italy	CANADIAN HARVEST	894544	Registered
06696095MX	SunOpta Ingredients, Inc.	Mexico	CANADIAN HARVEST	680681	Registered
06696098ES	SunOpta Ingredients, Inc.	Spain	OPTAGRADE	1956960	Registered
06696099CH	SunOpta Ingredients, Inc.	Switzerland	OPTA	434633	Registered
06696100CH	SunOpta Ingredients, Inc.	Switzerland	OPTAGRADE	430627	Registered
06696101CH	SunOpta Ingredients, Inc.	Switzerland	OPTAMIST	442619	Registered

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	3

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
06696107US	SunOpta Ingredients, Inc.	U.S.A.	CANADIAN HARVEST	2,463,514	Registered
	SunOpta Ingredients, Inc.	U.S.A.	CANADIAN HARVEST	85/335,134	Application Allowed
06696108US	SunOpta Ingredients, Inc.	U.S.A.	CRYSTALEAN	1,737,459	Registered
06696126US	SunOpta Ingredients, Inc.	U.S.A.	OPTAFIL	1,909,384	Registered
06696127US	SunOpta Ingredients, Inc.	U.S.A.	OPTAGRADE	1,832,356	Registered
06696128US	SunOpta Ingredients, Inc.	U.S.A.	OPTAMAX	1,978,014	Registered
06696129US	SunOpta Ingredients, Inc.	U.S.A.	OPTAMIST	2,185,283	Registered
06696130US	SunOpta Ingredients, Inc.	U.S.A.	OPTAYIELD	3,632,459	Registered
06696104GB	SunOpta Ingredients, Inc.	United Kingdom	CANADIAN HARVEST	2217949	Registered
06696105GB	SunOpta Ingredients, Inc.	United Kingdom	OPTAGRADE	2014934	Registered
R519371	SunOpta Inc.	Canada	ADVENTUROUS TINGLE	519,371	Registered**
R488256	SunOpta Inc.	Canada	BARSHOT	488,256	Registered
R500807	SunOpta Inc.	Canada	BEI & Design	500,807	Registered
06680035CA	SunOpta Inc.	Canada	BONE ESSENTIALS	1,295,043	Application Allowed**

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	4

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
06696177CA	SunOpta Inc.	Canada	BRINGING WELL-BEING TO LIFE	1,470,288	Awaiting Further Action or Approval
06684650CA	SunOpta Inc.	Canada	EARTH SAFE	1,343,679	Application Allowed**
06684938CA	SunOpta Inc.	Canada	EARTH SAFE (NO. 2)	1,349,163	Application Allowed**
06686573CA	SunOpta Inc.	Canada	EARTHSAFE & DESIGN	1,367,709	Application Allowed**
06692729CA	SunOpta Inc.	Canada	FUTURE MAMAN	1,431,782	Official Action in Extension Period**
06692720CA	SunOpta Inc.	Canada	LAXI-SOIN	1,429,797	Application Allowed**
R597290	SunOpta Inc.	Canada	MEDITERRANEAN ORGANIC & Design	597,290	Registered
06695480CA	SunOpta Inc.	Canada	PACIFIC MEADOWS	1,298,106	Application Allowed
06678766CA	SunOpta Inc.	Canada	SLEEP TIGHT	1,287,391	Application Allowed**
06677901CA	SunOpta Inc.	Canada	SOMMEIL D’OR	1,287,392	Application Allowed**
R612374	SunOpta Inc.	Canada	STAKETECH	612,374	Registered
R695336	SunOpta Inc.	Canada	SUNOPTA	695,336	Registered
06698725CA	SunOpta Inc.	Canada	SUNOPTA BRINGING WELL-BEING TO LIFE & Design	1,502,633	Official Action in Extension Period
06698724CA	SunOpta Inc.	Canada	SUNOPTA Design	1,502,632	Official Action in Extension Period
06692718CA	SunOpta Inc.	Canada	UNE POUR ELLE 50+	1,429,793	Application Allowed**
06697970CN	SunOpta Inc.	China	SUNOPTA	8183228	Application Filed
06697971CN	SunOpta Inc.	China	SUNOPTA	8183227	Application Advertised
06697972CN	SunOpta Inc.	China	SUNOPTA	8183226	Application Advertised

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	5

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
06697973CN	SunOpta Inc.	China	SUNOPTA	8183225	Application Advertised
06697974CN	SunOpta Inc.	China	SUNOPTA	8183224	Application Filed
06697975CN	SunOpta Inc.	China	SUNOPTA	8183223	Application Filed
06697976CN	SunOpta Inc.	China	SUNOPTA	8183222	Application Filed
06697960CN	SunOpta Inc.	China	SUNOPTA & Chinese Characters	8183257	Application Advertised
06697961CN	SunOpta Inc.	China	SUNOPTA & Chinese Characters	8183256	Application Filed
06697962CN	SunOpta Inc.	China	SUNOPTA & Chinese Characters	8183255	Application Filed
06697977CN	SunOpta Inc.	China	SUNOPTA & Chinese Characters	8183221	Application Advertised
06697978CN	SunOpta Inc.	China	SUNOPTA & Chinese Characters	8263519	Application Advertised
06697979CN	SunOpta Inc.	China	SUNOPTA & Chinese Characters	8263518	Application Filed
06697980CN	SunOpta Inc.	China	SUNOPTA & Chinese Characters	8263517	Application Advertised
06697963CN	SunOpta Inc.	China	SUNOPTA in Chinese Characters	8183254	Application Filed
06697964CN	SunOpta Inc.	China	SUNOPTA in Chinese Characters	8183253	Application Filed
06697965CN	SunOpta Inc.	China	SUNOPTA in Chinese Characters	8183252	Application Filed
06697966CN	SunOpta Inc.	China	SUNOPTA in Chinese Characters	8183251	Application Filed
06697967CN	SunOpta Inc.	China	SUNOPTA in Chinese Characters	8183250	Application Filed
06697968CN	SunOpta Inc.	China	SUNOPTA in Chinese Characters	8183249	Application Filed
06697969CN	SunOpta Inc.	China	SUNOPTA in Chinese Characters	8183229	Application Filed
06697670CN	SunOpta Inc.	China	SUNOPTA PURE NATURE & CHINESE CHARACTERS DESIGN	8537381	Office Action Received**

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	6

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
06698343CN	SunOpta Inc.	China	SUNOPTA PURE NATURE & CHINESE CHARACTERS DESIGN	8537382	Office Action Received**
06698344CN	SunOpta Inc.	China	SUNOPTA PURE NATURE & CHINESE CHARACTERS DESIGN	8537383	Office Action Received**
06696083CTM	SunOpta Inc.	Community Trade Mark	SUNOPTA	5073821	Registered
06697810CTM	SunOpta Inc.	Community Trade Mark	SUNOPTA	009054701	Registered
06697823EG	SunOpta Inc.	Egypt	SUNOPTA DESIGN	247046	Application Advertised**
06697824EG	SunOpta Inc.	Egypt	SUNOPTA DESIGN	247047	Application Advertised**
06697825EG	SunOpta Inc.	Egypt	SUNOPTA DESIGN	247048	Application Advertised**
06697826EG	SunOpta Inc.	Egypt	SUNOPTA DESIGN	247050	Application Advertised**
06697827EG	SunOpta Inc.	Egypt	SUNOPTA DESIGN	247049	Application Advertised**
06691305MX	SunOpta Inc.	Mexico	PACIFIC MEADOWS	1115333	Registered
06691847MX	SunOpta Inc.	Mexico	PACIFIC MEADOWS	1135104	Registered
06691130MX	SunOpta Inc.	Mexico	PURE NATURE	964669	Awaiting Further Action or Approval
06701182PK	SunOpta Inc.	Pakistan	QUEST	303795	Application Filed**
06693999KR	SunOpta Inc.	Republic of Korea	SUNOPTA	40-0838564	Registered

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	7

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
06696598KR	SunOpta Inc.	Republic of Korea	VIVITAS	40-2010- 0034736	Application Advertised **
06696102CH	SunOpta Inc.	Switzerland	SUNOPTA	561072	Registered
06696177US	SunOpta Inc.	U.S.A.	BRINGING WELL-BEING TO LIFE	85/023,828	Under Suspension
06696113US	SunOpta Inc.	U.S.A.	EVERFRESH	1,749,151	Registered
06701147US	SunOpta Inc.	U.S.A.	GARBANZOMOLE	85/344,482	Application Filed
06696118US	SunOpta Inc.	U.S.A.	HERBON Design	2,568,747	Registered**
06696122US	SunOpta Inc.	U.S.A.	MODUVET	3,003,334	Registered**
06684600US	SunOpta Inc.	U.S.A.	NATURE'S HARMONY	77/582,861	Application Allowed**
06696124US	SunOpta Inc.	U.S.A.	OE OPTA ENERGY	3,679,443	Registered
06696125US	SunOpta Inc.	U.S.A.	OPTA ENERGY	3,568,227	Registered
06684601US	SunOpta Inc.	U.S.A.	QUEST	77/377,113	Application Advertised**
06693813US	SunOpta Inc.	U.S.A.	QUEST MADE FOR YOU	77/763,674	Under Suspension **
06696138US	SunOpta Inc.	U.S.A.	STAKETECH	2,956,451	Registered**
06696140US	SunOpta Inc.	U.S.A.	SUNOPTA	3,577,945	Registered
06697809US	SunOpta Inc.	U.S.A.	SUNOPTA	3,831,066	Registered
06697381US	SunOpta Inc.	U.S.A.	SUNOPTA DESIGN	85/047,975	Application Allowed**
06696139US	Sunrich, LLC	U.S.A.	MISCELLANEOUS Design (SUN Design)	1,858,738	Registered
06696137US	Sunrich, LLC	U.S.A.	SOY UM (Stylized)	2,090,523	Registered
06696141US	Sunrich, LLC	U.S.A.	SUNRICH	2,445,696	Registered

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	8

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
06696142US	Sunrich, LLC	U.S.A.	SUNRICH	3,452,274	Registered
06696143US	Sunrich, LLC	U.S.A.	SUNRICH NATURALS	2,869,627	Registered
06693144CA	Sunrich LLC d/b/a SunOpta Sunflower	Canada	SL	776,647	Registered
06693144CTM	Sunrich LLC d/b/a SunOpta Sunflower	Community Trade Mark	SL	8234131	Registered
06693144LB	Sunrich LLC d/b/a SunOpta Sunflower	Lebanon	SL	121865	Registered
06693144MX	Sunrich LLC d/b/a SunOpta Sunflower	Mexico	SL	1159886	Registered
06693144KR	Sunrich LLC d/b/a SunOpta Sunflower	Republic of Korea	SL	40-2009- 0020167	Pending
06697817TW	Sunrich LLC d/b/a SunOpta Sunflower	Taiwan	HALF SUN AND DESIGN	667017	Registered
06693144TR	Sunrich LLC d/b/a SunOpta Sunflower	Turkey	SL	2009/21254	Registered
06693144UA	Sunrich LLC d/b/a SunOpta Sunflower	Ukraine	SL	2009/04611	Registered
06696135US	Sunrich LLC d/b/a SunOpta Sunflower	U.S.A.	SL	3,638,547	Registered
06697820US	Sunrich LLC d/b/a SunOpta Sunflower	U.S.A.	SOY SUPREME	4,110,828	Registered
06696145US	Sunrich LLC d/b/a SunOpta Sunflower	U.S.A.	THINK INSIDE THE SHELL	3,485,462	Registered
06697819US	Sunrich LLC d/b/a SunOpta Sunflower	U.S.A.	TIP	85/006,183	Awaiting Further Action or Approval

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	9

Gowling Lafleur Henderson LLP SunOpta Trade-mark Portfolio July 10, 2012
Our File	Registered Owner	Country	Trade-mark	Official No.	Status
R691118	Sunrich, Inc.	Canada	RICE UM	691,118	Registered
R580899	Supreme Foods Limited	Canada	SIMPLY SOYA	580,899	Registered*
R630773	Supreme Foods Limited	Canada	SIMPLY SOYA & Design	630,773	Registered*

OTT_LAW\ 3205742\6

*Assigned to SunOpta, Inc. (assignment not filed)
**Instructions received to allow mark to lapse in due course	10

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
PURE NATURE	Mexico	ABANDONED	SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.			049129-0015:003

Class	Good/Services
029	ORGANICALLY GROWN, FROZEN FRUITS AND VEGETABLES, NAMELY GREEN BEANS, BROCCOLI, CORN, CARROTS, PEAS, SPINACH, STRAWBERRIES, BLUEBERRIES, BLACKBERRIES, RASPBERRIES AND APRICOTS.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
PURE NATURE ORGANIC FRUITS & VEGETABLES AND DESIGN	Canada	FILE TRNSFRD	SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.	8/13/2009	1448182	049129-0017:001

Class	Good/Services
029	ORGANICALLY GROWN, FROZEN FRUITS AND VEGETABLES, NAMELY GREEN BEANS, BROCCOLI, CORN, CARROTS, PEAS, SPINACH, STRAWBERRIES, BLUEBERRIES, BLACKBERRIES, RASPBERRIES AND APRICOTS.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
PURE NATURE ORGANIC FRUITS & VEGETABLES AND DESIGN	International	REGISTERED	SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.	3/16/2011 3/16/2011	A0023726 IR-1074554	049129-0016:003

Report generated 6/12/2012 Page 1 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.

Class	Good/Services
029	ORGANICALLY GROWN, FROZEN FRUITS AND VEGETABLES, NAMELY GREEN BEANS, BROCCOLI, CORN, CARROTS, PEAS, SPINACH, STRAWBERRIES, BLUEBERRIES, BLACKBERRIES AND APRICOTS.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
PURE NATURE ORGANIC FRUITS & VEGETABLES AND DESIGN	Community Trademark	REGISTERED	SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.	3/16/2011 3/16/2011	IR-1074554 IR-1074554	049129-0016:002

Class	Good/Services
029	ORGANICALLY GROWN, FROZEN FRUITS AND VEGETABLES, NAMELY GREEN BEANS, BROCCOLI, CORN, CARROTS, PEAS, SPINACH, STRAWBERRIES, BLUEBERRIES, BLACKBERRIES AND APRICOTS.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
PURE NATURE ORGANIC FRUITS & VEGETABLES AND DESIGN	United States	REGISTERED	SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.	3/31/2003 7/19/2005	76/504,980 2,971,821	049129-0016:001

Class	Good/Services
029	ORGANICALLY GROWN, FROZEN FRUITS AND VEGETABLES, NAMELY GREEN BEANS, BROCCOLI, CORN, CARROTS, PEAS, SPINACH, STRAWBERRIES, BLUEBERRIES, BLACKBERRIES AND APRICOTS.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
PURE NATURE ORGANIC FRUITS & VEGETABLES AND DESIGN	Mexico	REGISTERED	SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.	3/26/2010	1077962	049129-0015:002

Report generated 6/12/2012 Page 2 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.

				Filing Date	Serial #	
				9/28/2010	1181301	

Class	Good/Services
032	

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
PURE NATURE ORGANIC FRUITS & VEGETABLES AND DESIGN	Mexico	REGISTERED	SUNOPTA GLOBAL ORGANIC INGREDIENTS, INC.	8/13/2009 11/24/2010	1026641 1190572	049129-0015:001

Class	Good/Services
029	ORGANICALLY GROWN, FROZEN FRUITS AND VEGETABLES, NAMELY GREEN BEANS, BROCCOLI, CORN, CARROTS, PEAS, SPINACH, STRAWBERRIES, BLUEBERRIES, BLACKBERRIES, RASPBERRIES AND APRICOTS.

Report generated 6/12/2012

Page 3 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
BETTER IDEAS FOR BETTER PRODUCTS	United States	ABANDONED	SUNRICH LLC	8/16/1993 6/21/1994	74/424,440 1,840,682	039265-0030:002

Class	Good/Services
029	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
D AND DESIGN (LEAF)	United States	ACCEPTED	SUNOPTA GRAINS AND FOODS INC.	8/4/2011	85/389,272	039265-0070:001

Class	Good/Services
031	Agricultural seeds.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
D AND DESIGN (SUN)	United States	REGISTERED	SUNOPTA GRAINS AND FOODS INC.	9/30/2010 5/31/2011	85/142,229 3,970,028	039265-0063:001

Class	Good/Services
031	Agricultural seeds.

Report generated 6/12/2012

Page 4 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
DAHLGREN	United States	REGISTERED	SUNOPTA GRAINS AND FOODS INC.	9/30/2010 5/31/2011	85/142,436 3,970,035	039265-0064:001

Class	Good/Services
031	Agricultural seeds.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
HALF SUN AND DESIGN	Benelux	ABANDONED	SUNRICH LLC	2/10/1994 2/10/1994	821807 545028	039265-0030:024

Class	Good/Services
031	ACRICULTURAL, HORTICULTURAL AND FORESTRY PRODUCTS AND GRAINS NOT INCLUDED IN OTHER CLASSES; LIVE ANIMALS; FRESH FRUITS AND VEGETABLES; SEEDS, NATURAL PLANTS AND FLOWERS; FOODSTUFFS FOR ANIMALS, MALT.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
HALF SUN AND DESIGN	Great Britain	ABANDONED	SUNRICH LLC	2/12/1994	1562254	039265-0030:009

Class	Good/Services
031	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
HALF SUN AND DESIGN	Taiwan	RENEWED	SUNRICH LLC	1/16/1995	83006524	039265-0030:008

Report generated 6/12/2012

Page 5 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

				1/16/1995	667017	

Class	Good/Services
025	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
HALF SUN AND DESIGN	South Korea	ABANDONED	SUNRICH LLC	4/21/1995 4/21/1995	94-005955 312051	039265-0030:007

Class	Good/Services
002	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
HALF SUN AND DESIGN	Poland	ABANDONED	SUNRICH LLC	6/30/1997 6/30/1997	175363 121520	039265-0030:006

Class	Good/Services
029	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
HALF SUN AND DESIGN	Egypt	FILE TRNSFRD	SUNRICH LLC	2/14/1994 11/3/1998	90035 90035	039265-0030:004

Report generated 6/12/2012

Page 6 of 22

STOEL RIVES LLP ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
031	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
HALF SUN AND DESIGN	Germany	EXPIRED	SUNRICH LLC	2/15/1994 2/15/1994	2089484 2089484	039265-0026:001

Class	Good/Services
030	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
HALF SUN AND DESIGN	United States	RENEWED	SUNRICH LLC	8/16/1993 10/18/1994	74/425,255 1,858,738	039265-0025:001

Class	Good/Services
029	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
HALF SUN AND DESIGN	Spain	ABANDONED	SUNRICH LLC	2/15/1994 11/4/1994	1803658 1803658	039265-0024:001

Report generated 6/12/2012

Page 7 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
031	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
RICE UM	United States	ABANDONED	SUNRICH LLC	1/23/1997 6/9/1998	75/229,958	039265-0030:011

Class	Good/Services
030	NON-DAIRY RICE BASED FOOD BEVERAGES.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	Turkey	ABANDONED	SUNRICH LLC			039265-0030:020

Class	Good/Services

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	Taiwan	ABANDONED	SUNRICH LLC	2/15/1994	83006525	039265-0030:019

Report generated 6/12/2012

Page 8 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
031	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	Spain	ABANDONED	SUNRICH LLC	2/15/1994	1803659	039265-0030:018

Class	Good/Services
031	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	Poland	ABANDONED	SUNRICH LLC	6/30/1997 6/2/2000	175362 121442	039265-0030:017

Class	Good/Services
029	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	South Korea	ABANDONED	SUNRICH LLC	4/21/1995 4/21/1995	94-005956 312052	039265-0030:016

Report generated 6/12/2012

Page 9 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
002	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	Japan	ABANDONED	SUNRICH LLC	8/15/1997 8/15/1997	6-13199 4044771	039265-0030:015

Class	Good/Services
030	OIL SEEDS: PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	Egypt	FILE TRNSFRD	SUNRICH LLC	2/14/1994 11/3/1998	90034 90034	039265-0030:014

Class	Good/Services
031	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	Benelux	ABANDONED	SUNRICH LLC	2/16/1994 2/16/1994	822158 549531	039265-0030:013

Report generated 6/12/2012

Page 10 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
031	AGRICULTURAL, HORTICULTURAL AND FORESTRY PRODUCTS AND GRAINS NOT INCLUDED IN OTHER CLASSES; LIVE ANIMALS; FRESH FRUITS AND VEGETABLES; SEEDS, NATURAL PLANTS AND FLOWERS; FOODSTUFFS FOR ANIMALS, MALT.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	United States	ABANDONED	SUNRICH LLC	8/16/1993	74/424,441	039265-0030:012

Class	Good/Services
029	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	Germany	EXPIRED	SUNRICH LLC	2/15/1994 2/15/1994	2100227 2100227	039265-0027:001

Class	Good/Services
030	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SIGCO	Great Britain	EXPIRED	SUNRICH LLC	8/16/1993 8/16/1993	1562276 1562276	039265-0023:001

Report generated 6/12/2012 Page 11 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
029	PROCESSED SUNFLOWER SEEDS INCLUDED IN CLASS 029.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SL	Lebanon	REGISTERED	SUNRICH LLC	4/29/2009 4/29/2009	121865 121865	039265-0057:001

Class	Good/Services
029	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SL	Community Trademark	REGISTERED	SUNRICH LLC	4/22/2009 3/8/2011	8234131 8234131	039265-0056:001

Class	Good/Services
029	Processed edible seeds, in-shell sunflower seeds and kernel sunflower seeds with oleic oil; and all other goods in this class.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SL	Turkey	REGISTERED	SUNRICH LLC	4/28/2009 4/28/2099	2009/21254 2009/21254	039265-0055:001

Report generated 6/12/2012

Page 12 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
029	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SL	Ukraine	REGISTERED	SUNRICH LLC	4/22/2009 4/22/2009	2009/04611 139097	039265-0054:001

Class	Good/Services
029	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SL	Thailand	ABANDONED	SUNRICH LLC	4/30/2009	728306	039265-0053:001

Class	Good/Services
029	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SL	Taiwan	ABANDONED	SUNRICH LLC	4/23/2009	098016724	039265-0052:001

Report generated 6/12/2012 Page 13 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
029	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SL	South Korea	ABANDONED	SUNRICH LLC	4/30/2009	40-2009-002016 7	039265-0051:001

Class	Good/Services
029	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SL	Mexico	REGISTERED	SUNRICH LLC	4/23/2009 5/25/2010	1002881 1159886	039265-0050:001

Class	Good/Services
029	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SL	Japan	ABANDONED	SUNRICH LLC	4/30/2009	2009-32776	039265-0049:001

Report generated 6/12/2012 Page 14 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
029	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
SL	China P.R.	ABANDONED	SUNRICH LLC	4/30/2009	7364781	039265-0048:001

Class	Good/Services
029	Processed nuts.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
SL	Canada	REGISTERED	SUNRICH LLC	4/29/2009 9/9/2010	1436259 TMA776,647	039265-0047:001

Class	Good/Services
00	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
SL	Argentina	ABANDONED	SUNRICH LLC	4/24/2009	2910721	039265-0046:001

Report generated 6/12/2012

Page 15 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
029	All goods included in this class.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
SL	United States	REGISTERED	SUNRICH LLC	10/30/2008 6/16/2009	77/604,422 3,638,547	039265-0045:001

Class	Good/Services
029	Processed edible seeds, namely, in-shell sunflower seeds and kernel sunflower seeds with oleic oil.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
SOY SUPREME	United States	REGISTERED	SUNRICH LLC	4/20/2010 3/13/2012	85/018,391 4,110,828	039265-0039:001

Class	Good/Services
005	SOY POWDER FOR USE AS A NUTRITIONAL SUPPLEMENT IN VARIOUS POWDERED AND READY-TO-DRINK BEVERAGES AND FOOD PRODUCTS FOR HUMAN CONSUMPTION.
029	SOY PROTEIN FOR USE AS FOOD ADDITIVE; PROCESSED SOY BEANS.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
SOY UM AND DESIGN	United States	RENEWED	SUNRICH LLC	11/30/1995 8/26/1997	75/026,568 2,090,523	039265-0028:001

Report generated 6/12/2012

Page 16 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
029	SOY BASED FOOD BEVERAGES.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SUNOPTA AND DESIGN	Egypt	FILE TRNSFRD	SUNOPTA INC.	6/10/2010	247050	039265-0041:005

SunOpta

Class	Good/Services
031	Unprocessed grains; unprocessed soybeans; raw corn; unprocessed sunflower seeds; unprocessed pumpkin seeds; animal feed, namely, processed and unprocessed grains, seeds, molasses and oils for animal consumption; bird seed; corn for animal feed; soybeans for animal feed.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SUNOPTA AND DESIGN	Egypt	FILE TRNSFRD	SUNOPTA INC.	6/10/2010	247049	039265-0041:004

SunOpta

Class	Good/Services
030	Frozen soy-based desserts; soy-based mixes for frozen desserts; corn flour; organic corn flour; corn meal; corn grits; corn bran; corn germ; hominy; soy flour; cones for ice cream; natural sweeteners; corn syrup; rice syrup; vinegar powder; soft serve frozen dairy product; Dry honey.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SUNOPTA AND DESIGN	Egypt	FILE TRNSFRD	SUNOPTA INC.	6/10/2010	247048	039265-0041:003

Report generated 6/12/2012

Page 17 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

SunOpta

Class	Good/Services
029	Processed sunflower seeds; sunflower kernels; sunflower oil; soymilk; dried soymilk powder; soy nuts; soymilk concentrate; soy-based food beverage used as a milk substitute; rice-based food beverage used as a milk substitute; rice milk; safflower oil; nut flours; protein powders for human consumption for use as a food additive; soy protein for use as a food additive; soybean oil; cheese powders; cheese blend powders; milk powder; buttermilk powder; yogurt powder; whey powder; broth; soup; trail mix consisting primarily of processed nuts, seeds, dried fruit and chocolate; processed pumpkin seeds; snacks, namely, processed nuts, seeds, soy nuts and toasted corn; snack mixes consisting primarily of processed nuts, seeds, soy nuts and toasted corn; seeds; puffed corn, sunflower and soy snacks; natural, organic, kosher, specialty and conventional food products and ingredients, namely, frozen fruits, namely, frozen strawberries and frozen blueberries and frozen vegetables; fruit based organic food bars; fruit based food bars; organic fruits, namely, frozen blueberries; processed packaged edamame; processed natural and organic soy fibers and okra fibers used as an ingredient for making other foods.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SUNOPTA AND DESIGN	Egypt	FILE TRNSFRD	SUNOPTA INC.	6/10/2010	247047	039265-0041:002

SunOpta

Class	Good/Services
005	Edible fibers from plant sources for use as dietary supplements; Edible dietary fibers from plant sources for use as an additive for food products; Blends of plant-based edible fibers for use as dietary supplements; Blends of plant-based edible fibers for use as an additive for food products; Animal feed supplements.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SUNOPTA AND DESIGN	Egypt	FILE TRNSFRD	SUNOPTA INC.	6/10/2010	247046	039265-0041:001

Report generated 6/12/2012

Page 18 of 22

STOEL RIVES LLP ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

	Class	Good/Services
SunOpta	001	Stabilizers for food comprised of food starches, edible gums and hydrocolloids; artificial sweeteners.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SUNOPTA AND DESIGN	United States	FILE TRNSFRD	SUNOPTA INC.	5/26/2010	85/047,975	039265-0040:001

	Class	Good/Services
SunOpta	001	Stabilizers for food comprised of food starches, edible gums and hydrocolloids; artificial sweeteners.
	005	Edible fibers from plant sources for use as dietary supplements; Edible dietary fibers from plant sources for use as an additive for food products; Blends of plant-based edible fibers for use as dietary supplements; Blends of nutritional or dietary plant-based edible fibers for use as an additive for nutritional or dietary food products; Animal feed supplements.
	029	Processed sunflower seeds; processed sunflower kernels; sunflower oil; soymilk; dried soymilk powder; soy nuts; soymilk concentrate; soy-based food beverage used as a milk substitute; rice-based food beverage used as a milk substitute; rice milk; safflower oil; nut flours; protein powders for human consumption for use as a food additive; soy protein for use as a food additive; soybean oil; cheese powders; cheese blend powders; milk powder; buttermilk powder; yogurt powder; whey powder; broth; soup; trail mix consisting primarily of processed nuts, seeds, dried fruit and chocolate; processed pumpkin seeds; snacks, namely, processed nuts, seeds, soy nuts and toasted corn; snack mixes consisting primarily of processed nuts, seeds, soy nuts and toasted corn; seeds; sunflower and soy snacks; natural, organic, kosher, specialty and conventional food products and ingredients, namely, frozen fruits, namely, frozen strawberries and frozen blueberries and frozen vegetables; fruit based organic food bars; fruit based food bars; organic fruits, namely, frozen blueberries; processed packaged edamame; processed natural and organic soy fibers and okra fibers used as an ingredient for making other foods.
	030	Frozen soy-based desserts; soy-based mixes for frozen desserts; corn flour; organic corn flour; corn meal; corn grits; corn bran; corn germ; hominy; soy flour; cones for ice cream; natural sweeteners; corn syrup; rice syrup; vinegar powder; soft serve frozen

Report generated 6/12/2012

Page 19 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
	dairy product; Dry honey; puffed corn.
031	Unprocessed grains; unprocessed soybeans; raw corn; unprocessed sunflower seeds; unprocessed pumpkin seeds; animal feed, namely, processed and unprocessed grains, seeds, molasses and oils for animal consumption; bird seed; corn for animal feed; soybeans for animal feed.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SUNRICH	United States	RENEWED	SUNRICH LLC	7/6/1999 4/24/2001	75/744,092 2,445,696	039265-0022:001

Class	Good/Services
031	UNPROCESSED SOYBEANS AND SPECIALTY GRAINS FOR EATING.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SUNRICH	United States	REGISTERED	SUNRICH LLC	5/2/2007 6/24/2008	77/171,058 3,452,274	039265-0019:002

Class	Good/Services
029	Soy milk.

Mark Name	Country	Status	Owner	Filing Date Reg Date	Serial # Reg #	Docket No.
SUNRICH NATURALS	United States	REGISTERED	SUNRICH LLC	8/4/2003 8/3/2004	78/282,765 2,869,627	039265-0019:003

Report generated 6/12/2012

Page 20 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
029	Formed textured vegetable protein for use as a meat substitute; frozen vegetables, namely, soybeans.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
SUNZIPAN	United States	ABANDONED	SUNRICH LLC	1/6/2009	77/643,768	039265-0029:001

Class	Good/Services
029	SUNFLOWER PASTE, AN EDIBLE PRODUCT WITH SUNFLOWER AS THE MAIN INGREDIENT.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
THINK INSIDE THE SHELL	United States	REGISTERED	SUNRICH LLC	4/10/2007 8/12/2008	76/675,286 3,485,462	039265-0021:001

Class	Good/Services
029	PROCESSED SUNFLOWER SEEDS FOR HUMAN CONSUMPTION.

Mark Name	Country	Status	Owner	Filing Date / Reg Date	Serial # / Reg #	Docket No.
TIP	United States	REGISTERED	SUNRICH LLC	4/5/2010 12/20/2011	85/006,183 4,074,713	039265-0019:001

Report generated 6/12/2012

Page 21 of 22

STOEL RIVES LLP
ATTORNEYS AT LAW

Trademark Portfolio Report

Client: SUNRICH LLC

Class	Good/Services
035	Agricultural business management services, namely providing documentation in the form of business reports for others relating to the tracing and monitoring of seed varieties and crops.
042	Agricultural services, namely, managing, maintaining, assessing and tracking traits and quality of crops and seeds; Agricultural services, namely testing and monitoring of seed varieties and crops.

Report generated 6/12/2012

Page 22 of 22

SunOpta, Inc. Trademarks

| Owner | Country | Trademark | Class | Docket No. | Application No. | Reg. No. | Status | Filing Date | Reg. Date | Next Renewal |
|---|---|---|---|---|---|---|---|---|---|---|
| SunOpta, Inc. | USA | SUNOPTA | 01 Int., 29 Int., 30 Int., 31 Int. | 1022.0161-000 | 78/761,608 | 3577945 | Registered | 28-Nov-2005 | 17-Feb-2009 | 17-Feb-2019 |
| SunOpta, Inc. | USA | SUNOPTA & Design | 01 Int., 05 Int., 29 Int., 30 Int., 31 Int. | 1022.0226-000 | 85/047,975 | | To Be Abandoned | 26-May-2010 | | |
| SunOpta, Inc. | Egypt | SUNOPTA & Design | 01 Int. | 1022.0226-001 | 247046 | | To Be Abandoned | 10-Jun-2010 | | |
| SunOpta, Inc. | Egypt | SUNOPTA & Design | 05 Int. | 1022.0226-002 | 247047 | | To Be Abandoned | 10-Jun-2010 | | |
| SunOpta, Inc. | Egypt | SUNOPTA & Design | 29 Int. | 1022.0226-003 | 247048 | | To Be Abandoned | 10-Jun-2010 | | |
| SunOpta, Inc. | Egypt | SUNOPTA & Design | 30 Int. | 1022.0226-004 | 247049 | | To Be Abandoned | 10-Jun-2010 | | |
| SunOpta, Inc. | Egypt | SUNOPTA & Design | 31 Int. | 1022.0227-005 | 247050 | | To Be Abandoned | 10-Jun-2010 | | |
| SunOpta, Inc. | Europe (EC) | SUNOPTA | 29 Int., 30 Int., 31 Int., 32 Int. | 1022.0161-001 | 5073821 | 5073821 | Registered | 15-May-2006 | 25-Aug-2008 | 15-May-2016 |
| SunOpta, Inc. | Switzerland | SUNOPTA | 29 Int., 30 Int., 31 Int., 32 Int. | 1022.0161-002 | 541882006 | 561072 | Registered | 9-May-2006 | 29-Aug-2007 | 9-May-2016 |
| SunOpta, Inc. | USA | SUNOPTA (Edible Fibers) | 05 Int. | 1022.0201-000 | 77/887,262 | 3,831,066 | Registered | 7-Dec-2009 | 10-Aug-2010 | 10-Aug-2020 |
| SunOpta, Inc. | Europe (EC) | SUNOPTA (Edible Fibers) | 05 Int. | 1022.0201-001 | 9054701 | 9054701 | Registered | 20-Apr-2010 | 20-Apr-2010 | 20-Apr-2020 |
| SunOpta, Inc. | USA | BRINGING WELL BEING TO LIFE | 05 Int., 041 Int. | 1022.0204-000 | 85/023,828 | | Pending | 27-Apr-2010 | | |

SunOpta Ingredients, Inc. Trademarks

Owner	Country	Trademark	Class	Docket No.	Application No.	Reg. No.	Status	Filing Date	Reg. Date	Next Renewal
SunOpta Ingredients, Inc.	Canada	OPTA		1022.0036-001	780056	502400	Registered	10-Apr-1995	19-Oct-1998	19-Oct-2013
SunOpta Ingredients, Inc.	Switzerland	OPTA	01 Int., 42 Int.	1022.0036-013	667419954	434633	Registered	7-Apr-1995	7-Apr-1995	7-Apr-2015
SunOpta Ingredients, Inc.	Canada	OPTEX		1022.0037-001	829417	530625	Registered	20-Nov-1996	28-Jul-2000	28-Jul-2015
SunOpta Ingredients, Inc.	USA	CRYSTALEAN	05 Int.	1022.0044-000	74/074,016	1737459	Registered	29-Jun-1990	1-Dec-1992	1-Dec-2012
SunOpta Ingredients, Inc.	USA	OPTAFIL	30 Int.	1022.0050-000	74/241,240	1909384	Registered	29-Jan-1992	1-Aug-1995	1-Aug-2015
SunOpta Ingredients, Inc.	USA	OPTAGRADE	30 Int.	1022.0051-000	74/241,679	1832356	Registered	19-Apr-1994	19-Apr-2004	19-Apr-2014
SunOpta Ingredients, Inc.	Canada	OPTAGRADE		1022.0051-001	779496	TMA454,798	Registered	3-Apr-1995	23-Feb-1996	23-Feb-2026
SunOpta Ingredients, Inc.	France	OPTAGRADE	30 Int.	1022.0051-002	95564490	95564490	Registered	24-Mar-1995	24-Mar-1995	23-Mar-2015
SunOpta Ingredients, Inc.	UK	OPTAGRADE	30 Int.	1022.0051-003	2014934	2014934	Registered	22-Mar-1995	22-Mar-2005	22-Mar-2015
SunOpta Ingredients, Inc.	Germany	OPTAGRADE	30 Int.	1022.0051-004	395121302	39512130	Registered	31-Mar-1995	31-Mar-1995	31-Mar-2015
SunOpta Ingredients, Inc.	Spain	OPTAGRADE	30 Int.	1022.0051-006	1956960	1956960	Registered	29-Mar-1995	29-Mar-1995	29-Mar-2015
SunOpta Ingredients, Inc.	Switzerland	OPTAGRADE	01 Int.	1022.0051-007	271719959	430627	Registered	15-Mar-1995	15-Mar-2005	15-Mar-2015
SunOpta Ingredients, Inc.	USA	OPTAMAX	01 Int.	1022.0080-000	74/647,294	1978014	Registered	16-Mar-1995	4-Jun-1996	4-Jun-2016
SunOpta Ingredients, Inc.	USA	OPTAMIST	01 Int.	1022.0094-000	75/105,121	2185283	Registered	16-May-1996	1-Sep-1998	1-Sep-2018
SunOpta Ingredients, Inc.	Canada	OPTAMIST		1022.0094-001	828870	522105	Registered	14-Nov-1996	24-Jan-2000	24-Jan-2015
SunOpta Ingredients, Inc.	Europe (EC)	OPTAMIST	01 Int.	1022.0094-002	408534	408534	Registered	13-Nov-1996	13-Nov-1996	13-Nov-2016
SunOpta Ingredients, Inc.	Switzerland	OPTAMIST	01 Int.	1022.0094-004	08389/1996	442619	Registered	13-Nov-1996	13-Nov-1996	13-Nov-2016

SunOpta Ingredients, Inc. Trademarks

| Owner | Country | Trademark | Class | Docket No. | Application No. | Reg. No. | Status | Filing Date | Reg. Date | Next Renewal |
|---|---|---|---|---|---|---|---|---|---|---|
| SunOpta Ingredients, Inc. | Canada | OPTA-FOOD.COM | | 1022.0116-001 | 1021297 | 553034 | Registered | 6-Jul-1999 | 29-Oct-2001 | 29-Oct-2016 |
| SunOpta Ingredients, Inc. | USA | CANADIAN HARVEST | 30 Int. | 1022.0133-000 | 75/872,999 | 2463514 | Registered | 16-Dec-1999 | 26-Jun-2001 | 26-Jun-2021 |
| SunOpta Ingredients, Inc. | USA | CANADIAN HARVEST | 22 Int., 29 Int., 30 Int., 31 Int. | 1022.0216-000 | 85/335,134 | | Allowed | 1-Jun-2011 | | |
| SunOpta Ingredients, Inc. | Australia | CANADIAN HARVEST | 30 Int. | 1022.0133-001 | 817812 | 817812 | Registered | 20-Dec-1999 | 20-Dec-1999 | 20-Dec-2019 |
| SunOpta Ingredients, Inc. | Benelux | CANADIAN HARVEST | 30 Int. | 1022.0133-002 | 953576 | 672055 | Registered | 23-Dec-1999 | 1-Feb-2001 | 23-Dec-2019 |
| SunOpta Ingredients, Inc. | France | CANADIAN HARVEST | 30 Int. | 1022.0133-004 | 99830604 | 99830604 | Registered | 22-Dec-1999 | 22-Dec-1999 | 21-Dec-2019 |
| SunOpta Ingredients, Inc. | UK | CANADIAN HARVEST | 30 Int. | 1022.0133-005 | 2217949 | 2217949 | Registered | 21-Dec-1999 | 21-Dec-1999 | 21-Dec-2019 |
| SunOpta Ingredients, Inc. | Germany | CANADIAN HARVEST | 30 Int. | 1022.0133-006 | 39981463.9/30 | 39981463 | Registered | 23-Dec-1999 | 10-Jul-2000 | 31-Jul-2020 |
| SunOpta Ingredients, Inc. | Israel | CANADIAN HARVEST | 30 Int. | 1022.0133-007 | 133346 | 133346 | Registered | 21-Dec-1999 | 21-Dec-1999 | 21-Dec-2020 |
| SunOpta Ingredients, Inc. | Italy | CANADIAN HARVEST | 30 Int. | 1022.0133-008 | RM99C006694 | 894544 | Registered | 29-Dec-1999 | 29-Dec-1999 | 29-Dec-2019 |
| SunOpta Ingredients, Inc. | Mexico | CANADIAN HARVEST | 30 Int. | 1022.0133-009 | 450839 | 680681 | Registered | 3-Oct-2000 | 3-Oct-2000 | 3-Oct-2020 |
| SunOpta Ingredients, Inc. | USA | OPTAYIELD | 01 Int. | 1022.0189-000 | 77/383,829 | 3632459 | Registered | 30-Jan-2008 | 2-Jun-2009 | 2-Jun-2019 |

SCHEDULE K

ENVIRONMENTAL MATTERS

The two Recognized Environmental Conditions identified in the Phase 1 Equipment Site Assessment Report dated November 4, 2010 prepared for Sunrich LLC and Bank of Montreal by Professional Service Industries, Inc., on the Dahlgren & Company’s Grace City, North Dakota Real Property.

SCHEDULE L

MATERIAL CONTRACTS AND MATERIAL LICENSES

1.	Purchase and Sale Agreement between Stake Technology Ltd., and The Shareholders of Integrated Drying Systems dated May 1, 2003.

2.

Purchase and Sale Agreement between Stake Technology Ltd., Onrust Holdings Ltd., and a corporation organized under the laws of Canada, and Thermal Holdings Ltd., a corporation organized under the laws of Canada.

3.	Agreement between the Shareholders of Sonne Labs, Inc. and Sunrich, Inc. dated November 25, 2003.

4.	Asset Purchase Agreement between Sigco Sunplant, Inc. and Sunrich Acquisition, Inc. dated November 5, 2003.

5.	Share Purchase Agreement between SunOpta Inc., and Paul Bonder, Jeff Simon and Ron Simon, and Supreme Foods Limited dated April 1, 2004.

6.	Asset Purchase Agreement between SunOpta Ingredients Inc., and General Mills Operations Inc., dated April 16, 2004.

7.	Share Purchase Agreement between SunOpta Inc. and Kofman-Barenholtz Foods Limited.

8.	Share Purchase Agreement between Organic Ingredients Inc. and Sunrich Food Group Inc. (now SunOpta Food Group LLC).

9.	Underwriting Agreement between Loewen, Ondaatje, McCutcheon Limited, First Associates Investments Inc., Canacord Capital Corporation, Opta Minerals Inc. and SunOpta Inc.

10.	Share and Asset Transfer Agreement between Opta Minerals Inc. as purchaser, and SunOpta Inc., as Vendor, dated as of February 7, 2005.

11.	Agreement for Purchase and Sale of Assets between Earthwise Processors, LLC and Sunrich LLC dated May 31, 2005.

12.	Share Purchase Agreement between Cleugh’s Frozen Foods, Inc. and SunOpta Food Group LLC.

13.	Share Purchase Agreement between Pacific Fruit Processors, Inc. and SunOpta Food Group.

14.

Asset Purchase Agreement between SunOpta Inc. and Purity Life Health Products Limited and Adept Inc. and Essential Phytosterolins Inc. and Essential Phytosterolins USA, Inc. and 2035181 Ontario Inc. and Marathon Natural Foods Ltd. and David Chapman and Elyse Chapman.

15.	Membership Unit Purchase Agreement between Bill Hess and Marcy Hess and SunOpta Food Group LLC dated as of November 6th, 2006.

16.	Asset Purchase Agreement between Jamieson Laboratories Ltd and Purity Life Health Products, a Division of SunOpta Inc.

17.	Asset purchase agreement between SunOpta Inc, Herbon Naturals, Inc., Rajeb Holdings Inc., Robert Ethier and Jason Jacobs dated 1 January 2007.

18.

Underwriting Agreement dated January 31 2007 among SunOpta Inc. (the “Corporation”), Canaccord Adams Inc., Canaccord Capital Corporation, BMO Capital Markets Corp., BMO Nesbitt Burns Inc., Desjardins Securities Inc., Desjardins Securities International Inc., National Bank Financial Inc., NBF Securities (USA) Corp. and Octagon Capital Corporation (collectively the “Underwriters”).

19.	Purchase and Sales of Assets Agreement between Cleugh’s Frozen Foods, Inc., and Baja California Congelados, S.A. de C.V. dated May 3, 2007.

20.

Stock Purchase Agreement made May 14, 2007 between Cleugh’s Frozen Foods, Inc. as Purchaser and Edward Price and Sandra Price, as Executrix of the Estate of Arthur Price, Deceased as Shareholders and an Asset Purchase Agreement, made May 14, 2007, between Purchaser and Congeladora Del Rio, S.A. de DV.

21.

On April 2, 2008 SunOpta Inc. acquired The Organic Corporation B.V., operating as Tradin Organic Agriculture B.V. (“Tradin”). At closing, the company paid € 6,000 (US- $9,417) and issued a promissory note for € 1,000 (US - $1,570), bearing interest at 7%, payable March 31, 2010. Additional consideration payable on March 31, 2010 is the amount of the greater of € 8,000 (US - $12,556) or 2.5 times EBITDA (as defined in the Purchase and Sale Agreement.

22.

On November 8, 2010, Sunrich LLC entered into an agreement to acquire the shares of Dahlgren & Company, Inc. for cash consideration of $44,000,000, subject to certain post- closing adjustments, plus an earn-out based on pre-determined EBITDA targets over the next two years.

23.

On December 13, 2010, SunOpta Food Group Inc. entered into an agreement to acquire the assets of Edner of Nevada, Inc. for cash consideration of $4,000,000 plus an earn-out based on a percentage of revenue for the Fiscal Year 2011 through 2015.

24.

On August 5, 2011, SunOpta Global Organic Ingredients Inc. entered into an agreement to acquire the assets of Lorton’s Fresh Squeezed Juices, Inc. of San Bernardino California, for cash consideration of $2,602,000 and contingent consideration of $511,000 based on future earnings targets over the three year period from October 2, 2011 through October 4, 2014.

SCHEDULE M

NOTICE OF ADVANCE

Date: ____________________________

To: Bank of Montreal as Agent

Ladies and Gentlemen:

The undersigned [Name of relevant Borrower] (the “Borrower”) refers to the seventh amended and restated credit agreement dated as of July 27, 2012 (as the same may be amended, varied, supplemented, restated, amended and restated, renewed or replaced at any time and from time to time, the “Credit Agreement”), among, inter alia, the Borrower, certain affiliates of the Borrower, as Obligors, each of the financial institutions from time to time parties thereto, as Lenders, and Bank of Montreal, as Agent. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Credit Agreement. The Borrower hereby notifies you, pursuant to Section 3.7(a) of the Credit Agreement, of its request for the following Advance:

1)	Credit Facility:

2)	Amount and Currency:
[Face Amount of Bankers’ Acceptances for Bankers’ Acceptances Borrowing]

3)	Drawdown Date:

4)	Prime Loan, US Prime Rate Loan, USBR Loan, Bankers’ Acceptance, Libor Loan, Letters of Credit, Letters of Guarantee or Hedge Contract:

5)	Contract Period for Libor Loan, Letters of Credit, Letters of Guarantee, Banker’s Acceptance or Hedge Contracts:

6)	Beneficiary:
[for Letters of Credit and Letters of Guarantee only]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Drawdown Date, immediately after the Advance and the application of the proceeds therefrom:

a) immediately after such Advance, (i) the sum in Canadian Dollars of the aggregate outstanding principal amount of all Advances outstanding from the Lender under that Credit Facility shall not exceed the maximum aggregate principal amount available under that Credit Facility or, in the case of Facility A, the Facility A Borrowing Base or, in the case of Facility B, the Facility B Borrowing Base, (ii) no Advance (other than by way of Hedge Contract) under any Credit Facility shall have a Contract Period that extends beyond, if applicable, the Maturity Date of that Credit Facility, and (iii) the aggregate amount of Letters of Credit and Letters of Guarantee will not exceed Cdn.$10,000,000 in respect of Facility A and will not exceed US$20,000,000 in respect of Facility B;

b) no Default or Event of Default shall have occurred and be continuing; and

c) the representations and warranties of the Obligors contained in the Credit Agreement are and will be accurate.

[Name of Borrower]

By:_________________________________

Name:_______________________________
Title: _______________________________

SCHEDULE N

FORM OF NOTICE OF CONVERSION AND ROLLOVER

Date:  ______________________

To: Bank of Montreal as Agent

Ladies and Gentlemen:

The undersigned [Name of relevant Borrower] (the “Borrower”) refers to the seventh amended and restated credit agreement dated as of July 27, 2012 (as the same may be amended, varied, supplemented, restated, amended and restated, renewed or replaced at any time and from time to time, the “Credit Agreement”), among, inter alia, the Borrower, certain affiliates of the Borrower, as Obligors, each of the financial institutions from time to time parties thereto, as Lenders, and Bank of Montreal, as Agent. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Credit Agreement. The Borrower hereby notifies you, pursuant to [Section 3.8(c), Section 3.9(i), 3.10(h), Section 3.13] of the Credit Agreement, of the following:

1)	Group of Advances (or portion thereof) to which notice applies

2)	Date of Conversion or Rollover

3)	New type of Advance [if Advances are to be converted] or repayment

4)	Next succeeding Contract Period [if Advances are converted or rolled over to Libor Loans, Letters of Credit, Letters of Guarantee or Bankers’ Acceptances]

5)	Duration of BA Term [if Loans are to be converted to Bankers’ Acceptances or if refunding Bankers’ Acceptances are to be issued]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Rollover Date or Conversion Date, as applicable, immediately after the Rollover or Conversion, as applicable, and the application of the proceeds therefrom:

a) immediately after such Rollover or Conversion, (i) the sum in Canadian Dollars of the aggregate outstanding principal amount of all Advances outstanding from the Lender under that Credit Facility shall not exceed the maximum aggregate principal amount available under that Credit Facility or, in the case of Facility A, the Facility A Borrowing Base or, in the case of Facility B, the Facility B Borrowing Base, (ii) no Advance (other than by way of Hedge Contract) under any Credit Facility shall have a Contract Period that extends beyond, if applicable, the Maturity Date of that Credit Facility, and (iii) the aggregate amount of Letters of Credit and Letters of Guarantee will not exceed Cdn.$10,000,000 in respect of Facility A and will not exceed US$20,000,000 in respect of Facility B;

b) no Default or Event of Default shall have occurred and be continuing; and c) the representations and warranties of the Obligors contained in the Credit Agreement are and will be accurate.

[Name of Borrower]

By:_________________________________

Name:_______________________________
Title: _______________________________

SCHEDULE O

FORM OF BANKERS’ ACCEPTANCES POWER OF ATTORNEY

Date:  ______________________

[Name of relevant borrower] (the “Borrower”) wishes to facilitate the acceptance of Bankers’ Acceptances under the seventh amended and restated credit agreement dated as of July 27, 2012 (as the same may be amended, varied, supplemented, restated, amended and restated, renewed or replaced at any time and from time to time, the “Credit Agreement”), among, inter alia, the Borrower, certain affiliates of the Borrower, as Obligors, each of the financial institutions from time to time parties thereto, as Lenders, and Bank of Montreal, as Agent. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby appoints [NAME OF LENDER] (“Lender”), acting by the account managers for the time being of Lender’s Lending Office, the attorney of the Borrower:

a) to sign for and on behalf and in the name of the Borrower as drawer, drafts substantially in the form attached hereto as Exhibit A (“Drafts”) drawn on the Borrower and payable to the order of the Borrower; and

b) to fill in the face amount, date and maturity date of such Drafts.

Instructions to Lender relating to the execution, completion and endorsement by Lender on behalf of the Borrower of Drafts which the Borrower wishes to submit to Lender for acceptance and purchase by Lender shall, following the receipt by Lender of a notice of Advance from the Borrower relating to an Advance by way of Bankers’ Acceptances pursuant to Section3.9 of the Credit Agreement, specify the following information: a) reference to this Power of Attorney; b) the date of the Bankers’ Acceptance Advance;

c) the amount which shall be the aggregate face amount of the Bankers’ Acceptancesto be accepted by Lender in respect of the Advance;

d) the Contract Period (as expressly permitted by and in accordance with the Credit Agreement) which shall be the number of days after the date of such Bankers’ Acceptances that such Bankers’ Acceptances are to be payable; and

e) discount/payment instructions specifying the account number of the Borrower and the financial institution at which the Discount Proceeds (net of applicable Acceptance Fee) from the purchase of such Bankers’ Acceptances are to be credited.

The communication by the Borrower to Lender of the instructions referred to above shall constitute (a) the authorization and instruction of the Borrower to Lender to execute, complete and endorse Drafts in accordance with such information as set out above and (b) the request ofthe Borrower to Lender to purchase the resulting Bankers’ Acceptances at the applicable Discount Rate. The Borrower acknowledges that Lender shall not be obligated to accept any such Drafts or purchase any Bankers’ Acceptances except in accordance with the Credit Agreement.

Lender shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to Lender by the Borrower as provided herein if Lender reasonably believes them to be genuine. Any actions undertaken by Lender in accordance with such instructions shall be conclusively deemed to have been taken in accordance with the instructions of the Borrower and shall be binding upon the Borrower.

The Borrower agrees to indemnify Lender and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim or any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this Power of Attorney or the acts contemplated hereby provided that this indemnity shall not apply to any loss, liability, expense or claim which results from the gross negligence or willful misconduct of Lender or any of its directors, officers, employees, affiliates or agents.

This Power of Attorney may be revoked at any time upon not less than three Business Days’ written notice served upon Lender in accordance with the provisions of the Credit Agreement, provided that no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Draft executed, completed or endorsed, or any Bankers’ Acceptance purchased, in accordance herewith prior to the time at which such revocation becomes effective.

This Power of Attorney is in addition to and not in substitution for any agreement to which Lender and the Borrower are parties.

This Power of Attorney shall be governed in all respects by the laws of the Province of Ontario and the laws of Canada applicable therein and each of the Borrower and Lender hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Provinces of Ontario in respect if all matters arising out of this Power of Attorney.

In the event of a conflict between the provisions of this Power of Attorney and the Credit Agreement the Credit Agreement shall prevail.

DATED at Brampton, Ontario as of the ____________day of ______________, _____.

[Name of Borrower]

By:_________________________________

Name:_________________________________
Title: :_________________________________

EXHIBIT A

FORM OF BANKERS’ ACCEPTANCE

BANKERS’ ACCEPTANCE
No. __________________
To:	Due:____________________, 20___ days after date (without grace)

Address
ACCEPTED	For value received pay to the order of the undersigned drawer the sum of $ __________
____________________ Dollars $
For
Value Received, and Charge to the Account of:

Authorized Signature
Per:
Authorized Signature

FORM OF BA EQUIVALENT LOANS POWER OF ATTORNEY

Date:  _____________

[Name of relevant borrower] (the “Borrower”) wishes to facilitate the issue of BA Equivalent Loans under the seventh amended and restated credit agreement dated as of July 27, 2012 (as the same may be amended, varied, supplemented, restated, amended and restated, renewed or replaced at any time and from time to time, the “Credit Agreement”), among, inter alia, the Borrower, certain affiliates of the Borrower, as Obligors, each of the financial institutions from time to time parties thereto, as Lenders, and Bank of Montreal, as Agent. Capitalized terms used and not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby appoints [NAME OF LENDER] (“Lender”), acting by its account managers, the attorney of the Borrower:

(a)

to sign for and on behalf and in the name of the Borrower, as issuer, in favour of the Lender, as payee, Discount Notes in the form required by the Lender in its sole discretion (“Discount Notes”); and

(b)	to fill in the face amount, date and maturity date of such Discount Notes in accordance with any BA Equivalent Loan made pursuant to the Credit Agreement.

Instructions to Lender relating to the execution, completion and endorsement by Lender on behalf of the Borrower of Discount Notes shall, following the receipt by Lender of a notice of Advance from the Borrower relating to an Advance by way of Bankers’ Acceptances (including BA Equivalent Loans) pursuant to Section 3.9 of the Credit Agreement, specify the following information:

(a)	reference to this Power of Attorney;

(b)	the date of the Advance;

(c)	the amount which shall be the aggregate face amount of the Discount Notes in respect of the Advance;

(d)	the Contract Period (as expressly permitted by and in accordance with the Credit Agreement) of such Discount Notes; and

(e)

discount/payment instructions specifying the account number of the Borrower and the financial institution at which the Discount Proceeds (net of applicable Acceptance Fee) from the issue of such Discount Notes are to be credited.

The communication by the Borrower to Lender of the instructions referred to above shall constitute the authorization and instruction of the Borrower to Lender to execute, complete and endorse Discount Notes in accordance with such information as set out above. The Borrower acknowledges that Lender shall not be obligated to issue any such Discount Notes except in accordance with the Credit Agreement.

Lender shall be and it is hereby authorized to act on behalf of the Borrower upon and in compliance with instructions communicated to Lender by the Borrower as provided herein if Lender reasonably believes them to be genuine. Any actions undertaken by Lender in accordance with such instructions shall be conclusively deemed to have been taken in accordance with the instructions of the Borrower and shall be binding upon the Borrower.

The Borrower agrees to indemnify Lender and its directors, officers, employees, affiliates and agents and to hold it and them harmless from and against any loss, liability, expense or claim or any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this Power of Attorney or the acts contemplated hereby provided that this indemnity shall not apply to any loss, liability, expense or claim which results from the gross negligence or willful misconduct of Lender or any of its directors, officers, employees, affiliates or agents.

This Power of Attorney may be revoked at any time upon not less than three Business Days’ written notice served upon Lender in accordance with the provisions of the Credit Agreement, provided that no such revocation shall reduce, limit or otherwise affect the obligations of the Borrower in respect of any Discount Notes executed, completed or endorsed, in accordance herewith prior to the time at which such revocation becomes effective.

This Power of Attorney is in addition to and not in substitution for any agreement to which Lender and the Borrower are parties.

This Power of Attorney shall be governed in all respects by the laws of the Province of Ontario and the laws of Canada applicable therein and each of the Borrower and Lender hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Provinces of Ontario in respect if all matters arising out of this Power of Attorney.

In the event of a conflict between the provisions of this Power of Attorney and the Credit Agreement the Credit Agreement shall prevail.

DATED at Brampton, Ontario as of the day of ______________, _____.

[Name of Borrower]

By: _____________________________

Name:  _____________________________
Title: _____________________________

SCHEDULE P-1

INTENTIONALLY DELETED

SCHEDULE P-2

INTENTIONALLY DELETED

SCHEDULE P-3

INTENTIONALLY DELETED

SCHEDULE P-4

INTENTIONALLY DELETED

SCHEDULE Q

INTENTIONALLY DELETED

SCHEDULE R

EXISTING OBLIGOR’S DEBT

Debtor	Institution/Creditor	US$ Debt
SunOpta Foods Inc. and its subsidiaries	Various Capital leases	848,000

SCHEDULE S

TRANSACTIONS WITH AFFILIATES

Related party transactions and balances

On July 31, 2009, SunOpta Holding Inc. borrowed from and issued a term note totalling $50 million to SunOpta Inc. The note has a five year term, maturing July 31, 2014, with an annual interest rate of 11.25% . The terms of the note require quarterly interest payments and does not require principal payments.

On June 18, 2010, SunOpta Holding Inc. borrowed from and issued a term note totalling $65 million to SunOpta Inc. The note has a five year term, maturing June 18, 2015, with an annual interest rate of 8.5% . The terms of the note require quarterly interest payments and does not require principal payments.

On June 29, 2012, SunOpta Foods Inc. borrowed from and issued a term note totalling $28 million to SunOpta 2012 LLC. The note has a six month term, maturing December 27, 2012, with an annual interest rate of 5.6% . The terms of the note do not require quarterly interest or principal payments.

SCHEDULE T

COMPLIANCE CERTIFICATE

To: Bank of Montreal as Agent

This certificate is given by each of SunOpta Inc. and SunOpta Foods Inc. (collectively, the “Borrowers”), pursuant to Section 9.4(b) of the seventh amended and restated credit agreement dated as of July 27, 2012 (as the same may be amended, varied, supplemented, restated, amended and restated, renewed or replaced at any time and from time to time) among the Borrowers, certain affiliates of the Borrowers, as Obligors, each of the financial institutions from time to time parties thereto, as Lenders, and Bank of Montreal, as Agent (the “Credit Agreement”). Capitalized terms used but not defined herein have the meaning assigned to such terms set forth in the Credit Agreement.

The officer executing this certificate is the [chief financial officer]/[president] of each of the Borrowers and as such is duly authorized to execute and deliver this certificate on behalf of each of the Borrowers. By executing this certificate such officer hereby certifies, in that capacity and not personally to the Lender that:

(a)

the financial statements delivered with this certificate in accordance with Section 9.4 of the Credit Agreement fairly present, in accordance with GAAP, the financial position and the results of the operations of the Borrower and the Obligors as of the dates of such financial statements (subject in the case of interim financial statements to normal year-end adjustments) and the schedules delivered with such financial statements present fairly the financial position and the results of operations of the Borrowers and the Obligors (subject in the case of schedules delivered with interim financial statements to normal year-end adjustments);

(b)

to the best of my knowledge, each Borrower and each Obligor, during the period covered by such financial statements, has observed and performed all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by it, and I have obtained no knowledge of any Default or Event of Default [except as specified on the written attachment hereto];

(c)

all Material Contracts and Material Licenses, as currently disclosed on Schedule L to the Credit Agreement, remain in full force and effect and are not, to the best of my knowledge, threatened to be terminated over the course of the next six months. In addition, there are no new Material Contracts or Material Licenses currently in the process of being negotiated;

(d)	Exhibit A hereto is a correct calculation of each of the financial covenants contained in Section 9.3 of the Credit Agreement; and

(e)

no Obligor or Obligors, during the period covered by the financial statements referred to above, entered into any individual sale of assets giving rise to Permitted Proceeds [except as specified on the written attachment hereto].

IN WITNESS WHEREOF, each of the Borrowers has caused this Certificate to be executed by its [Chief Financial Officer]/[President] this _____day of _______________, 20_______.

SUNOPTA INC.

SUNOPTA FOODS INC.

By: __________________________________________
         Name:
         Title: [Chief Financial Officer]/[President]

EXHIBIT A TO COMPLIANCE CERTIFICATE

1.      Total Liabilities to Tangible Net Worth Ratio Calculation

Total Liabilities less Subordinated Debt:

Tangible Net Worth comprised of the sum of the book value of all common share capital, contributed surplus, retained earnings and unrealized foreign currency adjustments plus preferred share capital and Subordinated Debt less:

-Accounts Receivable owed by Affiliates to the Obligors
-investments in Affiliates
-deferred charges
-deferred organizational expenses
-goodwill and intangibles
-other intangible assets

Ratio:
Permitted Maximum: 2.00:1.00
Excess:

IN COMPLIANCE: Yes or No

2.       Fixed Charge Coverage Ratio Calculation

Earnings
Add back or deduct, as applicable:

-unusual gains (with Majority Lender consent)
-gains from disposition of Fixed Assets
-unrealized income pursuant to Hedge Agreements
-Interest Expense
-Excluded Fees
-Taxes
-depreciation/amortization expense
-costs of business acquisitions that previously qualified for capitalization under GAAP
-unused losses (with Majority Lender consent)
-unrealized losses pursuant to Hedge Agreements
-expenses related to one-time restructuring events not in excess of US$2,500,000 during any rolling 12 month fiscal period
-asset impairments/write downs
-cash proceeds (not in excess of US$3,000,000 during any rolling 12 month period) from issuance of shares re employee share purchase program

Adjusted earnings to EBITDA:

Less:
Cash taxes
Dividends paid
Non-financed Capital Expenditures

Debt Service which includes without limitation:

- total interest expense – last 12 months
- scheduled principal payments – next 12 months
- other Debt Service payments
Less required principal payments in respect of Subordinated Debt incurred to finance the acquisition of The Organic Corporation B.V.

Adjusted Debt Service:

Ratio of EBITDA to adjusted Debt Service:
Required Minimum:
Excess Ratio Amount:

Excess EBITDA in dollars:

IN COMPLIANCE: Yes or No

3.      Sale Assets Outside of the Ordinary Course of Business

[Name of entity or entities] sold or entered into a sale of assets outside of the ordinary course of business giving rise to Permitted Proceeds of $[_]. These Permitted Proceeds were used to [Note to Draft: Describe what was done with Permitted Proceeds with reference to Section 5.2 of the Agreement.]

4.     Other Requirements

Capital Expenditures during the year:
Maximum approved:
Excess (shortfall):

IN COMPLIANCE: Yes or No

SCHEDULE U

LENDERS LENDING OFFICES

Lender	Branch of Account

Bank of Montreal	Asset Based Lending
(in respect of Facility A)	11th Floor
First Canadian Place
Toronto, Ontario
M5X 1A1

Att: Christine Roque, Director
Tel: 416-867-5245
Fax: 416-643-4249

Bank of Montreal	5th Floor-East
(in respect of Facility B)	111 West Monroe Street
Chicago, Illinois
60603

Att: Larry Swiniarski
Tel: 312-461-7150
Fax: 312-765-8251

Rabobank Nederland Canadian Branch	95 Wellington Street West
(in respect of Facility B)	Suite 1830, P.O. Box 38
Toronto, Ontario
M5J 2N7

Attention: Raj Joshi, Vice-President
Fax: 416-941-9750

Export Development Canada	150 Slater St.
(in respect of Facility B)	Ottawa, Ontario
K1A 1K3

Attention: Loans Services
Fax: 613-598-2514

Lender	Branch of Account

Canadian Imperial Bank of Commerce	207 Queens Quay West
(in respect of Facility B)	Suite 705
Toronto, Ontario
M5J 1A7

Attention: Geoff Golding, Senior Manager
Fax: 416-861-0483

SCHEDULE V

COMMITMENTS

Lender	Facility A Commitment

BMO	$10,000,000

Facility B Commitment

BMO (Chicago Branch)	US$49,276,285

Rabobank	US$53,071,958

Export Development Canada	US$34,795,674

CIBC	US$27,856,083

SCHEDULE W-1

FACILITY A BORROWING BASE CERTIFICATE

To: Bank of Montreal as Agent

This certificate is given by SunOpta Inc. (the “SunOpta”), pursuant to Section 9.4(a) of the seventh amended and restated credit agreement dated as of July 27, 2012 (as the same may be amended, varied, supplemented, restated, amended and restated, renewed or replaced at any time and from time to time) among, inter alia, SunOpta, certain affiliates of SunOpta, as Obligors, each of the financial institutions from time to time parties thereto, as Lenders, and Bank of Montreal, as Agent (the “Credit Agreement”). Capitalized terms used but not defined herein have the meaning assigned to such terms set forth in the Credit Agreement.

B.       Determination of Facility A Borrowing Base

1. As at ________________________(the “Applicable Date”), the Facility A Borrowing Base was $_______________________, calculated and determined as per the completed spreadsheet attached hereto:

2.	Attached to this certificate are:

(a)

an aged summary of Accounts Receivable of in respect of SunOpta (and all Canadian divisions thereof) and SunOpta Investments including, without limitation, the following information: country of domicile; intercompany accounts; doubtful accounts; accounts in dispute; contra accounts; holdbacks, and any deposits received from each account debtor which remain outstanding at the report date;

	(b)	an aged summary of accounts payable in respect of SunOpta (and all Canadian divisions thereof) and SunOpta Investments;

	(c)	a summary of all Inventory of SunOpta (and all Canadian divisions thereof) and SunOpta Investments, identified as raw materials, work in progress and finished goods;

	(d)	a summary of the fair market value of the Canadian Real Property (with reference to the most recent appraisal); and

	(e)	a summary of the Net Orderly Liquidation Value of Eligible Equipment consisting of Canadian Eligible Equipment (with reference to the most recent appraisal).

C.             Certificate of Officer

The undersigned officer of SunOpta hereby certifies on behalf of SunOpta and without personal liability that as at the date hereof:

(a)	the foregoing information and all information contained in the attachments hereto was true, correct and complete as at the Applicable Date;

(b)	the representations and warranties contained in the Credit Agreement are true and correct;

(c)	no event has occurred and is continuing which constitutes a Default, and Event of Default or a Material Adverse Change.

IN WITNESS WHEREOF, SunOpta has caused this Certificate to be executed by its [Chief Financial Officer]/[President] this _____day of _______________, 20_______.

SUNOPTA INC.

By:
Name:
Title: [Chief Financial Officer]/[President]

SCHEDULE W-2

FACILITY B BORROWING BASE CERTIFICATE

To: Bank of Montreal as Agent

This certificate is given by SunOpta Foods Inc. (the “SunOpta Foods”), pursuant to Section 9.4(a) of the seventh amended and restated credit agreement dated as of July 27, 2012 (as the same may be amended, varied, supplemented, restated, amended and restated, renewed or replaced at any time and from time to time) among SunOpta Foods, certain affiliates of SunOpta Foods, as Obligors, each of the financial institutions from time to time parties thereto, as Lenders, and Bank of Montreal, as Agent (the “Credit Agreement”). Capitalized terms used but not defined herein have the meaning assigned to such terms set forth in the Credit Agreement.

A.     Determination of Facility B Borrowing Base

1.                     As at ________________________(the “Applicable Date”), the Facility B Borrowing Base was US$_______________________, calculated and determined as per the completed spreadsheet attached hereto:

2.	Attached to this certificate are:

(a)

an aged summary of Accounts Receivable of in respect of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global, including, without limitation, the following information: country of domicile; intercompany accounts; doubtful accounts; accounts in dispute; contra accounts; holdbacks, and any deposits received from each account debtor which remain outstanding at the report date;

	(b)	an aged summary of accounts payable in respect of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global;

	(c)	a summary of all Inventory of SunOpta Foods, SunOpta Fruit, SunOpta Grains, SunOpta Ingredients and Global, identified as raw materials, work in progress and finished goods;

	(d)	a summary of the fair market value of the US Real Property (with reference to the most recent appraisal); and

	(e)	a summary of the Net Orderly Liquidation Value of Eligible Equipment consisting of US Eligible Equipment (with reference to the most recent appraisal).

B.     Certificate of Officer

The undersigned officer of SunOpta Food Group hereby certifies on behalf of SunOpta Food Group and without personal liability that as at the date hereof:

(a)	the foregoing information and all information contained in the attachments hereto was true, correct and complete as at the Applicable Date;

(b)	the representations and warranties contained in the Credit Agreement are true and correct;

(c)	no event has occurred and is continuing which constitutes a Default, and Event of Default or a Material Adverse Change.

IN WITNESS WHEREOF, SunOpta Foods has caused this Certificate to be executed by its [Chief Financial Officer]/[President] this _____day of _______________, 20______.

SUNOPTA FOODS INC.

By: ____________________________________
       Name:
       Title: [Chief Financial Officer]/[President]

SCHEDULE X

MODEL CREDIT AGREEMENT PROVISIONS

The attached model credit agreement provisions, which have been revised under the direction of the Canadian Bankers’ Association Secondary Loan Market Specialist Group from provisions prepared by The Loan Syndications and Trading Association, Inc., form part of this Agreement, except for the footnotes to the model credit agreement provisions and subject to the following variations:

1.

Each term set out below which is used as a defined term in the Provisions shall be deemed to have been replaced as set out below; and for greater certainly the said replacement term shall have the meaning ascribed thereto in Section 1.1 of the Agreement:

(a) "Applicable Percentage" shall be replaced by "Rateable Portion", and

(b) "Loans" shall be replaced by "Advances".

2.	The term term "Letter of Credit" when used in the Provisions shall mean a "Letter or Credit or Letter of Guarantee".

3.	Clause (A) of the defined term "Excluded Taxes" in the Provisions is deleted and replaced with the following provision:

"(A) is imposed or assessed other than in respect of a Loan or Advance that was made on the premise that an exemption from such withholding tax would be available where the exemption is subsequently determined, or alleged by a taxing authority, not to be available and"

4.	Without limiting Section 2.2 of the Provisions, the application of Section 5 of the Provisions is limited by the provisions of Sections 3.10(n), 3.11(e), 3.18(c) and 3.19(d) of the Agreement.

5.	Section 7 of the Provisions is subject to amendment in accordance with the provisions of Section 12.13 of the Agreement.

6.	Without limiting Section 2.2 of the Provisions, Section 7 of the Provisions is supplemented by Sections 12.6 and 12.7 of the Agreement.

7.

Without limiting Section 2.2 of the Provisions, Section 3 of the Provisions is supplemented by Sections 4.13 and 6.2 of the Agreement provided that such supplement and Section 3 of the Provisions shall not result in any duplicated payment.

8.

Without limiting Section 2.2 of the Provisions, Section 9 of the Provisions is supplemented by Section 4.14 of the Agreement provided that such supplement and Section 9 of the Provisions shall not result in any duplicated payment.

9.	"Pro rata share", "rateably" and similar terms in the Provisions shall have the meaning ascribed to the term "Rateable Portion" as defined in Section 1.1 of this Agreement, if the context requires.

10.

The second sentence of subsection 7.7(a) of the Provisions, is hereby amended such that the text "in consultation with the Borrower" is deleted and replaced with the text "upon notice to the Borrower".

11.

In addition to the restrictions (as amended by the Agreement) contained in Section 10.2 of the Provisions relating to the ability of Lenders to assign their Commitments in whole or in part, if a Lender proposes to assign less than its entire Commitment under any Facility, it may do so only if it retains a Commitment under such Facility in a principal amount of at least Five Million Dollars ($5,000,000).

12.

Section 3.1(c) of the Provisions is hereby amended such that (a) the text "describing the Change in Law" is inserted in the first sentence of such Section 3.1(c) immediately after the first reference to the term "Lender" contained therein, and (b) the reference to the term "conclusive" in Section 3.1(c) is deleted and replaced with reference to the text "prima facie evidence thereof".

13.

The last sentence of Section 3.2(c) of the Provisions is hereby amended such that (a) the following text is inserted immediately after the word "liability" contained therein: "together with a description (in reasonable detail) of the reasons for such payment or liability", and (b) the reference to the term "conclusive" therein is deleted and replaced with reference to the text "prima facie evidence thereof".

14.

Section 3.3(b)(ii) of the Provisions is hereby amended such that the text "(including without limitation the Yield Maintenance Amount)" is inserted immediately after the first reference to the word "amounts" contained therein.

15.	Subclause (y) of Section 5.3 of the Provisions is hereby deleted.

16.	Section 9.2 of the Provisions is hereby amended such that the word "reasonable" is inserted into such Section 9.2 immediately before the first reference to the word "fees" contained in such Section.

17.	Section 9.5 of the Provisions is hereby amended such that the reference to the term "conclusive" is hereby deleted and replaced with reference to the text "prima facie".

18.

Section 10.2 (a) of the Provisions is hereby amended such that the text "in the case of any assignment in respect of a revolving facilicity, or $1,000,000, in the case of any assignment in respect of a term facility" appearing immediately after the text "$5,000,000," is hereby deleted.

19.	Section 10.2 (e) of the Provisions is hereby amended such that the text "a Default" is deleted and replaced with the text "an Event of Default".

20.

Section 10.4 of the Provisions is hereby amended such that (a) the word "and" which appears immediately before the text "(iii)" in the first sentence of Section 10.4 is deleted and replaced with a "," (i.e. a comma), (b) the following text is inserted immediately before the end of the first sentence of Section 10.4 "and (iv) such sale or participation will not result in Increased Costs (as contemplated by Section 3.1 of the Provisions) or Taxes (as contemplated by Section 3.2 of the Provisions) that would not be incurred but for the sale or participation", and (c) the text "and the foreoing" is inserted immeditately after the text "Subject to Section 10.5" in the second paragraph of Section 10.4.

21.	Without limiting Section 2.2 of the Provisions, Sections 9.1 and 9.2 of the Provisions are subject to Section 13.8 of the Agreement.

MODEL CREDIT AGREEMENT PROVISIONS

1.               Definitions

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agreement" means the credit agreement of which these Provisions form part.

"Applicable Law" means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

"Applicable Percentage" means with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be the percentage of the total outstanding Loans and participations in respect of Letters of Credit represented by such Lender’s outstanding Loans and participations in respect of Letters of Credit.

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any Applicable Law by any Governmental Authority.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have corresponding meanings.

"Default" means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

"Eligible Assignee" means any Person (other than a natural person, any Obligor or any Affiliate of an Obligor), in respect of which any consent that is required by Section 10.2 has been obtained.

"Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located and (c) in the case of a Foreign Lender (other than (i) an assignee pursuant to a request by the Borrower under Section 3.3. (b), (ii) an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing or (iii) any other assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), any withholding tax that (A) is not imposed or assessed in respect of a Loan that was made on the premise that an exemption from such withholding tax would be available where the exemption is subsequently determined, or alleged by a taxing authority, not to be available and (B) is required by Applicable Law to be withheld or paid in respect of any amount payable hereunder or under any Loan Document to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.2(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from an Obligor with respect to such withholding tax pursuant to Section 3.2(a) . For greater certainty, for purposes of item (c) above, a withholding tax includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto.

"Foreign Lender" means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Loan Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"Governmental Authority" means the government of Canada or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Issuing Bank" means the Person named elsewhere in this Agreement as the issuer of Letters of Credit on the basis that it is "fronting" for other Lenders and not on the basis that it is the attorney of other Lenders to sign Letters of Credit on their behalf, or any successor issuer of Letters of Credit. For greater certainty, where the context requires, references to "Lenders" in these Provisions include the Issuing Bank.

"Loan" means any extension of credit by a Lender under this Agreement, including by way of bankers’ acceptance or LIBO Rate Loan, except for any Letter of Credit or participation in a Letter of Credit.

"Obligors" means, collectively, the Borrower and each of the guarantors of the Borrower’s obligations that are identified elsewhere in this Agreement.

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" has the meaning assigned to such term in Section 10.4.

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Provisions" means these model credit agreement provisions.

"Related Parties" means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

2.	Terms Generally

2.1

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) unless otherwise expressly stated, all references in these Provisions to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, these Provisions, but all such references elsewhere in this Agreement shall be construed to refer to this Agreement apart from these Provisions, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2.2

If there is any conflict or inconsistency between these Provisions and the other terms of this Agreement, the other terms of this Agreement shall govern to the extent necessary to resolve the conflict or inconsistency.

3.	Yield Protection

3.1	Increased Costs

(a)	Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 3.2 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(iii) impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)

Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or the Letters of Credit issued or participated in by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c)

Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)

Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

3.2	Taxes

(a)

Payments Subject to Taxes. If any Obligor, the Administrative Agent, or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of an Obligor hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Obligor shall make any such deductions required to be made by it under Applicable Law and (iii) the Obligor shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)

Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)

Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)

Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, (a) any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (b) any Lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision thereto shall within five days thereof notify the Borrower and the Administrative Agent in writing.

(f)

Treatment of Certain Refunds and Tax Reductions. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which an Obligor has paid additional amounts pursuant to this Section or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or Obligor, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Obligor under this Section with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). The Borrower or Obligor as applicable, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower or Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

3.3	Mitigation Obligations: Replacement of Lenders

(a)

Designation of a Different Lending Office. If any Lender requests compensation under Section 3.1, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.2 , as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)

Replacement of Lenders. If any Lender requests compensation under Section 3.1, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.2, if any Lender’s obligations are suspended pursuant to Section 3.4 or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon 10 days’ notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10), all of its interests, rights and obligations under this Agreement and the related other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower pays the Administrative Agent the assignment fee specified in Section 10.2(f);

(ii) the assigning Lender receives payment of an amount equal to the outstanding principal of its Loans and participations in disbursements under Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

3.4	Illegality

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to participate in, issue or maintain any Letter of Credit (or to maintain its obligation to participate in or to issue any Letter of Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Loans, or take any necessary steps with respect to any Letter of Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.5	Inability to Determine Rates Etc.

If the Required Lenders determine that for any reason a market for bankers’ acceptances does not exist at any time or the Lenders cannot for other reasons, after reasonable efforts, readily sell bankers’ acceptances or perform their other obligations under this Agreement with respect to bankers’ acceptances, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the Borrower’s right to request the acceptance of bankers’ acceptances shall be and remain suspended until the Required Lenders determine and the Agent notifies the Borrower and each Lender that the condition causing such determination no longer exists. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or that the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

4.	Right of Setoff

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Loan Document and although such obligations of the Obligor may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of a Lender exercises any rights under this Section 4, it shall share the benefit received in accordance with Section 5 as if the benefit had been received by the Lender of which it is an Affiliate.

5.	Sharing of Payments by Lenders

If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Loans and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that

5.1

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest,

5.2

the provisions of this Section shall not be construed to apply to (x) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in disbursements under Letters of Credit to any assignee or participant, other than to any Obligor or any Affiliate of an Obligor (as to which the provisions of this Section shall apply); and

5.3

the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over the Borrower’s obligations under or in connection with the Loan Documents, (y) any reduction arising from an amount owing to an Obligor upon the termination of derivatives entered into between the Obligor and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

6.	Administrative Agent’s Clawback

6.1

Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender’s share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

6.2

Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

7.	Agency

7.1

Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Person identified elsewhere in this Agreement as the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Obligor shall have rights as a third party beneficiary of any of such provisions.

7.2

Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate thereof as if such Person were not the Administrative Agent and without any duty to account to the Lenders.

	7.3	Exculpatory Provisions

(a)

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Administrative Agent by the Borrower or a Lender.

(c)

Except as otherwise expressly specified in this Agreement, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

7.4	Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5	Indemnification of Administrative Agent

Each Lender agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent’s gross negligence or wilful misconduct.

7.6	Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more subagents appointed by the Administrative Agent from among the Lenders (including the Person serving as Administrative Agent) and their respective Affiliates. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

7.7	Replacement of Administrative Agent

(a)

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto, Ontario or Montréal, Québec, or an Affiliate of any such Lender with an office in Toronto or Montréal. The Administrative Agent may also be removed at any time by the Required Lenders upon 30 days’ notice to the Administrative Agent and the Borrower as long as the Required Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within such 30 days, which shall be a Lender having a Commitment to a revolving credit if one or more is established in this Agreement and having an office in Toronto or Montréal, or an Affiliate of any such Lender with an office in Toronto or Montréal.

(b)

If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications specified in Section 7.7(a), provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in the preceding paragraph.

(c)

Upon a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent, and the former Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent, the provisions of this Section 7 and of Section 9 shall continue in effect for the benefit of such former Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent was acting as Administrative Agent.

7.8	Non-Reliance on Administrative Agent and Other Lenders

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.9	Collective Action of the Lenders

Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent upon the decision of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including, without limitation, any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

7.10	No Other Duties. etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

8.	Notices: Effectiveness; Electronic Communication

8.1	Notices Generally

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as-provided in Section 8.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to an Obligor other than the Borrower, in care of the Borrower.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a business day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 8.2 below, shall be effective as provided in said Section 8.2.

8.2	Electronic Communications

Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender of Loans to be made or Letters of Credit to be issued if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

8.3	Change of Address, Etc.

Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

9.	Expenses; Indemnity: Damage Waiver

9.1	Costs and Expenses

The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

9.2	Indemnification by the Borrower

The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Obligor, or any Environmental Liability related in any way to any Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Obligor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Obligor has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 3.1, 3.2 and 9.1.

9.3	Reimbursement by Lenders

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 9.1 or 9.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Lenders under this Section 10.3 are subject to the other provisions of this Agreement concerning several liability of the Lenders.

9.4	Waiver of Consequential Damages, Etc.

To the fullest extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

9.5	Payments

All amounts due under this Section shall be payable promptly after demand therefor. A certificate of the Administrative Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

10.	Successors and Assigns

10.1	Successors and Assigns Generally

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.2, (ii) by way of participation in accordance with the provisions of Section 10.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.2	Assignments by Lenders

Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:

(a)

except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a revolving facility, or $1,000,000, in the case of any assignment in respect of a term facility, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

(b)

each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(c)

any assignment of a Commitment relating to a credit under which Letters of Credit may be issued must be approved by any Issuing Bank (such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself already a Lender with a Commitment under that credit;

(d)	any assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless:

(i) in the case of an assignment of a Commitment relating to a revolving credit, the proposed assignee is itself already a Lender with the same type of Commitment,

(ii) no Event of Default has occurred and is continuing, and the assignment is of a Commitment relating to a non-revolving credit that is fully advanced, or

(iii) the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody’s Investor Services Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Dominion Bond Rating Service Limited, respectively;

(e)

any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender with the same type of Commitment or a Default has occurred and is continuing; and

(f)

the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in an amount specified elsewhere in this Agreement and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3 and 9, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.4. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

10.3	Register

The Administrative Agent shall maintain at one of its offices in Toronto, Ontario or Montréal, Québec a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.4	Participations

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, an Obligor or any Affiliate of an Obligor) (each, a "Participant") in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

Subject to Section 10.5, the Borrower agrees that each Participant shall be entitled to the benefits of Section 3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4 as though it were a Lender, provided such Participant agrees to be subject to Section 5 as though it were a Lender.

10.5	Limitations upon Participant Rights

A Participant shall not be entitled to receive any greater payment under Sections 3.1 and 3.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.2(e) as though it were a Lender.

10.6	Certain Pledges

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

11.	Governing Law: Jurisdiction: Etc.

11.1	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Province specified elsewhere in this Agreement and the laws of Canada applicable in that Province.

11.2	Submission to Jurisdiction

Each Obligor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province specified elsewhere in this Agreement, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

11.3	Waiver of Venue

Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.2. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.	Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.	Counterparts: Integration: Effectiveness: Electronic Execution

13.1	Counterparts, Integration: Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in the conditions precedent Section(s) of this Agreement, this Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

13.2	Electronic Execution of Assignments

The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

14.	Treatment of Certain Information: Confidentiality

14.1

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than an Obligor.

14.2

For purposes of this Section, "Information" means all information received in connection with this Agreement from any Obligor relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non- confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the samedegree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

14.3

In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide the information described on Exhibit B concerning the Borrower and the credit facilities established herein to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan-transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ________________________________________

2.	Assignee: ________________________________________

[and is an Affiliate/Approved Fund of [identify Lender]]

3.	Borrower(s): ________________________________________

4.	Administrative Agent: _______________________, as the administrative agent under the Credit Agreement

5.	Credit Agreement: [The [amount] Credit Agreement dated as of ____________among [name of Borrower(s)], the Lenders parties thereto, [name of Administrative Agent], as Administrative Agent, and the other agents parties thereto]

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[7.                 Trade Date: _______________________________]

Effective Date: ___________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: ________________________________
           Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: ________________________________
           Title:

[Consented to and] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By _______________________________
           Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By _______________________________
           Title:

ANNEX 1 to Assignment and Assumption

[______________________]

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties

1.1

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section ___ thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.	General Provisions

This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

SCHEDULE Y

EXCLUDED SUBSIDIARIES

  Easton Minerals Limited

  Colorado Sun Oil Processing LLC

  Opta Minerals Inc.

  Temisca, Inc.

  Opta Minerals (USA) Inc.

  Virginia Materials Inc.

  International Materials and Supplies Inc.

  MTI01 – 2006 Inc.

  Magnesium Technologies Corporation

  OPM01 – 2006 Inc.

  Bimac Inc.

  Opta Minerals A.B.

  Opta Minerals A.S.

  MCP MG Serbien SAS

  Newco A.S.

  Cooperatie SunOpta U.A.

  The Organic Corporation B.V.

  HBBO Dalian Winged Ox

  PSOM Sellet Hulling

  Trabocca NL

  Internamtrade NL

  Tradin Organics USA

  Tradin Organic Agriculture NL

  Supreme Small Holders Coffee Plc.

  Nungesser

  Tradin Asia (rep office)

  Tradin France (rep office)

  Tradin Germany (rep office)

  Mascoma Corporation

SCHEDULE Z

INTENTIONALLY DELETED

SCHEDULE AA

EXISTING SUBORDINATED DEBT

(Expressed in US Dollars)

None.

SCHEDULE BB

PERMITTED LIENS

Definitions:

NFMD -	No Fixed Maturity Date	MV -	Motor Vehicle Included
C -	Consumer Goods	VIN -	Vehicle Identification Number
E -	Equipment	O -	Other

ONTARIO

	Secured Party(ies)	File No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
1.	De Lage Landen Financial Service Canada Inc. Services Financiers de Lage Landen Canada Inc.	662992083	July 15, 2017	20100715 1945 1531 7386 Term 7 years	SunOpta Inc. Opta Minerals	E, O – NFMD
				20110617 1052 1529 4088	Mascoma Canada Inc.	Amendment to add additional debtor to the registration.
2.	Xerox Canada Ltd.	659299131	February 17, 2016	20100217 1402 1462 5352 Term 6 years	SunOpta Inc.	E, O – NFMD
3.	Xerox Canada Ltd.	650551167	December 15, 2014	20081215 1702 1462 7766 Term 6 years	SunOpta Inc.	E, O – NFMD
4.	Xerox Canada Ltd.	649806642	November 7, 2014	20081107 1403 1462 0344 Term 6 years	SunOpta Inc.	E, O – NFMD
5.	Penske Truck Leasing Canada Inc. Locations De Camions Penske Canada Inc.	646387218	June 25, 2015	20080625 1403 1462 2065 Term 7 years	SunOpta Inc.	E, O, MV 2009 International 4300 VIN No. 1HTMMAAK29H048905 Together with all attachments accessories accessions replacements substitutions

	Secured Party(ies)	File No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
						additions and improvements thereto, including, but not limited to Xata and Qualcomm systems, and all proceeds in any form derived directly or indirectly from any sale and or dealings with the collateral and a right to an insurance payment or other payment that indemnifies or compensates for loss or damage to the collateral or proceeds of the collateral.
6.	Penske Truck Leasing Canada Inc. Locations De Camions Penske Canada Inc.	643726602	March 31, 2015	20080331 1003 1462 2145 Term 7 years	SunOpta Inc.	E, O, MV
2008 Freightliner M2 VIN No. 1FVACXDU38DZ94427
						Together with all attachments accessories accessions replacements substitutions additions and improvements thereto, including, but not limited to Xata and Qualcomm systems, and all proceeds in any form derived directly or indirectly from any sale and or dealings with the collateral and a right to an insurance payment or other payment that indemnifies or compensates for loss or damage to the collateral or proceeds of the collateral.
7.	Xerox Canada Ltd.	642523041	February 5, 2014	20080205 1702 1462 2430 Term 6 years	SunOpta Inc.	E, O – NFMD
8.	DCFS Canada Corp. Mercedes-Benz Financial	640995687	November 27, 2011	20071127 1946 1531 9014 Term 4 years	SunOpta Inc. Purity Life Health Products Purity Life Health Products Ltd	E, O, MV 2008 Mercedes-Benz S550W4M VIN No. WDDNG86X58A177899
			November 27, 2012	20101217 1946 1531
				4642 Renewal 1 year

	Secured Party(ies)	File No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
9.	Xerox Canada Ltd.	640619901	November 13, 2013	20071113 1002 1462	SunOpta Inc.	E, O – NFMD
				3895 Term 6 years
10.	Xerox Canada Ltd.	634814496	April 30, 2013	20070430 1704 1462	SunOpta Inc.	E, O – NFMD
				7788 Term 6 years
11.	CIT Financial Ltd.	634385178	April 16, 2013	20070416 1639 1616 5558 Term 6 years	Purity Life Health Products Limited	E, O Canon Copying Equipment
				20070529 1433 1616 7252	SunOpta Inc.	E – Transfer From Debtor: Purity Life Health Products Limited to Debtor: SunOpta Inc.

BRITISH COLUMBIA

	Secured Party(ies)	Control No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
1.	Penske Truck Leasing Canada Inc. Locations De Camions Penske Canada Inc.	B8632741 (Mar 28, 2008)	March 28, 2015	266599E Term 7 years	SunOpta Inc.	MV Serial No. 1FVACXDU38DZ94427 2008 Freightliner M2
Together with all attachments accessories accessions replacements substitutions additions and improvements thereto, including, but not limited to Xata and Qualcomm systems, and all proceeds in any form derived directly or indirectly from any sale and or dealings with the collateral and a right to an insurance payment or other payment that indemnifies or compensates for loss or damage to the collateral or proceeds of the collateral.
2.	Penske Truck Leasing Canada Inc. Locations De Camions Penske Canada Inc.	B8814408 (Jun 24, 2008)	June 24, 2015	441495E Term 7 years	SunOpta Inc. (QC) SunOpta Inc. (ON)	MV Serial No. 1HTMMAAK29H048905 2009 International 4300 Together with all attachments accessories accessions replacements substitutions

	Secured Party(ies)	Control No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
additions and improvements thereto, including, but not limited to Xata and Qualcomm systems, and all proceeds in any form derived directly or indirectly from any sale and or dealings with the collateral and a right to an insurance payment or other payment that indemnifies or compensates for loss or damage to the collateral or proceeds of the collateral.
3.	G.N. Johnston Equipment Co. Ltd.	B9824737 (Feb 24, 2010)	February 24, 2014	424925F Term 4 years	SunOpta Inc.	MV Serial No. 840-10-84041 2010 Raymond 8400-FRE60L Deka Battery Model 12-H80-13-3019 Serial No. 3150LS Deka Charger Model 910T3- 18UM Serial No. 409CS76379 Battery Watering Systems With Bid Modules
4.	Xerox Canada Ltd.	D0118231 (Aug 13, 2010)	August 13, 2015	711132F Term 5 years	SunOpta Inc. SunOpta Grocery West	Equipment, other all present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.
5.	Xerox Canada Ltd.	D0700807 (Aug 3, 2011)	August 3, 2014	279463G Term 3 years	SunOpta Inc. SunOpta Grocery West	Equipment, other all present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.
6.	Xerox Canada Ltd.	D1129113 (Apr 20, 2012)	April 20, 2015	697732G Term 3 years	SunOpta Inc. SunOpta Grocery West	Equipment, other all present and future office equipment and software supplied or financed from time to time by the secured party (whether by lease, conditional sale or otherwise), whether or not manufactured by the secured party or any affiliate thereof.

DELAWARE SECRETARY OF STATE

	Secured Party(ies)	File No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
1.	GE Capital Commercial Inc.	20115024917	12/30/16		SunOpta Foods Inc. SunOpta Global Organic Ingredients, Inc.	Specific equipment
2.	GE Capital Commercial Inc.	20115037943	12/30/16		SunOpta Foods Inc. Sunopta Global Organic Ingredients, Inc.	Specific equipment
						Amendment of 20115037943 to amend and restate the collateral to restate the equipment
						Amendment of 20115037943 to amend and restate the collateral to restate the equipment
3.	GE Capital Commercial Inc.	20120787434	2/29/17		SunOpta Foods Inc. Sunopta Global Organic Ingredients, Inc.	Specific equipment
4.	General Electric Credit Corporation of Tennessee	20121090309	3/21/17		SunOpta Foods Inc. Sunopta Global Organic Ingredients, Inc.	Specific equipment pursuant to lease
5.	GE Capital Commercial Inc.	20121239799	3/30/17		SunOpta Foods Inc. Sunopta Ingredients, Inc.	Specific Equipment
6.	General Electric Credit Corporation	20122139352	6/5/17		SunOpta Foods Inc. Sunopta Fruit Group, Inc.	Specific equipment pursuant to lease
7.	NMHG Financial Services Inc.	20093003214	9/18/14		Sunopta Ingredients, Inc.	All equipment leased by Lessor to Lessee
8.	Toyota Motor Credit Corporation	20102470312	7/15/15		Sunopta Ingredients, Inc.	Specific equipment pursuant to lease
						Amendment of 20102470312 to amend the name of the Debtor to SunOpta Ingredients Inc.
9.	Wells Fargo Financial	20114341379	11/10/16			Energy efficient lighting and related

Secured Party(ies)	File No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
Leasing, Inc.					property

MINNESOTA SECRETARY OF STATE

	Secured Party(ies)	File No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
1.	Toyota Motor Credit Corporation	201124816757	6/29/16		SunOpta Grains and Foods Inc.	Specific equipment pursuant to lease
2.	Toyota Motor Credit Corporation	201125942616	10/24/16		SunOpta Grains and Foods Inc.	Specific equipment pursuant to lease
3.	Agstar Financial Services, ACA	201126149220	11/10/16		SunOpta Grains and Foods Inc.	Specific equipment
4.	GE Capital Commercial Inc.	201227382639	2/29/17		SunOpta Grains and Foods Inc.	Specific equipment
5.	Wells Fargo Bank, N.A.	201228271573	5/11/17		SunOpta Grains and Foods Inc.	Specific equipment pursuant to lease
6.	Wells Fargo Bank, N.A.	201228271701	5/11/17		SunOpta Grains and Foods Inc.	Specific equipment pursuant to lease
7.	Wells Fargo Bank, N.A.	201228271852	5/11/17		SunOpta Grains and Foods Inc.	Specific equipment pursuant to lease
8.	State Bank & Trust	201228654104	6/15/17		SunOpta Grains and Foods Inc.	Specific equipment

CALIFORNIA SECRETARY OF STATE

	Secured Party(ies)	File No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
1.	GE Capital Commercial Inc.	12-7296248314	1/3/17		SunOpta Global Organic Ingredients Inc. SunOpta Foods Inc.	Specific equipment
Amendment of 12-7296248314 to amend and restate the collateral description relating to specific equipment

	Secured Party(ies)	File No.	Expiry Date	Registration No. / Term	Debtor(s)	Collateral Description
						Amendment of 12-7296248314 to amend and restate the collateral description relating to specific equipment
2.	GE Capital Commercial Inc.	12-7296436151	1/4/17		SunOpta Global Organic Ingredients Inc. SunOpta Foods Inc. SunOpta Fruit Group, Inc.	Specific equipment
3.	General Electric Credit Corporation of Tennessee	127307748817	3/22/17		SunOpta Global Organic Ingredients Inc. SunOpta Foods Inc.	Specific equipment pursuant to lease
4.	Toyota Motor Credit Corporation	107232117852	5/14/15		SunOpta Fruit Group, Inc.	Specific equipment pursuant to lease
5.	Toyota Motor Credit Corporation	107232124466	5/14/15		SunOpta Fruit Group, Inc.	Specific equipment pursuant to lease
6.	Wells Fargo Bank, N.A.	107244687897	9/13/15		SunOpta Fruit Group, Inc.	Specific equipment
7.	Cal Pacific Specialty Foods, LLC	117263778052	3/17/16		SunOpta Fruit Group, Inc.	Specific equipment, furniture and fixtures and any and all other furniture, fixtures and equipment located at 950 South Sanborn Road, Monterey County, CA that is not covered by such other specified equipment
8.	GE Capital Commercial Inc.	127316312460	6/5/17		SunOpta Fruit Group, Inc. SunOpta Foods Inc.	Specific equipment

The Lien granted by SunOpta Inc. in favour of Mascoma Corporation over (i) share certificate no. 39 representing 375,629 common shares of Mascoma Corporation and (ii) share certificate no. D-2 representing 1,126,887 Series D preferred shares of Mascoma Corporation, as security in connection with SunOpta Inc. investment/acquisition transaction with Mascoma Corporation.

SCHEDULE CC

FISCAL YEAR ENDS

Fiscal 2012

Third Quarter – September 29
Fourth Quarter / Year-end – December 29

Fiscal 2013

First Quarter – March 30
Second Quarter – June 29
Third Quarter – September 28
Fourth Quarter / Year-end – December 28

Fiscal 2014

First Quarter – April 5
Second Quarter – July 5
Third Quarter – October 4
Fourth Quarter / Year-end – January 3, 2015

Fiscal 2015

First Quarter – April 4
Second Quarter – July 4
Third Quarter – October 3
Fourth Quarter / Year-end – January 2, 2016

Fiscal 2016

First Quarter – April, 2
Second Quarter – July 2
Third Quarter – October 1
Fourth Quarter / Year-end – December 31

SCHEDULE DD

EXISTING LETTERS OF CREDIT

EXPIRY DATE	APPLICANT	L/C NO. BMTO	CUR	AMOUNT	DATE ISSUED	BENEFICIARY
December 31, 2012	SunOpta Foods Inc. (previously SunOpta Food Group LLC)	XXXX	USD	2,462,473.00	October 30, 2009	National Union Fire Insurance Co.
October 2, 2012	SunOpta Foods Inc. (previously SunOpta Food Group LLC)	XXXX	EURO	10,472,000.00	July 8, 2010	ING Bank N.V.
August 31, 2012	SunOpta Foods Inc. (previously SunOpta Food Group LLC)	XXXX	USD	500,000.00	August 29, 2009	Wells Fargo Equipment Finance, Inc.
December 10, 2012	SunOpta Inc.	XXXX	USD	2,000,000.00	January 5, 2011	ING Bank N.V.
June 4, 2012	SunOpta Ingredients Inc.	XXXX	USD	33,000.00	June 5, 2008	SDC Apollo Chelmsford, Inc.